As filed with the Securities and Exchange Commission on October 13, 2004
Registration No. 333-
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

Form F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STATS ChipPAC Ltd. (Exact name of registrant on Form F-3 as specified in its charter)	ChipPAC, Inc. (Exact name of registrant on Form S-3 as specified in its charter)

Republic of Singapore (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)

Not Applicable (I. R. S. Employer Identification Number)	77-0463048 (I. R. S. Employer Identification Number)

10 Ang Mo Kio Street 65 #05-17/20 Techpoint Singapore 569059 (65) 6824-7888 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	47400 Kato Road Fremont, California 94538 (510) 979-8000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Company Secretary
STATS ChipPAC, Inc.
47400 Kato Road
Fremont, California 94538
(510) 979-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew D. Bersani, Esq. Shearman & Sterling LLP 12/ F Gloucester Tower The Landmark 11 Pedder Street, Central Hong Kong (852) 2978-8000	Lucien Wong, Esq. Tan Tze Gay, Esq. Allen & Gledhill One Marina Boulevard #28-00 Singapore 018989 (65) 6890-7188	Eva H. Davis, Esq. Kirkland & Ellis LLP 777 South Figueroa Street Los Angeles, California 90017 (213) 680-8400

        Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	Per Share	Offering Price	Fee

2.50% Convertible Subordinated Notes due 2008	$150,000,000	100%	$150,000,000(1)	$19,005

Guarantee by STATS ChipPAC Ltd. (“STATS ChipPAC”) of the 2.50% Convertible Subordinated Notes due 2008	N/A	N/A(2)	N/A(2)	None(2)

STATS ChipPAC Ordinary Shares, par value S$0.25 per share, including Ordinary Shares represented by American Depositary Shares(3)	(4)	N/A(5)	N/A(5)	None(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the guarantee.
(3)	American Depositary Shares of STATS ChipPAC (“STATS ChipPAC ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of the Ordinary Shares, par value S$0.25 per share, of STATS ChipPAC Ltd. (the “STATS ChipPAC Ordinary Shares”) registered hereby have been registered pursuant to a separate registration statement on Form F-6. Each STATS ChipPAC ADS will represent ten STATS ChipPAC Ordinary Shares.
(4)	Includes 161,864,681 STATS ChipPAC Ordinary Shares underlying STATS ChipPAC ADSs initially deliverable upon conversion of the notes registered hereby. Pursuant to Rule 416 under the Securities Act, this registration statement is also deemed to register any additional STATS ChipPAC Ordinary Shares underlying STATS ChipPAC ADSs delivered from time to time upon conversion of the notes by reason of adjustment of the conversion price under certain circumstances outlined in the prospectus.
(5)	Pursuant to Rule 457(i) under the Securities Act, no additional consideration will be received in connection with the conversion of the STATS ChipPAC Ordinary Shares represented by STATS ChipPAC ADSs, and therefore no registration fee is required.

EXPLANATORY NOTE

      On August 5, 2004 ChipPAC, Inc. became a wholly-owned subsidiary of STATS ChipPAC Ltd. through the merger of a wholly-owned subsidiary of STATS ChipPAC Ltd., with and into ChipPAC, Inc. The stockholders of ChipPAC, Inc. received 0.87 STATS ChipPAC ADSs in exchange for each of their shares of ChipPAC Class A common stock. In connection with the merger, STATS ChipPAC Ltd., ChipPAC, Inc. and the trustee have entered into supplemental indentures whereby the notes became convertible into STATS ChipPAC ADSs at a conversion price of $9.267 per ADS, subject to adjustments in certain circumstances, and whereby STATS ChipPAC Ltd. unconditionally guarantees the notes.

      This registration statement is being filed under the Securities Act jointly by STATS ChipPAC Ltd. and ChipPAC, Inc. This registration statement registers the resale of the notes, the associated guarantee and the STATS ChipPAC Ordinary Shares underlying STATS ChipPAC ADSs issuable upon conversion of the notes.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 13, 2004.

PROSPECTUS

ChipPAC, Inc.

$150,000,000

2.50% Convertible Subordinated Notes Due 2008

STATS ChipPAC Ltd.

Guarantee of 2.50% Convertible Subordinated Notes Due 2008

Ordinary Shares Represented by American Depositary
Shares Issuable Upon Conversion of the Notes

        This prospectus relates to:

•	$150,000,000 aggregate principal amount of ChipPAC’s 2.50% convertible subordinated notes due 2008,

•	STATS ChipPAC’s subordinated guarantee of the notes and

•	shares of STATS ChipPAC Ordinary Shares represented by American Depositary Shares issuable upon conversion of the notes.

      On August 5, 2004, ChipPAC, Inc. became a wholly-owned subsidiary of STATS ChipPAC Ltd. through the merger of a wholly-owned subsidiary of STATS ChipPAC Ltd., with and into ChipPAC, Inc. In connection with the merger, ChipPAC Inc.’s 2.50% Convertible Subordinated Notes due 2008 became convertible into American Depositary Shares of STATS ChipPAC (the “STATS ChipPAC ADSs”).

      ChipPAC issued the notes in private placements on May 28, 2003 and June 5, 2003. The selling securityholders identified in this prospectus may offer from time to time up to $150,000,000 of the notes, the associated guarantee and the STATS ChipPAC ADSs issuable upon conversion of the notes. We will not receive any proceeds from the sale of the notes, the associated guarantee or the STATS ChipPAC ADSs issuable upon conversion of the notes by any of the selling securityholders. The notes, the associated guarantee and STATS ChipPAC ADSs may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See “Plan of Distribution.”

      ChipPAC, Inc. pays interest on the notes on each June 1 and December 1. The notes will mature on June 1, 2008. The notes are convertible, at the option of the holder, at any time on or prior to maturity into STATS ChipPAC ADSs at a conversion price of $9.267 per ADS, subject to adjustments in certain circumstances. Holders may require us to repurchase their notes upon a change in control.

      STATS ChipPAC ADSs are listed on the Nasdaq National Market under the trading symbol “STTS” and on October 11, 2004, the closing price was $6.09 per ADS.

       Investing in the securities offered pursuant to this prospectus involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

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About This Prospectus

      This prospectus is a part of the registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”). The selling securityholders named in this prospectus may from time to time sell the securities described in this prospectus. You should read this prospectus together with additional information described below under the headings “Incorporation by Reference” and “Where You Can Find More Information.”

      You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

      STATS ChipPAC’s principal executive offices are located at 10 Ang Mo Kio Street 65, #05-17/20 Techpoint, Singapore 569059 and our telephone number is (65) 6824-7888. STATS ChipPAC’s company registration number in Singapore is 199407932D. ChipPAC’s principal executive offices are located at 47400 Kato Road, Fremont, California 94538 and our telephone number is (510) 979-8000.

Presentation and Certain Conventions

      References to “Singapore dollars” and “S$” in this prospectus mean Singapore dollars, the legal currency of the Republic of Singapore. Reference to “U.S. dollars,” “$” and “US$” mean United States dollars, the legal currency of the United States. References to “South Korean Won” and “KRW” mean Korean Republic Won, the legal currency of the Republic of Korea. References to “Chinese Renminbi” and “RMB” mean Chinese Renminbi, the legal currency of People’s Republic of China. References to “Malaysian Ringgit” and “MYR” mean Malaysian Ringgit, the legal currency of Malaysia. References to “New Taiwan dollars” and “NT$” mean New Taiwan dollars, the legal currency of Taiwan. References to “Japanese yen” and “¥” mean Japanese yen, the legal currency of Japan. The noon buying rate in The City of New York on September 28, 2004 was S$1.70 per $1.00 for cable transfers in Singapore dollars, KRW 1,155.00 per $1.00 for cable transfers in Korean Republic Won, RMB 8.28 per $1.00 for cable transfers in Chinese Renminbi, MYR 3.80 per $1.00 for cable transfers in Malaysian Ringgit, NT$34.10 per $1.00 for cable transfers in New Taiwan dollars and ¥111.48 per $1.00 for cable transfers in Japanese yen, as certified for customs purposes by the Federal Reserve Bank of New York. For your convenience, unless otherwise indicated, certain Singapore dollar amounts have been translated into U.S. dollar amounts, based on the exchange rate on September 9, 2004 of S$1.70 per $1.00.

      No representation is made that the Singapore dollar, U.S. dollar, Korean Republic Won, Chinese Renminbi, Malaysian Ringgit, New Taiwan dollar or Japanese yen amounts shown in this prospectus could have been or could be converted at such rate or at any other rate.

      All financial information contained herein is expressed in United States dollars, unless otherwise stated.

      As used in this prospectus, unless otherwise specified or the context otherwise requires:

•	the terms “our company,” “the combined company,” “STATS ChipPAC,” “we,” “our” and “us” refer to STATS ChipPAC Ltd., a Singapore company, and its consolidated subsidiaries after the consummation of the merger;

•	the term “STATS” refers to ST Assembly Test Services Ltd, a Singapore company, and its consolidated subsidiaries prior to the consummation of the merger;

•	the term “ChipPAC” refers to ChipPAC, Inc., a Delaware corporation, and its consolidated subsidiaries prior to the consummation of the merger and ChipPAC, Inc. as a wholly-owned subsidiary of STATS ChipPAC Ltd. after the consummation of the merger, as the context requires;

•	the term “STATS ChipPAC ADS” refers to the American Depository Share of STATS prior to the consummation of the merger and the American Depository Share of STATS ChipPAC after the consummation of the merger, as the context requires;

•	the term “STATS ChipPAC Ordinary Shares” refers to the ordinary shares of STATS prior to the consummation of the merger and the ordinary shares of STATS ChipPAC after the consummation of the merger, as the context requires; and

•	the term “merger” refers to the merger between STATS and ChipPAC that was consummated on August 5, 2004 (Singapore time) or August 4, 2004 (United States time).

Incorporation by Reference

      This prospectus incorporates other documents by reference that are not presented in or delivered with this document. The SEC allows STATS ChipPAC and ChipPAC to “incorporate by reference” the information that each company files with it, which means that STATS ChipPAC and ChipPAC can disclose important information to you by referring you to those documents. Those documents contain important information about STATS ChipPAC and ChipPAC and their respective finances.

      You should rely only on the information contained in, or incorporated by reference into, this prospectus. STATS ChipPAC and ChipPAC have not authorized anyone to provide you with information that is different.

      The following documents, which were filed by STATS ChipPAC and STATS with the SEC, or which were furnished by STATS ChipPAC and STATS to the SEC, are incorporated by reference into this prospectus:

•	STATS’ annual report on Form 20-F for the fiscal year ended December 31, 2003; and

•	STATS’ registration statement on Form 8-A filed on January 25, 2000 registering the STATS ChipPAC ADSs under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      The following documents, which were filed by ChipPAC with the SEC, are incorporated by reference into this prospectus:

•	ChipPAC’s annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	ChipPAC’s quarterly report on Form 10-Q for the quarter ended March 31, 2004;

•	ChipPAC’s quarterly report on Form 10-Q for the quarter ended June 30, 2004; and

•	ChipPAC’s current reports on Form 8-K filed on February 11, 2004, February 20, 2004, March 25, 2004, June 4, 2004, July 6, 2004, July 7, 2004, July 23, 2004, August 4, 2004, August 9, 2004, September 16, 2004, September 20, 2004 and October 12, 2004.

      STATS ChipPAC and ChipPAC also incorporate by reference into this prospectus additional documents that they may file with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act, or that STATS ChipPAC may furnish to the SEC and so designate, during the periods from the date of the initial filing of the registration statement of which this prospectus is a part, to the date immediately prior to effectiveness of the registration statement, and from the date of effectiveness of the registration statement to the termination of this offering.

      Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Where You Can Find More Information

      The documents incorporated by reference into this document are available from us upon request. We will provide to you a copy of any and all of the information that is incorporated by reference into this document (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this document), without charge, upon written or oral request.

Requests for documents relating to STATS ChipPAC or STATS should be directed to:	Requests for documents relating to ChipPAC should be directed to:

STATS ChipPAC Ltd. 10 Ang Mo Kio Street 65 #05-17/20 Techpoint Singapore 569059 (65) 6824-7705	ChipPAC, Inc. 47400 Kato Road Fremont, California 94538 (510) 979-8000

      Copies of the respective reports, proxy statements and other information filed or furnished by STATS ChipPAC, STATS and ChipPAC may be read and copied at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the SEC’s Public Reference Room may be obtained, and requests for copies of reports, proxy statements and other information filed by STATS ChipPAC, STATS and ChipPAC may be made, by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of STATS ChipPAC and ChipPAC. The address of the SEC website is http://www.sec.gov.

      Reports, proxy statements and other information concerning STATS ChipPAC and ChipPAC may also be inspected at: The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

Enforcement of Civil Liabilities Under United States Federal Securities Laws

      STATS ChipPAC is a public limited company organized under the laws of the Republic of Singapore. Several of STATS ChipPAC’s and ChipPAC’s directors and officers and experts named in this document are non-residents of the United States, and a significant portion of the assets of STATS ChipPAC and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or to enforce, in courts outside the United States, judgments against such persons obtained in United States courts or predicated upon the civil liability provisions of the laws of the United States, including the federal securities laws. Furthermore, since a substantial portion of the assets of STATS ChipPAC are located outside the United States, any judgment obtained in the United States against STATS ChipPAC may not be collectible within the United States. STATS ChipPAC has been advised that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States are not enforceable in Singapore courts. STATS ChipPAC has also been advised that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the U.S. securities laws.

Industry and Market Data

      This prospectus includes information regarding the semiconductor industry, semiconductor packaging and test services industry and various markets in which we compete. Where possible, this information is derived from third party sources that we believe are reliable, including the Semiconductor Industry Association (the “SIA”) and Gartner, Inc. (“Gartner”). SIA’s and Gartner’s information contained in this prospectus represents SIA’s and Gartner’s estimates or expectations, respectively, and no representation is made that SIA’s or Gartner’s information represents facts. In other cases, this information is based on estimates made by our management, based on their industry and market knowledge, which we believe to be reasonable. However, this data is subject to change and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. As a result, you should be aware that market share, ranking, retention, turnover and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. We do not have any obligation to announce or otherwise make publicly available updates or revisions to these forecasts.

Forward-Looking Statements

      This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of the U.S. securities laws. These forward-looking statements relate to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans or objectives of management, the outcome of litigation, the impact of regulatory initiatives, markets for our securities and other matters relating to STATS ChipPAC and ChipPAC. Words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements.

      These forward-looking statements, wherever they occur in this prospectus, including the information incorporated by reference, are estimates reflecting the best judgment of our senior management. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	general business and economic conditions and the state of the semiconductor industry;

•	the impact of our merger with ChipPAC, including our ability to integrate and obtain the anticipated results and synergies from our merger with ChipPAC;

•	demand for end-use applications products such as communications equipment and personal computers;

•	reliance on a small group of principal customers;

•	decisions by customers to discontinue outsourcing of packaging and test services;

•	changes in customer order patterns;

•	rescheduling or canceling of customer orders;

•	changes in product mix;

•	capacity utilization;

•	level of competition;

•	pricing pressures, including declines in average selling prices;

•	continued success in technological innovations;

•	ability to develop and protect our intellectual property;

•	delays in acquiring or installing new equipment;

•	shortages in supply of key components;

•	availability of financing on acceptable terms or at all;

•	exchange rate fluctuations;

•	litigation; and

•	other factors described under “Risk Factors.”

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      You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.

      These forward-looking statements apply only as of the date of this document. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this document might not occur.

SUMMARY

      The following summary highlights selected information about us and the offering. This summary is not complete and may not contain all of the information that is important to you. You should read this prospectus in its entirety and the documents we incorporate by reference before making an investment decision.

Our Company

      On August 5, 2004, ST Assembly Test Services Ltd (“STATS”) completed its merger (the “merger”) with ChipPAC, Inc. (“ChipPAC”), which resulted in ChipPAC becoming a wholly-owned subsidiary of STATS. In connection with the merger, STATS changed its name to STATS ChipPAC Ltd. (“STATS ChipPAC”).

      STATS ChipPAC is a leading service provider of semiconductor packaging design, assembly, test and distribution solutions. Our company has the scale to provide a comprehensive range of semiconductor packaging and test solutions to a diversified global customer base servicing the computing, communications, consumer, automotive and industrial markets. Our services include:

•	Packaging services: for leaded, power and array packages designed to provide customers with a broad range of packaging solutions and full backend turnkey services for a wide variety of electronics applications. As part of customer support on packaging services, we also offer package design, electrical and thermal simulation, measurement and design of lead-frames and substrates;

•	Test services: including wafer probe and final testing, on a diverse selection of test platforms, covering the major test platforms in the industry. We have expertise in testing a broad variety of semiconductors, especially mixed-signal and high performance digital devices. We also offer test-related services such as burn-in process support, reliability testing, thermal and electrical characterization, dry pack and tape and reel; and

•	Pre-production and post-production services: such as package development, test software and related hardware development, warehousing and drop shipment services.

      We have a leadership position in providing advanced packages, such as stacked die, system in package (SiP) and flip-chip, and in standard packaging which includes ball grip array packages (BGA), chip scale package (CSP), power and lead-frame. We are a leader in high volume assembly, test and distribution of discrete and analog power packages.

      We are also a leader in testing mixed-signal semiconductors or semiconductors combining the use of analog and digital circuits in a chip. Mixed-signal semiconductors are used extensively in fast growing communications applications. We have strong expertise in testing a wide range of high performance digital devices.

      We have been successful in attracting new customers with our packaging or test capabilities and then expanding our relationship with such customers to provide full turnkey solutions tailored to their needs. Following the merger with ChipPAC, which significantly broadened our capabilities in both packaging and test services, we intend to take advantage of the customer bases of the formerly separate businesses in order to promote and sell the products and services of one company to the traditional customers and business partners of the other company.

      We are headquartered in Singapore and our manufacturing facilities are strategically located in Singapore, South Korea, China, Malaysia and Taiwan (through our 54.5% owned subsidiary, Winstek Semiconductor Corporation (“Winstek”)). We also have test pre-production facilities in the United States. We market our services through our direct sales force located across the globe in the Singapore, South Korea, China, Malaysia, Taiwan, the United States, the United Kingdom, the Netherlands and Japan. With an established presence in the countries where strategic semiconductor markets are located, we are in close proximity to the major hubs of wafer fabrication which allows us to provide customers with fully-integrated, multi-site, end-to-end packaging and test services.

Strengths and Strategy

      Leverage our broad portfolio of packaging and test services to provide full turnkey solutions. We offer one of the broadest portfolios of comprehensive end-to-end packaging and test services in the semiconductor industry. Increasingly, our customers are looking for supply chain semiconductor manufacturing solutions from value-added design to packaging, test and delivery to their location. We intend to leverage our strong packaging and test capabilities to provide a full turnkey solution consisting of integrated packaging, testing and direct shipment to end customers. We believe that the scale and scope of our technical capabilities and global reach will enable us to provide our customers with seamless cost-effective solutions that will simplify their supply chain management.

      Leverage our established presence in the major hubs of wafer fabrication. We have manufacturing facilities in Singapore, South Korea, China, Malaysia and Taiwan and test pre-production facilities in the United States. We intend to leverage our strategic proximity to these major hubs of wafer fabrication to provide customers with fully-integrated, multi-site, end-to-end packaging and test services.

      Capitalize on our research and development capabilities to drive accelerated growth. We have over 240 employees in our research and development department which focuses on developing advanced technologies to meet our customers’ needs. We believe this will enable us to capture potential opportunities and accelerate our growth.

      Continue to cultivate our strong customer relationships. We have a broad and diversified customer base that includes most of the world’s leading semiconductor companies across the fast growing communications, computing and power markets. No single customer would have accounted for more than 15% of our pro forma net revenues for 2003. We work closely with our customers, integrating our systems with our customers’ manufacturing, planning and scheduling processes to act as their virtual manufacturing arm. We seek to strengthen these relationships and build new relationships by providing our customers with an integrated supply chain solution.

      Continue to focus on high quality customer service. Our customers demand increasingly high levels of service. Our close interactions with our customers enable us to better anticipate and meet their requirements on a timely basis. We focus on developing and delivering to our customers semiconductor designs that are developed, packaged, tested and delivered on time and as specified to any of their global locations. Our flexible manufacturing model allows us to better address periodic, product-specific capacity constraints that are more likely to negatively affect smaller players. We have implemented information technology platforms to enable the seamless integration of our customers’ systems into ours, to enable them to obtain real time information on their works in progress and thereby facilitate their production planning processes. We believe that offering high quality customer service is critical to attracting and retaining leading semiconductor companies as our customers. We intend to continue to foster a service-oriented and customer-focused environment.

      Leverage our financial position. Our financial strength provides us with robust financial resources and flexibility to invest in customers’ anticipated needs and withstand the downturns of industry cycles. We intend to leverage our financial position to continue to make prudent investments in research and development efforts even through downturns in the semiconductor industry and be better positioned to take advantage of potential opportunities right at the start of the upturn cycle.

The Merger

      On August 5, 2004, STATS and ChipPAC consummated the merger and ChipPAC became a wholly-owned subsidiary of STATS. In the merger, former ChipPAC stockholders received 0.87 American Depositary Shares of STATS for each share of ChipPAC Class A common stock, par value $0.01 per share (the “ChipPAC Class A common stock”), owned by such stockholder.

The Offering

Issuer	ChipPAC, Inc.

Securities Offered	$150,000,000 aggregate principal amount of 2.50% Convertible Subordinated Notes due 2008.

Maturity Date	June 1, 2008.

Interest	The notes will bear interest at an annual rate of 2.50%. Interest is payable semi-annually in arrears on June 1 and December 1 of each year.

Conversion Rights	Holders may convert some or all of their notes, unless previously purchased by us, into STATS ChipPAC ADSs at a conversion price of $9.267 per ADS. The conversion price is subject to adjustments in certain circumstances, see “Description of Notes — Conversion of Notes”.

Guarantee	The notes are unconditionally guaranteed on a subordinated basis by STATS ChipPAC, but not by any of its subsidiaries.

Sinking Fund	None.

Right to Require Purchase of Notes Upon a Change of Control	If a change of control of ChipPAC or STATS ChipPAC occurs, we must give the holders of the notes the opportunity to sell their notes to us at a purchase price equal to 100% of their face amount, plus accrued and unpaid interest to the date of purchase. The circumstances constituting a change of control are described in “Description of Notes — Change of Control”.

Ranking	The notes will be a general unsecured subordinated obligation of ChipPAC and will rank:

• junior to ChipPAC’s existing and future senior indebtedness;

• junior to ChipPAC’s existing and future senior subordinated indebtedness;

• equally with ChipPAC’s existing and future subordinated indebtedness, including its existing 8% convertible subordinated notes due 2011; and

• structurally junior to the indebtedness of ChipPAC’s subsidiaries, including the trade payables of such subsidiaries and such subsidiaries’ guarantees of ChipPAC’s or its other subsidiaries’ senior debt and senior subordinated debt.

The guarantee will be a general unsecured subordinated obligation of STATS ChipPAC and will rank:

• junior to STATS ChipPAC’s existing and future senior indebtedness;

• junior to STATS ChipPAC’s existing and future senior subordinated indebtedness;

• equally with STATS ChipPAC’s existing and future subordinated indebtedness; and

• structurally junior to the indebtedness of STATS ChipPAC’s subsidiaries, including the trade payables of such subsidiaries and such subsidiaries’ guarantees of STATS ChipPAC’s or its other subsidiaries’ senior debt and senior subordinated debt.

See “Description of Notes — Subordination” and “— STATS ChipPAC Guarantee”. The indenture governing the notes will not restrict us or our subsidiaries’ ability to incur indebtedness.

Use of Proceeds	The selling securityholders will receive all of the proceeds of the sale of the securities offered hereunder. We will not receive any proceeds from this offering.

STATS ChipPAC ADS	The STATS ChipPAC ADS is quoted on The Nasdaq Stock Market under the symbol “STTS”.

Risk Factors

      Investment in the securities offered hereby involves certain risks. You should carefully consider the information under “Risk Factors” and all other information included or incorporated by reference in this prospectus before investing in the securities.

Ratio of Earnings to Fixed Charges

      The following table sets forth the ratio of earnings to fixed charges with respect to ChipPAC and STATS for the periods indicated.

	Fiscal Year Ended December 31,
									Six Months Ended
	1999		2000		2001	2002	2003		June 30, 2004

STATS(1)	1.8	x	7.6	x	—	—	1.0	x	1.7	x
ChipPAC(2)	—		1.4	x	—	—	—		1.4	x

(1)	For purposes of computing STATS’ ratio of earnings to fixed charges in the table above, earnings are defined as income (loss) before income taxes adjusted for fixed charges. Fixed charges are interest expense and the portion of operating lease rental expense that are deemed by us to be representative of the interest factor. Earnings for years ended December 31, 2001 and 2002 were inadequate to cover fixed charges by $143.1 million and $96.0 million, respectively.

(2)	For purposes of computing ChipPAC’s ratio of earnings to fixed charges in the table above, earnings are defined as income (loss) before provision for income taxes adjusted for fixed charges. Fixed charges are interest expense including amortization of debt issuance cost plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor. For the years ended December 31, 1999, 2001, 2002 and 2003, earnings were insufficient to cover fixed charges by $5.4 million, $91.2 million, $26.9 million and $26.8 million, respectively.

RISK FACTORS

      In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before purchasing the securities offered hereby. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition or results of operations. If any of the possible events described below occur, our business, financial condition or results of operations could be materially and adversely affected. If that happens, we may not be able to pay interest or principal on the notes when due, or the trading price of the STATS ChipPAC ADS may decline, and you could lose all or part of your investment.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and the guarantee.

      We have a substantial amount of indebtedness. In addition, both ChipPAC and STATS ChipPAC are permitted to incur additional debt under the terms of the indenture governing the notes and our other existing debt.

      Our substantial indebtedness may impact us by:

•	increasing our vulnerability to general adverse economic and industry conditions by limiting our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thus reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	placing us at a competitive disadvantage relative to our competitors that have less leverage; and

•	limiting, along with the financial and other restrictive covenants in the indebtedness, our ability to borrow additional funds.

      In addition, the holders of our various series of convertible notes and convertible subordinated notes may, in certain circumstances, including certain change in control events, in each case as defined in the respective indenture relating to such convertible notes, require us to redeem all or a portion of the holders’ notes. Further, the holders of STATS ChipPAC’s 1.75% convertible notes due 2007 and, its zero coupon convertible notes due 2008 may require it to repurchase all or a portion of the holders’ convertible notes on March 18, 2005 and November 7, 2007, respectively. Similarly, the holders of the notes and ChipPAC’s 8% convertible subordinated notes due 2011 may in certain circumstances, including certain change of control events, as the case may be, require ChipPAC to redeem all or a portion of the holders’ notes. We may be required to refinance our debt in order to make such payments. If such an event were to occur, or at maturity of each series of convertible notes, we cannot assure you that we will have sufficient funds or would be able to arrange financing on terms that are acceptable to us or at all to make the required purchase or redemption. If we are unable to obtain adequate financing to repurchase or redeem such convertible notes or convertible subordinated notes, we will be in default under the terms of those notes.

Despite current indebtedness levels, we may still be able to incur substantially more debt which could further exacerbate the risks described above.

      ChipPAC and STATS ChipPAC may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing these notes do not restrict ChipPAC or STATS ChipPAC from incurring additional indebtedness. The incurrence of new debt by ChipPAC or STATS ChipPAC could intensify the debt-related risks that we now face and that are described above.

To service our indebtedness and other potential liquidity requirements we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      ChipPAC’s and STATS ChipPAC’s ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. However, our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

Your right to receive payments on the notes is junior to ChipPAC’s and STATS ChipPAC’s existing and future senior indebtedness and will be effectively subordinated to all of the debt of their subsidiaries. It is possible, therefore, that you may receive no compensation of any kind relating to the notes if there is a bankruptcy, liquidation or similar proceeding affecting ChipPAC or STATS ChipPAC.

      The notes will be unsecured and subordinated in right of payment to all of ChipPAC’s existing and future senior indebtedness, except any future payable that expressly provides that it ranks pari passu with, or is subordinated in right of payment to, the notes. The guarantee will be subordinated to all of the existing and future senior indebtedness of STATS ChipPAC, except any future payable that expressly provides that it ranks pari passu with, or is subordinated in right of payment to, the guarantee.

      Generally, the indenture defines senior indebtedness as all of ChipPAC’s or STATS ChipPAC’s indebtedness other than any indebtedness that expressly states that it is subordinated to, or pari passu with, the notes. As a result, in the event of a bankruptcy, liquidation or reorganization or a similar proceeding relating to ChipPAC or STATS ChipPAC or any of their property, or an acceleration of the notes due to an event of default, the assets of the applicable debtor will be available to pay obligations under the notes or the guarantee only after all senior indebtedness of such debtor has been paid in full, and therefore ChipPAC or STATS ChipPAC may not have sufficient funds to satisfy its obligations relating to the notes or the guarantee.

      In addition, all payments on the notes will be blocked in the event of a payment default on the senior indebtedness of ChipPAC or STATS ChipPAC. As a holder of debt securities, you would typically have equal rights to your ratable share with other holders of debt ranking equally with the notes or the guarantee, including ChipPAC’s 8% convertible subordinated notes due 2011, of any assets remaining after the debtor has paid off all of the debt senior to the notes. However, the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy, liquidation or similar proceeding be paid to holders of debt senior to the notes instead. Consequently, holders of the notes may receive less, ratably, than holders of trade payables or other debt of the same class in this type of proceeding.

Because the notes and the guarantee are the unsecured obligations of ChipPAC and STATS ChipPAC, your right to receive payment on the notes and the guarantee thereof is effectively subordinated to any existing and future secured indebtedness that ChipPAC or STATS ChipPAC may incur.

      The notes will not be secured by any of ChipPAC’s or STATS ChipPAC’s assets and as such will be effectively subordinated to any existing or future secured indebtedness that ChipPAC or STATS ChipPAC may incur. Holders of ChipPAC’s secured debt and the secured debt of STATS ChipPAC will have claims that are prior to your claims as holders of the notes and guarantee to the extent of the value of the assets securing that other debt. The notes and the guarantee will be effectively subordinated to all of any such secured debt to the extent of the value of its collateral. In the event of any distribution or payment of ChipPAC or STATS ChipPAC’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay all or any amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt and less than the full amount you would be otherwise entitled to receive on the notes. ChipPAC or STATS ChipPAC may incur senior secured debt in the future that is consistent with the terms of the indenture governing the notes and our other debt agreements.

Fraudulent conveyance laws may permit courts to void the guarantee of the notes in specific circumstances, which would interfere with payment under the guarantee. In addition, the guarantee will be released in certain circumstances.

      Federal and state statutes may allow courts, under specific circumstances described below, to void STATS ChipPAC’s guarantee of the notes. If such a voidance occurs, holders of the notes might be required to return payments received from STATS ChipPAC in the event of STATS ChipPAC’s bankruptcy or other financial difficulty. Under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws, a guarantee could be set aside if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonable equivalent value or fair consideration for incurring the guarantee;

and, if the guarantor:

•	was insolvent or was rendered insolvent by reason of the incurrence;

•	was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on such business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages entered against it, if, in either case, after final judgment, the judgment was unsatisfied.

      The tests for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law or the jurisdiction that is being applied. Generally, however, a guarantor would be considered insolvent if, at the time the guarantor assumed the guarantee:

•	the sum of its debts and liabilities, including contingent liabilities, was greater than its assets at fair valuation;

•	the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they became absolute and matured; or

•	it could not pay its debts as they became due.

      If a court voids STATS ChipPAC’s guarantee or holds it unenforceable, you would cease to be a creditor of STATS ChipPAC and would instead be a creditor solely of ChipPAC.

      In addition, STATS ChipPAC shall be released from its obligations under the guarantee upon:

•	any sale, exchange or transfer (including by way of merger or consolidation) to any person not an affiliate of STATS ChipPAC of all of ChipPAC’s capital stock, or substantially all the assets of ChipPAC, where such sale, exchange or transfer is not prohibited by the indenture;

•	any sale, exchange of all or substantially all of the assets of STATS ChipPAC (where such sale, exchange or transfer is not prohibited by the indenture); or

•	any consolidation, combination or merger of STATS ChipPAC with or into any other person in a transaction that is not prohibited by the indenture and in which STATS ChipPAC is not the surviving corporation.

ChipPAC and STATS ChipPAC, the issuer and guarantor, respectively, of the notes, conduct significant operations through their subsidiaries, which may affect their ability to make payments on the notes.

      ChipPAC and STATS ChipPAC, the issuer and guarantor, respectively, of the notes, derive significant operating income from, and hold significant assets through, their subsidiaries, none of which will guarantee the notes. As a result of this structure, their cash flow and their ability to service their debt, including the notes, depend to a significant extent upon the earnings of their subsidiaries, and on the distribution to ChipPAC or STATS ChipPAC of such earnings, or loans or other payments by subsidiaries to ChipPAC or STATS ChipPAC.

      ChipPAC’s and STATS ChipPAC’s subsidiaries are separate and distinct legal entities that have no obligation to pay any amounts due on the notes. ChipPAC’s and STATS ChipPAC’s subsidiaries are not required to provide them with funds for their payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by ChipPAC’s or STATS ChipPAC’s subsidiaries to ChipPAC or STATS ChipPAC could be subject to statutory or contractual restrictions. Payments to ChipPAC or STATS ChipPAC by their subsidiaries will also be contingent upon their subsidiaries’ earnings and business considerations.

We may not have the ability to raise the funds to purchase the notes upon a change of control as required by the indenture governing the notes.

      Upon the occurrence of certain change of control events, each holder of the notes may require ChipPAC to purchase all or a portion of its notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. Our ability to repurchase the note upon a change of control will be limited by the terms of our other debt. Upon a change of control, we may be required by the holders of our convertible notes (namely, the zero coupon convertible notes due 2008, the 1.75% convertible notes due 2007 and the 8% convertible subordinated notes due 2011) and other debt to redeem all or a portion of the holders’ convertible notes. Any requirement to offer to purchase any outstanding note, convertible notes or convertible subordinated notes may result in our having to refinance our other outstanding debt, which we may not be able to do. In addition, even if we were able to refinance this debt, the refinancing may not be on terms favorable to us.

We cannot assure you that an active or stable trading market will develop for the notes.

      There is no established public market for the notes. The notes originally issued in the private placement are eligible for trading on The Portal Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The Portal Market. The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop.

      Both the liquidity and the market price quoted for these notes may be adversely affected by changes in the price of STATS ChipPAC ADSs, changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry generally. In particular, the price of the notes may fluctuate with the price of STATS ChipPAC ADSs, since the notes are convertible into STATS ChipPAC ADSs.

Changes in the credit ratings of ChipPAC or STATS ChipPAC or the financial and credit markets could adversely affect the market price of the notes.

      The future market prices of the notes will depend on a number of factors, including:

•	the ratings of ChipPAC or STATS ChipPAC with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

      The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the prices of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including ChipPAC and STATS ChipPAC. We cannot assure you that any credit rating agencies that rate the notes will maintain their ratings. A negative change in our rating could have an adverse effect on the market prices of the notes.

Judgments of U.S. courts against STATS ChipPAC may not be enforceable outside of the United States.

      STATS ChipPAC is a public limited liability company organized under the laws of the Republic of Singapore. Several of its directors and officers and experts named in this prospectus are non-residents of the United States, and a significant portion of its assets, and the assets of these persons, are located outside the United States. As a result, it may not be possible for holders of the notes to effect service of process within the United States upon these persons or to enforce, in courts outside the United States, judgments against such persons obtained in U.S. courts or predicated upon the civil liability provisions of the laws of the United States, including the federal securities laws of the United States. Furthermore, since a substantial portion of STATS ChipPAC’s assets are located outside the United States, any judgment obtained in the United States against STATS ChipPAC may not be collectible within the United States. We have been advised that judgments of U.S. courts based on the civil liability provisions of the U.S. securities laws are not enforceable in Singapore courts. We have also been advised that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.

Risks Related to Ownership of STATS ChipPAC Ordinary Shares or STATS ChipPAC ADSs

Singapore law contains provisions that could discourage a take-over of us.

      The Securities and Futures Act of Singapore and The Singapore Code on Take-Overs and Mergers, or Take-Over Code, contain certain provisions that may delay, deter or prevent a future take-over or change in control of us. Any person acquiring an interest (either on his or her own or together with parties acting in concert with him or her) in 30% or more of our voting shares must extend a take-over offer for the remaining voting shares in accordance with the provisions of the Take-Over Code. A take-over offer is also required to be made if a person holding (either on his or her own or together with parties acting in concert with him or her) between 30% and 50% (both inclusive) of our voting shares acquires additional voting shares representing more than 1% of our voting shares in any six-month period. These provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of our company.

Our public shareholders may have more difficulty protecting their interests than they would as shareholders of a corporation incorporated in the United States.

      Our corporate affairs are governed by our Memorandum and Articles of Association and by the laws governing corporations incorporated in Singapore. The rights of our shareholders and the responsibilities of our management and the members of our Board of Directors under Singapore law may be different from those applicable to a corporation incorporated in the United States. For example, controlling shareholders of U.S. corporations have fiduciary duties to minority shareholders while controlling shareholders in Singapore corporations are not subject to such duties. Therefore, our public shareholders may have more difficulty in protecting their interests in connection with actions taken by our management, members of our Board of Directors or our controlling shareholder than they would as shareholders of a corporation incorporated in the United States.

The rights of holders of STATS ChipPAC Ordinary Shares are materially different from the rights of holders of STATS ChipPAC ADSs.

      STATS ChipPAC Ordinary Shares represent equity interests in STATS ChipPAC and are governed by STATS ChipPAC’s memorandum of association, STATS ChipPAC’s articles of association and Singapore law. The STATS ChipPAC ADSs represent ownership interests in the STATS ChipPAC Ordinary Shares and other property on deposit with Citibank, N.A., the depositary bank, on behalf of the STATS ChipPAC ADS holders and are governed by the terms and conditions of the deposit agreement, dated as of February 8, 2000, as amended from time to time, among STATS, the depositary and the holders and beneficial owners from time to time of the American Depositary Shares evidenced by American Depositary Receipts issued thereunder. There are material differences between the rights of holders of STATS ChipPAC Ordinary Shares and holders of STATS ChipPAC ADSs, including, without limitation, the following:

•	except as provided in the deposit agreement, the holders of STATS ChipPAC ADSs are not able to exercise voting rights attaching to the STATS ChipPAC Ordinary Shares evidenced by the STATS ChipPAC ADSs on an individual basis but will instead have to appoint the depositary or its nominee as their representative to exercise such voting rights;

•	holders of STATS ChipPAC ADSs will not be offered rights to acquire securities of STATS ChipPAC offered to holders of STATS ChipPAC Ordinary Shares unless the rights and the underlying securities are registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of STATS ChipPAC ADSs. STATS ChipPAC is under no obligation to file a registration statement with respect to such rights or underlying securities. Accordingly, STATS ChipPAC ADS holders may not be able to participate in a rights offering, which may result in a dilution of their holdings; and

•	holders of STATS ChipPAC ADSs will not be able to bring derivative actions, examine STATS ChipPAC’s accounting books and records or exercise any other rights that STATS ChipPAC ordinary shareholders may exercise, except through the depositary.

      For additional information regarding the rights to holders of STATS ChipPAC Ordinary Shares and holders of STATS ChipPAC ADSs, see “Description of STATS ChipPAC Ordinary Shares” and “Description of STATS ChipPAC American Depositary Shares”. You may also obtain a copy of the deposit agreement which is filed as an exhibit to the registration statement, of which this prospectus is a part. See “Where You Can Find More Information”.

The trading volume for STATS ChipPAC ADSs on the Nasdaq National Market has historically been more limited than the trading market for STATS ChipPAC Ordinary Shares on the Singapore Exchange.

      The STATS ChipPAC ADSs to be issued to holders of the notes upon conversion will be quoted on the Nasdaq National Market under the symbol “STTS” and the STATS ChipPAC Ordinary Shares are listed on the Singapore Exchange under the trading name “STATS ChipPAC”. Historically, the average weekly trading volume for the STATS ChipPAC ADSs has been more limited than the average weekly trading volume for the STATS ChipPAC Ordinary Shares on the Singapore Exchange. The relatively small market capitalization of, and trading volume on, the Singapore Exchange may cause the market price of securities of Singapore companies, including our ordinary shares, to fluctuate. In addition, while a holder of STATS ChipPAC ADSs is entitled to cancel such holder’s STATS ChipPAC ADSs and receive the underlying STATS ChipPAC Ordinary Shares, such holder will need to pay certain fees, charges and taxes. See “Description of STATS ChipPAC American Depositary Shares”. No assurances can be made that a more active trading market for the STATS ChipPAC ADSs on the Nasdaq National Market will develop in the near future, if at all.

The trading price of the STATS ChipPAC ordinary shares and the STATS ChipPAC ADSs has been and may continue to be volatile.

      The trading price of the STATS ChipPAC ordinary shares and the STATS ChipPAC ADSs has been and may continue to be subject to large fluctuations. The STATS ChipPAC ordinary share price and the

STATS ChipPAC ADS share price may increase or decrease in response to a number of events and factors, including:

•	quarterly variations in our operating results;

•	changes in financial estimates and recommendations by securities analysts;

•	the operating and stock price performance of other companies in our industry;

•	developments affecting us, our customers or our competitors;

•	changes in government regulation;

•	changes in general economic conditions;

•	changes in accounting principles; and

•	other events or factors described in this prospectus.

      This volatility may adversely affect the price of the STATS ChipPAC ordinary shares and the STATS ChipPAC ADSs, regardless of our operating performance.

Risks Related to Our Business

We may be unable to integrate our operations successfully and may not realize the full anticipated benefits of the combination of STATS and ChipPAC.

      We may not be successful in integrating the businesses of STATS and ChipPAC. Integrating the two companies’ operations and personnel will be a complex process. The integration may not be completed rapidly and may not achieve the anticipated benefits of the combination of STATS and ChipPAC. The successful integration of the two companies’ businesses will require, among other things, the following:

•	integration of the two companies’ products and services, sales and marketing, information and software systems and other operations;

•	retention and integration of management and other employees;

•	achievement of the expected cost savings;

•	coordination of ongoing and future research and development efforts and marketing activities;

•	retention of existing customers of both companies and attraction of additional customers;

•	retention of strategic partners of each company and attraction of new strategic partners;

•	developing and maintaining uniform standards, controls, procedures and policies;

•	minimization of disruption of the combined company’s ongoing business and distraction of its management; and

•	limiting expenses related to integration.

      The successful integration of STATS and ChipPAC will involve considerable risks and may not be successful. These risks include:

•	the impairment of relationships with employees, customers and business partners;

•	our ability to attract and retain key management, sales, marketing and technical personnel;

•	a delay in, or cancellation of, purchasing decisions by current and prospective customers and business partners;

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the difficulty of incorporating acquired technology and rights into the products and service offerings of the combined company; and

•	unanticipated expenses and potential delays related to the integration of STATS and ChipPAC.

      We may not succeed in addressing these risks or any other problems encountered in connection with the combination of STATS and ChipPAC. The diversion of the attention of management and any difficulties encountered in the process of combining STATS and ChipPAC could cause the disruption of, or a loss of momentum in, the activities of the combined company’s business. Further, the process of combining ChipPAC’s business with STATS’ business could negatively affect employee morale and STATS’ ability to retain some key STATS and ChipPAC employees after the merger. If the anticipated benefits of the merger are not realized or the combined company is unsuccessful in addressing the risks related to the integration, the combined company’s business, financial condition and results of operations may be negatively impacted.

If we are unable to take advantage of opportunities to market and sell STATS’ and ChipPAC’s products and services to the other’s traditional customers, we may not realize the full anticipated benefits of the combination of STATS and ChipPAC.

      Prior to the merger, STATS and ChipPAC each maintained separate and distinct customer bases and business partners specific to their respective businesses. As a result of the merger, we intend to take advantage of the customer bases of the formerly separate businesses in order to promote and sell the products and services of one company to the traditional customers and business partners of the other company. In the event that the traditional customers and business partners of either STATS or ChipPAC are not receptive to the products and services of the other, we may not realize some of the expected benefits of the merger, and our business may be harmed.

STATS and ChipPAC each have experienced substantial losses in the past and we may continue to do so in the future.

      STATS achieved operating income of $0.5 million in 2003, but suffered net losses of $1.7 million. Similarly, ChipPAC achieved operating income of $0.4 million in 2003, but suffered net losses of $28.8 million. Although the results of operations for both companies improved in 2003 and during the first six months of 2004 compared to the prior year and the first six months of 2003, respectively, we cannot assure you that we will not continue to incur operating losses and net losses in the future due to a variety of factors, including if the semiconductor industry does not recover from the downturn as currently expected or makes only a partial recovery.

We may be required to record a significant charge to earnings when we review our goodwill or other intangible assets for potential impairment.

      As a result of accounting for the merger using the purchase accounting method, we expect to record goodwill and other intangible assets upon the merger, estimated to be in excess of $960 million and $140 million, respectively. Under the generally accepted accounting principles in the United States (“U.S. GAAP”), we are required to review our goodwill and intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. In addition, goodwill and other intangible assets with indefinite lives are required to be tested for impairment at least annually. We have not performed any impairment review since the date of the completion of the merger. We intend to perform an impairment review before the end of the year. We may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or other intangible assets is determined. Such charges will likely have a significant adverse impact on our results of operations.

Downturns in the semiconductor industry have adversely affected STATS’ and ChipPAC’s operating results, and may continue to adversely affect our operating results.

      The results from operations of STATS and ChipPAC have been, and the results from operations of the combined company will be, significantly affected by conditions in the semiconductor industry. The market for semiconductors is characterized by:

•	rapid technological change;

•	evolving industry standards;

•	intense competition; and

•	fluctuations in end-user demand.

      In addition, the semiconductor industry is cyclical and, at various times, has experienced significant downturns because of production over-capacity and reduced unit demand causing rapid erosion of average selling prices and low capacity utilization. If demand for semiconductor capacity does not keep pace with the growth of supply, or further declines, our business would be subject to more intense competition and our results of operations may suffer as a result of the resulting downward pricing pressure and capacity underutilization. The industry began experiencing such a downturn in the fourth quarter of 2000, which continued through 2001 and 2002, with a significant recovery only occurring in 2003, with 18.3% revenue growth in 2003, according to SIA data. We cannot assure you that the current recovery or uptrend will continue. If there is any future downturn in the semiconductor industry, our business, financial condition and results of operations are likely to be materially adversely affected.

If we are unable to increase our capacity utilization rates, our profitability will be adversely affected.

      As a result of the capital intensive nature of our business, our operations are characterized by high fixed costs. Consequently, high capacity utilization will allow us to maintain higher gross margins because it allows us to allocate fixed costs over a greater number of units tested and assembled. Insufficient utilization of installed capacity can have a material adverse effect on our profitability. In 2001, STATS’ and ChipPAC’s capacity utilization rates declined substantially from prior levels, primarily as a result of a decrease in demand for their packaging and test services resulting from a downturn in the overall semiconductor industry, particularly for communications applications. Due to the high level of fixed costs, STATS and ChipPAC suffered substantial net losses in 2001 and 2002. While capacity utilization rates increased in 2002 and 2003, net losses continued in 2003.

      Our ability to restore or increase our profitability and enhance our gross margins will continue to be dependent, in large part, upon our ability to achieve high capacity utilization rates. Capacity utilization rates may be affected by a number of factors and circumstances, including:

•	overall industry conditions;

•	installation of new equipment in anticipation of future business;

•	the level of customer orders;

•	operating efficiencies;

•	mechanical failure;

•	disruption of operations due to expansion of operations, introduction of new packages or relocation of equipment;

•	disruption in supply of raw materials;

•	changes in product mix; and

•	fire or other natural disasters.

      We cannot assure you that our capacity utilization rates will return to the former high levels of STATS or ChipPAC or that we will not be materially adversely affected by a continued decline or future declines in the semiconductor industry, declines in industries that purchase semiconductors or other factors. Any inability on our part to increase our capacity utilization rates could have a material adverse effect on our business, financial condition and results of operations.

A decrease in demand for communications equipment and personal computers would significantly decrease the demand for our services.

      A significant portion of STATS’ and ChipPAC’s net revenues were derived from customers who use STATS’ or ChipPAC’s packaging or test services for semiconductors used in communications equipment and personal computers. In 2002 and 2003, 84.6% and 88.2%, respectively, of STATS’ net revenues, and 57.1% and 61.0%, respectively, of ChipPAC’s net revenues, were derived from packaging or test of semiconductors used in such applications. Any significant decrease in the demand for communications equipment or personal computers may decrease the demand for our services and could seriously harm our business. In addition, the declining average selling prices of communications equipment and personal computers places significant pressure on the prices of the components that are used in this equipment. If the average selling prices of communications equipment and personal computers continue to decrease, the pricing pressure on the services that we provide may reduce our net revenues and therefore significantly reduce our gross profit margin.

STATS’ and ChipPAC’s operating results have fluctuated, and our operating results may fluctuate, from quarter to quarter, which may make it difficult to predict our future performance.

      STATS’ and ChipPAC’s operating results fluctuated, and our operating results may continue to fluctuate, substantially from quarter to quarter due to a wide variety of factors, including:

•	general economic conditions in the semiconductor industry;

•	shifts by integrated semiconductor device manufacturers (“IDMs”) between internal and outsourced packaging and test services;

•	general economic conditions in the markets addressed by end-users of semiconductors;

•	the seasonality of the semiconductor industry;

•	the short-term nature of our customers’ commitments;

•	the rescheduling or cancellation of large orders;

•	the timing and volume of demand relative to our capacity;

•	changes in capacity utilization;

•	the erosion of the selling prices of packages;

•	changes in our product mix;

•	the rescheduling, cancellation and timing of expenditures in anticipation of future orders;

•	disruptions caused by the installation of new equipment;

•	the ability to obtain adequate equipment and materials on a timely and cost-effective basis;

•	any exposure to currency and interest rate fluctuations not adequately covered under our hedging policy;

•	weakness in the supply of wafers;

•	loss of key personnel or the shortage of available skilled workers; and

•	changes in effective tax rates.

      As a result of all of these factors, we believe that period-to-period comparisons of our operating results may not be meaningful, and that using such comparisons to predict our future performance may not be meaningful. In addition, unfavorable changes in any of the above factors may adversely affect our business, financial condition and results of operations.

Our profitability will be affected by average selling prices of packaging and test services that have experienced pricing pressures and tend to decline.

      Decreases in the average selling prices of packaging and test services can have a material adverse effect on our profitability. The average selling prices of packaging and test services have declined historically, with packaging services in particular experiencing severe pricing pressure. This pricing pressure for packaging and test services is likely to continue. Our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency, increasing unit volumes tested or assembled, or by shifting to higher margin packaging and test services. If we are unable to do so, our business, financial condition and results of operations could be materially adversely affected.

We depend on a small number of customers for a significant portion of our revenues and any decrease in sales to any of them could adversely affect our business and results of operations.

      We are dependent on a small group of customers for substantially all of our net revenues. STATS’ ten largest customers accounted for 85.6%, 79.8% and 78.8% of STATS’ net revenues in 2001, 2002 and 2003, respectively. In the year ended December 31, 2003, STATS’ three largest customers, Analog Devices, Inc., Broadcom Corporation and Marvell Technology Group Ltd., each represented in excess of 10% of STATS’ net revenues and in the aggregate represented 57.2% of STATS’ net revenues. ChipPAC’s ten largest customers accounted for 89.1%, 88.6% and 79.1% of ChipPAC’s net revenues in 2001, 2002 and 2003, respectively. In the year ended December 31, 2003, ChipPAC’s four largest customers, Intel Corporation, Intersil Corporation, LSI Logic Corporation and nVidia Corporation, each represented in excess of 10% of ChipPAC’s net revenues and in the aggregate represented approximately 50% of ChipPAC’s net revenues.

      Although no one customer is expected to account for more than 15% of the combined company’s revenues, we anticipate that our ten largest customers will continue to account for a significant portion of our net revenues for the foreseeable future. Our ability to retain these and other customers, and to add new customers, is important to our ongoing success. The loss of one or more key customers, or reduced demand from any key customers, could have a material adverse effect on our business, financial condition and results of operations.

      In line with industry practice, new customers usually require us to pass a lengthy and rigorous qualification process that can take up to six months at a significant cost to the customer. As a result, customers are reluctant to qualify new packaging and test service providers and it may be difficult for us to attract new major customers and/or break into new markets. In addition, if we fail to qualify packages with potential customers or customers with which we have recently become qualified do not use our services, then our customer base could become more concentrated with an even more limited number of customers accounting for a significant portion of our revenues. Furthermore, we believe that once a semiconductor company has selected a particular packaging and test company’s services, the semiconductor company generally relies on that vendor’s packages for specific applications and, to the extent possible, subsequent generations of that vendor’s packages. Accordingly, it may be difficult to achieve significant sales from a customer once it selects another vendor’s packaging and test services.

Decisions by IDM customers to curtail outsourcing may adversely affect our business.

      Historically, STATS and ChipPAC have been dependent on the trend in outsourcing of packaging and test services by IDMs. IDM customers continually evaluate the outsourced services against their own in-house packaging and test services. As a result, at any time, IDMs may decide to shift some or all of their outsourced packaging and test services to internally sourced capacity. Any such shift or a slowdown in this trend of outsourcing packaging and test services is likely to adversely affect our business, financial condition and results of operations.

      In a downturn in the semiconductor industry, IDMs may respond by shifting some outsourced packaging and test services to internally serviced capacity on a short term basis. This would have a material adverse effect on our business, financial condition and results of operations, especially during a prolonged industry downturn.

We do not have any significant backlog because our customers do not place purchase orders far in advance, which makes us vulnerable to sudden changes in customer demand.

      Our customers generally do not place purchase orders far in advance, and our contracts with major domestic customers do not generally require minimum purchase of our products or services. In addition, our customers’ purchase orders have varied significantly from period to period because demand for their products is often volatile. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our net operating revenues in future periods and causes our operating results to fluctuate from period to period. Moreover, our expense levels are based in part on our expectations of future revenue and we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. For example, in 1999 and early 2000, we incurred significant costs in expectation of strong demand in the semiconductor market, but this demand did not fully materialize because of the market downturn between late 2000 and early 2003. We expect that in the future our net operating revenues in any quarter will continue to be substantially dependent upon purchase orders received in that quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods. We also cannot assure you that our customers’ orders will be consistent with our expectations when we made or will make the necessary investments in raw materials, labor and equipment.

We may not be able to develop or access leading technology that may affect our ability to compete effectively.

      The semiconductor packaging and test markets are characterized by rapid technological change and increasing complexity. We must be able to offer our customers packaging and test services based upon the most advanced technology. This requirement could result in significant research and development expenditures and capital expenditures in the future. We will periodically review our equipment for obsolescence and impairment. If it is determined that, due to technological advances, reduced demand in certain end markets or otherwise, the anticipated future usage of any equipment has been diminished, we will write down such equipment. In 2001 and 2002, STATS wrote down $26.9 million and $15.4 million of equipment, respectively, and made zero write-downs in 2003. In 2001 and 2003, ChipPAC wrote down $34.7 million and $11.7 million of impaired assets, respectively.

      If we fail to develop advanced packaging and test services or to access those developed by others in a timely manner, we could lose customers or miss potential customers demanding these advanced services. Developing new technology may result in longer sales cycles and product implementations, which may cause revenue and operating income to fluctuate and fail to meet expectations. Also, we would miss the opportunity to benefit from the higher average selling prices that are derived from newer and emerging packaging and test services. In addition, our choice of test equipment will be important because obtaining the wrong test equipment or failing to understand market requirements will make us less competitive and will lower our asset utilization. In order to remain competitive, we must be able to upgrade or migrate our test equipment to respond to changing technological requirements.

The packaging and testing process is complex and our production yields and customer relationships may suffer from defects or malfunctions in our testing equipment or defective packages and the introduction of new packages.

      Semiconductor packaging and testing are complex processes that require significant technological and process expertise. Semiconductor testing involves sophisticated testing equipment and computer software. We develop computer software that is used to test our customers’ semiconductors. We also develop conversion software programs which enable us to test semiconductors on different types of testers. Similar to most software programs, these software programs are complex and may contain programming errors or “bugs.” In addition, the testing process is subject to operator error by employees who operate testing equipment and related software. Any significant defect in the testing or conversion software, malfunction in the testing equipment or operator error could reduce our production yields, damage customer relationships and materially harm our business.

      The packaging process is complex and involves a number of precise steps. Defective packages primarily result from:

•	contaminants in the manufacturing environment;

•	human error;

•	equipment malfunction;

•	defective raw materials; or

•	defective plating services.

      These and other factors have, from time to time, contributed to lower production yields. They may do so in the future, particularly as we expand our capacity or change our processing steps. In addition, to be competitive, we must continue to expand our offering of packages. The production yields on new packages typically are significantly lower than production yields on more established packages.

      The failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in loss of customers, increased costs of production, delays, substantial amounts of returned goods and claims by customers relating thereto. Any of these problems could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to obtain packaging and testing equipment in a timely manner or on reasonably favorable terms and prices, we may be unable to meet customer demand and our revenue may decline.

      The semiconductor packaging and test business is capital intensive and requires investment in expensive capital equipment manufactured by a limited number of suppliers, which are located principally in the United States, Singapore, Europe, South Korea and Japan. The market for capital equipment used in semiconductor testing is characterized, from time to time, by intense demand, limited supply and long delivery cycles. Our operations and expansion plans are highly dependent upon our ability to obtain a significant amount of capital equipment from a limited number of suppliers. If we are unable to obtain certain equipment, such as testers and wire bonders, in a timely manner, we may be unable to fulfill our customers’ demand, which would negatively impact our business, financial condition and results of operations.

      Generally, we do not have binding supply agreements with any of our equipment suppliers and we acquire equipment on a purchase order basis, which may expose us to substantial risks. For example, increased levels of demand for the type of capital equipment required in our businesses may cause an increase in the price of such equipment and may lengthen delivery cycles, which could have a material adverse effect on our business, financial condition and results of operations. In addition, adverse fluctuations in foreign currency exchange rates, particularly the Japanese yen, could result in increased prices for certain equipment that we purchase, which could have a material adverse effect on our business, financial condition and results of operations.

We expect to incur significant capital expenditures in the future and therefore may require additional financing in the future which may not be available on terms favorable to us, if at all.

      Our capital expenditures will be largely driven by the demand for our services. We are not able to estimate accurately our capital expenditure beyond the upcoming quarter. Our pro forma capital expenditures increased from $213.6 million in 2002 to $366.2 million in 2003, primarily as a result of an increase in demand for services. In 2004, we expect that our capital expenditures will be between $350 million and $400 million. To grow our business, we will need to increase our packaging and test capacity, as well as replace existing equipment from time to time. This will require substantial capital expenditures for additional equipment and further expenditures to recruit and train new employees. These expenditures will likely be made in advance of increased sales. No assurances can be made that our net revenues will increase after these expenditures. Our failure to increase net revenues after these expenditures could have a material adverse effect on our business, financial condition and results of operations.

      We may need to obtain additional debt or equity financing to fund our capital expenditures. Additional debt financing may be required which, if obtained, may:

•	limit the ability of our subsidiaries to pay dividends or require them to seek consents for the payment of dividends, upon which we rely in order to pay the interest on the notes;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our ability to pursue our growth plan;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and industry.

      We cannot assure you that we will be able to obtain the additional financing on terms that are acceptable to us or at all.

We have entered into a number of financial arrangements that impose limitations on our actions which may limit our ability to maintain and grow our business.

      The terms of the STATS senior convertible notes, the STATS Multicurrency Medium Term Notes program (the “MTN Program”) and the ChipPAC convertible subordinated notes contain restrictions applicable to us that limit our ability to, among other things:

•	consolidate or merge with another entity;

•	create liens;

•	pay dividends;

•	enter into sale and leaseback transactions;

•	sell assets; and

•	enter into transactions with affiliates.

      As a result of these limitations, we may encounter difficulties obtaining the required consents from existing lenders to conduct our business, in particular, to obtain the necessary financing to maintain or grow our business, on a timely basis or at all. This could have a material adverse effect on our business, financial condition and results of operations.

We generally do not have any long-term supply contracts with our raw materials suppliers and may not be able to obtain the raw materials required for our business, which could have a material adverse effect on our business.

      We obtain the materials we need for our packaging services from outside suppliers. We purchase all of our materials on a purchase order basis and have not generally entered into long-term contracts with our suppliers. If we cannot obtain sufficient quantities of materials at reasonable prices or if we are not able to pass on higher materials costs to our customers, this could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in our acquisitions of and investments in other companies and businesses.

      From time to time, we may make acquisitions of, or investments in, other companies or businesses. For example, in August 2004, STATS completed its merger with ChipPAC. In 2003, STATS set up a new manufacturing facility in Shanghai, China as a first step of its strategic plan to establish a significant manufacturing presence in China to service its existing international customers, as well as to engage the indigenous Chinese foundries and design houses. In 2001, STATS acquired a majority interest in Winstek to enhance its position in the Taiwanese market.

      The success of any future acquisitions and investments depends on a number of factors, including:

•	our ability to identify suitable opportunities for investment or acquisition;

•	our ability to finance any future acquisition or investment on terms acceptable to us or at all;

•	whether we are able to reach an acquisition or investment agreement on terms that are satisfactory to us or at all;

•	the extent to which we are able to exercise control over the acquired company;

•	the economic, business or other strategic objectives and goals of the acquired company compared to those of ours; and

•	our ability to successfully integrate the acquired company or business with our business.

      If we are unsuccessful in our acquisitions and investments, our financial condition may be materially adversely affected.

We may not be able to compete successfully in our industry.

      The independent semiconductor assembly and test services (“SATS”) industry is very competitive and diverse and will require that we be capable of testing increasingly complex semiconductors, as well as bringing the most technologically advanced packages to market as quickly as our competitors. The industry comprises both large multi-national companies and small niche market competitors. We face substantial competition from a number of competitors, including, among others, Advanced Semiconductor Engineering, Inc., Amkor Technology, Inc., ASE Test Limited, ASAT Holdings Limited and Siliconware Precision Industries Co., Ltd. Their facilities are primarily located in Asia.

      Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities and has been in operation for some time. Such companies have also established relationships with many of our current and potential customers.

      We also face competition from the internal capabilities and capacity of many of our current and potential IDM customers. Many IDMs have greater financial, technical and other resources than we have and may rely on internal sources for packaging and test services for a number of reasons, including due to:

•	their desire to realize higher utilization of their existing packaging and test capacity;

•	their unwillingness to disclose proprietary technology;

•	their possession of more advanced packaging and test technologies; and

•	the guaranteed availability of their own packaging and test capacity.

      We cannot assure you that we will be able to compete successfully in the future against our existing or potential competitors or that our customers will not rely on internal sources for packaging and test services, or that our business, financial condition and results of operations will not be adversely affected by such increased competition.

Our intellectual property is important to the ability of the combined company to succeed in our business, but may be difficult to obtain and protect.

      Our ability to compete successfully and achieve future growth in net revenues will depend, in part, on our ability to develop and to protect our intellectual property and the intellectual property of our customers. We seek to protect proprietary information and know-how through patents, the use of confidentiality and non-disclosure agreements and limited access to and distribution of proprietary information. We currently have over 65 issued patents and over 240 pending patent applications.

      We cannot assure you that any of our filed applications for patents will be granted, or, if granted, will not be challenged, invalidated or circumvented or will offer us any meaningful protection. Further, we cannot assure you that the Asian countries in which we market our products and services will protect our intellectual property rights in the same manner or to the same extent as the United States. Additionally, we cannot assure you that our competitors will not challenge our rights in such intellectual property, or develop, patent or gain access to similar know-how and technology, or reverse engineer our packaging services, or that any confidentiality and non-disclosure agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate protection. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

      We have licenses to use third-party patents, patent applications and other technology rights, as well as trademark rights, in the operation of our business. To the extent these licenses are not perpetual and irrevocable, we believe that any necessary licenses are renewable under normal or reasonable commercial terms upon their expiration. However, we may be unable to utilize the technologies under these licenses if these licenses are not extended or otherwise renewed or if any of these licenses are terminated by the licensor. Alternatively, if we are able to renew these licenses, we cannot assure you that they will be renewed on the same terms as currently exist. Any termination of, or failure to extend or renew, these licenses could cause us to incur substantial liabilities and to suspend the services and processes that utilize these technologies.

We may be subject to intellectual property rights disputes, which could materially adversely affect our business.

      Our ability to compete successfully will depend, in part, on our ability to operate without infringing the proprietary rights of others. However, we may not be aware of the intellectual property rights of others or whether such rights conflict with our rights, or be familiar with the laws governing such rights in certain countries in which our products and services are or may be sold. As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights increases, we may face more frequent patent and other intellectual property infringement claims brought by third parties.

•	In the event that any valid claim is made against us, we could be required to:

•	stop using certain processes or other intellectual property;

•	cease manufacturing, using, importing or selling infringing packages;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	attempt to acquire licenses to use the infringed technology.

      It is the nature of the semiconductor industry that, from time to time, we may receive communications alleging that we have infringed the intellectual property rights of others. We may also, from time to time, receive from customers requests for indemnification against pending or threatened infringement claims brought against such customers. We cannot assure you that the resolution of any such allegation or request for indemnification will not have a material adverse effect on our business or financial condition.

      Although we may seek licenses from or enter into agreements with third parties covering the intellectual property that we are allegedly infringing, we cannot assure you that any such licenses could be obtained on acceptable terms, if at all. We may also have to commence lawsuits against companies who infringe our intellectual property rights. Such claims could result in substantial costs and diversion of our resources.

      Should any of the disputes described above occur, our business, financial condition and results of operations could be materially adversely affected.

We are exposed to certain risks as a result of the significant ownership by Singapore Technologies Semiconductors Pte Ltd (“STSPL”), whose interests may conflict with your interests.

      As of September 24, 2004, STSPL, an indirect wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek Holdings”), the principal holding company through which the corporate investments of the Government of Singapore are held, beneficially owned approximately 36.67% of our outstanding ordinary shares. As a result, STSPL will have significant influence over matters requiring the approval of our shareholders.

      Matters that typically require the approval of our shareholders include, among other things:

•	the election of directors;

•	the merger or consolidation of our company with any other entity;

•	any sale of all or substantially all of our assets; and

•	the timing and payment of dividends.

      The actions of STSPL, particularly through the election of directors and subsequent selection of management by those directors, can affect our strategic decisions, our legal and capital structure and our day-to-day operations. In addition, STSPL may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance its equity investment, even though these transactions might involve risks to the holders of the notes. We warn you that in the event of a conflict of interest between you and STSPL, their actions could affect our ability to meet our payment obligations to you.

We may have conflicts of interest with our affiliates which may not be resolved in our favor.

      In the past, a substantial portion of our financing, as well as certain amounts of our net revenues, came from our affiliates, and we paid a management fee to Singapore Technologies Pte Ltd for certain services. We have certain contractual and other business relationships and may engage in material transactions with the Government of Singapore, companies within the Singapore Technologies Group (including Chartered Semiconductor Manufacturing Ltd (“Chartered”), which is one of our customers) and EDB Investments Pte Ltd (“EDBI”). Although all new material related party transactions generally will require the approval of the audit committee of our board of directors and in certain circumstances may also require separate approval of a majority of our board of directors, circumstances may arise in which the interests of our affiliates may conflict with the interests of our other shareholders. In addition, EDBI, Singapore Technologies Pte Ltd and their affiliates make investments in various companies. They have invested in the past, and may invest in the future, in entities that compete with us. For example, affiliates of Singapore Technologies Pte Ltd have investments in United Test & Assembly Center Ltd, a Singapore-based provider of semiconductor packaging and testing services for semiconductor logic/ ASIC and memory products. In the context of negotiating commercial arrangements with affiliates, conflicts of interest have arisen in the past and may arise, in this or other contexts, in the future. We cannot assure you that any such conflicts of interest will be resolved in our favor.

Loss of our key management and other personnel, or an inability to attract such management and other personnel, could impact our business.

      We depend on our key senior management, in particular Mr. Tan Lay Koon, Mr. Han Byung Joon and the chief operating officers of our packaging and test facilities, to run our business. We do not maintain “key man” life insurance on any of our personnel. The loss of these persons could have a material adverse effect on our business, financial condition and results of operations, particularly if we are unable to find, relocate and integrate adequate replacements for any of these persons. Further, in order to develop or grow our business, we will require experienced technical, customer support, sales and management personnel and other skilled employees. We may be unable to attract or retain these persons. This could disrupt our operations or materially adversely affect the success of our business.

STATS’ former independent auditors have notified STATS’ audit committee that it considers resource constraints in STATS’ accounting department to be a material weakness in STATS’ internal controls. STATS’ audit committee requested management to take all action necessary to address this concern promptly and STATS’ management started taking action and our management is continuing to take action to address this concern. If we do not successfully address this concern, our ability to comply with applicable financial reporting requirements on a timely basis could be impaired.

      In May 2004, as part of the most recent audit process in respect of STATS, our former independent auditors, KPMG, notified STATS’ audit committee of certain reportable conditions, including its concern that resource constraints in STATS’ accounting department constitute a material weakness of STATS’ internal controls. In light of the complex and changing nature of the reporting environment in which STATS operates (including the significant changes to internal control documentation and reporting requirements resulting from the U.S. Sarbanes-Oxley Act) and the size and complexity of its business, KPMG recommended that STATS significantly enhance its accounting and financial reporting department staffing, including hiring a Chief Financial Officer who ideally would have experience in the same capacity at a company publicly listed on a U.S. stock exchange and that uses U.S. GAAP, or a partner or senior manager from an audit firm that audited such companies, or by hiring a supporting financial reporting manager or controller with similar experience. KPMG also recommended that STATS establish a corporate level accounting support group, ideally including one or more U.S. certified public accountants. KPMG’s reports on STATS’ consolidated financial statements did not contain an adverse opinion, a disclaimer of opinion or a qualification or modification as to uncertainty, audit scope or accounting principles. In addition, there have been no disagreements between STATS and KPMG regarding accounting principles or practices, financial statement disclosure or auditing scope or procedures that have not been resolved to the satisfaction of KPMG and KPMG has not reported any instances of fraud. KPMG has not advised STATS that information has come to KPMG’s attention that has made KPMG unwilling to be associated with the historical financial statements. STATS’ audit committee and management have discussed the recommendations with KPMG and STATS promptly started taking action to address the concern. We are continuing to take action to address the concern. We have added resources to our accounting staff, including retaining some of ChipPAC’s financial reporting staff. In addition, we have hired Mr. Michael G. Potter as our Chief Financial Officer. Mr. Potter provides additional accounting resources to the combined company and enhances our U.S. GAAP reporting expertise. Following the merger, the increased size and complexity of the business of the combined company may increase the demands on our accounting resources and internal control systems. If we do not sufficiently address these resource constraints, our ability to comply with applicable financial reporting requirements on a timely basis could be impaired.

      KPMG also noted three additional reportable conditions related to STATS’ internal controls and recommended that STATS establish a policy to involve STATS’ accounting department in the review and approval of significant new contracts, that STATS review key manual controls and ensure that their performance is documented, and that STATS review its investment policy and foreign exchange management practices. If we fail to correct this resource constraint or fail to discover and address any other weakness in our internal controls, our ability to comply with applicable financial reporting requirements on a timely basis could be impaired.

Investor confidence and share value may be adversely impacted if STATS ChipPAC, ChipPAC or our independent registered public accounting firm are unable to provide adequate attestation over the adequacy of the internal control over financial reporting of STATS ChipPAC as of December 31, 2005 or ChipPAC as of December 31, 2004, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

      STATS ChipPAC is subject to the SEC’s reporting obligations. In addition, the indenture governing the notes requires ChipPAC to comply with SEC’s reporting obligations whether or not ChipPAC is required to do so under the federal securities laws of the United States. The SEC, as directed by Section 404 of the

Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in its Annual Report on Form 10-K or on Form 20-F, as the case may be, that contains an assessment by management of the effectiveness of the company’s internal control over financial reporting. In addition, the company’s independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting. These requirements will first apply to ChipPAC’s Annual Report on Form 10-K for the fiscal year ending December 31, 2004 if ChipPAC continues to have to comply with the SEC’s reporting obligations at that time, and STATS ChipPAC’s Annual Report on Form 20-F for the fiscal year ending December 31, 2005. Management may not conclude that our internal control over STATS ChipPAC’s or ChipPAC’s financial reporting is effective. Moreover, even if management does conclude that our internal control over STATS ChipPAC’s or ChipPAC’s financial reporting is effective, if our independent registered public accounting firm is not satisfied with our internal control over STATS ChipPAC’s or ChipPAC’s financial reporting or the level at which STATS ChipPAC’s and ChipPAC’s controls are documented, designed, operated or reviewed, or if the independent registered public accounting firm interprets the requirements, rules or regulations differently from us, then they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact the market price of the notes or our shares.

We need a controlled environment for our operations and any prolonged inability to maintain a clean room environment may disrupt our operations and materially adversely affect our business.

      Our packaging and testing operations take place in areas where air purity, temperature and humidity are controlled. If we are unable to control our packaging or testing environment, our packaging or test equipment may become nonfunctional or the tested and packaged semiconductors may be defective. If we experience prolonged interruption in our operations due to problems in the clean room environment, this could have a material adverse effect on our business, financial condition and results of operations.

Liabilities and obligations under certain environmental laws and regulations could require us to spend additional funds and could adversely affect our financial condition and results of operations.

      We are subject to a variety of environmental laws and regulations in the countries in which we have operations, including laws and regulations relating to the use, storage, discharge and disposal of hazardous materials and the chemical by-products of, and waste water discharges from, our packaging and testing processes. We may also be subject to liability under such laws and regulations for the investigation or cleanup of contamination caused by, or other damages associated with, the release of hazardous materials in connection with current or historical operations at our facilities or off-site locations. While we believe that we are currently in material compliance with such laws and regulations, failure to comply with such laws and regulations in the future could subject us to liabilities that may have an adverse effect on our financial condition and results of operations. While we believe that we do not face material liabilities associated with contamination conditions and that in some cases we have contractual indemnification agreements with predecessors relating to such conditions, should these predecessors become unable or unwilling to address these conditions, or should other yet unknown conditions be identified in the future that are not subject to such indemnification agreements, we could face environmental liabilities that may have an adverse effect on our financial condition and results of operations.

A fire or other calamity at one of our facilities could adversely affect us.

      We conduct our packaging and testing operations at a limited number of facilities. Significant damage at any of these facilities as a result of a fire or other calamity would have a material adverse effect on our business, financial conditions and results of operations. Some of the processes that we utilize in our operations place us at risk of fire and other damage. For example, highly flammable gases are used in the preparation of wafers holding semiconductor devices for flip-chip packaging. While we maintain insurance policies covering losses, including losses due to fire, which we consider to be adequate, we cannot assure you that it would be sufficient to cover all of our potential losses. Our insurance policies cover our buildings, machinery and equipment.

Research and development investments may not yield profitable and commercially viable packages or test services and thus will not necessarily result in increases in revenues for us.

      We invest significant resources in our research and development. However, research and development efforts may not yield commercially viable packages or test services. The qualification process for new packages and test services is conducted in various stages which may take one or more years to complete, and during each stage there is a substantial risk that we will have to abandon a potential package or test service which is no longer marketable and in which we have invested significant resources. In the event we are able to qualify new packages or test services, a significant amount of time will have elapsed between our investment in new packages or test services and the receipt of any related revenues. In addition, from time to time, our customers have requested, and may request, research and development services relating to the development of packages and/or services. These customers generally do not, and may not, reimburse us for our research and development expenses if the developed package or service does not achieve expected levels of demand or utilization.

Significant fluctuations in exchange rates may affect our financial condition and results of operations.

      Our financial statements are prepared in U.S. dollars. Our net revenues are generally denominated in U.S. dollars and operating expenses are generally incurred in U.S. dollars and Singapore dollars. Our capital expenditures are generally denominated in U.S. dollars, Singapore dollars, Japanese yen and other currencies. In addition, a portion of our costs are denominated in foreign currencies, including in South Korean Won, Malaysian Ringgit, Chinese Renminbi, New Taiwan dollars and Japanese yen. As a result, we are affected by significant fluctuations in foreign currency exchange rates among the U.S. dollar, the Singapore dollar, the Japanese yen and other currencies, including the South Korean Won, the Malaysian Ringgit, the Chinese Renminbi and the New Taiwan dollar.

Our ability to make further investments in our subsidiaries may be dependent on regulatory approvals.

      Our subsidiaries may require future equity-related financing, and any capital contributions to certain of our subsidiaries, including, but not limited to, Winstek and our China subsidiaries, may require the approval of the relevant authorities in the jurisdiction in which the subsidiary is incorporated. The approvals are required from the investment commissions or similar agency of the particular jurisdiction and relate to any initial or additional equity investment by foreign entities in local corporations. We may not be able to obtain any such approval in the future in a timely manner or at all.

If we encounter future labor problems, we may fail to deliver our products in a timely manner, which could adversely affect our revenues and profitability.

      The employees at our Icheon, South Korea facility are represented by the ChipPAC Korea Labor Union and are covered by collective bargaining and wage agreements. The wage agreement is renewed every year, and the collective bargaining agreement, which covers basic union activities, working conditions and welfare programs, among other things, is renewed every other year. ChipPAC entered into a new wage agreement with the union in July 2004, which was retroactive to May 1, 2004. The current collective bargaining agreement is effective through April 30, 2005. As of December 31, 2003, approximately 64% of ChipPAC’s South Korean employees were represented by the ChipPAC Korea Labor Union. We cannot assure you that issues with the labor union or other employees will be resolved favorably for us in the future, that we will not experience significant work stoppages in future years or that we will not record significant charges related to those work stoppages.

Because a significant portion of Winstek’s business and operations, the production facilities of many of our suppliers and customers and providers of complementary semiconductor manufacturing services are located in Taiwan, a severe earthquake could severely disrupt their normal operation and adversely affect our earnings.

      Taiwan is susceptible to earthquakes. For example, on March 31, 2002, Taiwan experienced a severe earthquake that caused significant property damage and loss of life, particularly in central Taiwan. This earthquake damaged production facilities and adversely affected the operations of many companies involved in the semiconductor and other industries. Our 54.5% owned subsidiary, Winstek, experienced no structural damage to its facilities and no damage to its machinery and equipment as a result of this earthquake. There were, however, interruptions to our production schedule primarily as a result of power outage caused by the earthquake. The production facilities of many of our suppliers and customers and providers of complementary semiconductor manufacturing services, including foundries, are located in Taiwan. If our customers are affected, it could result in a decline in the demand for our testing and packaging services. If suppliers and providers of complementary semiconductor manufacturing services are affected, our production schedule could be interrupted or delayed. As a result, a major earthquake in Taiwan could severely disrupt the normal operation of business, in particular Winstek’s business, and may have a material adverse effect on our financial condition and results of operations.

New laws and regulations, currency devaluation and political instability in countries in which we operate, particularly in South Korea, China, Malaysia and Taiwan could make it more difficult for us to operate successfully.

      For the years ended December 31, 2001, 2002 and 2003, approximately 21.6%, 19.2% and 18.7%, respectively, of STATS’ total revenues and approximately 8.1%, 11.3% and 14.2%, respectively, of ChipPAC’s total revenues were generated from markets outside the United States, primarily from customers in Southeast Asia and Europe. Pro forma for the merger, approximately 16.2% and 20.3% of our total revenues were generated from markets outside the United States for the year ended December 31, 2003 and the six months ended June 30, 2004. In addition, substantially all of our packaging and test facilities are located in Singapore, South Korea, China, Malaysia and Taiwan. We cannot determine if our future operations and earnings will be affected by new laws, new regulations, a volatile political climate, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the United States, particularly in South Korea, China, Malaysia and Taiwan.

      Furthermore, the following are some of the risks inherent in doing business internationally:

•	regulatory limitations imposed by foreign governments;

•	fluctuations in currency exchange rates;

•	political, military and terrorist risks;

•	disruptions or delays in shipments caused by customs brokers or government agencies;

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences resulting from changes in tax laws.

      If future operations are negatively affected by these changes, our sales or profits may suffer.

We could suffer adverse tax and other financial consequences if taxing authorities do not agree with our interpretation of applicable tax laws.

      ChipPAC is a wholly-owned subsidiary of STATS ChipPAC. ChipPAC’s corporate structure and operations are based, in part, on interpretations of various tax laws, including withholding tax, and other relevant laws of applicable taxing jurisdictions. We cannot assure you that the taxing authorities will agree with our interpretations or that they will reach the same conclusions. For example, the Korean National Tax

Service (the “NTS”) has informed ChipPAC that it has made an assessment of approximately $18.7 billion South Korean Won, against ChipPAC relating to withholding tax that it asserts should have been collected on interest paid on a loan from ChipPAC’s Hungarian subsidiary to its South Korean subsidiary. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — ChipPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — ChipPAC’s Liquidity and Capital Resources.” We believe that no withholding on the transaction in question is required under the prevailing tax treaty. We have appealed this assessment and believe that such assessment should be overturned. However, our interpretations are not binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, we could suffer adverse tax and other financial consequences or the anticipated benefits of ChipPAC’s corporate structure could be materially impaired.

Failure to receive necessary governmental consents and approvals or the imposition of restrictions or conditions by governmental authorities may limit the expected benefits of the combination of STATS and ChipPAC.

      Notwithstanding the successful completion of the combination of STATS and ChipPAC, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. The governmental authorities also may impose restrictions or conditions on the merger that may seriously harm the combined company. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger. We may not prevail, or may incur significant costs, in defending or settling any action under such antitrust laws.

As a foreign private issuer, STATS ChipPAC is subject to different U.S. securities laws and rules than a domestic issuer, which may, among other things, limit the information available to holders of our securities.

      As a foreign private issuer, STATS ChipPAC is subject to requirements under the Securities Act and Exchange Act which are different from the requirements applicable to domestic U.S. issuers. For example, STATS ChipPAC’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of STATS ChipPAC’s Ordinary Shares and/or STATS ChipPAC ADSs. The periodic disclosure required of foreign private issuers is more limited than the periodic disclosure required of U.S. issuers and therefore there may be less publicly available information about us than is regularly published by or about U.S. public companies in the United States.

USE OF PROCEEDS

      The selling securityholders will receive all of the proceeds of the sale of the securities offered hereunder. We will not receive any proceeds from this offering.

CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2004:

•	on an actual basis;

•	on a pro forma basis to give effect to the merger; and

•	on a pro forma basis as adjusted to give effect to the merger and the repurchase of approximately $102.5 million aggregate principal amount of ChipPAC’s 12.75% senior subordinated notes due 2009 on October 7, 2004.

      You should read this table in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and STATS’ and ChipPAC’s historical consolidated financial statements and related notes thereto included elsewhere or incorporated by reference in this prospectus.

	As of June 30, 2004

	STATS		Pro Forma
	Actual	Pro Forma	as Adjusted

	(In thousands)
Short-term debt and current installments of long-term debt and obligations under capital leases	$16,337	$27,483	$77,483 (2)
Long-term debt, excluding current installments:
1.75% Convertible Notes due 2007	215,106	215,106	215,106
Zero Coupon Convertible Notes due 2008	118,178	118,178	118,178
ChipPAC’s 2.50% Convertible Subordinated Notes due 2008	—	162,375	162,375
ChipPAC’s 8% Convertible Subordinated Notes due 2011	—	52,001	52,001
ChipPAC’s 12.75% Senior Subordinated Notes due 2009(2)	—	176,138	66,676
Obligations under capital leases, excluding current installments	40	5,023	5,023
Loan facilities	34,461	34,461	34,461
Shareholders’ equity:
Ordinary shares, par value S$0.25 per share, 3,200,000,000 shares authorized; 1,076,841,260 shares issued and outstanding, actual; 1,938,748,790 shares issued and outstanding, pro forma(1)	172,467	297,410	297,410
Additional paid in capital	489,250	1,505,997	1,505,997
Accumulated other comprehensive loss	(10,374)	(10,374)	(10,374)
Accumulated deficit	(167,189)	(167,189)	(167,189)

Total shareholders’ equity	484,154	1,625,844	1,625,844

Total capitalization	$868,276	$2,416,609	$2,357,147

(1)	Excluding (i) 378,053,841 ordinary shares reserved for issuance upon conversion of our convertible notes, (ii) 139,013,486 ordinary shares issuable upon the exercise of options granted and outstanding and (iii) 213,086,322 ordinary shares available for future issuance under our share plans, in each case as of August 5, 2004.

(2)	On October 7, 2004, we repurchased approximately 62.1% or $102.5 million aggregate principal amount of ChipPAC’s 12.75% Senior Subordinated Notes due 2009. We repurchased these notes with $50.0 million of borrowings under a Multi-Currency Specific Advance Facility that STATS ChipPAC obtained from Oversea-Chinese Banking Corporation on September 29, 2004 and cash on hand.

UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined consolidated financial statements give effect to the merger between STATS and ChipPAC using the purchase method of accounting for the business combination.

      Pursuant to the merger, former ChipPAC stockholders received 0.87 (the exchange ratio) of a STATS ChipPAC ADS, and received or will receive cash in lieu of fractional ADSs that otherwise would have been issued, in exchange for each share of ChipPAC Class A common stock owned at the time of the consummation of the merger on August 5, 2004. In the merger, STATS issued to former ChipPAC stockholders 86.19 million ADSs at par value of S$0.25 each.

      The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003 and six months ended June 30, 2004 give effect to the merger as if it had been consummated on January 1, 2003. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003 and six months ended June 30, 2004 combine the historical consolidated statement of operations of STATS for the year ended December 31, 2003 and six months ended June 30, 2004 with the historical consolidated statement of operations of ChipPAC for the year ended December 31, 2003 and six months ended June 30, 2004, respectively, after giving effect to adjustments arising from applying the purchase method of accounting.

      The unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2004 gives effect to the merger as if it had been consummated on June 30, 2004. The unaudited pro forma condensed combined consolidated balance sheet combines the historical consolidated balance sheet of STATS as of June 30, 2004 with the historical consolidated balance sheet of ChipPAC as of June 30, 2004, after giving effect to adjustments arising from applying the purchase method of accounting.

      The accompanying unaudited pro forma condensed combined consolidated financial statements are presented in accordance with Article 11 of Regulation S-X under the Securities Act. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on January 1, 2003 or June 30, 2004, nor is it necessarily indicative of the future operating results or financial position of the combined company. See “Forward-Looking Statements”. Our management is currently in the process of finalizing the values of assets and liabilities of ChipPAC and accordingly, the unaudited pro forma condensed combined consolidated financial statements are based on STATS management’s preliminary estimates of, and good faith assumptions regarding, the adjustments arising from the merger at the date of this prospectus. A preliminary valuation was conducted in order to assist STATS management in determining the fair values of a significant portion of ChipPAC’s assets and was considered by STATS management in estimating the fair values of ChipPAC’s assets reflected in the unaudited pro forma condensed combined consolidated financial statements. The actual allocation of the merger consideration to the ChipPAC assets acquired and liabilities assumed upon the finalization of the valuation process could differ materially from current estimates. Therefore, the actual amounts recorded as of the finalization of the valuation process may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. The pro forma financial statements should be read in conjunction with the accompanying notes thereto and with STATS’ and ChipPAC’s historical consolidated financial statements and related notes thereto incorporated by reference or included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003

	Historical
			Pro Forma		Pro Forma
	STATS	ChipPAC	Adjustments		Combined

	(In thousands, except per share data)
Net revenues	$380,691	$429,189	$—		$809,880
Cost of revenues	(328,014)	(365,299)	(49,128	)(a)	(742,441)

Gross profit	52,677	63,890	(49,128)		67,439

Operating expenses:
Selling, general and administrative	36,475	38,241	1,136	(a)	75,852
Research and development	15,295	11,661	82	(a)	27,038
Restructuring, write-down of impaired assets and other charges	—	13,619	—		13,619
Other general expenses, net	374	—	—		374

Total operating expenses	52,144	63,521	1,218		116,883

Operating income (loss)	533	369	(50,346)		(49,444)

Other income (expense):
Interest income	4,785	828	—		5,613
Interest expense	(13,994)	(30,887)	6,711	(c)	(38,170)
Loss from early debt extinguishment	—	(1,182)	—		(1,182)
Gain on sale of building	—	3,929	—		3,929
Foreign currency exchange gain (loss)	1,634	(35)	—		1,599
Other non-operating income, net	7,570	197	—		7,767

Total other income (expense)	(5)	(27,150)	6,711		(20,444)

Income (loss) before income taxes	528	(26,781)	(43,635)		(69,888)
Income tax expense	(705)	(2,000)	(192	)(d)	(2,897)

Income (loss) before minority interest	(177)	(28,781)	(43,827)		(72,785)
Minority interest	(1,539)	—	—		(1,539)

Net income (loss)	$(1,716)	$(28,781)	$(43,827)		$(74,324)

Other comprehensive income (loss):
Unrealized gain on available-for-sale marketable securities	$3,687	$—	$—		$3,687
Realized gain on available-for-sale marketable securities included in net loss	(5,040)	—	—		(5,040)
Foreign currency translation adjustment	698	—	—		698

Comprehensive income (loss)	$(2,371)	$(28,781)	$(43,827)		$(74,979)

Net income (loss) per ordinary share:
Basic and diluted	$(0.00)	$(0.30)			$(0.04)
Net income (loss) per ADS:
Basic and diluted	$(0.02)	$—			$(0.41)
Ordinary shares (in thousands) used in per ordinary share calculation:
Basic and diluted	1,005,374	95,554			1,836,694
ADS (in thousands) used in per ADS calculation:
Basic and diluted	100,537	—			183,669

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2004

	Historical
			Pro Forma		Pro Forma
	STATS	ChipPAC	Adjustments		Combined

	(In thousands, except per share data)
Net revenues	$271,323	$269,481	$—		$540,804
Cost of revenues	(226,306)	(218,534)	(24,414	)(a)	(469,254)

Gross profit	45,017	50,947	(24,414)		71,550

Operating expenses:
Selling, general and administrative	21,901	18,965	568	(a)	41,434
Research and development	5,989	5,991	41	(a)	12,021
Merger related charges	—	4,735	(4,735	)(b)	—
Other general expenses, net	(548)	—	—		(548)

Total operating expenses	27,342	29,691	(4,126)		52,907

Operating income (loss)	17,675	21,256	(20,288)		18,643

Other income (expense):
Interest income	2,334	260	—		2,594
Interest expense	(9,282)	(15,566)	3,510	(c)	(21,338)
Foreign currency exchange gain (loss)	(273)	(364)	—		(637)
Other non-operating income, net	(354)	360	—		6

Total other income (expense)	(7,575)	(15,310)	3,510		(19,375)

Income (loss) before income taxes	10,100	5,946	(16,778)		(732)
Income tax expense	(632)	(1,742)	(115	)(d)	(2,489)

Income (loss) before minority interest	9,468	4,204	(16,893)		(3,221)
Minority interest	(745)	—	—		(745)

Net income (loss)	$8,723	$4,204	$(16,893)		$(3,966)

Other comprehensive income (loss):
Unrealized loss on available-for-sale marketable securities	$(779)	$—	$—		$(779)
Realized loss on available-for-sale marketable securities included in net loss	73	—	—		73
Foreign currency translation adjustment	252	—	—		252

Comprehensive income (loss)	$8,269	$4,204	$(16,893)		$(4,420)

Net income (loss) per ordinary share:
Basic	$0.01	$0.04			$(0.00)
Diluted	$0.01	$0.04			$(0.00)
Net income (loss) per ADS:
Basic	$0.08	$—			$(0.02)
Diluted	$0.08	$—			$(0.02)
Ordinary shares (in thousands) used in per ordinary share calculation:
Basic	1,076,768	98,061			1,929,895
Diluted	1,079,371	101,707			1,929,895
ADS (in thousands) used in per ADS calculation:
Basic	107,677	—			192,990
Diluted	107,937	—			192,990

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED BALANCE SHEET
As of June 30, 2004

	Historical
			Pro Forma		Pro Forma
	STATS	ChipPAC	Adjustments		Combined

	(In thousands, except per share data)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$238,213	$22,426	$—		$260,639
Accounts receivable, net	101,202	71,907	—		173,109
Amounts due from ST and ST affiliates	5,632	—	—		5,632
Inventories	29,156	32,256	—		61,412
Prepaid expenses and other current assets	43,851	6,672	—		50,523

Total current assets	418,054	133,261	—		551,315
Marketable securities	21,083	—	—		21,083
Prepaid expenses	18,904	—	—		18,904
Property, plant and equipment, net	534,658	458,297	(16,855	)(e)	976,100
Intangible assets	—	15,407	130,816	(f)	146,223
Goodwill	2,209	—	969,876	(g)	972,085
Other assets	46,125	18,202	(10,871	)(h)	53,456

Total assets	$1,041,033	$625,167	$1,072,966		$2,739,166

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and other payables	$86,939	$85,170	$—		$172,109
Accrued operating expenses	41,930	30,988	12,285	(i)	85,203
Short term borrowings	—	8,709	—		8,709
Current installments of long-term debt	14,354	—	—		14,354
Amounts due to ST and ST affiliates	310	—	—		310
Current obligations under capital leases	1,983	2,437	—		4,420

Total current liabilities	145,516	127,304	12,285		285,105
Obligation under capital leases, excluding current installments	40	4,983	—		5,023
Long-term debt, excluding current installments	367,745	365,000	25,514	(j)	758,259
Other non-current liabilities	7,958	22,700	(1,343	)(k)	29,315

Total liabilities	521,259	519,987	36,456		1,077,702
Minority interest	35,620	—	—		35,620
Total shareholders’ equity	484,154	105,180	1,036,510	(l)	1,625,844

Total liabilities and shareholders’ equity	$1,041,033	$625,167	$1,072,966		$2,739,166

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1     Basis of Pro Forma Presentation

      On August 5, 2004, STATS and ChipPAC consummated the previously announced merger which resulted in ChipPAC becoming a wholly-owned subsidiary of STATS in a transaction to be accounted for using the purchase method. Subsequent to the merger, STATS was renamed STATS ChipPAC Ltd.

      The number of STATS ChipPAC ADSs issued pursuant to the merger was 86.19 million, determined based upon the exchange ratio of 0.87 STATS ChipPAC ADSs for each share of ChipPAC Class A common stock and the number of outstanding shares of ChipPAC Class A common stock as of August 5, 2004. The average market price per STATS ChipPAC ADS of $12.402 is based upon an average of the closing prices for a range of trading days (February 8 through 12, 2004) around February 10, 2004, the date on which the merger was announced.

      The fair values of STATS substitute options, both vested and unvested, were determined using a Black-Scholes valuation model with the following assumptions: no dividend yield; an expected volatility of 62.47%, and a risk-free interest rate of 3.12%. The model assumed an expected life of five to seven years for vested and unvested options.

      The number of STATS ChipPAC Ordinary Shares that are subject to STATS substitute options in connection with the merger is 76.5 million, based upon the total number of shares of ChipPAC Class A common stock subject to outstanding ChipPAC options as of August 5, 2004, at an exercise price range of $0.15 to $1.47 per STATS ChipPAC Ordinary Share.

      Based on the above, the estimated total purchase price of the ChipPAC acquisition is as follows (in thousands):

Value of STATS ChipPAC ADSs issued	$1,068,955
Value of STATS substitute options	74,548

Total value of STATS securities	1,143,503
Estimated direct transaction costs	12,285

Total estimated purchase price	$1,155,788

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to ChipPAC’s net tangible and identifiable intangible assets based on their estimated fair values as of June 30, 2004. In determining the preliminary price allocation, STATS management considered, among other factors, its intention for use of acquired assets as well as historical demand and estimates of future demand for ChipPAC’s products and services. Based on these assumptions and subject to changes to other

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

factors as described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Current and other assets	$140,592
Property, plant and equipment	441,442
Current liabilities	(127,304)
Long-term debts	(390,514)
Other long-term liabilities	(26,340)

Net assets	37,876
Amortizable intangible assets:
Tradenames	7,700
Technology and intellectual property	32,000
Customer relationships	99,300
Software and licenses	7,223
Unearned compensation on unvested options	1,813
Goodwill	969,876

$1,155,788

      Of the total estimated purchase price, a preliminary estimate of $37.9 million has been allocated to net assets assumed and approximately $146.2 million has been allocated to amortizable identifiable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of operations.

      The fair value of tangible assets was estimated primarily based on the cost and sales comparison approaches. In applying the cost approach, the replacement or reproduction cost estimates for the buildings, machinery and other equipment were based on indexed original costs or manufacturer reported replacement costs. Original historical cost data was segregated by appraisal class and year of acquisition, and indexed to estimated reproduction cost. Inflation trend factors were derived using indices from nationally recognized indexes. Replacement or reproduction costs were reduced by depreciation factors that reflect the estimated physical deterioration and functional obsolescence of assets. The sales comparison approach was used for tangible assets that have an active resale market. Similar assets recently sold or offered for sale were analyzed and their prices adjusted to reflect the difference between the comparable asset and the asset and the conditions of the sale to estimate the value of the acquired assets.

      The fair value assigned to intangible assets was estimated by discounting the estimated future cash flows of the intangibles assets to their present value. The cash flow estimates used for technology and intellectual property were based on estimates of product revenue and appropriate royalty rates (based on an analysis of rates for similar technologies and forecast product margins). The cash flow estimates used for customer relationships were based on estimates of revenue attributed to the current customers and the programs they have been qualified on as well as the profitability attributed to each. The rate used to discount these net cash flows was determined after consideration of market returns on debt and equity capital, the weighted average return on invested capital, the nature of each asset and the risk associated with achieving the forecast.

      The combined company expects to amortize the fair value of the ChipPAC tradename on a straight-line basis over an estimated life of seven years.

      Technology and intellectual property relates to ChipPAC’s technology for ball grid array, lead-frame and chip scale package. The combined company expects to amortize the fair value of these assets on a straight-line basis over an average estimated life of ten years.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Customer relationships represent those customers with which ChipPAC has current sales relationships. The combined company expects to amortize the fair value of these assets on a straight-line basis over an average estimated life of two years.

      Of the total estimated purchase price, approximately $969.9 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identifiable intangible assets.

      In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for an amount of the impairment during the fiscal quarter in which the determination is made.

      The unaudited pro forma condensed combined consolidated financial statements for the year ended December 31, 2003 and six months ended June 30, 2004 reflect how the merger might have affected STATS’ historical financial statements had the merger been consummated at an earlier time. The pro forma adjustments related to the unaudited pro forma condensed combined consolidated statement of operations assume the merger was consummated as of January 1, 2003. The pro forma adjustments related to the unaudited pro forma condensed combined consolidated balance sheet assume the merger was consummated as of June 30, 2004. The assumptions involved in the pro forma adjustments to the unaudited pro forma condensed combined consolidated financial statements are explained in Note 2 below.

Note 2	Pro Forma Adjustments

      Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to net tangible and intangible assets acquired and liabilities assumed to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets, to reflect the impact on interest expense of the amortization of the fair value adjustment to long-term debt, to reflect the adjustment for merger related expenses not expected to recur in the future, and to reflect the income tax effect related to the pro forma adjustments.

      No pro forma adjustments were required to conform ChipPAC’s accounting policies to STATS’ accounting policies. Certain reclassifications have been made to conform ChipPAC’s historical amounts to STATS’ presentation.

      The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had STATS and ChipPAC filed consolidated income tax returns during the periods presented.

      The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

a) To recognize amortization of identified intangible assets arising from the merger over their estimated useful lives, net of the elimination of intangible asset amortization expense included in the historical ChipPAC results.

To record depreciation of property, plant and equipment based on their preliminary estimated fair value and eliminate the depreciation charge included in the historical ChipPAC results.

To record stock compensation charges related to unvested options assumed. The preliminary estimate is based on the intrinsic value of these options on August 5, 2004 for options outstanding on

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

August 5, 2004. The unearned compensation related to the unvested options is being amortized over the remaining estimated graded vesting periods, which range from 0.0 to 3.1 years.

	Year Ended December 31, 2003

		Selling,
	Cost of	General and	Research and
	Revenues	Administrative	Development	Total

To reflect amortization of acquired intangible assets at a preliminary estimate of fair value	$56,357	$—	$—	$56,357
To eliminate ChipPAC’s historical amortization of intangible assets	(5,747)	—	—	(5,747)

	50,610	—	—	50,610

To reflect depreciation of acquired property, plant and equipment at a preliminary estimate of fair value	62,146	—	—	62,146
To eliminate ChipPAC’s historical depreciation of property, plant and equipment	(64,343)	—	—	(64,343)

	(2,197)	—	—	(2,197)

To record stock compensation charges related to unvested options assumed	715	1,136	82	1,933

	$49,128	$1,136	$82	$50,346

	Six Months Ended June 30, 2004

		Selling,
	Cost of	General and	Research and
	Revenues	Administrative	Development	Total

To reflect amortization of acquired intangible assets at a preliminary estimate of fair value	$28,180	$—	$—	$28,180
To eliminate ChipPAC’s historical amortization of intangible assets	(2,735)	—	—	(2,735)

	25,445	—	—	25,445

To reflect depreciation of acquired property, plant and equipment at a preliminary estimate of fair value	36,899	—	—	36,899
To eliminate ChipPAC’s historical depreciation of property, plant and equipment	(38,287)	—	—	(38,287)

	(1,388)	—	—	(1,388)

To record stock compensation charges related to unvested options assumed	357	568	41	966

	$24,414	$568	$41	$25,023

b) To reflect the adjustment for merger related expenses not expected to recur in the future.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

c) To reflect the amortization of the premium on assumed long-term debt resulting from recording this debt at fair value over the remaining period to maturity using the interest method.

d) To record the deferred tax charge resulting from the pro forma adjustments related to depreciation expense.

e) To record the preliminary estimate of the fair value of ChipPAC’s property, plant and equipment:

	As of June 30, 2004

	Historical	Fair	Increase
	Amount	Value	(Decrease)

Land rights	$9,890	$9,890	$—
Building and improvements	54,359	76,750	22,391
Equipment	394,048	354,802	(39,246)

	$458,297	$441,442	$(16,855)

f) To eliminate ChipPAC’s historical intangible assets and related accumulated amortization and to record preliminary estimate of intangible assets:

	As of June 30, 2004

	Historical	Fair	Increase
	Amount	Value	(Decrease)

Software and licenses	$6,527	$7,223	$696
Technology and intellectual property	8,880	32,000	23,120
Tradenames	—	7,700	7,700
Customer relationships	—	99,300	99,300

	$15,407	$146,223	$130,816

g) To record the preliminary estimate of goodwill.

h) To eliminate ChipPAC’s historical capitalized debt issuance cost.

i) To record estimated direct transaction costs.

j) To reflect ChipPAC’s long-term debt at the preliminary estimate of their fair values.

To reflect ChipPAC’s long-term debt at the preliminary estimate of fair value
Based on quotes from brokers for $165 million 12.75% senior subordinated notes due 2009 and $150 million 2.50% convertible subordinated notes due 2008	$338,513
Based on estimated fair value of non-traded $50 million 8% convertible subordinated notes due 2011	52,001

390,514
To eliminate ChipPAC’s historical long-term debt	(365,000)

$25,514

k) To record the deferred tax adjustment relating to pro forma adjustments to property, plant and equipment and intangible assets.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

l) To adjust shareholders’ equity:

To reflect the value of STATS ChipPAC ordinary shares issued and the fair value of STATS substitute options	$1,143,503
To reflect the intrinsic value of the unvested ChipPAC options to be substituted in the transaction	(1,813)
To eliminate ChipPAC’s historical stockholders’ equity	(105,180)

$1,036,510

Note 3	Pro Forma Earnings per STATS ChipPAC Ordinary Share and per STATS ChipPAC ADS

      The pro forma basic and diluted earnings per STATS ChipPAC Ordinary Share and earnings per STATS ChipPAC ADS are based on the weighted average number of shares of STATS ChipPAC Ordinary Shares and STATS ChipPAC ADSs outstanding during each period and weighted average number of ChipPAC Class A common stock outstanding during each period multiplied by the exchange ratio.

	Year Ended	Six Months
	December 31,	Ended June 30,
	2003	2004

	(In thousands)	(In thousands)
Weighted average number of STATS shares STATS substitute options	1,005,374	1,076,768
Weighted average number of STATS shares in exchange for ChipPAC shares	831,320	853,127

Weighted average number of STATS shares after the consummation of the merger	1,836,694	1,929,895

Weighted average number of ChipPAC shares	95,554	98,061
Exchange ratio	8.7	8.7

Weighted average number of STATS shares to be issued in the merger	831,320	853,127

Note 4	Liabilities Under the ChipPAC, Inc. Employee Retention and Severance Plan

      Certain employees of ChipPAC received payments under the ChipPAC employee retention plan. The unaudited pro forma condensed combined consolidated financial statements do not include any adjustments for liabilities relating to the retention of the employees. The estimated liabilities assumed of $1.83 million will be expensed and paid as earned over the next 24 months from the completion of the merger.

Note 5	Merger Related Costs

      ChipPAC’s estimated total cost related to the merger of $25.4 million, which are expensed as incurred, is excluded from the pro forma condensed combined consolidated statement of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion of our business, financial condition and results of operations should be read together with “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” included elsewhere in this prospectus and STATS’ and ChipPAC’s respective consolidated financial statements and the related notes incorporated by reference or included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus. Our consolidated financial statements are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP. Certain items in the comparative figures have been reclassified to conform to the current period’s presentation.

Overview

      On August 5, 2004, STATS completed its merger with ChipPAC, pursuant to which ChipPAC became a wholly-owned subsidiary of STATS. In connection with the merger, STATS changed its name to STATS ChipPAC Ltd. Following the merger, we are a leading service provider of semiconductor packaging design, assembly, test and distribution solutions. By combining the testing expertise of STATS with the packaging expertise of ChipPAC, we offer our global customers one of the broadest portfolios of comprehensive end-to-end packaging and test services in the semiconductor industry. We have a leadership position in providing advanced packages, such as stacked die, SiP and flip-chip, and in standard packaging which includes BGA, CSP, power and lead-frame. We are a leader in high volume assembly test and distribution of discrete and analog power packages. In the test services market, we are a leader in testing mixed-signal, high performance semiconductors.

      STATS’ and ChipPAC’s respective management’s discussion and analysis of the financial condition and results of operations of STATS and ChipPAC, respectively, prior to the merger are presented separately below under “— STATS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “— ChipPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” STATS’ and ChipPAC’s historical financial position and results of operation taken together may not be representative of the future combined results of operations or financial condition of the combined company. The combination of STATS and ChipPAC will have a significant impact on our future operating results and financial condition, and may result in the adoption of accounting policies that differ from those followed by STATS and ChipPAC, respectively, prior to the merger. For instance, depreciation of STATS’ equipment and machinery has historically been provided on a straight-line basis over their estimated useful lives of five to seven years. Depreciation of ChipPAC’s equipment and machinery has historically been provided on a straight line basis over eight years. Following the consummation of the merger, we have adopted ChipPAC’s policy to depreciate our equipment and machinery on a straight line basis over eight years. Further, STATS adopted a fiscal calendar with interim quarters ending on March 31, June 30, September 30 and December 31. ChipPAC adopted a fiscal calendar with the first three fiscal quarters each ending on the Sunday nearest March 31, June 30 and September 30, respectively, and the fourth fiscal quarter ending on December 31. Differences in accounting policies are expected to be either harmonized or left in place if justified by a comparison of differences in the two businesses and the application of U.S. GAAP.

      Our pro forma condensed combined consolidated financial statements, included elsewhere in this prospectus, are based on preliminary estimates and assumptions set forth in the notes thereto. They do not reflect cost savings expected to be realized from the elimination of certain expenses and from the synergies expected to be created or the costs to implement such cost savings or synergies.

     Cost Savings and Synergies Resulting from the Merger

      With the combination of STATS and ChipPAC, we have created the platform to be one of the world’s leading independent providers of fully integrated packaging and test solutions. We believe that we will be better able to serve existing and future customers through our facilities in key locations worldwide within close proximity to the major hubs of wafer fabrication and our broad portfolio of solutions that combines STATS’ relative strength in testing and ChipPAC’s relative strength in packaging services.

      In addition, we believe we will be able to achieve substantial cost savings and other benefits from the merger of STATS and ChipPAC. During the merger due diligence process and through the time needed to obtain requisite approvals for the merger, we developed an integration plan that identifies significant synergy opportunities. Upon full implementation of this plan, we expect to realize cost savings in the range of $25 million to $30 million annually, not including interest savings and lower depreciation due to capital avoidance. We expect to realize synergy opportunities for revenue growth compared to STATS and ChipPAC on a standalone basis. Since the closing of the merger, we have been implementing this integration plan in carefully staged phases in order to minimize any disruptions to our ongoing operations. We believe we will ramp to a full run-rate of these savings during 2005.

      We may not ultimately be able to realize the anticipated cost savings or synergies from the merger of STATS and ChipPAC, either in the amount or timeframe we currently expect, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we currently expect. The successful integration of STATS’ operations with those of ChipPAC’s will depend on our ability to manage the combined operations, to realize opportunities for revenue growth presented by our broader portfolio of solutions and expanded geographic coverage, and to eliminate redundant and excess costs. If our integration efforts are not successful, we may not be able to maintain the levels of revenue, earnings or operating efficiencies that STATS and ChipPAC have achieved or might achieve separately.

     Factors Affecting our Results of Operations

      The factors affecting the results of operations of the combined company going forward are substantially similar to those affecting STATS and ChipPAC historically as described below. The results of operations of STATS and ChipPAC have historically varied, and the combined company may continue to vary, significantly from quarter to quarter and are not necessarily indicative of the results of any future periods.

     Goodwill and Acquired Intangible Assets

      Goodwill is recorded when the cost of an acquisition exceeds the fair market value of the net tangible and identifiable intangible assets acquired. Goodwill and indefinite-lived intangible assets are tested for impairment at least annually in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” These tests are performed more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant under-performance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	significant decline in our stock price for a sustained period; and

•	significant decline of our market capitalization relative to net book value.

      Definite-lived intangible assets include tradenames, technology and intellectual property, customer relationships, and software and licenses. These are amortized on a straight-line basis over their estimated useful lives, generally for periods ranging from three to 10 years. We will continually evaluate the reasonableness of the useful lives of these assets. The unamortized balances recorded for acquired intangibles are also evaluated periodically for potential impairment.

      As a result of accounting for the merger using the purchase accounting method, we expect to record goodwill and other intangible assets resulting from the merger, estimated to be in excess of $960 million and

$140 million, respectively. We have not performed any impairment review following the completion of the merger. We intend to perform an impairment review before the end of the year. Impairment losses are recorded when the carrying amount of goodwill and intangible assets exceeds their respective implied fair values. Should an impairment be determined to have occurred, such impairment losses are recorded as a part of income from continuing operations and this will likely have a material adverse effect on our results of operations. See “Risk Factors — Risk Related to Our Business — We may be required to record a significant charge to earnings when we review our goodwill or other intangible assets for potential impairment.”

     Liquidity, Capital Resources and Market Risk

      Our liquidity needs are primarily arising from debt service on the outstanding debt of STATS and ChipPAC, working capital needs, the funding of capital expenditures and the funding of the costs associated with the completion of our merger.

      Our capital expenditures are largely driven by the demand for our services. We expect that our capital expenditures will be between $350 million and $400 million in 2004, primarily to increase our packaging and test capacity and to replace packaging and testing equipment from time to time.

      As of October 8, 2004, we had available lines of credit, including those available to our consolidated subsidiaries, amounting to an aggregate of approximately $159.9 million. As of June 30, 2004, $10.8 million of our available lines of credit was utilized. Since June 30, 2004, Winstek, one of our subsidiaries, borrowed an additional amount of approximately $7.1 million from its lenders, $5.3 million of which was used to expand its testing capacity, with the remainder used for working capital purposes. On October 7, we drew down $50.0 million under our multi-currency line of credit with Overseas-Chinese Banking Corporation Limited, to pay part of the purchase price for the repurchase of ChipPAC’s 12.75% senior subordinated notes due 2009.

      We believe that our cash on hand, existing credit facilities and anticipated cash flows from operations will be sufficient to meet our currently anticipated capital requirements, as well as capital lease and debt service repayment obligations for 2004. If our capital requirements exceed our expectations as a result of higher than anticipated growth in the semiconductor industry, acquisition or investment opportunities, the expansion of our business or otherwise, or if our cash flows from operations are lower than anticipated, including as a result of an unexpected decrease in demand for our services due to a downturn in the semiconductor industry or otherwise, we may be required to obtain additional debt or equity financing from time to time depending on prevailing market conditions. In such events, there can be no assurance that additional financing will be available or, if available, that such financings will be obtained on terms favorable to us.

      As of June 30, 2004, on a pro forma basis, after giving effect to the merger and our repurchase of approximately $102.5 million aggregate principal amount of ChipPAC’s 12.75% senior subordinated notes due 2009 on October 7, 2004, we would have had total indebtedness of $731.3 million, consisting of $333.3 million of senior convertible notes, $66.7 million of senior subordinated notes, $214.4 million of convertible subordinated notes, $48.8 million of senior secured debt and $68.1 million of capital lease obligations and short-term debt, and $286.9 million of trade payables and other liabilities. See “Description of Certain Indebtedness” for a more detailed description of our outstanding indebtedness.

      The combined company will continue to be exposed to currency exchange rates and interest rates and we may continue to employ derivative instruments such as forward foreign currency swaps, foreign currency contracts and options and interest rate swaps to manage our foreign exchange and interest rate exposures employed by STATS historically, as described below.

     Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. Certain provisions of FIN 46 became effective during the quarter ended March 31, 2004. The adoption of FIN 46 did not have an impact on STATS’ or ChipPAC’s financial position, cash flows or results of operations.

      In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on recognition and measurement guidance previously discussed under EITF Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF 03-01”). The consensus clarifies the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments accounted for under the cost method. This consensus is to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The application of this consensus does not have a material impact on our consolidated results of operations as our current policies are consistent with the consensus.

      In April 2004, the EITF issued Statement No. 03-06 “Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share” (“EITF 03-06”). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the quarter ended June 30, 2004, the adoption of which did not have an impact on STATS’ or ChipPAC’s calculation of earnings per share.

STATS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations

     Factors Affecting STATS’ Results of Operations

     Cyclicality of the Semiconductor Industry

      STATS’ results of operations are influenced by the state of the global semiconductor industry, which is highly cyclical. According to reports by SIA, worldwide semiconductor revenues grew 37.0% from 1999 to $204.4 billion in 2000, fell 32.0% to $138.9 billion in 2001, recovered marginally by 1.3% in 2002 to $140.8 billion and grew by 18.3% to $166.4 billion in 2003. STATS’ net revenues decreased 56.0% to $145.9 million in 2001 due to this downturn in the semiconductor industry and increased by 54.8% to $225.7 million in 2002. In 2003, STATS’ net revenues grew 68.6% over 2002 to $380.7 million. This improvement was across each of the principal end user segments for the products which STATS packaged and tested — communications, personal computers and consumer electronics. STATS’ net revenues in 2002 and 2003 grew at a higher rate than the recovery of the semiconductor industry in general due primarily to its investments in equipment and capacity at an appropriate level to meet customer demands, its financial resources to make such investments and its ability to offer a turnkey solution with its comprehensive mixed-signal test platform. However, we cannot assure you that this growth rate can be maintained. We continue to expect that the cyclicality of the semiconductor industry will impact our results of operations.

     Declining Prices

      The semiconductor industry is characterized by price erosion which can have a material adverse effect on STATS’ revenues and gross margins, particularly when coupled with declining capacity utilization. Prices of STATS’ products at a given level of technology decline over the product life cycle, commanding a premium in the earlier stages and declining towards the end of the cycle. To maintain its profitability, STATS offsets decreases in average selling prices by improving its capacity utilization rates and production efficiency, or by shifting to higher margin test and assembly services. In addition, STATS continues to develop and offer test and assembly services which command higher margins. In the past STATS has been able to successfully develop and market new higher margin products to meet the requirements of its customers. However, we cannot assure you that we can continue to do this in the future nor can we assure you that we will be successful at offsetting any price declines in the future. We expect average selling prices to fluctuate depending on our product mix in any given period.

     Cost of Revenues

      STATS’ results of operations are generally affected by the capital-intensive nature of its business. STATS’ cost of revenues include depreciation expense, attributed overhead such as facility rental, operating costs and property taxes and insurance, cost of labor and materials and cost of leasing equipment. A large portion of its cost of revenues is fixed in nature, with variable costs limited to the costs of materials, payroll and operating supplies. The major component of its fixed costs relates to test and assembly equipment.

      Depreciation of STATS’ equipment and machinery is provided on a straight-line basis over their estimated useful lives of five to seven years. STATS routinely reviews the remaining estimated useful lives of its equipment and machinery to determine if such lives should be adjusted due to changes in technology, production techniques and its customer base. However, due to the nature of its testing operations, which may include sudden changes in demand in the end markets, and due to the fact that certain equipment is dedicated to specific customers, STATS may not be able to anticipate declines in the utility of its machinery and equipment. Consequently, additional impairment charges may be necessary in the future. STATS also reviews property, plant and equipment for impairment whenever events or changes in conditions indicate that the carrying amount may not be recoverable.

     Capacity Utilization Rates

      Increases or decreases in capacity utilization rates can have a significant effect on gross profit margins since the unit cost of test and assembly services generally decreases as fixed charges, such as depreciation expense and equipment leasing costs, are allocated over a larger number of units. STATS expanded its test and assembly capabilities between 1999 and 2000 and significantly increased the number of testers and wire bonders. The expansion of its test and assembly capabilities by the end of 2000 allowed a significant increase in its net revenues. However, the capacity utilization of STATS’ facilities decreased significantly in 2001 as a result of the downturn in the semiconductor industry. As the semiconductor industry has been recovering from this downturn, STATS’ utilization has improved year over year from 2001 to 2003. In 2003, STATS increased the number of its testers from 297 to 394 and the number of wire bonders from 620 to 952 and its net revenues by 68.6% over 2002. Depreciation expense and cost of leasing production equipment as a percentage of revenues were 80.7% in 2001, 51.8% in 2002 and 34.8% in 2003.

     Operating Expenses

      STATS’ operating expenses consist principally of selling, general and administrative expenses which include payroll-related expenses for selling, marketing and administrative staff, facilities-related expenses and depreciation of non-production equipment, marketing expenses, management fees paid to Singapore Technologies Pte Ltd, provisions for bad debts on accounts receivable and professional fees. STATS’ operating expenses also include research and development expenditures which mainly consist of salaries and benefits of research and development personnel, depreciation of research and development equipment and related supplies and are focused in the following two areas:

•	development of new software and processes to enhance efficiency and reliability and to shorten test time of semiconductors; and

•	development of new, advanced packages to meet the customized needs of its customers.

     Capacity Expansion

      In August 2001, STATS acquired a 51% equity interest in Winstek by subscribing for new shares for cash consideration of $28.0 million. STATS accounted for this acquisition using the purchase method. STATS began to consolidate Winstek’s financial and operating results into its financial and operating results from the date of acquisition. In October 2003, STATS invested an additional $12.9 million in Winstek, of which

$9.6 million was to maintain its 51% shareholding through taking up its share of an equity placement and $3.3 million was for an additional 4% equity interest. The purchase price has been allocated to the assets acquired and liabilities assumed according to estimated fair values at the date of acquisition. The allocation resulted in the recognition of goodwill of approximately $1.3 million and $0.9 million for 2001 and 2003, respectively. In accordance with Statement No. 142, “Goodwill and Other Intangible Assets,” STATS will not amortize the goodwill but test it for impairment at least annually. In June 2004, STATS’ equity interest in Winstek was decreased to 54.5% as a result of Winstek’s declaration of a stock bonus issue to its employees.

      In 2002, Winstek contributed $17.6 million or 7.8% of STATS’ net revenues of $225.7 million compared to $31.0 million or 8.1% of STATS’ net revenues of $380.7 million in 2003.

      In December 2002, STATS FastRamp Test Services, Inc. (“STATS FastRamp”) acquired 100% of the membership interests in San Diego Test Equipment LLC from Conexant Systems Inc. in exchange for cash. Under a Test Services Agreement between Conexant Systems Inc. and STATS FastRamp executed in December 2002, Conexant Systems Inc. committed to provide STATS FastRamp with orders for test and sort services in specified minimum amounts for a limited period of time. The cash paid and the anticipated sales for these services are not significant in relation to STATS’ overall assets and revenue, respectively. STATS accounted for this acquisition using the purchase method. The purchase price has been allocated to the assets acquired and liabilities assumed according to estimated fair values at the date of acquisition. The allocation did not result in any goodwill. STATS began to consolidate San Diego Test Equipment LLC financial and operating results into STATS’ financial and operating results from the date of acquisition. In March 2003, San Diego Test Equipment LLC was merged with STATS FastRamp, STATS’ wholly-owned subsidiary.

     STATS’ Critical Accounting Policies

      STATS believes the following accounting policies are critical to its business operations and the understanding of its results of operations. STATS’ preparation of its financial statements requires it to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements and the reported amounts of revenues and expenses during the reporting period. If actual results differ significantly from STATS management’s estimates and assumptions, there could be a material adverse effect on its financial statements.

     Revenue Recognition, Allowance For Doubtful Debts and Sales Returns

      STATS derives revenue primarily from wafer probe, assembly and testing of semiconductor integrated circuits. Net revenues represent the invoiced value of services rendered, net of returns, trade discounts and allowances, and excluding goods and services tax.

      STATS’ sales arrangements include probe, assembly or test services sold on a standalone basis, where no other services are provided and STATS’ customers arrange for the remaining services to be provided by themselves or others, as well as multiple-element arrangements where probe, assembly and test and, in some cases, pre-production and post-production services are provided together. A typical multiple-element arrangement includes wafer probe, assembly and testing of the individual integrated circuits.

      Where arrangements provide for multiple elements, STATS either combines the elements into a single unit of accounting or treats them as separate units of accounting depending on whether they meet certain specified criteria. Effective July 1, 2003, the criteria applied follows the methodology set out in FASB EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Under the methodology a delivered item is considered a separate unit of accounting if the delivered item has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of the undelivered item and performance of the undelivered service is considered probable and substantially under its control.

      The total arrangement consideration is allocated to each unit of accounting based on fair value which STATS determines using the price of the service when it sells it on a standalone basis. Revenue for each unit of accounting is recognized when there is evidence of an arrangement, fees are fixed or determinable, collectibility is reasonably assured, the service has been rendered, the revenue to be recognized is billable under the terms of the arrangement and not contingent upon completion of undelivered services, and, where applicable, delivery has occurred and risk of loss has passed to the customer. STATS’ package development, test software and hardware development services are provided in advance of its test and assembly services, and are not treated as separate units of accounting. The determination of accounting units and allocation of consideration between the elements are critical judgments and estimates.

      STATS makes estimates of potential sales returns and discounts. It provides for such returns and discounts based upon historical experience as a deduction from gross revenue. Additionally, STATS accrues for specific items at the time their existence is known and the amounts are estimable. Significant management judgments and estimates must be made and used in connection with establishing the sales returns and discounts allowances in any accounting period. Material differences between STATS’ estimates and actual returns may impact the amount and timing of its revenue for any particular period. STATS’ actual returns and discounts have not historically been significantly different from its estimates.

      Similarly, STATS makes estimates of the collectibility of its accounts receivable. STATS reviews the accounts receivable on a periodic basis and make specific allowance when there is doubt as to the collectibility of individual accounts. In evaluating the collectibility of individual receivable balances, STATS considers the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends. STATS believes that it adequately manages its credit risk through its credit evaluation process, credit policies and credit control and collection procedures. Additional allowances may be required in the future if the financial condition of its customers or general economic conditions deteriorate. STATS’ actual uncollectible accounts have not historically been significantly different from its estimates.

     Valuation of Inventory

      The valuation of inventory requires STATS to estimate obsolete or excess inventory as well as inventory that is not of saleable quality. The determination of obsolete or excess inventory requires STATS to estimate the future demand from its customers within specific time horizons, generally six months or less. The estimates of future demand that STATS uses in the valuation of inventories are the forecasts provided by its customers. If its inventory for specific customer forecast is greater than actual demand, it could be required to record additional inventory reserves, which would have a negative impact on its gross margin.

      STATS’ inventories are stated at the lower of cost, determined on the weighted average basis, or net realizable value. Cost is generally computed on a standard cost basis, based on normal capacity utilization, with unrecovered costs arising from underutilization of capacity expensed when incurred. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make a sale.

     Depreciation and Amortization

      STATS’ operations are capital intensive and it has significant investment in testing and packaging equipment. STATS depreciates its property, plant and equipment based on its estimate of the period that it expects to derive economic benefits from their use. Management estimates of economic useful lives are set based on historical experience, future expectations and the likelihood of technological obsolescence arising from changes in production techniques or in market demand for the use of its equipment and machinery. However, business conditions, underlying technology and customers’ requirements may change in the future which could cause a change in the useful lives. Any change in useful lives could have a significant effect on STATS’ future operating results.

      In the third quarter of 2003, STATS completed a review of the estimated useful lives of its assembly equipment. As a result, effective from July 1, 2003, the lives used to depreciate certain assembly equipment were changed prospectively from five years to seven years. The change reflects longer actual service periods being achieved and expected to be achieved from similar new equipment. The impact of this change was a reduction to depreciation expense of $6.8 million for the year ended December 31, 2003.

     Asset Impairment

      STATS reviews property, plant and equipment for impairment whenever events or changes in market conditions indicate that the carrying amounts may not be recoverable.

      Management judgment is critical in assessing the following criteria for asset impairment:

•	a significant decrease in the asset’s market prices;

•	a significant adverse change in the extent or manner in which assets are being used or in their physical condition;

•	a significant adverse change in legal factors or in business climate that could affect the asset’s value or an adverse action or assessment by a regulator;

•	an accumulation of costs significantly in excess of the amount originally expected for an asset’s acquisition or construction;

•	a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an asset’s use; and

•	a current expectation that it is more-likely-than-not (or greater than 50% likelihood) that the asset will be sold or otherwise disposed off significantly before the end of its previously estimated useful life.

      Generally, STATS considers the above criteria to be met when the utilization rate of machinery or equipment falls below 35% for four consecutive quarters and the actual or projected utilization has deteriorated more than 50% from last impairment review. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted net cash flows expected to be generated from the asset. If the carrying amount of the asset exceeds the future undiscounted net cash flows, such assets are considered to be impaired and an impairment charge is recognized for the amount that the carrying value of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In determining the fair value of machinery and equipment, STATS considers offers to purchase such equipment and expected future discounted cash flows. Due to the nature of its business, which may include sudden changes in demand in the end markets and due to the fact that certain equipment is dedicated to specific customers, STATS may not be able to anticipate declines in the utility of its machinery and equipment. Consequently, additional impairment charges may be necessary in the future and this could have a significant negative impact on its future operating results.

      STATS recorded asset impairment charges of $23.7 million and $14.7 million in 2001 and 2002, respectively. Similar assessments were performed in respect of operating lease prepayments resulting in the write-offs of prepaid leases of $3.1 million and $0.8 million in 2001 and 2002, respectively.

     Deferred Tax Asset

      STATS records a deferred tax asset when it believes that it is more likely than not that the deferred tax asset will be realized. The deferred tax effects of the tax losses, unutilized capital allowances carried forward and temporary differences arising primarily from property, plant and equipment are recognized because they are expected to be offset against future taxable income. Tax losses and unutilized capital allowances are available for offset against future taxable income provided that the company’s shareholding composition remains substantially (at least 50%) the same as at certain relevant dates. An additional requirement for the utilization of unutilized capital allowances for offset against future taxable profits arising after the incentive period is that the company continues to carry on the same trade which gave rise to the capital allowances.

      In assessing the realizability of deferred tax assets, STATS considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. STATS considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, STATS believes it is more likely than not that it will realize benefits of these deductible differences. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carry forward period differ materially from current estimates. In the event that STATS is not able to realize the deferred tax assets, an adjustment to the deferred tax asset would be charged to income in the period such determination was made which would result in a reduction of its net income.

      For a discussion of significant items in deferred tax asset, see “Note 12. Income Taxes” in the notes to STATS’ audited consolidated financial statements, included elsewhere in this prospectus.

     STATS’ Results of Operations

      The following table describes the composition of revenue by product group and test services, as a percentage of total revenue:

				Six Months
	Year Ended December 31,			Ended June 30,

	2001	2002	2003	2003	2004

Assembly — array	12.1%	14.8%	20.6%	18.2%	25.4%
Assembly — leaded	41.7	34.0	26.9	28.4	23.4
Test and other services	46.2	51.2	52.5	53.4	51.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

      The following table sets forth certain operating data of STATS’ as a percentage of net revenues for the periods indicated:

				Six Months
	Year Ended December 31,			Ended June 30,

	2001	2002	2003	2003	2004

Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit (loss)	(49.3)	(9.8)	13.8	8.2	16.6
Selling, general and administrative	24.7	16.3	9.6	10.4	8.0
Research and development	10.4	8.4	4.0	5.2	2.2
Asset impairments	16.3	6.5	0.0	—	—
Prepaid leases written off	2.1	0.3	0.0	—	—
Stock-based compensation	0.7	0.0	0.0	0.0	0.0
Others, net	0.1	0.2	0.1	(0.1)	(0.2)
Operating income (loss)	(103.6)%	(41.5)%	0.1%	(7.3)%	6.5%

     STATS’ Quarterly Results

      The following table sets forth STATS’ unaudited results of operations, including as a percentage of net revenue, for the eight fiscal quarters ended June 30, 2004. STATS believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with STATS’ consolidated financial statements and the related notes included elsewhere in this prospectus. STATS’ results of operations have varied and our results of operations may continue to vary significantly from quarter to quarter and are not necessarily indicative of the results of any future periods.

	Quarter Ended

	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2002	2002	2003	2003	2003	2003	2004	2004

	(In thousands)
Net revenues	$63,143	$71,932	$75,531	$87,602	$97,922	$119,636	$132,328	$138,995
Gross profit (loss)	(1,959)	2,350	3,516	9,922	16,405	22,834	20,379	24,637
Asset impairments	—	14,666	—	—	—	—	—	—
Prepaid leases written off	—	764	—	—	—	—	—	—
Stock-based compensation	9	18	52	(15)	21	39	38	157
Other, net	402	(3)	(387)	281	77	403	(37)	(511)
Net income (loss)	$(17,628)	$(23,573)	$(9,627)	$(702)	$776	$7,838	$4,066	$4,657

	As Percentage of Net Revenues

	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2002	2002	2003	2003	2003	2003	2004	2004

Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit (loss)	(3.1)	3.3	4.7	11.3	16.8	19.1	15.4	17.7
Asset impairments	—	20.4	—	—	—	—	—	—
Prepaid leases written off	—	1.1	—	—	—	—	—	—
Stock-based compensation	0.0	0.0	0.1	0.0	0.0	0.0	0.0	0.1
Others, net	0.7	0.0	(0.4)	0.3	0.2	0.4	0.1	(0.4)
Net income (loss)	(27.9)%	(32.8)%	(12.7)%	(0.8)%	0.8%	6.6%	3.1%	3.4%

     Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

     Net Revenues

      STATS derives revenues primarily from test and assembly of array and leaded packages. Net revenues increased 66.3% from $163.1 million in the six months ended June 30, 2003 to $271.3 million in the six months ended June 30, 2004. Net revenues from test services increased 58.9% from $87.0 million in the six months ended June 30, 2003 to $138.2 million in the six months ended June 30, 2004 due principally to a $44.8 million increase in net revenues resulting from an increase in unit shipments and a $4.3 million increase in net revenues resulting from a 1.6% increase in average selling prices. Net revenues from assembly services increased 73.7% from $76.1 million in the six months ended June 30, 2003 to $132.2 million in the six months ended June 30, 2004 due principally to a $51.0 million increase in net revenues resulting from an increase in unit shipments and a $5.2 million increase in net revenues resulting from a 3.8% increase in average selling prices. Contribution to net revenues from Winstek also increased from $13.8 million in the same period a year ago to $20.3 million in the current period mainly due to increase in unit shipments. STATS FastRamp, which commenced operations in January 2002 and contributes primarily to test revenues, contributed $6.1 million to net revenues in the same period a year ago compared to $5.1 million in the current period.

      For the six months ended June 30, 2004, revenues from the communications segment increased more than the revenues from other segments as compared to the corresponding period in the prior year, contributing 66.0% of STATS’ net revenues, followed by the personal computers segment at 23.3% of STATS’ net revenues. The increase in the communications segment was largely due to the increased demand in the mobile phone and infrastructure markets. STATS expect to continue to be dependent on the communications and personal computers segments for substantially all its net revenues. STATS derived 82.1% and 81.2% of its net revenues for the six months ended June 30, 2003 and 2004, respectively, from customers headquartered in the United States and STATS expects to continue to depend on such customers for a substantial portion of its net revenues in the foreseeable future.

      Average selling prices for STATS’ services have generally declined over product life cycles, particularly for its assembly services. Average selling prices for test services for the six months ended June 30, 2004 increased by 1.6% as compared to the corresponding period in the prior year due to an increase in test times. Average selling prices for assembly services for the six months ended June 30, 2004 increased by 3.8% as compared to the corresponding period in the prior year due to changes in product mix. STATS expects that average selling prices for its assembly and test services will continue to decline in the future. Historically, STATS has been able to partially or entirely offset the effect of price declines by successfully developing and marketing new higher margin products, such as advanced leaded and array packages, by negotiating lower prices with its materials vendors, and by implementing engineering and technological changes in its assembly and test processes which resulted in reduced manufacturing costs. To the extent that STATS is unable to offset any price decreases in the future, its gross margins would be negatively affected.

     Cost of Revenues and Gross Profit

      Cost of revenues includes depreciation expense, cost of leasing testers, facilities costs, direct and indirect labor and materials cost. Cost of revenues increased 51.2% from $149.7 million in the six months ended June 30, 2003 to $226.3 million in the six months ended June 30, 2004. Depreciation expense and cost of leasing testers increased from $63.7 million, or 39.0% of net revenues, in the six months ended June 30, 2003 to $85.4 million, or 31.5% of net revenues, in the six months ended June 30, 2004 as it added capacity to support the volume increase. The $21.7 million increase of depreciation expenses and cost of leasing between the two periods was net of $8.8 million depreciation savings due to a change in useful lives of assembly equipment in July 2003 from five years to seven years. Subject to general industry conditions and customer demand, we currently expect to continue to add to our capacity in the second half of 2004. Direct and indirect labor and materials costs increased from $81.7 million, or 50.1% of net revenues, in the six months ended June 30, 2003 to $133.1 million, or 49.1% of net revenues, in the six months ended June 30, 2004 due principally to higher overtime incentives for employees and additional hires in preparation for increased volumes, and higher prices of goldwires used in packaging of semiconductor devices. The remaining increase in cost of revenues was due principally to an increase in utilities from higher activities, partially offset by government grants. Cost of revenues as a percentage of net revenues decreased from 91.8% in the six months ended June 30, 2003 to 83.4% in the six months ended June 30, 2004, resulting in an increase in the gross profit in the current period. Gross profit in the current period was $45.0 million, or a gross margin of 16.6%, as compared to gross profit of $13.4 million, or a gross margin of 8.2%, in the same period a year ago. This improvement was due principally to higher capacity utilization and cost control that was partially offset by the appreciation of the Singapore dollar against the United States dollar. Because a substantial portion of STATS’ costs at its factories is fixed, relatively small increases or decreases in capacity utilization may have a significant effect on its profitability.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses consist mainly of salaries and benefits for sales, marketing, general and administrative employees, depreciation of non-production equipment and professional fees. Selling, general and administrative expenses was $17.0 million, or 10.4% of net revenues, in the six months ended June 30, 2003, and $21.9 million, or 8.1% of net revenues, in the six months ended June 30, 2004. The increase in 2004 was due primarily to additional hires and higher accrual of bonuses.

     Research and Development Expenses

      Research and development expenses consist mainly of salaries and benefits for research and development personnel, depreciation of research and development equipment and related supplies. Research and development expenses decreased 29.7% from $8.5 million, or 5.2% of net revenues, in the six months ended June 30, 2003, to $6.0 million, or 2.2% of net revenues, in the six months ended June 30, 2004. This decrease was mainly due to lower government grant income and lower headcount as personnel were transferred to production upon completion of projects.

     Net Interest Income (Expense)

      Net interest expense increased from $3.6 million in the six months ended June 30, 2003 to $6.9 million in the six months ended June 30, 2004. Net interest expense of $3.6 million in the six months ended June 30, 2003 consisted of interest income of $3.0 million and interest expense of $6.6 million. Net interest expense of $6.9 million in the six months ended June 30, 2004 consisted of interest income of $2.3 million and interest expense of $9.3 million. Interest income was earned on STATS’ marketable debt securities and fixed-term time deposits with various financial institutions. The lower interest income earned in the current period was due primarily to higher yields earned on marketable debt securities in the six months ended June 30, 2003. The higher interest expense was due primarily to STATS’ senior convertible notes which were issued in November 2003.

     Foreign Currency Exchange Gain (Loss)

      Foreign currency exchange gain was $0.2 million in the six months ended June 30, 2003 and foreign currency exchange loss was $0.3 million in the six months ended June 30, 2004. The non-cash gain or loss was due primarily to currency fluctuations of the U.S. dollar against the Singapore dollar, the Japanese yen and the New Taiwan dollar.

     Income Tax Expense

      Income tax expense was $0.2 million in the six months ended June 30, 2003 and $0.6 million in the six months ended June 30, 2004. The increase in income tax expense between the two periods was due primarily to a higher deferred tax expense recognized in the current quarter compared to a deferred tax benefit in the prior-year quarter. The income tax expense in the six months ended June 30, 2003 arose primarily from non-pioneer current income tax expenses on interest income generated from investments in fixed-term deposits and marketable securities, net of deferred tax benefits from temporary differences arising from property, plant and equipment. The income tax expense in the six months ended June 30, 2004 arose primarily from property, plant and equipment.

     Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     Net Revenues

      Net revenues increased 68.6% from $225.7 million in 2002 to $380.7 million in 2003. The increase in net revenues was due primarily to an increase in unit shipments in both test and assembly as a result of an increase in demand for test services and assembly packages, partially offset by the decrease in average selling prices for assembly business, resulting principally from changes in product mix. Unit shipments for test and assembly businesses increased 60.0% and 67.0%, respectively, from 2002. Compared to 2002, average selling prices for the test business increased 5.0% and average selling prices for the assembly business decreased 3.0% due principally to changes in product mix to products with lower average selling prices. Net revenues from test services increased 73.2% from $115.4 million in 2002 to $199.9 million in 2003. Net revenues from assembly services increased 63.9% from $110.3 million in 2002 to $180.8 million in 2003. Contribution from Winstek also increased from $17.6 million in 2002 to $31.0 million in 2003. STATS FastRamp, which commenced operations in January 2002 and contributes primarily to test revenues, contributed $11.7 million to net revenues.

      The communications segment grew the most and contributed 58.3% of STATS’ 2003 net revenues, followed by the personal computers segment at 29.9% of STATS’ 2003 net revenues. The increase in the communications segment is largely due to shipments to the mobile phone and infrastructure markets. STATS derived 80.8% and 81.3% of its net revenues for 2002 and 2003, respectively, from customers headquartered in the United States.

     Cost of Revenues and Gross Profit

      Cost of revenues increased 32.3% from $247.9 million in 2002 to $328.0 million in 2003. Depreciation expense and cost of leasing testers (included in cost of revenues) increased from $116.8 million, or 51.8% of net revenues in 2002 to $132.4 million, or 34.8% of net revenues in 2003. Direct and indirect labor and materials costs increased from $71.7 million or 31.8% of net revenues in 2002 to $104.1 million or 27.3% of net revenues in 2003 due principally to the increased production and testing services in 2003. Cost of revenues as a percentage of revenue decreased from 109.8% in 2002 to 86.2% in 2003, resulting in a gross profit in 2003. Gross profit in 2003 was $52.7 million, or a gross margin of 13.8%, as compared to gross loss of $22.2 million, or gross margin of negative 9.8%, in 2002. The improvement in gross margin was due principally to higher capacity utilization and cost control.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses decreased marginally by 0.7% from $36.6 million in 2002 to $36.4 million in 2003 and decreased as a percentage of net revenues from 16.3% in 2002 to 9.6% in 2003. STATS lowered its discretionary spending and other expenses in 2003. This decrease in expenses was offset by higher bonus provisions in 2003 and higher insurance premiums in 2003. The 2002 selling, general and administrative expenses included a payment of $1.0 million in third quarter 2002 by its significant shareholder, Singapore Technologies Pte Ltd, to STATS’ former Chairman and Chief Executive Officer, Tan Bock Seng. The payment did not involve any cash outlay from STATS and was charged to STATS’ income statement as compensation expense and credited to shareholders’ equity as “Additional Paid-in Capital.”

     Research and Development Expenses

      Research and development expenses consist mainly of salaries and benefits of research and development personnel, depreciation of research and development equipment and related supplies. Research and development expenses decreased 18.9% from $18.9 million, or 8.4% of net revenues, in 2002, to $15.3 million, or 4.0% of net revenues, in 2003. This decrease was mainly due to lower headcount as personnel were transferred to production upon completion of a wafer process project.

     Asset Impairments and Prepaid Leases Written Off

      STATS recognized asset impairment charges of $14.7 million for 2002, of which $11.1 million was for tester equipment held for use and $3.6 million was for equipment held for sale. The carrying values of these assets were written down to the estimated fair value and will continue to be depreciated over their remaining useful lives. There were no asset impairment charges recognized in 2003.

      STATS wrote off prepaid leases of tester equipment of $0.8 million in 2002. The impairments and write off were taken because continued softness in demand in the end-markets to which certain of its equipment was dedicated had reduced the anticipated future usage of such equipment. There were no write off of prepaid leases of tester equipment in 2003.

     Net Interest Income (Expense)

      Net interest expense was $5.1 million in 2002 compared to $9.2 million in 2003. Net interest expense consisted of interest income of $5.3 million and interest expense of $10.4 million in 2002 and interest income of $4.8 million and interest expense of $14.0 million in 2003. The interest income was earned on STATS’ marketable debt securities and fixed-term time deposits with various financial institutions. The lower interest income earned in 2003 was due primarily to the general decline in interest rates. Interest expense comprised primarily interest accrued and paid on STATS’ senior convertible notes and bank borrowings by Winstek. The increase in interest expense in 2003 was due primarily to STATS’ senior fixed-interest convertible notes issued in November 2003 as well as an increase in bank borrowings drawn by Winstek of $23.2 million.

     Foreign Currency Exchange Gain (Loss)

      STATS recognized an exchange gain of $1.6 million in 2003 compared to an exchange loss of $0.5 million in 2002, due primarily to currency fluctuations of the U.S. dollar against the Singapore dollar, the Japanese yen and the New Taiwan dollar.

     Other Non-Operating Income

      Other non-operating income was $3.4 million in 2002 and $7.6 million in 2003. The increase was due to gains from sales of marketable securities and amortization for the deferred grant for development activities from the Economic Development Board (the “EDB”) under its Research and Incentive Scheme for Companies.

     Income Tax Benefit (Expense)

      Income tax benefit was $7.2 million in 2002 and income tax expense was $0.7 million in 2003. The income tax benefit of $7.2 million in 2002 comprised income tax expense of $1.0 million and deferred tax benefit of $8.2 million. The income tax expense of $0.7 million in 2003 comprised income tax expense of $1.9 million and a deferred tax benefit of $1.2 million. The income tax expense for both years was principally due to Singapore tax on interest income generated principally from the investment of excess cash in fixed-term time deposits and marketable debt securities. The deferred tax benefit of $8.2 million in 2002 and $1.2 million in 2003 resulted principally from recognizing the deferred tax benefit associated with tax losses, unutilized capital allowances carried forward and temporary differences arising primarily from property, plant and equipment.

     Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Net Revenues

      Net revenues increased 54.8% from $145.9 million in 2001 to $225.7 million in 2002. The increase in net revenues was due primarily to an increase in unit shipments in both test and assembly, partially offset by the decrease in average selling prices in the first half of 2002 for both test and assembly businesses principally resulting from changes in product mix. In the second half of 2002, average selling prices for both test and assembly business increased marginally, resulting principally from changes in product mix. Contribution from Winstek also increased from $1.7 million in 2001 to $17.6 million in 2002. STATS FastRamp, which commenced operations in January 2002, contributed $3.4 million to net revenues in 2002. Net revenues from test services increased 71.4% from $67.4 million in 2001 to $115.4 million in 2002. Net revenues from assembly services increased 40.5% from $78.5 million in 2001 to $110.3 million in 2002.

     Cost of Revenues and Gross Profit

      Cost of revenues increased 13.8% from $217.8 million in 2001 to $247.9 million in 2002. However, depreciation expense and cost of leasing testers (included in cost of revenues) decreased from $117.8 million, or 80.7% of net revenues in 2001 to $116.8 million, or 51.8% of net revenues in 2002. Cost of revenues as a percentage of net revenues decreased from 149.3% in 2001 to 109.8% in 2002, resulting in a smaller gross loss in 2002. Gross loss in 2002 was $22.2 million, or a gross margin of negative 9.8%, as compared to gross loss of $71.9 million, or gross margin of negative 49.3%, in 2001. The improvement in gross margin was due primarily to the increase in net revenues resulting in higher capacity utilization and lower payroll and materials costs.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased marginally by 1.6% from $36.0 million in 2001 to $36.6 million in 2002 but as a percentage of net revenues decreased from 24.7% of net revenues in 2001 to 16.3% of net revenues in 2002. This was a result of STATS’ on-going efforts to control costs and manage discretionary spending in a very difficult operating environment, partially offset by a one-time payment of $1.0 million to STATS’ former Chairman in 2002 in recognition of his past services.

     Research and Development Expenses

      Research and development expenses increased 24.4% from $15.2 million in 2001, or 10.4% of net revenues in 2001, to $18.9 million in 2002, or 8.4% of net revenues in 2002. These expenses were for additional equipment, supplies and research and development personnel to further strengthen STATS’ testing and advanced packaging capabilities.

     Asset Impairments and Prepaid Leases Written Off

      STATS recognized asset impairment charges of $23.7 million for 2001 and $14.7 million for 2002 and wrote off prepaid leases of tester equipment of $3.1 million for 2001 and $0.8 million for 2002. The impairments and write off were taken because continued softness in demand in the end-markets to which certain of its equipment was dedicated had reduced the anticipated future usage of such equipment.

      STATS recognized impairment charges of $19.4 million in 2001 and $11.1 million in 2002 in respect of tester equipment held for use. The carrying values of these assets were written down to the estimated fair market value and will continue to be depreciated over their remaining useful lives. STATS recognized asset impairment charges of $4.3 million in 2001 and $3.6 million in 2002 in respect of equipment held for sale.

     Stock-Based Compensation Expense

      Stock-based compensation expense was $1.0 million in 2001 and $0.1 million in 2002.

     Net Interest Income (Expense)

      Net interest income was $5.2 million in 2001 compared to net interest expense of $5.1 million in 2002. Net interest income consisted of interest income of $6.5 million and interest expense of $1.3 million in 2001 and interest income of $5.3 million and interest expense of $10.4 million in 2002. The interest income was earned on STATS’ marketable debt securities and fixed-term time deposits with various financial institutions. The lower interest income earned in 2002 was due primarily to the general decline in interest rates. The increased interest expense in 2002 was primarily due to STATS’ fixed-interest senior convertible notes issued in March 2002.

     Foreign Currency Exchange Gain (Loss)

      STATS recognized an exchange gain of $0.8 million in 2001 compared to an exchange loss of $0.5 million in 2002, due primarily to currency fluctuations of the U.S. dollar against the Singapore dollar, the Japanese yen and the New Taiwan dollar.

     Other Non-Operating Income

      Other non-operating income was $2.0 million in 2001 and $3.4 million in 2002. The increase was due to a gain arising from an interest-rate swap transaction in respect of a marketable debt security, gains from sale or maturity of marketable securities and a lower amount of grants recorded in 2001 for research and development activities from EDB under its Research and Incentive Scheme for Companies.

     Income Tax Benefit (Expense)

      Income tax benefit was $8.8 million in 2001 and $7.2 million in 2002. The income tax benefit of $8.8 million in 2001 comprised income tax expense of $1.4 million and deferred tax benefit of $10.2 million. The income tax benefit of $7.2 million in 2002 comprised income tax expense of $1.0 million and a deferred tax benefit of $8.2 million. The income tax expense for both years was principally due to Singapore tax on interest income generated principally from the investment of excess cash in fixed-term time deposits and marketable debt securities. The deferred tax benefit of $10.2 million in 2001 and $8.2 million in 2002 resulted principally from recognizing the deferred tax benefit associated with tax losses, unutilized capital allowances carried forward and temporary differences arising primarily from property, plant and equipment.

     STATS’ Liquidity and Capital Resources

      As of June 30, 2004, STATS’ financial structure consisted of long-term debt and related assets, current operating assets and liabilities, and short to medium-term credit facilities.

     Long-Term Debt and Related Assets

      STATS’ long-term debt totaled $384.1 million as of June 30, 2004. Of this, $267.1 million was incurred primarily to finance the acquisition of property, plant and equipment. STATS’ property, plant and equipment have a depreciated book value of $534.7 million. The remaining $115.0 million was incurred for general corporate purposes and as a reserve for future capital expenditures, which may include the purchase of test or assembly equipment, facilities expansion and future acquisitions or investments, if any. STATS had invested unused cash in marketable securities and cash equivalents.

     Current Working Capital and Capital Expenditures

      STATS’ net current assets totaled $272.5 million as of June 30, 2004. Excluding amounts related to long-term debt and related assets described above, as of June 30, 2004, net working capital was $157.6 million, of which $121.5 million was in cash and cash equivalents.

      STATS’ capital expenditures in the six months ended June 30, 2004 were $136.8 million, which were primarily for new generation testers and fine pitch wirebonders.

     Cash Flows from Operating Activities

      Net cash provided by operating activities totaled $28.5 million in 2002 and $82.5 million in 2003. Net cash was provided mainly by net losses adjusted for non-cash related items. Working capital uses of cash included increases in accounts receivable and inventories. Accounts receivable increased in December 2003 over December 2002, due primarily to higher revenue. Overall inventory levels were higher by 104% at December 31, 2003 compared to December 31, 2002 as STATS increased raw materials inventory to meet forecast demand.

      Net cash provided by operating activities totaled $35.8 million for the six months ended June 30, 2004, compared to net cash provided by operating activities of $37.9 million for the six months ended June 30, 2003. Net cash from operating activities of $35.8 million for the six months ended June 30, 2004 resulted mainly from net income adjusted for non-cash related items of $99.4 million. This was offset by increases in cash used for operating working capital of $63.6 million, due primarily to increases in operating activity levels resulting from the 66.3% increase in revenues in the current six months in 2004 over the same period in 2003. The significant components of working capital changes were due mainly to increased prepaid expenses of $47.4 million resulting primarily from additional prepaid leases for increased capacity and increased accounts receivable and inventories of $30.7 million resulting from the 66.3% increase in sales. These increases were partially offset by increased accounts payable and accrued operating expenses of $14.9 million resulting primarily from higher payable balances for raw materials.

     Cash Flows from Investing Activities

      Net cash used in investing activities totaled $156.7 million in 2002 and $174.3 million in 2003. The net cash used in investing activities consisted of capital expenditures of $113.2 million in 2002 and $209.3 million in 2003, purchases of marketable debt securities of $158.0 million in 2002 and $43.9 million in 2003, an advance to a vendor to secure supplies of $5.0 million in 2003 and purchases of additional shares totaling $0.5 million in our subsidiary, Winstek, in 2003. The net cash used in investing activities in 2002 was reduced by receipts of $113.8 million from the sale or maturity of marketable debt securities and $0.8 million from the disposal of equipment. The net cash used in investing activities in 2003 was reduced by receipts of $83.3 million from the sale or maturity of marketable debt securities and $1.1 million from the disposal of equipment. The increase in cash used for investing activities in 2002 compared to 2001 was due mainly to increased capital expenditures and purchases of marketable securities in 2002.

      Net cash used in investing activities totaled $236.3 million for the six months ended June 30, 2004 and $25.2 million for the six months ended June 30, 2003. The net cash used in investing activities of $236.3 million for the six months ended June 30, 2004 consisted primarily of purchases of marketable securities of $150.0 million, capital expenditures of $122.7 million and loan to a vendor to secure supplies of $14.5 million. These were reduced by receipts of $50.3 million from the maturity of marketable debt securities and $0.6 million from the sale of property, plant and equipment. The net cash used in investing activities of $25.2 million for the six months ended June 30, 2003 consisted primarily of capital expenditures of $73.7 million for capacity expansion for test services. This was reduced by receipts of $64.7 million from the maturity of marketable debt securities.

     Cash Flows from Financing Activities

      Net cash provided by financing activities was $180.6 million in 2002 and net cash provided by financing activities was $234.7 million in 2003. In 2002, net cash provided by financing activities of $180.6 million consisted of net proceeds from the issuance of senior convertible notes in March 2002 of $195.0 million, bank borrowings of $20.6 million, receipt of government grants of $1.2 million and proceeds from issuance of shares of $1.3 million. These were reduced by the repayment of installments due on the long-term EDB loan of $14.3 million, cash pledged against borrowings of $13.0 million and payment for capital leases of $10.1 million. In 2003, net cash provided by financing activities of $234.7 million consisted of net proceeds from the issuance of STATS’ ordinary shares of $117.5 million and net proceeds from the issuance of STATS’ convertible notes due 2008 of $112.3 million in November 2003 (the offerings were intended to provide it with financing for general corporate purposes, including capital expenditures and acquisitions and investments, if any), bank borrowings of $49.8 million, decrease in cash pledged against borrowings of $8.2 million and receipt of government grants of $6.8 million. These were reduced by the repayment of installments due on the long-term EDB loan of $14.8 million, repayment of long-term and short-term bank borrowings of $32.3 million and payment for capital leases of $12.9 million.

      Net cash provided by financing activities was $9.2 million for the six months ended June 30, 2004, compared to net cash used in financing activities of $1.3 million for the six months ended June 30, 2003. Cash provided by financing activities of $9.2 million for the six months ended June 30, 2004 consisted primarily of proceeds from bank borrowings of $25.8 million, proceeds from the issuance of shares under our Employee Share Option Scheme of $0.1 million and an increase in cash pledged against borrowings of $2.8 million. These were reduced by repayments of short-term and long-term debts of $12.9 million and $2.4 million, respectively, and payment of capital leases of $4.1 million. Cash used in financing activities of $1.3 million for the six months ended June 30, 2003 consisted of repayment of an installment due on the long-term EDB loan of $7.4 million, repayment of short-term debt of $0.1 million and payment for capital leases of $4.3 million. These were reduced by proceeds from bank borrowings of $9.0 million and a decrease in cash pledged against borrowings of $1.5 million.

     Off-Balance Sheet Arrangements

      STATS did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

     Contractual Obligations

      The following table sets forth STATS’ contractual obligations and commitments to make future payments as of June 30, 2004. The following excludes its accounts payable, accrued operating expenses and other current liabilities which are payable in the normal course of operations and which are included in current liabilities at June 30, 2004.

	Payments Due

	Within					More Than
	1 Year	2-3 Years		4-5 Years		5 Years	Total

	(In thousands)
Long term debt	$14,354	$28,886		$5,575		$—	$48,815
Senior convertible notes	—	215,106	(1)	118,178	(2)	—	333,284
Capital lease obligations	1,983	40		—		—	2,023
Operating leases	3,078	5,815		3,693		19,092	31,678
Unconditional purchase obligations:
— Capital commitments	59,685	—		—		—	59,685
— Inventory purchase commitments	26,230	—		—		—	26,230

Total contractual cash obligations	$105,330	$249,847		$127,446		$19,092	$501,715

(1)	Holders of STATS’ 1.75% convertible notes due 2007 have the right to require us to purchase all or some of their notes on March 18, 2005.

(2)	Holders of STATS’ zero coupon convertible notes due 2008 have the right to require us to purchase all or some of their notes on November 7, 2007.

     Financing Arrangements

      As of December 31, 2003, STATS had borrowings totaling $371.8 million comprising primarily $327.4 million due to its convertible note holders, obligations under capital leases amounting to $6.1 million and bank borrowings of $38.3 million taken up by its subsidiary, Winstek. As of June 30, 2004, STATS had borrowings totaling $384.1 million, comprising primarily $333.3 million due to its convertible note holders, obligations under capital leases amounting to $2.0 million and bank borrowings of $49.1 million by Winstek.

      In March 2002, STATS issued $200.0 million of senior unsecured and unsubordinated convertible notes due March 18, 2007, with net proceeds of $195.0 million. The convertible notes due 2007 bear interest at the rate of 1.75% per annum and have a yield to maturity of 4.91%. At the maturity date of the convertible notes due 2007, we will pay to the note holders of the convertible notes 117.665% of the principal amounts. The notes can be converted into our ordinary shares or, subject to certain limitations, ADSs, each of which currently represents ten ordinary shares, at a conversion price of S$3.408 per ordinary share (at a fixed exchange rate of US$1.00 = S$1.8215) for the convertible notes due 2007. The conversion price may be subject to adjustments for certain events. We may elect to satisfy our obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of the notes. We may redeem all or a portion of the convertible notes at any time on or after March 18, 2004 at a price to yield of 4.91% per year to the redemption date if our shares or ADSs trade at or above 125% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. The note holders may require us to repurchase all or a portion of the notes on March 18, 2005 at a price equal to 110.081% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to March 18, 2007, each note holder may require us to repurchase all or a portion of such holder’s notes at a price to yield of 4.91% per year to the redemption date.

      In November 2003, STATS issued $115.0 million of senior unsecured and unsubordinated convertible notes due November 7, 2008, with net proceeds of $112.3 million. The convertible notes have a yield to maturity of 4.25%. At the maturity date, we will pay to the note holders 123.4% of the principal amount of the notes, comprising principal and redemption interest. The notes can be converted into our ordinary shares or, subject to certain limitations, ADSs, each of which currently represents ten ordinary shares, at an initial conversion price of S$3.05 per ordinary share (equivalent to an initial number of 570.5902 ordinary shares per

$1,000 principal amount of convertible notes, based on a fixed exchange rate of US$1.00 = S$1.7403). The conversion price may be subject to adjustments for certain events. We may elect to satisfy our obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of the notes. We may redeem all or a portion of the convertible notes at any time on or after November 7, 2006 at a price to yield of 4.25% per annum to the redemption date if our shares or ADSs trade at or above 130% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. The note holders may require us to repurchase all or a portion of their notes on November 7, 2007 at a price equal to 118.32% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to November 7, 2008, each note holder may require us to repurchase all or a portion of such holder’s notes at a price to yield of 4.25% per year to the redemption date.

      STATS has recorded the convertible notes due 2007 and 2008 as debt instruments pursuant to U.S. GAAP. The convertible notes are classified as long-term liabilities and, accordingly, the accrued yields on the convertible notes due 2007 and 2008 during any period (at 4.91% and 4.25% per year, respectively) are classified as interest expense for that period.

      Concurrently with the issuance of the convertible notes due 2008, STATS placed and issued 83,389,375 of its ordinary shares at a placing price of S$2.40 for each ordinary share placed and issued in November 2003.

      The long-term loan agreement with EDB dated June 5, 1998 for a sum of $52.9 million (S$90.0 million) of which $14.8 million was outstanding as of December 31, 2002 was fully paid in September 2003.

      In connection with a working capital loan facility of US$19.0 million granted by United Overseas Bank Ltd Taipei Branch (“UOB Taipei”) to Winstek in November 2002, STATS executed a letter of charge and set-off in favor of UOB Taipei. The agreement provides for interest at the rate of 7.93% per annum payable every quarter. The principal was repayable in 11 equal quarterly installments commencing November 6, 2004 plus a twelfth installment of the remaining balance. US$3.5 million was drawn down under this facility. Under the terms of the letter of charge and set-off, STATS was required to make deposits as cash collateral for the loan to Winstek in an amount equal to the amount drawn down with UOB Taipei and its branches. STATS may not withdraw or otherwise transfer or encumber these deposits without the consent of UOB Taipei as long as the loan is outstanding. As at December 31, 2002, the amount deposited was US$3.5 million under this agreement. This loan had a zero balance by the end of 2003.

      In 2003, Winstek entered into five floating rate Taiwan dollar loans of $2.9 million, $17.7 million, $1.7 million, $4.4 million and $2.9 million with China Development Industrial Bank, Taishin International Bank, First Commercial Bank, Chiaotung Bank and Hsinchu International Bank, respectively. The interest rates on the loans are revised from time to time by the Banks. As of December 31, 2003, the interest rates on the loans were 3.8%, 3.367%, 3.65%, 4% and 2.178% per annum, respectively. Interest on all five loans is payable on a monthly basis in Taiwan dollars. The principal on the $2.9 million loan is repayable in 15 equal quarterly installments commencing June 24, 2005, and the principal on the $17.7 million loan is repayable in 16 equal installments every two months commencing September 26, 2004. The principal on the $1.7 million loan is repayable in 16 equal quarterly installments commencing July 25, 2004, the principal on the $4.4 million loan is repayable in 13 equal quarterly installments commencing November 10, 2004, and the principal on the $2.9 million loan is repayable in 48 unequal monthly installments commencing January 10, 2004. The loans are secured by fixed deposits amounting to $0.5 million and property pledged to the bank, comprising land and building and plant and machinery, of $56.6 million.

      In 2003, Winstek also entered into one fixed rate Taiwan dollar loan of $2.7 million with Taiwan Life Insurance Co., Ltd. As of December 31, 2003, the interest rate on the loan was 3.94%. Interest is payable on a quarterly basis in Taiwan dollars and the principal is repayable in 12 unequal monthly installments commencing December 26, 2003. The loan is secured by plant and machinery pledged to the bank amounting to $4.1 million.

      STATS also had United States dollar and Taiwan dollar short-term loan facilities with a number of Taiwan banks. The loans had a zero balance by the end 2003.

      As of December 31, 2003, Winstek had deposits of $4.5 million pledged as security for bank credit and facility lines available to Winstek. As of December 31, 2002, Winstek had deposits of $3.2 million pledged as security for bank credit and facility lines available to Winstek.

      The capital leases and bank borrowings by Winstek were taken up to finance the purchase of new testers.

      STATS has an existing agreement with Citibank, N.A. for a working capital facility of $20.0 million. STATS had utilized $1.1 million and $1.9 million in the form of bank guarantees under this facility as of December 31, 2003 and June 30, 2004, respectively. Interest on any future borrowings under the unutilized facilities will be charged at the bank’s prevailing rate.

      Winstek had approximately $4.2 million (NT$144.0 million) as of December 31, 2003 and approximately $67.0 million (NT$2.3 billion) as of June 30, 2004 of unutilized working capital facilities from various banks and financial institutions.

      In January 2002, STATS established a $294.1 million (S$500.0 million) MTN Program. Under the MTN Program, STATS may, from time to time, issue notes in series or tranches in Singapore dollars or any other currencies as may be agreed upon between STATS and the dealers of the MTN Program, provided that various terms and conditions are satisfied, including a condition that Singapore Technologies Pte Ltd must hold (either directly or indirectly through any one or more wholly-owned subsidiaries) at least 51% of STATS’ issued share capital. STATS had not issued any notes under the MTN Program. Pursuant to the completion of STATS’ merger with ChipPAC, STATS issued ordinary shares to the former shareholders of ChipPAC, as a result of which STATS no longer satisfies this condition as the shareholding of STSPL (a wholly-owned subsidiary of Singapore Technologies Pte Ltd) has been diluted below 51%. In the event we wish to issue notes under the MTN Program, we will have to negotiate new terms with the arrangers of the MTN Program before we can do so. We cannot assure you that we will be successful in negotiating these terms and if we are unsuccessful, the MTN Program will not be available to us as a source of financing.

     Special Tax Status

      We were granted pioneer status under The Economic Expansion Incentives (Relief from Income Tax) Act, Chapter 86 of Singapore, for “Subcontract Assembly And Testing Of Integrated Circuits Including Wafer Probing Services” for an incentive period from January 1, 1996 to December 31, 2003.

      Under the pioneer incentive, income from qualifying activities is exempt from Singapore income tax. The tax exempt profits from the pioneer trade may be distributed as tax-exempt dividends and no further Singapore income tax will be levied on such dividends. The tax exemption under the pioneer incentive does not apply to non-qualifying income such as interest and rental income earned during the incentive period. Such non-qualifying income is subject to tax at the applicable income tax rate (22% for income earned in 2002 and 2003).

      Tax losses and unutilized tax depreciation (capital allowances) arising during the incentive period are available to be carried forward for offset against future taxable profits arising after the incentive period. This is provided that our shareholding composition remains substantially (at least 50%) the same as at certain relevant dates. An additional requirement for the utilization of unutilized capital allowances for offset against future taxable profits arising after the incentive period is we continue to carry on the same trade which gave rise to the capital allowances.

      Without the pioneer incentive, our profits would be subject to income tax at the applicable corporate income tax rate.

      In December 2003, STATS submitted an application to the EDB to revoke retroactively its pioneer status for the period from January 1, 1996 to December 31, 2003. Our pioneer trade is in a tax loss position due to the substantial amount of capital allowances claimed arising from capital expenditure on our plant and machinery and trade losses in certain years. As a result, STATS had not enjoyed any tax exemption in respect of its income arising from the pioneer activities. On the other hand, STATS has paid taxes in respect of its interest and rental income, as losses arising from the pioneer trade cannot be set-off against the non-qualifying income during the pioneer incentive period due to the application of the law in respect of the pioneer incentive. In September 2004, the application for the revocation was approved by EDB. Accordingly, we expect to receive a refund of taxes paid previously on interest and rental income as the unutilized tax losses and capital allowances arising from the trading activities would then be allowed to set-off against the income derived in the previous years. The amount of refund of taxes we would receive, if any, is subject to the agreement of the Inland Revenue Authority of Singapore (the “IRAS”) to the revised tax computation for the year of assessments for 1997 to 2003 to be submitted by us to the IRAS. We are also in the process of working with the EDB to apply for a new tax incentive in the future.

     STATS’ Qualitative and Quantitative Disclosures About Market Risk

      STATS is exposed to financial market risks, including changes in currency exchange rates and interest rates. To mitigate the currency exchange risks, a substantial majority of STATS’ revenue, material and equipment supplies are transacted in U.S. dollars. STATS may employ derivative instruments such as forward foreign currency swaps, foreign currency contracts and options and interest rate swaps to manage our foreign exchange and interest rate exposures. These instruments are generally used to reduce or eliminate the financial risks associated with its assets and liabilities and not for trading purposes.

     Investment and Interest Rates

      STATS’ exposure to market risk associated with changes in interest rates primarily relates to its investment portfolio and debt obligations. STATS places its investments in time deposits and marketable securities. STATS mitigates default risk by investing in marketable securities that are of at least an “A” rating, as assigned by an internationally recognized credit rating organization, and major Singapore banks and government-linked companies. STATS has no material cash flow exposure due to rate changes for cash equivalents and short-term investments. As of December 31, 2003, STATS’ long-term debt obligations for the $200.0 million and $115.0 million senior unsecured and unsubordinated convertible notes due March 18, 2007 and November 7, 2008, bear a fixed interest rate. The convertible notes due March 18, 2007 bear interest at a rate of 1.75% per annum and have a yield to maturity of 4.91%. The convertible notes due November 7, 2008 have a yield to maturity of 4.25%.

Currency Exchange Rates

      A portion of STATS’ costs is denominated in foreign currencies, like the Singapore dollar, the New Taiwan dollar and the Japanese yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect STATS’ cost of goods sold and operating margins and could result in exchange losses.

      STATS had entered into foreign currency contracts to mitigate financial risks associated with payroll costs, materials costs and other costs denominated in Singapore dollars and New Taiwan dollars and to benefit from its expectations of future exchange rate fluctuations. Hedge accounting has not been applied as the contracts entered into to date do not qualify as hedges under generally accepted accounting principles in the United States. Gains and losses on these contracts have been recorded as foreign currency gains or losses. As of December 31, 2003, STATS had no foreign currency forward contracts outstanding or any other derivative financial instruments, except for a premium deposit of $10.0 million denominated in Singapore dollars. The premium deposit is entered with Citibank, whereby interest earned on the deposit is at an enhanced rate of 3.95%. Upon its maturity on January 26, 2004, Citibank redeemed the principal and interest in U.S. dollars at the pre-determined strike price.

      Based on STATS’ overall currency rate exposure, STATS has adopted a foreign currency hedging policy for committed or forecasted currency exposures. STATS may utilize foreign currency swaps as well as foreign exchange forward contracts and options. These programs reduce, but do not always entirely eliminate the impact of currency exchange movements. The goal of the hedging policy is to effectively manage risk associated with fluctuations in the value of the foreign currency, thereby making financial results more stable and predictable. However, we cannot assure you that any hedging policy we implement will be effective and we may experience reduced operating margins if any such policies are unsuccessful.

      STATS’ currency, maturity and interest rate information relating to its marketable securities and, short-term and long-term debt are disclosed in Notes 4, 13, and 15 to STATS’ audited consolidated financial statements, respectively.

      The tables below provide information about STATS’ financial instruments that are sensitive to changes in interest rates and foreign currencies as of the dates shown. Weighted average variable rates were based on average interest rates applicable to the loans. The information is presented in U.S. dollar equivalents, which is our reporting currency. Actual cash flows are denominated in Singapore dollars.

	Expected Maturity Date as of
	December 31, 2003					As of
						December 31, 2002
			2006 and		Fair
	2004	2005	Beyond	Total	Value	Total	Fair Value

	(In thousands of US$, except interest and settlement rate)
Debt:
Variable rate Singapore dollar long-term debt	—	—	—	—	—	14,754	14,754
Average interest rate						3.5%
Variable rate NT dollar long-term debt	5,889	11,256	18,395	35,540	35,540	11,511	11,511
Average interest rate				3.4%		5.3%
Fixed rate NT dollar long-term debt	952	990	769	2,711	2,559	—	—
Average interest rate				3.9%
Fixed rate NT dollar short-term debt	—	—	—	—	—	2,992	2,992
Average interest rate						4.0%
Fixed rate U.S. dollar long-term debt	—	—	—	—	—	3,506	4,013
Average interest rate						7.9%
Fixed rate U.S. dollar short-term debt	—	—	—	—	—	2,182	2,182
Average interest rate						3.9%
Fixed rate U.S. dollar convertible notes	—	—	327,379	327,379	339,138	205,013	194,250
Average interest rate				4.7%		4.9%
Assets:
Singapore dollar marketable debt securities	5,273	—	5,248	10,521	10,521	15,569	15,569
Average interest rate				2.8%		4.2%
US dollar marketable debt securities	—	—	17,913	17,913	17,913	51,995	51,995
Average interest rate				5.0%		7.3%
US dollar long-term fixed deposits pledged	—	—	450	450	450	3,500	3,776
Average interest rate				1.0%		7.0%
US dollar short-term fixed deposits pledged	412	—	—	412	412	3,761	3,761
Average interest rate				1.1%		1.1%
NT dollar marketable debt securities	5,872	—	151	6,023	6,023	2,279	2,279
Average interest rate				1.9%		2.7%
NT dollar long-term fixed deposits pledged	920	460	1,902	3,282	3,282	4,049	4,049
Average interest rate				1.1%		2.4%
NT dollar short-term fixed deposits pledged	368	—	—	368	368	1,267	1,267
Average interest rate				0.9%		2.0%

      The variable rate Singapore dollar long-term debt is repayable in seven equal semi-annual installments commencing September 1, 2000. The variable rate New Taiwan dollar loans and the fixed rate United States dollar loan have quarterly repayment terms commencing one to two years from the date of draw-down of the loans.

      The interest rate for the marketable debt securities represent the contractual interest rate.

Limitations

      Fair value estimates are made at a specific point in time and are based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

ChipPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion and analysis of ChipPAC’s financial condition and results of operations covers in part periods prior to ChipPAC’s initial public offering in August 2000. As a result of the initial public offering, ChipPAC significantly changed its capitalization. Accordingly, the results of operations for periods subsequent to the initial public offering are not necessarily comparable to prior periods.

ChipPAC’s Overview of Operations

      ChipPAC’s revenue consists of fees charged to its customers for packaging, testing, and distribution of their integrated circuits. From 1996 to 2003, revenue increased from $191.7 million to $429.2 million, a cumulative annual growth rate of 12.2%, primarily from the growth of substrate or BGA packaging, the growth of test revenue and the acquisition of its Malaysian business in 2000. The semiconductor industry is inherently volatile with sharp periodic downturns and slowdowns. These downturns have been characterized by, among other things, diminished product demand, excess production capacity and accelerated erosion of selling prices. The semiconductor industry is still recovering from the worst downturn in its history. Due to the severity of this downturn for the semiconductor industry and for its customers, ChipPAC experienced the first decline in revenue on a year-over-year basis in its history in 2001. Subsequently, ChipPAC’s revenue increased year over year from 2001 to 2003.

      ChipPAC’s revenue for the year ended December 31, 2003 increased to $429.2 million or by 18.0% compared to the year ended December 31, 2002. Its continuing growth will depend upon factors influenced by current economic conditions such as replenishment of inventory in the electronics supply chain, gradual recovery in end markets and the ramp-up of new customers acquired in 2003. ChipPAC has re-engineered its business model over the last two years to focus on products and customers in the fastest growth segments of the industry such as chips for use in wireless, broadband, consumer and automotive products. However, ChipPAC is still solidly positioned in the computing and industrial markets, which will benefit from an overall economic recovery as it occurs.

ChipPAC’s Results of Operations

      The following table describes the composition of revenue by product group and test services, as a percentage of total revenue:

				Six Months
	Year Ended December 31,			Ended June 30,

	2001	2002	2003	2003	2004

Substrate	46.0%	50.9%	59.0%	54.5%	63.4%
Lead-frame	40.2	33.6	27.1	31.1	21.4
Test and other services	13.8	15.5	13.9	14.4	15.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

      The following table sets forth certain operating data of ChipPAC’s as a percentage of revenue for the periods indicated:

				Six Months
	Year Ended December 31,			Ended June 30,

	2001	2002	2003	2003	2004

Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	9.5	15.3	14.9	13.6	18.9
Selling, general and administrative	9.5	10.5	8.9	9.2	7.0
Research and development	4.3	2.8	2.7	3.0	2.2
Restructuring, write-down of impaired assets and other charges	12.4	(0.2)	3.2	—	—
Merger-related charges	—	—	—	—	1.8
Operating income (loss)	(16.8)%	2.2%	0.1%	1.4%	7.9%

ChipPAC’s Quarterly Results

      The following table sets forth ChipPAC’s unaudited results of operations, including as a percentage of revenue, for the eight fiscal quarters ended June 30, 2004:

	2002		2003				2004

	3rd	4th	1st	2nd	3rd	4th	1st	2nd
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

				(In thousands)
Revenue	$94,659	$92,708	$88,568	$106,844	$105,420	$128,357	$126,948	$142,533
Gross profit	15,960	12,322	10,041	16,587	13,035	24,227	22,985	27,962
Write-down of impaired assets	—	—	—	—	11,662	—	—	—
Restructuring charge	—	(661)	—	—	1,957	—	—	—
Merger-related charges	—	—	—	—	—	—	3,330	1,405
Net income (loss)	$(3,179)	$(6,983)	$(9,664)	$(4,462)	$(17,919)	$3,264	$(764)	$4,968

	As Percentage of Revenue

	2002		2003				2004

	3rd	4th	1st	2nd	3rd	4th	1st	2nd
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	16.9	13.3	11.3	15.5	12.4	18.9	18.1	19.6
Write-down of impaired assets	—	—	—	—	11.1	—	—	—
Restructuring charge	—	(0.7)	—	—	1.9	—	—	—
Merger-related charges	—	—	—	—	—	—	2.6	1.0
Net income (loss)	(3.4)%	(7.5)%	(10.9)%	(4.2)%	(17.0)%	2.5%	(0.6)%	3.5%

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Revenue

      Revenue was $269.5 million for the six month period ended June 30, 2004, an increase of 37.9% compared to $195.4 million for the same period in 2003. The increase in revenue was due primarily to growth in ChipPAC’s advance substrate product lines and particularly due to growth in stacked packages. Unit volumes of ChipPAC’s multi-die stacked packages continued to increase and were 148.7% higher than in the same period in 2003. In addition, ChipPAC’s strategy to improve the test attach rate to what it assembles continued to drive improved profit contribution from test services at all its factories. Test revenue for the six month period ended June 30, 2004 increased 44.7% versus the same period in 2003. ChipPAC’s assembly revenue increased 36.8% compared to the same period in 2003. Overall assembly unit volumes in the six months ended June 30, 2004 increased 33.4% versus the same period in 2003. Average selling prices per pin for assembly for the six month period ended June 30, 2004 increased 0.55% compared to the same period in 2003. ChipPAC’s capacity expansion plans and productivity improved its ability to meet continued customer demands during the six month period in 2004.

Gross Profit

      Gross profit during the six month period ended June 30, 2004 was $50.9 million, as compared to $26.6 million for the same period in 2003. Gross margin as a percent of revenue was 18.9% for the six month period ended June 30, 2004, as compared to 13.6% for the same period in 2003. The improvement in gross margin percentage was the result of continued cost reduction programs to reduce manufacturing overhead, improving productivity to reduce labor cost, favorable reductions in substrate pricing and increases in test unit volumes. ChipPAC continued to see pressure to reduce average selling prices during the period ended June 30, 2004. ChipPAC also experienced continued higher costs from external global economics due to higher gold prices, higher oil prices and the appreciation of the South Korean Won against the United States dollar when compared to the same period ended 2003. Overall equipment utilization was approximately 71.1% for the six month period ended June 30, 2004 as compared to 63.6% in the same period in 2003.

Selling, General, and Administrative

      Selling, general and administrative expenses were $19.0 million for the six month period ended June 30, 2004, as compared to $17.9 million for the same period in 2003, an increase of 6.1%. As a percentage of revenue, selling, general and administrative expenses were 7.1% for the six month period ended June 30, 2004, as compared to 9.2% for the same period in 2003. Continued cost control measures, including a reduction in bonuses paid, were in place to ensure that expenses remained relatively flat relative to revenue in the six month period ended June 30, 2004 as compared to the same period in 2003.

Research and Development

      Research and development expenses for the six month period ended June 30, 2004 were $6.0 million, versus $6.0 million for the same period in 2003. We expect to maintain ChipPAC’s level of research and development staffing and projects at all three of its plants for the remainder of 2004.

Merger-Related Charges

      Costs related to the merger include accounting, legal, and investment banking expenses. ChipPAC estimated that its total cost related to the merger will be approximately $25.4 million and all related expenses are expensed as incurred. As of June 30, 2004, $4.7 million of costs related to the merger had been incurred, which were expensed during the six months ended June 30, 2004. The remaining balance of the estimated merger cost is mainly related to advisory fees to be paid after consummation of the merger.

Interest Expense

      Total outstanding interest-bearing debt was $373.7 million and $267.9 million at June 30, 2004 and 2003, respectively. Related interest expense was $15.6 million for the six month period ended June 30, 2004, an increase of 4.7% as compared to $14.9 million for the six month period in 2003. The increase in interest expense was due primarily to the increase in weighted average outstanding interest bearing debt for the six month period ended June 30, 2004 versus the same period in 2003.

Foreign Currency Gains (Losses)

      Net foreign currency loss was $0.4 million for the six month period ended June 30, 2004, as compared to a net foreign currency loss of $0.2 million for the same period in 2003. These non-cash gains and losses were due primarily to the fluctuations between the exchange rate of the United States dollar and the South Korean Won related to long-term severance benefits payable to ChipPAC’s South Korean employees in South Korean Won.

Income Taxes

      ChipPAC has recorded a valuation allowance to reduce deferred tax assets to the amount it believed was more likely than not to be realized. In the event that deferred tax assets would be realizable in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. ChipPAC has a mix of tax rates across the various jurisdictions in which it does business. ChipPAC’s consolidated income tax provisions were accrued at $1.7 million for the six month period ended June 30, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenue

      Revenue was $429.2 million in the year ended December 31, 2003, an increase of 18.0% from the year ended December 31, 2002. The increase in revenue was due primarily to growth in ChipPAC’s advance substrate product lines, and particularly due to growth in revenue of stacked packages. ChipPAC continued to gain and begin work for new customers in 2003 and benefited from the rebound of demand for semiconductors in 2003. Unit volumes in 2003 increased 18.6% as compared to 2002.

Gross Profit

      Gross profit during the year ended December 31, 2003 was $63.9 million, an increase of 14.9% from the year ended December 31, 2002. Gross margin as a percent of revenue was 14.9% for 2003 versus 15.3% for 2002. In order to produce favorable gross profit results, ChipPAC installed cost reduction programs to reduce manufacturing overhead and renegotiate lower material prices with existing suppliers. The favorable results from these actions were more than offset by the effects of lower average selling prices, continuing higher gold prices, higher substrate prices, higher oil prices and the appreciation of the South Korean Won against the United States dollar when compared to the year ended December 31, 2002.

Selling, General and Administrative

      Selling, general and administrative expenses remained flat at $38.2 million for both years ended December 31, 2003 and 2002. Salaries and employee related expenses increased in 2003 over 2002 due to additional personnel added to meet increased demand for ChipPAC’s services, while expenses related to bonuses, amortization, and third party consulting were reduced in 2003. Other cost controls in 2003 included mandatory shut-down days, salary reductions, and travel restrictions.

Research and Development

      Research and development expenses for the year ended December 31, 2003 were $11.7 million, or 2.7% of revenue, compared to $10.1 million, or 2.8% of revenue, in the year ended December 31, 2002. ChipPAC’s research and development expenses in 2003 represent a 15.8% increase from similar expenses in 2002. ChipPAC increased the number of research and development employees in 2003 compared to the year 2002. Employee headcount in research and development went up by 16.8% in 2003, compared to 2002. In 2003, ChipPAC engaged in new projects due to the increase in the number of package families introduced.

Restructuring Charge and Write-Down of Impaired Assets

      During the year ended December 31, 2003, restructuring plans were executed to realign ChipPAC’s organization and reduce operating costs to better align its expenses with revenue. As of December 31, 2003, ChipPAC had a total reduction of 252 personnel related to the restructuring. Restructuring and related charges of $2.0 million were expensed during the year ended December 31, 2003. In 2002, there was a restructuring action in ChipPAC’s Malaysian plant in which ChipPAC incurred $0.6 million to terminate 30 employees. Due to stronger than expected performance from its South Korean subsidiary and the sale of its plating line in South Korea which it had planned on shutting down, reserve releases in the amount of

$1.3 million were credited to restructuring charges in ChipPAC’s statement of operations for December 31, 2002. This resulted in a net credit of $0.7 million in 2002.

      In addition, during the year ended December 31, 2003, ChipPAC wrote down impaired assets by $11.7 million. ChipPAC determined that the expected cash flows related to certain manufacturing equipment were not sufficient to recover the carrying value of the equipment. As a result of this, the carrying values of these assets were written down to the estimated fair market value and will continue to be depreciated over their remaining useful lives. There were no equivalent write-offs in the same period during 2002.

Interest Expense

      Total outstanding interest-bearing debt increased to $365.0 million at December 31, 2003 compared to $267.9 million at December 31, 2002. The increase in debt outstanding of $97.1 million from December 31, 2002 to December 31, 2003 is due to issuance of convertible subordinated notes in May and June 2003 of $150.0 million offset by $36.2 million pay down of ChipPAC’s term loans and $16.7 million pay down of foreign loans. Interest expense was $30.9 million for the year ended December 31, 2003, a decrease of 3.4% compared to the year ended December 31, 2002. The reduction in interest expense was due primarily to the refinancing of higher interest rate debt with new lower interest rate convertible subordinated notes.

Foreign Currency Losses

      ChipPAC had a net foreign currency loss of $0.4 million in the year ended December 31, 2003 compared to a net foreign currency loss of $1.0 million in the year ended December 31, 2002. These non-cash losses are primarily due to the fluctuations between the exchange rate of the United States dollar and the South Korean Won related to long-term pension benefits payable to ChipPAC’s South Korean employees.

Write-Off of Debt Issuance Cost and Other Related Expenses

      In May 2003, ChipPAC issued $150.0 million of 2.50% convertible subordinated notes due 2008 in a private placement and used a portion of the proceeds to payoff term loans and foreign debt. As a result of the early debt extinguishment, associated capitalized debt issuance costs of $1.1 million along with $0.1 million of related debt expenses were written off. In May 2002, ChipPAC used proceeds from its secondary public offering to pay off term loans. As a result of this early debt extinguishment, associated capitalized debt issuance costs of $3.0 million and zero other related debt expenses were written off.

Income Taxes

      Consolidated income tax provisions were $2.0 million for both of the years ended December 31, 2003 and 2002. ChipPAC has a mix of tax rates across the various jurisdictions in which it does business. Its effective tax rates were approximately (7.5%) in 2003 and (7.4%) in 2002. Because the likelihood of future profitability does not meet the tests required under U.S. GAAP, this estimate does not take into account any future benefit from loss carryforwards.

Net Loss

      As a result of the items above, the net loss decreased to $28.8 million for the year ended December 31, 2003 from $28.9 million for the year ended December 31, 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenue

      Revenue was $363.7 million in the year ended December 31, 2002, an increase of 10.6% from the year ended December 31, 2001. The increase in revenue is due primarily to growth in ChipPAC’s substrate and test product lines and the combination of higher end-market demand for its customers’ products and new customer and program wins in the year 2002 as compared to 2001. Unit volumes in 2002 also increased 10.2% versus the year 2001.

Gross Profit

      Gross profit during the year ended December 31, 2002 was $55.6 million, an increase of 78.8% from the year ended December 31, 2001. Gross margin as a percent of revenue was 15.3% for the year 2002 versus 9.5% for the year 2001. The actions taken by ChipPAC, including reductions in work force and tight cost controls coupled with increased unit volume and higher equipment utilization, contributed to the increased gross profit realized for the year ended December 31, 2002. These results were reduced by the effect of higher gold prices and the appreciation of the South Korean Won against the United States dollar when compared to the year ended December 31, 2001.

Selling, General and Administrative

      Selling, general and administrative expenses were $38.2 million in the year ended December 31, 2002, an increase of 22.4% from the year ended December 31, 2001. The increase in expenses was due primarily to implementation of strict cost reductions taken in 2001 in response to the decline in revenue. The cost controls in 2001 included mandatory shut-down days, salary reductions, travel restrictions, and deferment of expenditures where the timing could be delayed. In addition, ChipPAC incurred additional expenses for its various employee incentive programs as a result of its improved results during the year ended December 31, 2002 as compared to the year ended December 31, 2001.

Research and Development

      Research and development expenses for the year ended December 31, 2002 were $10.1 million, or 2.8% of revenue, compared to $14.2 million, or 4.3% of revenue, in the year ended December 31, 2001. ChipPAC’s research and development expenses in 2002 represent a 28.9% decrease from similar expenses in 2001. Although ChipPAC increased the number of research and development employees and internal resources in the year 2002 compared to the year 2001, it was engaged in a significant project that required external spending during 2001. A comparable level of external spending was not required during 2002.

Restructuring and Other Charges

      In the first and fourth quarter of 2001, ChipPAC approved restructuring plans to realign its organization and reduce operating costs. These actions were designed to better align its existing workforce and to reduce operating expenses. These plans were a combination of reductions in work force and employee furloughs. Accordingly, its restructuring plans included reduction of associated employee positions by approximately 554 and 197 worldwide in connection with the first and fourth quarter plans, respectively. Restructuring and related charges of $3.0 million and $3.3 million were expensed during the first and fourth quarter of 2001, respectively. The entire first quarter charge of $3.0 million was related to employee separations and furloughs. The fourth quarter charge was comprised of $1.8 million related to employee separations and $1.5 million of other charges for the forgiveness of loans to executive officers. During the year ended December 31, 2002, ChipPAC utilized $0.3 million of the restructuring accrual and completed another 92 of the planned 751 employee separations. ChipPAC also utilized the $1.5 million of loan reserves. Cumulatively, ChipPAC has completed 646 of the planned 751 employee separations. Due to stronger than expected performance from ChipPAC’s South Korean subsidiary and the sale of its plating line in South Korea which it had planned on shutting down, reserve releases in the amount of $1.3 million were credited to restructuring charges in ChipPAC’s statement of operations for December 31, 2002. ChipPAC plans no further terminations or other restructuring activities related to its planned 2002 actions reserved in 2001. This credit was reduced by a restructuring action in its Malaysian plant in which $0.6 million was incurred to terminate 30 employees. This action was not included in the 2001 reserves.

      In addition, ChipPAC wrote down impaired assets by $34.7 million in the fourth quarter of 2001. There were no comparable write-offs in the year ended December 31, 2002.

Interest Expense

      Total outstanding interest bearing debt decreased to $267.9 million at December 31, 2002 compared to $383.6 million at December 31, 2001. The decrease in debt outstanding of $115.7 million from December 31, 2001 to December 31, 2002 was due to the $82.4 million pay down of ChipPAC’s term loans and the $50.0 million pay down of ChipPAC’s revolving line of credit, offset by an increase in foreign loans of $16.7 million. The decrease in debt was funded by ChipPAC’s January 2002 and May 2002 public offerings of its common stock. Related interest expense was $32.0 million for the year ended December 31, 2002, a decrease of 14.0% compared to the year ended December 31, 2001. The reduction in interest expense was due primarily to the combination of reduced interest rates along with the reduction in debt outstanding.

Foreign Currency Losses

      ChipPAC had net foreign currency losses of $1.0 million in the year ended December 31, 2002 compared to a net foreign currency gain of $0.2 million in the year ended December 31, 2001. These non-cash losses are primarily due to the fluctuations between the exchange rate of the United States dollar and the South Korean Won related to long-term pension benefits payable to ChipPAC’s South Korean employees.

Income Taxes

      Global income tax expense was $2.0 million and $2.6 million for the years ended December 31, 2002 and 2001, respectively, for effective tax rates of approximately (7.4%) in 2002 and (2.8%) in 2001. In the fourth quarter of 2001, ChipPAC recorded a valuation reserve that reversed previously recorded benefits in 2001 and previous years. ChipPAC has a mix of tax rates across the various jurisdictions in which it does business. The tax provision for 2002 does not take into account any future benefit from loss carryforwards, which it may realize once it again achieves profitability.

Write-Off of Debt Issuance Cost

      A portion of the proceeds from ChipPAC’s May 2002 public offering was used to extinguish term loan A and its capital expenditure loan and substantially pay down term loan B under its senior credit facilities. As a result, capitalized debt issuance costs of $3.0 million were written off and the charge was included in the results for the three and six month periods ended June 30, 2002 with no comparable results for the same periods in 2001. There is no tax benefit since the costs were written off in a tax jurisdiction that provides no benefit.

Net Loss

      As a result of the items above, the net loss decreased to $28.9 million loss for the year ended December 31, 2002, compared to a net loss of $93.7 million for the year ended December 31, 2001.

ChipPAC’s Critical Accounting Policies

      ChipPAC believes the following accounting policies are most important to the portrayal of its financial condition and results of operations and require its significant judgments.

      ChipPAC has made and expects to continue to make significant investments in fixed assets, intellectual property and related intangible assets. Management evaluates the valuation of these assets every quarter paying special attention to events or changes in circumstances that would indicate that their carrying amount might not be recoverable. ChipPAC determines whether or not the assets are recoverable based on estimated undiscounted future cash flows to be generated by the assets and if not, it calculates the amount of the impairment charge based on estimated fair value. If different assumptions or conditions were to prevail rather than those used in estimating future cash flows, significantly different determination of recoverability or of fair value for these assets and results of operations could be reported. ChipPAC recorded an asset impairment charge of $11.7 million for the year ended December 31, 2003 with no comparable amount in 2002.

      ChipPAC’s management uses judgment when setting expected asset useful lives for long-lived assets. The asset useful lives used are based on historical experience and future expectations. However, business conditions or underlying technology may change in the future which could cause a change in asset lives. Any change in lives would cause a significant change in depreciation and amortization. There were no changes to useful lives for long-lived assets in 2001, 2002 or 2003.

      ChipPAC records estimated reductions to revenue for customer programs and incentive offerings including special pricing agreements, price protection, promotions and other volume-based incentives. If market conditions were to decline, ChipPAC may take actions to increase customer incentive offerings possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Furthermore, if anticipated volume levels turn out to be different, this would impact reductions to revenue and accrued customer rebates.

      ChipPAC maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

      In the years ended December 31, 2002 and 2003, ChipPAC has maintained the valuation allowance to reflect the likelihood of utilization of certain deferred tax assets. While ChipPAC has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it were to determine that it would be able to realize deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should it determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

ChipPAC’s Liquidity and Capital Resources

      ChipPAC’s ongoing primary cash needs are for operations and equipment purchases. ChipPAC spent $130.7 million on capital expenditures during the year ended December 31, 2003 compared to $78.9 million in capital expenditures during the year ended December 31, 2002. In addition during 2003, ChipPAC invested $3.5 million to purchase Cirrus Logic Inc.’s back-end wafer probe and test assets. ChipPAC spent $91.9 million on capital expenditures during the six month period ended June 30, 2004, as compared to $44.8 million in capital expenditures during the same period in 2003.

Borrowings

      As of December 31, 2003, ChipPAC’s total debt consisted of $365.0 million of borrowings, which was comprised of $165.0 million of 12.75% senior subordinated notes due 2009, $50.0 million of 8% convertible subordinated notes due 2011 and $150.0 million of 2.50% convertible subordinated notes due 2008. As of June 30, 2004, ChipPAC’s total long-term debt consisted of $365.0 million of borrowings, which included $165.0 million of 12.75% senior subordinated notes due 2009, $50.0 million of 8% convertible subordinated notes due 2011 and $150.0 million of 2.50% convertible subordinated notes due 2008.

      ChipPAC had a borrowing capacity of $50.0 million for working capital and general corporate purposes under the revolving credit line portion of ChipPAC’s senior credit facilities. The maturity of the revolving credit line under the senior credit facilities was July 31, 2005. During the year ended December 31, 2003, ChipPAC borrowed and repaid $26.5 million against the revolving line of credit for general corporate purposes at an interest rate of 6.75% per annum. During the six month period ended June 30, 2004, ChipPAC borrowed and repaid $29.1 million against this revolving line of credit for general corporate purposes. As of June 30, 2004, there was a zero outstanding balance on the revolving line of credit and the entire $50.0 million was available to it. ChipPAC’s merger with STATS required it to obtain the approval of its lenders if it wishes to maintain this line of credit. We terminated the senior credit facilities as of August 4, 2004.

      ChipPAC has two separate overdraft lines of credit with Korean Exchange Bank and Cho Hung Bank, with credit limits of 1.0 billion South Korean Won and 2.0 billion South Korean Won, respectively. During the six month period ended June 30, 2004, zero borrowings were made against either of these lines of credit. Both agreements are subject to an annual review by Korean Exchange Bank and Cho Hung Bank for the continued use of the credit line facility.

      ChipPAC also had two separate lines of credit with Korean Exchange Bank and Cho Hung Bank, with credit limits of $4.0 million and $8.0 million, respectively. During the year ended December 31, 2003, zero borrowings were made against either of these lines of credit. During the six months ended June 30, 2004, ChipPAC cancelled its line of credit with Korean Exchange Bank and increased the existing line of credit from Cho Hung Bank from $8.0 million to $20.0 million. During the six months ended June 30, 2004, $8.7 million was borrowed against this credit facility and as of June 30, 2004, $8.7 million remained outstanding. Interest on this credit line was at Libor plus 0.3% per annum. The Libor rates on the borrowings ranged from 1.8% to 2.6% and the interest rates for the borrowings ranged from 2.1% to 2.9%. This line of credit is subject to an annual review by Cho Hung Bank for the continued use of the credit line facility. ChipPAC also has a line of credit with a limit of $0.5 million per borrowing available with Southern Bank Bhd. for general corporate purposes at the interest rate of 6.9% per annum. During the year ended December 31, 2003, ChipPAC utilized and repaid $0.5 million in the quarter ended March 31, 2003, $0.3 million in the quarter ended June 30, 2003 and $0.3 million during the quarter ended September 30, 2003. During the quarter ended December 31, 2003 and six months ended June 30, 2004, ChipPAC did not use this line of credit and there was a zero outstanding balance on this loan as of June 30, 2004.

      On May 28, 2003, ChipPAC issued $125.0 million of 2.50% convertible subordinated notes due 2008 in a private placement and on June 5, 2003, the initial purchaser exercised the option to purchase an additional $25.0 million of 2.50% convertible subordinated notes due 2008 under the same terms. ChipPAC received net proceeds of approximately $144.9 million after deducting debt issuance costs. The $150.0 million of 2.50% convertible subordinated notes due 2008 bear an interest rate of 2.50% per annum. These notes were originally convertible into ChipPAC Class A common stock. However, as a condition precedent to the merger, we, ChipPAC and the trustee for these convertible notes entered into a supplemental indenture to modify the conversion rights of these notes such that these notes would be convertible into our ADSs. Pursuant to the supplemental indenture, these notes can be converted into our ADSs at a conversion price of $9.267 per ADS, subject to adjustments for certain events. ChipPAC used $63.9 million from the proceeds of these notes to pay down term loans of $36.2 million, a foreign loan of $16.7 million and revolving loans of $11.0 million. The remaining $81.0 million is being used for general corporate purposes. On November 24, 2003, a registration statement on Form S-3 for $143.8 million of these notes, along with the shares of common stock into which the notes are convertible, became effective with the SEC. ChipPAC filed an additional registration statement for the other $6.2 million of the notes, along with the shares of common stock into which the notes are convertible, on January 22, 2004.

      ChipPAC’s total potential commitments on its loans, operating leases, contingent payments, royalty and license agreements as of June 30, 2004, were as follows:

	Payments Due

	Within			More Than
	1 Year	2-3 Years	4-5 Years	5 Years	Total

	(In thousands)
On balance sheet commitments:
Senior subordinated notes	$—	$—	$—	$165,000	$165,000
Convertible subordinated notes	—	—	150,000	50,000	200,000
Line of credit	8,709	—	—	—	8,709
Capital lease obligations	2,437	4,983	—	—	7,420

Total on balance sheet commitments	11,146	4,983	150,000	215,000	381,129

Off balance sheet commitments:
Operating leases	7,485	13,949	12,697	18,441	52,572
Royalty/licensing agreements	371	604	70	—	1,045
Contingent payments to Cirrus Logic, Inc.	1,000	2,000	—	—	3,000

Total off balance sheet commitments	8,856	16,553	12,767	18,441	56,617

Total commitments	$20,002	$21,536	$162,767	$233,441	$437,746

      In June 2004, our South Korean subsidiary entered into a capital lease agreement with a third party which allows the acquisition of lease equipment with a pre-approved credit line of approximately $20 million. Each scheduled equipment purchase under the master lease is for a period of 36 months. The first scheduled equipment purchased under the capital lease agreement had a capitalized cost of $7.6 million. The commencement date of this equipment schedule was June 4, 2004 and rent is due in advance in the amount of $0.2 million per month.

      The consummation of the merger constituted a “change of control” for the purposes of the indenture governing ChipPAC’s $165 million aggregate principal amount of 12.75% senior subordinated notes due 2009. Upon a change of control, these noteholders have the right to require our subsidiary ChipPAC International Company Limited (“ChipPAC International”) to repurchase all or a part of the notes for a purchase price in cash of 101% of the principal amount plus any accrued and unpaid interest.

      Other than the covenants on the debt as discussed above and the tax guarantee to the South Korean Tax Authorities as discussed below, ChipPAC has no performance guarantees or unconsolidated entities. ChipPAC’s off-balance sheet commitments are limited to equipment operating leases, royalty/license agreements, leases on office and manufacturing space and additional contingent incentive payments to Cirrus Logic, Inc. regarding the purchase of test assets. ChipPAC’s total off-balance sheet obligations were approximately $61.6 million and $56.6 million as of December 31, 2003 and June 30, 2004, respectively.

      During the quarter ended June 30, 2002, an assessment of approximately 16.0 billion South Korean Won (approximately $13.9 million U.S. dollars at June 30, 2004) was made by the NTS relating to withholding tax not collected on the interest income on the loan between our subsidiaries in South Korea and Hungary for the period from 1999 to September 2001. The prevailing tax treaty does not require withholding on the transactions in question. ChipPAC has appealed the assessment through the NTS’s Mutual Agreement Procedure (“MAP”) and believes that the assessment should be overturned. On July 18, 2002, the Icheon tax office of the NTS approved a suspension of the proposed assessment until resolution of the disputed assessment. The NTS required a corporate guarantee amounting to the tax assessment in exchange for the suspension. ChipPAC complied with the guarantee request on July 10, 2002. A further assessment of 2.7 billion South Korean Won (approximately $2.3 million at June 30, 2004) was made on January 9, 2004 for the interest income from October 2001 to May 2002. ChipPAC applied for the MAP and obtained an approval for a suspension of the proposed assessment by providing a corporate guarantee amounting to the additional taxes. We do not believe that the outcome of the resolution of this matter will have a material adverse effect on our financial position, results of operations or cash flows. As of June 30, 2004, no accrual has been made.

      In 2001, 2002, and 2003 cash provided by (used in) operations was ($3.9) million, $39.5 million, and $50.8 million, respectively. Cash from operations mainly consisted of net income (loss) plus depreciation and amortization as well as the write-down of impaired assets in 2001 and 2003 less utilization for working capital. For the six month period ended June 30, 2004, cash provided by operations was $42.6 million as compared to $22.8 million for the same period in 2003. Cash provided and used by operations is calculated by adjusting our net income (loss) by non-cash related items such as depreciation and amortization, debt issuance cost amortization, gains from sale of assets, foreign currency loss and by changes in assets and liabilities. During the six month period ended June 30, 2004, non-cash related items included $41.0 million related to depreciation and amortization, $1.3 million from debt issuance costs, $0.4 million from gain on sale of assets and $0.4 million from foreign currency loss. Working capital uses of cash included increases in accounts receivable, inventories and other assets. Working capital sources of cash were primarily a result of a decrease in prepaid assets and increases in accounts payable and accrued liabilities.

      In 2001, 2002 and 2003 cash used in investing activities was $59.0 million, $98.4 million and $160.4 million, respectively. Cash used in investing activities related mainly to net short-term investments of $10.0 million and $25.0 million in 2002 and 2003, respectively. Investments in property and equipment were $46.4 million in 2001, $78.9 million in 2002 and $130.7 million in 2003. For the six month period ended June 30, 2004, cash used in investing activities was $58.9 million versus $97.9 million for the same period in 2003. The primary usage of cash in investing activities was related to the acquisition of property and equipment of $91.9 million during the six months ended June 30, 2004 and $44.8 million during the six months ended June 30, 2003. The increase in capital expenditure is directly related to our increase in revenue and forecasted demand from customers.

      In 2001, 2002 and 2003, cash provided by financing activities was $85.9 million, $51.2 million and $100.1 million, respectively. Cash was mainly provided by or used in debt issuance, debt repayment, stock issuance, and stock redemption. For the six month period ended June 30, 2004, cash provided by financing activities was $13.7 million as compared to $94.7 million for the same period in 2003. During the six months ended June 30, 2004, $29.1 million was borrowed and repaid on the revolving loan under our senior credit facilities. In addition, $8.7 million was borrowed by our South Korean subsidiary against their line of credit with a local banking facility. During the six months ended June 30, 2004, $5.1 million was provided by the issuance of new common stock through the employee stock option plans.

ChipPAC’s Acquisition of Malaysian Business

      Under the terms of the agreement relating to ChipPAC’s acquisition of the Malaysian business, during the period from June 1, 2000 to June 30, 2003, Intersil is entitled to receive additional contingent incentive payments based upon the achievement of milestones relating to the transfer of business previously subcontracted by Intersil to a third party. As of December 31, 2003 Intersil achieved all the milestones, and ChipPAC paid Intersil the sum of $17.9 million in the aggregate as additional purchase price. As of December 31, 2003, ChipPAC has no further obligations under this arrangement. ChipPAC also had recorded $2.4 million of other purchase price adjustments based on the difference between the final closing balance sheet and the estimated closing balance sheet of the Malaysian business, and ChipPAC recorded deferred tax of $6.1 million on all of these adjustments, which resulted in a further increase of the effective purchase price and non-current assets.

      There was no goodwill arising from the acquisition of the Malaysian business. The fair value of total assets and liabilities exceeded the purchase price by $56.2 million as of July 1, 2000. This amount, reduced by the additional contingent incentive payments, other purchase price adjustments and related deferred taxes, as of December 31, 2003, has been allocated in full to non-current assets as summarized below.

		Initial Excess of Fair
	Estimated	Value of Acquired	Total Additional	Adjusted
Non-Current Assets	Fair Value	Net Assets Over Cost	Purchase Price	Fair Value

	(In millions)
Land and buildings	$27.9	$(11.1)	$5.0	$21.8
Plant and equipment	93.9	(36.9)	18.3	75.3
Intellectual property	20.9	(8.2)	3.1	15.8

	$142.7	$(56.2)	$26.4	$112.9

ChipPAC’s Quantitative and Qualitative Disclosures About Market Risk

      ChipPAC is exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. ChipPAC has no derivative financial instruments. Historically, ChipPAC’s long-term debt carried both fixed and variable interest rates. At December 31, 2003, all of ChipPAC’s long-term debt carried only fixed interest rates and are not exposed to interest rate fluctuations. The exposure to foreign currency gains and losses has been significantly mitigated by the fact that it negotiated with the large majority of its material and equipment suppliers to denominate purchase transactions in U.S. dollars.

      For the years ended December 31, 2001, 2002 and 2003, ChipPAC generated approximately 8.1%, 11.3%, and 14.2% of total revenue, respectively, from companies headquartered in international markets. ChipPAC’s facilities currently used to provide packaging services are located in China, Malaysia and South Korea. Moreover, many of its customers’ operations are located in countries outside of the United States of America. We cannot determine if our future operations and earnings will be affected by new laws, new regulations, a volatile political climate, armed conflicts, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the United States of America particularly in China, Malaysia and South Korea. If future operations are negatively affected by these changes, sales or profits may suffer.

Investment and Interest Risk

      ChipPAC’s exposure to market risk for changes in interest rates relates primarily to its investment portfolio and short-term debt obligations. ChipPAC does not use derivative financial instruments in its investment portfolio. ChipPAC places its investments with high credit quality issuers and, by policy, limits the amount of credit exposure to any one issuer.

      ChipPAC mitigates default risk by investing in safe, high credit quality securities and by monitoring the credit rating of investment issuers. ChipPAC’s portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. ChipPAC has no material cash flow exposure due to rate changes for cash equivalents and short-term investments.

      ChipPAC’s results are only affected by the interest rate changes to variable rate short-term borrowings. Due to the short-term nature of these borrowings, an immediate change to interest rates is not expected to have a material effect on ChipPAC’s results. ChipPAC’s long-term bonds bear a fixed interest rate and the interest does not fluctuate with changes in short-term or long-term rates.

Foreign Currency Risk

      Based on ChipPAC’s overall currency rate exposure at December 31, 2003, a near term 10% appreciation or depreciation in the value of the U.S. dollar would have an insignificant effect on its financial position, results of operations and cash flows over the next fiscal year. There can be no assurance, however, that there will not be a material impact further in the future.

      A portion of ChipPAC’s costs are denominated in foreign currencies, specifically, the Chinese Renminbi, the Malaysian Ringgit and the South Korean Won. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect the cost of goods sold and operating margins and could result in exchange losses. ChipPAC cannot fully predict the impact of future exchange rate fluctuations on its profitability. From time to time, ChipPAC may have engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, we cannot assure you that any hedging technique we implement will be effective. If it is not effective, we may experience reduced operating margins.

BUSINESS

Our Company

      On August 5, 2004, STATS completed its merger with ChipPAC, which resulted in ChipPAC becoming a wholly-owned subsidiary of STATS. In connection with the merger, STATS changed its name to STATS ChipPAC Ltd.

      STATS ChipPAC is a leading service provider of semiconductor packaging design, assembly, test and distribution solutions. Our company has the scale to provide a comprehensive range of semiconductor packaging and test solutions to a diversified global customer base servicing the computing, communications, consumer, automotive and industrial markets. Our services include:

•	Packaging services: for leaded, power and array packages designed to provide customers with a broad range of packaging solutions and full backend turnkey services for a wide variety of electronics applications. As part of customer support on packaging services, we also offer package design, electrical and thermal simulation, measurement and design of lead-frames and substrates;

•	Test services: including wafer probe and final testing, on a diverse selection of test platforms, covering the major test platforms in the industry. We have expertise in testing a broad variety of semiconductors, especially mixed-signal and high performance digital devices. We also offer test-related services such as burn-in process support, reliability testing, thermal and electrical characterization, dry pack and tape and reel; and

•	Pre-production and post-production services: such as package development, test software and related hardware development, warehousing and drop shipment services.

      We have a leadership position in providing advanced packages, such as stacked die, SiP and flip-chip, as well as BGA and CSP. We are a leader in high volume assembly, test and distribution of discrete and analog power packages.

      We are also a leader in testing mixed-signal semiconductors or semiconductors combining the use of analog and digital circuits in a chip. Mixed-signal semiconductors are used extensively in fast growing communications applications. We have strong expertise in testing a wide range of high performance digital devices.

      We have been successful in attracting new customers with our packaging or test capabilities and then expanding our relationship with such customers to provide full turnkey solutions tailored to their needs. Following the merger with ChipPAC, which significantly broadened our capabilities in both packaging and test services, we intend to take advantage of the customer bases of the formerly separate businesses in order to promote and sell the products and services of one company to the traditional customers and business partners of the other company.

      We are headquartered in Singapore and our manufacturing facilities are strategically located in Singapore, South Korea, China, Malaysia and Taiwan (through our 54.5% owned subsidiary, Winstek). We also have test pre-production facilities in the United States. We market our services through our direct sales force located across the globe in Singapore, South Korea, China, Malaysia, Taiwan, the United States, the United Kingdom, the Netherlands and Japan. With an established presence in the countries where strategic semiconductor markets are located, we are in close proximity to the major hubs of wafer fabrication which allows us to provide customers with fully-integrated, multi-site, end-to-end packaging and test services.

Our Industry

      Semiconductors are critical components used in an increasingly wide variety of applications such as computer systems, communications equipment and systems, automobiles, consumer products and industrial automation and control systems. As performance of electronic applications has improved and their size and cost have decreased, the use of semiconductors in these applications has grown significantly.

      The semiconductor industry is cyclical and has historically experienced sharp periodic downturns and steep volume ramp ups because of excess production capacity and diminished product demand, which has led to accelerated erosion of average selling prices and low capacity utilization.

      Historically, IDMs conducted most of the semiconductor manufacturing process in their own facilities, outsourcing only the lower-technology aspects of the process and keeping advanced or proprietary technology in-house.

      Fabless semiconductor companies, which concentrated their efforts and resources on the design, marketing and sale of semiconductors, emerged in the mid-1980s. Fabless companies outsource virtually every step of the production process — fabrication, packaging and testing — to independent companies, allowing them to utilize the latest packaging and test technology without committing significant amounts of capital and other resources to manufacturing.

      The demand for quick delivery to market of increasingly smaller semiconductors with greater functionality, which may be used in a wide array of electronic applications, has led to increased requirements for technical expertise and capital spending in the semiconductor production process. In addition to fabless companies, IDMs outsource packaging and test services as a means of cost-effective access to backend state-of-the-art technology, faster time to market and lower unit costs.

      Historically, outsourced semiconductor manufacturing services have grown faster than the semiconductor market as a whole. Management believes that the reduced investments in packaging and test capacity by semiconductor manufacturers in the past two years will better position outsource providers to capture a greater percentage of future volume levels.

      According to SIA, worldwide semiconductor revenues is forecasted to increase from $166.4 billion in 2003 to $214.0 billion in 2004, surpassing the previous record revenues of $204.4 billion in 2000. SIA predicts that worldwide semiconductor revenues will grow to reaching $247.3 billion in 2007. The SATS market is expected to grow at a faster pace than the semiconductor industry as a whole. According to Gartner, the SATS market has continued to grow for the third straight year. SATS market revenues are forecasted to reach $14.4 billion by the end of 2004, compared with $10.5 billion in 2003, resulting in an increase of 37.1%. Gartner predicts that SATS market revenues will grow to reach revenues of $20.8 billion in 2007.

Semiconductor Manufacturing Process

      The production of a semiconductor is a complex process that requires increasingly sophisticated engineering and manufacturing expertise. The production process can be broadly divided into three primary stages:

•	wafer fabrication, including wafer probe;

•	assembly of bare semiconductors, or die, into finished semiconductors (referred to as “assembly” or “packaging”); and

•	final testing of assembled semiconductors.

      Wafer Fabrication. The wafer fabrication process begins with the generation of a mask defining the circuit patterns for the transistors and interconnect layers that will be formed on the raw silicon wafer. The transistors and other circuit elements are formed by repeating a series of process steps where photosensitive material is deposited onto the wafer. The material is then exposed to light through the mask in a photolithography process and the unwanted material is removed through an etching process, leaving only the desired circuit pattern on the wafer.

      Wafer Probe. Wafer probe is a process whereby each individual die on the wafer is electrically tested in order to identify the operable semiconductors for assembly.

      Assembly. Assembly protects the semiconductor, facilitates its integration into electronic systems and enables the dissipation of heat. In the assembly process, the wafer is diced into individual dies that are then attached to a substrate with an epoxy adhesive. Typically leads on the substrate are then connected by extremely fine gold wires to the input/output (I/ O) terminals on the die through the use of automated equipment known as “wire bonders.” Finally, each die is encapsulated in a molding compound, thus forming the package.

      Final Testing. Final testing is conducted to ensure that the packaged semiconductor meets performance specifications. Final testing involves using complex processes that require the use of sophisticated testing equipment and customized software programs to electrically test a number of attributes of assembled semiconductors, including functionality, speed, predicted endurance, power consumption and electrical characteristics.

Our Strengths and Strategy

      Our goal is to strengthen our position as a leading global provider of a full range of semiconductor packaging and test services. The key elements of our strategy include the following:

•	Leverage our broad portfolio of packaging and test services to provide full turnkey solutions. We offer one of the broadest portfolios of comprehensive end-to-end packaging and test services in the semiconductor industry. Increasingly, our customers are looking for supply chain semiconductor manufacturing solutions from value- added design to packaging, test and delivery to their location. We intend to leverage our strong packaging and test capabilities to provide a full turnkey solution consisting of integrated packaging, testing and direct shipment to end customers. We believe that the scale and scope of our technical capabilities and global reach will enable us to provide our customers with seamless cost-effective solutions that will simplify their supply chain management.

•	Leverage our established presence in the major hubs of wafer fabrication. We have manufacturing facilities located in Singapore, South Korea, China, Malaysia and Taiwan and test pre-production facilities in the United States. We intend to leverage our strategic proximity to the major hubs of wafer fabrication to provide customers with fully-integrated, multi-site, end-to-end packaging and test services.

•	Capitalize on our research and development capabilities to drive accelerated growth. We have over 240 employees in our research and development department which focuses on developing advanced technologies to meet our customers’ needs. We believe this will enable us to capture potential opportunities and accelerate our growth.

•	Continue to cultivate our strong customer relationships. We have a broad and diversified customer base that includes most of the world’s leading semiconductor companies across the fast growing communications, computing and power markets. No single customer would have accounted for more than 15% of our pro forma net revenues for 2003. We work closely with our customers; our systems are integrated with our customers’ manufacturing, planning and scheduling processes to act as their virtual manufacturing arm. We seek to strengthen these relationships and build new relationships by providing our customers with an integrated supply chain solution.

•	Continue to focus on high quality customer service. Our customers demand increasingly high levels of service. Our close interactions with our customers enable us to better anticipate and meet their requirements on a timely basis. We focus on developing and delivering to our customers semiconductor designs that are developed, packaged, tested and delivered on time and as specified to any of their global locations. Our flexible manufacturing model allows us to better address periodic, product-specific capacity constraints that negatively affect smaller players. We have implemented information technology platforms to enable the seamless integration of our customers’ systems into ours, to enable them to obtain real time information on their works in progress and thereby facilitate their production planning processes. We believe that offering high quality customer service is critical to attracting and retaining leading semiconductor companies as our customers. We intend to continue to foster a service-oriented and customer-focused environment.

•	Leverage our financial position. Our financial strength provides us with robust financial resources and flexibility to invest in customers’ anticipated needs and withstand the downturns of industry cycles. We intend to leverage our financial position to continue to make prudent investments in research and development efforts even through downturns in the semiconductor industry and be better positioned to take advantage of potential opportunities right at the start of an upturn cycle.

Our Services

      We offer semiconductor packaging and test services to the semiconductor industry for applications in communications, computing, consumer, automotive and industrial end markets. We offer full backend turnkey services from wafer probe to final test and drop ship. The services we offer are customized to the needs of our individual customers. Pro forma for the merger, in 2003 and the six months ended June 30, 2004, 68.0% and 66.7%, respectively, of our net revenues were from packaging services and 32.0% and 33.3%, respectively, of our net revenues were from test services.

      The following table sets forth, for the periods indicated, the percentage of net revenues by packaging product group and testing services for STATS and for the combined company on a pro forma basis.

	STATS Historical			Pro Forma	STATS Historical	Pro Forma
	Year Ended December 31,			Year Ended	Six Months	Six Months
				December 31,	Ended June 30,	Ended June 30,
	2001	2002	2003	2003	2004	2004

Array	12.1%	14.8%	20.6%	40.9%	25.4%	44.3%
Leaded	41.7	34.0	26.9	27.1	23.4	22.4
Test and other services	46.2	51.2	52.5	32.0	51.2	33.3

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Packaging Services

      We offer a broad range of leaded, power and advanced array packages designed to provide customers with a full range of packaging solutions and full backend turnkey services for a wide variety of electronics applications. Packaging serves to protect the die and facilitate electrical connection and heat dissipation. As part of customer support on packaging services, we also offer complete package design, electrical and thermal simulation, measurement and design of lead-frames and substrates. Our two key types of packaging services, lead-frame and array, contributed approximately 27.1% and 40.9%, respectively, of our pro forma net revenues for the year ended December 31, 2003.

Leaded Packaging

      “Leaded” or “lead-frame” package is the most widely used package type and is used in almost every electronic application, including automobiles, household appliances, desktop and notebook computers and telecommunications. Leaded packages have been in existence since semiconductors were first produced and are characterized by a semiconductor die encapsulated in a plastic mold compound with metal leads surrounding the perimeter of the package. With leaded packages, the die is attached to a lead-frame (a flat lattice of leads) and very fine gold wires are bonded (welded) to the chip and then welded to the leads to provide the interconnect. The chip is then encapsulated in plastic to form a package, with the ends of the lead-frame leads protruding from the edges of the package to enable connection to a printed circuit board. Specific packaging customization and improvements are continually being engineered to improve electrical and thermal performance, shrink package sizes and enable multi-chip capability.

      Standard Lead-frame Packages. Our standard lead-frame packages are used in a variety of applications, including mobile phones, notebook computers and networking systems. We focus on high performance, thin profile and near chip scale lead-frame packages.

      The following table summarizes our standard lead-frame packages.

Number
Package Format	of Leads	Description	Typical Applications

Plastic Dual In-line Package (PDIP)	8-40	Lead-frame package of low pin count with two-side leads and plated-through-hole (PTH) technology	Automotive electronics, power management, audio and remote control
Small Outline Integrated Circuit (SOIC)	8-32	Lead-frame package of low pin count with two-side leads, and a surface mount technology (SMT) designed for logic, linear, digital and read-only-memory devices	Automotive electronics, power management, audio and remote control
Plastic Leaded Chip Carrier (PLCC)	20-84	Traditional lead-frame package designed for applications that do not have space constraints and do not require a high number of interconnects	Personal computer (PC), access equipment and multimedia
Micro Small outline Package (MSOP)	8-10	Lead-frame package of very low pin count with thickness below 1.0mm designed for logic, analog and mixed-signal devices such as analog and operation amplifiers, controllers and drivers, logic, memory, and radio frequency (RF)/wireless devices	Mobile phone, mass storage, multimedia and PDA
Shrink Small Outline Package (SSOP)	36-56	Traditional lead-frame package designed for logic, analog and mixed-signal devices such as Flash, SRAM, EPROM, EEPROM and DRAM	PC, mass storage, multimedia
Thin Shrink Small Outline Package (TSSOP)	8-56	Traditional lead-frame package with thickness below 1.0mm designed for logic, analog and mixed-signal devices such as Flash, SRAM, EPROM, EEPROM and DRAM	Mobile phone, mass storage, multimedia and PDA
Thin Small Outline Package (TSOP)	28-56	Traditional lead-frame package with two-side leads, and a SMT designed for memory, RF/wireless, logic, linear and automotive devices	PC, portable electronics, networking equipment, automotive electronics

Number
Package Format	of Leads	Description	Typical Applications

Thin Quad Flat Package (TQFP)	32-128	Advanced QFP with thickness of 1.0mm for use in low profile, space constrained applications	Mobile phone, mass storage and multimedia
Low Quad Flat Package (LQFP)	32-208	Advanced QFP with thickness of 1.4mm for use in low profile, space constrained applications	Mobile phone, mass storage and multimedia
Metric Quad Flat Package (MQFP)	44-240	Traditional QFP designed for application-specific integrated circuits (ASICs), field programmable gate arrays (FPGAs) and digital signal processors (DSPs)	Access/ LAN equipment, multimedia and mass storage

      Enhanced Lead-frame Packages. Our enhanced lead-frame packages are similar in design to our standard lead-frame packages but are generally thinner and smaller and have advanced thermal and electrical characteristics which are necessary for many of the leading-edge semiconductors designed for communications applications.

      The following table summarizes our enhanced lead-frame packages.

Number
Package Format	of Leads	Description	Typical Applications

Quad Leadless Package (QLPp)	8-68	Lead-frame based near chip and multimedia	Mobile phone, PDA, GPS
Bumped Chip Carrier (BCC)	16-68	Lead-frame based near chip scale package	Mobile phone, PDA, GPS
Lead-frame CSP (LFCSPs)	8-64	Lead-frame based near chip scale package	Mobile phone, PDA, GPS
Exposed Pad Low Quad Flat Package (LQFP-ep)	48-216	Thermally enhanced QFP with 30% greater thermal dissipation than MQFP	Access/ WAN/ LAN equipment and PC/graphics, HDD
Exposed Pad Thin Quad Flat Package (TQFP-ep)	32-100	Thermally enhanced TQFP with 30% greater thermal dissipation than TQFP	Access/ WAN/ LAN equipment, PC/graphics, HDD, PDA, GPS and mobile phone
Exposed Drop-in Heat Sink Quad Flat Package (MQFP-ed)	128-240	Thermally enhanced QFP with 60% greater thermal dissipation than MQFP	Access/ WAN/ LAN equipment and PC/graphics
Drop-in Heat Sink Quad Flat Package (MQFP-d)	64-208	Thermally enhanced QFP with 30% greater thermal dissipation than MQFP	Access/ WAN/ LAN equipment and PC/graphics

Number
Package Format	of Leads	Description	Typical Applications

Exposed Pad Thin Shrink Small Outline Package (TSSOP-ep)	16-38	Thermally enhanced TSSOP with 30% greater thermal dissipation than TSSOP	Mobile phone, mass storage multimedia and PDA
Stacked Die Quad Flat Package (LQFP-SD)	32-208	Compact multiple die designed for space constrained applications	Mobile phone, PDA, GPS, disk drive and multimedia
Stacked Die Exposed Pad Low Quad Flat Package (LQFP-ep- SD)	32-216	Thermally enhanced LQFP-SD designed for space constrained applications with thickness of 1.4mm and greater thermal dissipation than LQFP-SD	PC, mobile phone, PDA, GPS, disk drive, MP3, pagers and consumer electronics
Stacked Die Exposed Pad Thin Quad Flat Package (TQFP-ep-SD)	32-100	Thermally enhanced with multiple die TQFP designed for space constrained applications with thickness of 1.0mm and greater thermal dissipation than LQFP-SD	PC, mobile phone, PDA, GPS, disk drive, MP3, and consumer electronics

      Power Packaging. Power semiconductors are used in a variety of end-markets, including telecommunications and networking systems, computers and computer peripherals, consumer electronics, electronic office equipment, automotive systems and industrial products. These end markets increasingly depend upon power regulation and control in the trend toward smaller devices and longer operating times. Packaging manufacturers are left to contend with shrinking chip geometries owing to continued emphasis upon greater mobility and portability. Power semiconductors typically involve higher current and voltage levels than memory, logic and microprocessor devices. The high current involved in switching high voltages on and off and the phase control of AC signals result in considerable power dissipated internally that produces heat. Thus our power packages are designed in such a way as to conduct the resultant heat away from the chip as power is dissipated, preventing the power device from being destroyed.

      Power package assembly is somewhat different from assembly of non-power integrated circuit as it employs special solder die attach and heavy aluminum wire bonding machines. Higher current levels of power semiconductors likewise require larger diameter aluminum and gold wire than non-power integrated circuits’ to carry the load. Our facility in Malaysia maintains a vast array of these special machines needed for power semiconductor assembly and test. With a current capacity of over 12.5 million units per week, we believe we are the industry leader in power package assembly supporting a number of the world’s major power semiconductor manufacturers, whose products are designed and used in power supplies, battery chargers, ignition modules, voltage regulators, motor controllers, ignition controllers and power management devices.

Array Packaging

      Array substrate based packaging represents one of the fastest growing areas in the packaging industry and is used primarily in computing platforms, networking, hand-held consumer products, wireless communications devices, personal digital assistants, video cameras, home electronic devices such as DVDs and home video game machines.

      Benefits of array packaging over leaded packaging include:

•	smaller size;

•	greater pin count, or number of connections to the printed circuit board;

•	greater reliability;

•	higher power dissipation;

•	better electrical signal integrity; and

•	easier attachment to a printed circuit board.

      BGA technology was first introduced as a solution to problems associated with the increasingly high lead counts required for advanced semiconductors used in applications such as portable computers and wireless telecommunications. As the number of leads surrounding the integrated circuit increased, high lead count packages experienced significant electrical shorting problems. The BGA technology solved this problem by effectively creating leads on the bottom surface of the package in the form of small bumps or solder balls. In a typical BGA, the semiconductor die is placed on top of a plastic or tape laminate substrate rather than a lead-frame. The die is connected to the circuitry in the substrate by a series of fine gold wires that are bonded to the top of the substrate near its edges. On the bottom of the substrate is a grid of solder balls that connect the packaged device to a printed circuit board. These balls can be evenly distributed across the entire bottom surface of the package, allowing greater distance between the individual balls. For the highest lead count devices, the BGA format can be manufactured less expensively and requires less delicate handling.

      Our BGA are typically used in semiconductors that require enhanced performance, including DSPs, microprocessors and microcontrollers, ASICs, FPGAs, memory and PC chipsets. Our BGA typically have between 16 and 900 balls.

      Several of these packages have been developed as CSPs. The emphasis of these packages is on low profile, small footprint and lightweight characteristics. These are ideal for medium pin-count applications which require dense arrays in very small package sizes such as hand-held wireless equipment, mobile base stations and digital photography.

      We supply our customers with substantially the entire family of BGA packaging services offered in the marketplace today, including:

•	Standard BGA. Standard BGA packaging has a grid array of balls on the underside of the integrated circuit, and is used in high-performance applications, like PC chipsets, graphic controllers and DSPs. A BGA generally has greater than 100 pins.

•	Chip-Scale. Chip-scale packaging includes all packages where the package is less than 1.2 times the size of the silicon die. Chip-scale BGA is a substrate (laminate or tape)-based package that is designed for memory devices and other medium pin count semiconductors and requires dense ball arrays in very small package sizes, like wireless telephones and personal digital assistants, video cameras, digital cameras and pagers.

•	System-in-Package. SiP is a family of chip-scale-packages that contain several semiconductor dies along with passive components such as resistors, capacitors and inductors in one package. Dies can be either stacked on top of each other or side by side. This technology allows greater functionality in the same package footprint and thickness without significant cost increase. These packages are used in wireless handsets, consumer products and mobile computing applications.

•	Flip-Chip BGA. Flip-chip BGA packaging in which the silicon die is directly attached to the substrate using gold or solder bumps instead of wire bonds provides the most dense interconnect with the highest electrical and thermal performance. Flip-chip BGA technology is used in a wide array of applications ranging from consumer products to highly sophisticated ASICs, PC chipsets, graphics and memory packages.

      While we believe that flip-chip BGA represents the next generation of BGA packaging technology, we believe that standard BGA and chip-scale BGA packaging will experience long life cycles as have many of our leaded packaging solutions.

      Our array packages (including CSPs) are described below:

Number of
Package Format	Balls	Description	Typical Applications

Flip-Chip Low Profile Fine Pitch BGA (fcLFBGA)	49-144	CSP BGA with Flip- Chip/bump interconnect, instead of wire bonding	Mobile phone, WAN/ LAN equipment
Flip-Chip BGA (fcBGA)	225-1152	BGA with Flip-Chip/bump interconnect instead of wire bonding	DSP, ASIC, FPGA
Tape based Very Thin Fine Pitch BGA (VFBGA-T)	81-169	Thin CSP BGA (<1.0mm) characterized by flex-tape substrate for high density circuits	Mobile phone, PDA and multimedia
Stacked Die Low Profile Fine Pitch BGA (LFBGA-SD)	72-409	Compact multiple die designed for space sensitive applications. Capability to stack up to six dies in one package	Mobile phone, PDA and multimedia
Tape Enhanced Plastic base BGA (TBGA)	208-792	BGA characterized by a flex- tape substrate mounted on a copper heatspreader. This package has a high thermal performance	WAN/ LAN equipment and base station
Enhanced BGA (EBGA)	159-1140	High pin count, thermally enhanced BGA suitable for high power applications which utilize heat sinks for thermal dissipation	WAN/ LAN equipment and base station
Low Profile Fine Pitch BGA (LFBGA)	16-450	Smaller and thinner BGA designed for applications which are space constrained and require electrical performance	Mobile phone, PDA, GPS and multimedia
Plastic Ball Grid Array (PBGA)	169-1152	Electrically enhanced BGA designed for high I/O replacement	Access/ LAN equipment, PC/graphics and base station
Thin Fine Pitch BGA (TFBGA)	41-280	CSP BGA characterized by a thin core laminate substrate	Mobile phone, PDA and multimedia

Number of
Package Format	Balls	Description	Typical Applications

Exposed Drop-in Heat Spreader Plastic BGA (PBGA-H)	208-841	Thermally Enhanced PBGA with 20% greater thermal dissipation than PBGA	Access/ LAN/ PC/graphics and base station equipment
Multi Chip Module Plastic BGA (PBGA-MC)	80-600	BGA integrated with two or more multiple die within a PBGA (stPBGA)	Access/ LAN/ PC/graphics and base station equipment

      In response to recent governmental and industry trends toward environmentally friendly products, our packaging operations introduced a “green” molding compound and set up a dedicated lead-free line. This line processes lead-free packaging for our leaded packages using a pure tin solder alternative. We introduced lead-free array packaging in 2001.

      In June 2004, we announced the offering of lead-free and “green” material options for our entire package portfolio. These lead-free and “green” packages are qualified with enhanced moisture sensitivity level to withstand the higher reflow temperature at board packaging that is required for lead-free solders, complying with current Joint Electron Device Engineering Council and Japan Electronics & Information Technology Industries Association standards for lead-free reflow profile with a peak temperature of 260 degrees Celsius. Our green initiative is developed in accordance with a number of international standards including the European Commission’s Directive on Waste from Electrical and Electronic Equipment and Restriction on Hazardous Substances.

      In response to industry trends toward fine line and space wafer fabrication technology, we have improved our fine pitch wire bonding capability to handle up to 45 micron in-line bond pad pitch and 60/30 micron staggered bond pitch. We have also established complete handling and packaging processes for gallium arsenide (GaAs) semiconductors.

Wafer Process Services

      In 2003, we introduced Flex-On-Cap (FOC) wafer bumping services, with and without redistribution layers (RDL) for 6 inch and 8 inch wafers as part of our efforts to be a total turnkey packaging and test solutions provider for high-end products, including products requiring wafer bumping, probe and flip-chip packaging and test solutions.

Test Services

      We also provide our customers with semiconductor test services for a number of device types, including mixed-signal, digital logic, memory, power and RF devices. Semiconductor testing measures and ensures the performance, functionality and reliability of a packaged device, and requires knowledge of the specific applications and functions of the devices being tested. In order to enable semiconductor companies to improve their time-to-market, streamline their operations and reduce costs, there has been an increasing trend toward outsourcing both packaging and test services. We have capitalized on this trend by enhancing our test service capabilities. STATS’ test revenue increased 73.2% from $115.4 million in 2002 to $199.9 million in 2003 and ChipPAC’s test revenue increased 5.9% from $56.2 million in 2002 to $59.5 million in 2003.

      We offer wafer probe and final testing on many different platforms, covering the major test platforms in the industry. Wafer probe is the step immediately prior to the packaging of semiconductors and involves electrical testing of the processed wafer for defects. Wafer probe services require similar expertise and testing equipment to that used in final testing. We probe wafers at either ambient or elevated temperature in accordance with our customer’s test requirement. Wafers are probed either as bumped or un-bumped wafers. For bumped wafers, we can probe both peripheral or array bumped wafers. We believe this wafer probe capability is very important to customers who require known-good-die for flip-chip packaging.

      Final testing involves using sophisticated test equipment and device-specific software programs to electrically test a number of attributes of packaged semiconductors for functionality and performance in accordance with a test plan or test list. The test plan or test list varies from device to device and customer to customer. For final testing, we have either gravity feed handlers or pick-and-place handlers. We also offer strip testing for mixed-signal and RF applications. We believe strip testing offers some advantages over the conventional method, including allowing large numbers of devices to be tested at the same time, improved first pass yield, a more effective and efficient handling of smaller form factor devices and increased overall throughput.

      In order to test the capability of a semiconductor device, a semiconductor company will provide us with its proprietary test program and specify the test equipment to run that program. Our customers at times may consign their test equipment to us. Alternatively, our customers may engage us to develop the test program and test hardware required to test their device. The devices to be tested are placed into a socket-custom load board by an automated handling system, which is connected to the test equipment, which then tests the devices using software programs developed and supplied by our customers or by us. The cost of any specific test and the time required to conduct it, ranging from a few milliseconds to several seconds, varies depending on the complexity of the semiconductor device and the customer’s test program.

      We have invested in state-of-the-art testing equipment that allows us to test a broad variety of semiconductors, especially mixed-signal and high performance digital devices.

      Mixed-signal Testing. We test a variety of mixed-signal semiconductors, including those used in communications applications such as network routers, switches and interface cards; broadband products such as cable modem set-top boxes; and for wireless telecommunications products such as cellular phones, base stations, WLAN and BluetoothTM devices, personal computer and consumer applications. BluetoothTM is a technology that enables short range wireless communication between different electronic appliances. We are a member of the BluetoothTM Special Interest Group. We also test mixed-signal semiconductors for computer and consumer components including audio devices, CD-ROM, hard disk drive controllers, DVD players and game consoles.

      Digital Testing. We test a variety of digital semiconductors, including high performance semiconductors used in PCs, disk drives, modems and networking systems. Specific digital semiconductors tested include DSPs, FPGAs, microcontrollers, central processing units, bus interfaces, digital ASICs and application specific standard products.

      Memory Testing. We provide wafer probe services covering a limited type of memory devices including static and non-volatile memories.

Test-Related Services

      We offer a variety of other value-added test-related services, including:

•	Burn-in process support. Burn-in is the process of electrically stressing semiconductors, usually at high temperature and voltage, for a period of time long enough to cause the failure of marginal semiconductors. During burn-in process support, we perform an analysis of burn-in rejects in order to determine the cause of failure.

•	Reliability testing. Reliability testing is the process of testing a semiconductor to evaluate its life span. It is performed on a sample of devices that have passed final testing.

•	Thermal and electrical characterization. Thermal and electrical characterization is the process of testing a semiconductor for performance consistency under thermal and electrical stress.

•	Dry pack. Dry pack is the process of baking the semiconductors in order to prevent the failure of any semiconductors due to exposure to moisture during shipping. We “dry pack” many of our packaged integrated circuits in specially sealed, environmentally secure containers.

•	Tape and reel. Many electronic assembly lines utilize “tape and reel” methods in which semiconductors are placed into a pocket tape to enable faster attachment to the printed circuit board. We offer a service in which we ship packaged and tested devices on a tape and reel mechanism, in a tray or in a tube in accordance with our customer’s post-test requirements.

Pre-Production and Post-Production Services

      We have developed and enhanced our pre-production and post-production services to provide a total solution for our customers. Our pre-production services for packaging include package development, and for testing include software and hardware development. In 2001, we established STATS FastRamp, which provides an extended range of pre-production volume testing services. We also provide post-production drop shipment services for our customers.

Package Development

      Our package development group interacts with customers early in the design process to optimize package design and manufacturability including through selection, design and development of the appropriate package, lead-frame or substrate for that device by simulating the semiconductor’s performance and end-use environment. For each project, our engineers create a design strategy in consultation with each customer to address the customer’s requirements, package attributes, design guidelines and previous experience with similar products. After a design is finished, we provide quick-turn prototype services. By offering package design and prototype services, we can reduce our customer’s development costs, accelerate time-to-volume production and ensure that new designs can be properly packaged at a reasonable cost. We offer these services at our facilities in Singapore, South Korea, China, Malaysia and the United States.

Test Software and Hardware Development

      We work closely with our customers to provide sophisticated software engineering services, including test program development, platform conversion, multi-site conversion, test optimization and strip testing implementation. Generally, testing requires customized software to be developed for each particular semiconductor device. Software is typically provided by the customer. We also provide test development services where we will develop a total test solution for the customer. The test development process is divided into five phases. We will first create a test plan based on the customer’s specifications. Once the test plan is approved by the customer, we create the engineer designs and develop the layout for the test fixtures, generate the check-plot for the customer and, upon the customer’s approval, proceed to hardware fabrication. In conjunction with hardware fabrication, we develop the test program and convert all simulation vectors to the desired tester format. Once the test program is developed, we debug the program, the hardware and the device. We then correlate the software and hardware with the bench data provided by the customer. Thereafter, we perform device characterization to enable our customer to understand the device performance over different voltage and temperature ranges. This enables the customer to determine the optimum conditions for their device performance and also to achieve optimum test yield.

      In some cases, test program and hardware provided by the customer may be converted by us for use on one or more of our tester platforms. Once a test program has been converted, we correlate the test software and hardware using the correlation units or devices provided by the customer. Upon the customer’s approval of the results of the correlation of the test software and hardware, actual production testing begins. On an on-going basis, a dedicated group of our product engineers will then assist our customers in collecting and analyzing the test results and develop engineering solutions to improve their test robustness and production efficiency. We offer these services at our facility in Singapore.

STATS FastRamp

      In October 2001, we established our wholly-owned subsidiary, STATS FastRamp in Milpitas, California, which is in Silicon Valley, to deliver an extended range of high-end pre-production test services to new and existing customers. STATS FastRamp commenced operations in January 2002, providing test hardware and software development, pre-production volume testing services, tester rentals and a unique customer-to-lab-to-factory relay for fast production offloads and capacity coordination. At our customers’ request, certain finished and piloted test programs are then transferred to our facility in Singapore for full production.

      As STATS FastRamp offers a similarly configured and substantial range of tester platforms, handlers, probers, interface hardware and manufacturing processes as our Singapore facility, this transfer is relatively seamless. In December 2002, STATS FastRamp acquired the San Diego test facility from Conexant Systems Inc. for cash and in connection with the acquisition, assumed certain liabilities associated with the San Diego facility. STATS FastRamp began operations immediately in the San Diego facility and offers the same range of high-end preproduction test services that are offered in its facilities in Silicon Valley.

Warehousing and Drop Shipment Services

      In order to enable semiconductor companies to improve their time-to-market and reduce supply chain and handling costs, we offer warehousing and drop shipment services in which we ship packaged semiconductor devices directly to our customers’ end-customers. We either directly bill our customers for the cost of drop shipment or incorporate this into the price of our services.

Research and Development

      Our research and development efforts are focused on developing new packages, design, assembly and test services and technologies required by our existing customers and that are necessary to attract new customers. We have invested considerable resources and we are among the leaders in new product and technology development. STATS spent approximately $15.2 million in 2001, $18.9 million in 2002 and $15.3 million in 2003 on research and development and ChipPAC spent approximately $14.2 million in 2001, $10.1 million in 2002 and $11.7 million in 2003. As of August 5, 2004, we employed over 240 dedicated professionals for packaging and test development. We consider this a core element of our total service offering and expect to continue to invest significant resources in research and development.

Packaging Services

      We have established a dedicated group of engineers whose primary focus is the development and improvement of materials and process technology as well as development of new and advanced packages. We work closely with our existing customers to better understand their immediate and future packaging needs. As a result, we focus our packaging research and development efforts in part on developing packages tailored to their individual requirements. Our web-based proprietary design and performance characterization provides the shortest time-to-market with predictable performance. These efforts take place at our package design development centers located in Singapore, South Korea, Malaysia and the United States.

      We have a number of advanced packages under development to support our customers’ needs for high performance packages. Our development roadmap includes flip-chip technology and comprises build-up substrate, wafer bumping and passive integration technology components. Flip-chip technology can be used in both low pin count as well as high pin count packages and is particularly suitable for devices that require more than 1,000 interconnects in a relatively small die. Build-up substrates deliver even higher interconnect density without compromising thermal and electrical performance. We believe flip-chip packages will find increasing application in high-end communications equipment such as switches and routers as well as high-end PCs. Furthermore, we have built capabilities to provide SiP solutions for the radio frequency, wireless and cellular markets.

      We also have next generation CSPs both under development and in qualification which incorporate lead-frame, laminate and tape technologies, along with multiple die stacking capabilities. The emphasis in the development of such packages is the integration of more silicon chips in the same low-profile, small footprint and light weight package. This requires development of many enabling technologies in order to thin and stack dies in very low profile packages. We continually seek to develop and improve stacked or three-dimensional packages to meet customer needs. These packages are used particularly in hand-held wireless communications equipment and are extremely useful for all hand-held devices including mobile phones, PDA, base station modems, base-band circuits and memories. We continue to develop total SiP solutions to meet market demand for next generation devices with higher levels of integration, increased functionality and compact sizes.

      In addition, we continue to increase our support functions for thermal, electrical, stress and package to board level reliability characterization. We offer a full range of thermal simulation and actual testing for all of our existing packages and packages under development. We have a full service reliability laboratory that can stress test assembled semiconductors. In conjunction with local institutes and laboratories, we can also perform board level reliability testing of surface mount assembled packages.

      During the past two years, we developed and introduced a number of new packages, including:

•	Land Grid Array (LGA);

•	System-in-Package LFBGA (LFBGA-SiP);

•	System-in-Package LGA (LGA-SiP);

•	Flip-Chip BGA with Buildup Substrate and Heat Sink (fcBGA-H);

•	Lead free Flip-Chip Land Grid Array (fcLGA);

•	Wafer Level CSP (WLCSP);

•	Thin Quad Leadless Package (UQLPp);

•	Chip Scale Module Package (LFBGA-CSMP, fcLGA-CSMP);

•	Redistributed wafer bumping (RDL);

•	Dual Row Quad Leadless Package (QLPp-dr);

•	Molded multi-die chip scale package family with the following chip-stack combinations in package profile thickness ranging from 1.0 to 1.4mm (LF/ TF/ VFBGA):

•	Two-chip stack, same chip size;

•	Three-chip stack, “pyramid stack”;

•	Three-chip stack with the two chip same size;

•	Three-chip stack with three chip same size;

•	Four-chip stack, “pyramid stack”;

•	Four-chip stack with two chips same size;

•	Four-chip stack with three chips same size;

•	Five-chip stack, “pyramid stack”;

•	Five-chip stack with three chips same size;

•	Five-chip stack with four chips same size;

•	Six-chip stack, “pyramid stack”;

•	Six-chip stack with five chips same size;

•	Six-chip stack with four chips same size; and

•	Six-chip stack with three chips same size;

•	Lead-frame chip scale package (LFCSPTM);

•	Bumped Chip Carrier package family (BCC, BCC+, BCC++);

•	“Gigabit-Green-Gold-to-Gold” flip-chip interconnection package family of CSPs and BGAs (G4TM);

•	Higher thermal performance PBGA with embedded heatslug (PBG-H);

•	Thermally enhanced ball grid array family with integrated passive components (PBGA-H-SiP);

•	Flip-Chip Multi Package Module family module (fcBGA-MP); and

•	Flip-Chip LFCSP fcLFCSPs, flip-chip on lead-frame substrate.

      We will continue to develop and introduce advanced packaging that meets the requirements of our customers.

Test Services

      We focus on developing new technologies, software and processes to enhance efficiency and reliability and to shorten test times. These include multi-site testing, strip testing, test program optimization and hardware improvements designed to permit improved utilization of existing test equipment. When necessary we also design and build specialized equipment that is not available from outside vendors. Our test development center is an important part of our research and development efforts and is utilized to develop and debug test software prior to production, complete test software conversions and offer our customers continuous access to our development capabilities. Our test development center is located in Singapore.

Customers

      Our customers are comprised of some of the largest semiconductor companies in the world. Since the beginning of 2003, each of STATS and ChipPAC has been seeking to diversify and broaden their respective customer bases. STATS’ ten largest customers accounted for 85.6%, 79.8% and 78.8% of its net revenues in 2001, 2002 and 2003, respectively. ChipPAC’s ten largest customers accounted for 89.1%, 88.6% and 79.1% of its net revenues in 2001, 2002 and 2003, respectively. In 2003, STATS’ three largest customers, Analog Devices, Inc., Broadcom Corporation and Marvell Technology Group Ltd., each represented in excess of 10% of its net revenues and in the aggregate represented 57.2% of its net revenues. In 2003, ChipPAC’s four largest customers, Intel Corporation, Intersil Corporation, LSI Logic Corporation and nVidia Corporation, each represented in excess of 10% of its net revenues with the largest single customer accounting for 15.9% of its net revenues. As a result of the merger, we expect that our company will enjoy a well-diversified and broad customer base. In 2003, no customer would have accounted for more than 15% of our pro forma net revenues. We anticipate that this customer concentration will decrease as our business grows with an increase in engagements from a large number of customers comprising our existing customer base and the addition of new customers with whom we have already become qualified or with whom we are currently undergoing qualification.

      The following table sets forth, for the periods indicated, the percentage of net revenues derived from packaging and test of semiconductors used in communications, personal computers and other applications for STATS and for the combined company on a pro forma basis:

	STATS Historical			Pro Forma	STATS Historical	Pro Forma
	Year Ended December 31,			Year Ended	Six Months	Six Months
				December 31,	Ended June 30,	Ended June 30,
	2001	2002	2003	2003	2004	2004

Communications	61.3%	53.4%	58.3%	50.2%	65.9%	59.0%
Personal computers	34.9	31.2	29.9	23.6	23.3	20.4
Consumer and others	3.8	15.4	11.8	26.2	10.8	20.6

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

      Our customers are located around the world, but principally in the United States of America. We report geographic distribution of revenue based on the location of our customers’ headquarters. The following table details, for the periods indicated, the percentage of net revenues received from the United States, Europe and Asia by STATS and by the combined company on a pro forma basis:

	STATS Historical			Pro Forma	STATS Historical	Pro Forma
	Year Ended December 31,			Year Ended	Six Months	Six Months
				December 31,	Ended June 30,	Ended June 30,
	2001	2002	2003	2003	2004	2004

United States of America	78.4%	80.8%	81.3%	83.8%	81.2%	79.7%
Europe	13.0	6.2	4.7	3.3	5.1	4.4
Asia	8.6	13.0	14.0	12.9	13.7	15.9

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

      In general, we believe the factors that our customers take into account in choosing their packaging and test service providers include the ability of the provider to provide packaging and test services for a wide range of semiconductor devices and the close proximity of the packaging and test house to their wafer fabrication plant. Close proximity between the wafer foundry and the packaging and test house enhances overall communication, simplifies supply chain logistics and results in increased yield.

      Semiconductor companies require packaging and test service providers to undergo a qualification process before selecting them as their packager or tester. The qualification process for a packaging service company is a lengthy and rigorous process that typically takes three to six months, and typically costs the customer approximately $250,000 to $300,000. In the case of a test service company, the test company must, in addition to ensuring that the requisite tester platform is used, have the requisite production engineering expertise to pass a highly specialized and rigorous test qualification process. The test qualification process typically takes one to two months where the test house already has the tester technology and three to six months where the tester technology is a new test platform, and typically costs the customer approximately $20,000 to $100,000. Once a primary packager or tester has been selected, that packager or tester gains insight into its customer’s business operations and an understanding of its products as part of the overall working relationship. The packaging and test service providers’ familiarity with the customer’s requirements and accordingly, their ability to better meet those requirements, combined with the pressures of a semiconductor company to meet the time-to-market demands of its customers, help to assure continuity of relationship with their providers. We have been successful in attracting new customers because we are one of only a few independent packaging and test companies that offers full turnkey packaging, test and distribution services for a broad portfolio of packages in strategic manufacturing locations.

Sales and Marketing

      We market our services through direct sales forces strategically located in Singapore, South Korea, China, Malaysia, Taiwan, the United States, the United Kingdom, the Netherlands and Japan. Our account managers, applications engineers, customer service representatives and sales support personnel form teams that focus on specific customers or geographic regions.

      Customers generally deliver rolling six month forecasts and release production die to us in daily or weekly increments for packaging, test and distribution. These near-term forecasts guide us as to anticipated volumes, but provide no meaningful backlog statistics. Substantially all of our materials inventory is purchased based on customer forecasts. We carry relatively small quantities of raw material inventory and we have relatively low levels of finished goods inventory.

      Our marketing efforts focus on creating a brand awareness and familiarity with our advanced device packaging technologies and an understanding of our end-user market applications in wireless handset and PDA graphics, PC chipsets, wireless LAN, memory, storage and networking. We market our leadership in advanced packaging, test technology, and distribution and our ability to supply a broad line of packaging and test services to the semiconductor industry. We target engineers and executive level decision makers through a direct sales force, the delivery of “white papers” at industry conferences, mailings of technical brochures and newsletters, advertisements in trade journals and our website.

Pricing Policy

      We price our test services principally on the length of tester CPU time used, typically referred to as test time on per-second basis. The price of test time is a function of tester platform and hardware configuration, which are usually determined by our customers based on the function and complexity of a particular semiconductor device. In general, the test time for a complex semiconductor device will be longer than a less complex semiconductor device. Wafer probe pricing is determined by similar factors. Any reduction in test time resulting from optimization of test program or optimum hardware configuration will mean savings for our customers.

      Packaging services are priced competitively against the market and vary depending on such factors as package complexity and material cost. Design costs are not material but when incurred may be charged to a customer separately or built into the unit price.

Customer Service

      We place strong emphasis on quality customer service. Our broad service offerings, dedicated customer account teams and commitment to finding solutions to our customers’ needs and problems have enabled us to develop important relationships with many of our customers. We have received high ratings and recognition in the area of customer service from many of our customers. For example, in 2003 STATS was named the supplier of the year by two of its top customers, Broadcom and Analog Devices, and ChipPAC was named the supplier of the year by one of its top customers, LSI Logic Corporation. This is the third consecutive year that we have received this award from Analog Devices.

      We have implemented an information technology architecture that seeks to achieve our objective of creating a virtual manufacturing environment for our customers and making it easier for them to work with us. Our system includes Business to Business links to some of our customers’ systems and an internet portal, the mySTATSChipPAC portal, which may be directly accessed by our customers. These features enable our customers to obtain real time information on our works-in-progress, inventory and shipment status, as well as other information relating to our operations. Our system also includes a design collaboration system that enables us to engage the customer at the design stage for ease of working collaboratively on design changes.

Suppliers

Raw Materials

      Our packaging operations depend upon obtaining adequate supplies of raw materials on a timely basis. The principal materials used in our packaging process are lead-frames or laminate substrates, gold wire, molding compound, epoxy, tubes and trays. We purchase materials based on the non-binding demand forecasts of our customers. Our customers are generally responsible for most or all of the costs of unique materials that we purchase but do not use, particularly those lead-frames and substrates that are ordered on the basis of customer-supplied forecasts. We manage inventory with automated materials management processes using enterprise resource planning systems. We work closely with our primary materials suppliers to insure the timely availability of materials supplies, and we are not dependent on any one supplier for a substantial portion of our materials requirements. On December 26, 2003, we entered into an agreement with Simmtech Co. Ltd pursuant to which Simmtech undertook to supply to us at least a specified minimum quantity of substrates up to December 2008. The materials we procure are normally available and we are able to meet our production requirements from multiple sources through new materials qualifications, periodic negotiation and placement of written purchase orders. We typically combine our global requirements into centrally negotiated purchase orders to gain economies of scale in procurement and more significant volume discounts. Should materials become scarce, we would look to enter into long-term supply agreements with key suppliers. The major suppliers of our substrate material are located in South Korea, Japan and Taiwan.

Equipment

      Our operations and expansion plans depend on us being able to obtain an adequate supply of packaging and test equipment on a timely basis. We work closely with our major equipment suppliers to ensure that equipment meets our performance specifications and is delivered on time.

      With the exception of a few key suppliers that provide reserved equipment delivery slots and price discount structures, we have no binding supply agreements with any of our suppliers. A reserved equipment delivery slot is one which allows us to obtain an accelerated delivery of the equipment over and above the delivery schedule previously committed to by the supplier. Typically, price discounts are offered for volume purchases. We leverage our large volume of orders for testers, probers, handlers and other equipment with our equipment suppliers to secure favorable terms for our equipment purchases, including pricing and accelerated delivery times. We acquire our packaging and test equipment on a purchase order basis, which exposes us to substantial risks. A portion of our equipment is held under capital lease. The unavailability of new test or packaging equipment, the failure of such equipment or other equipment acquired by us to operate in accordance with our specifications or requirements or delays in the delivery of such equipment, could delay implementation of our expansion plans and could materially and adversely affect our results of operations or financial condition. See “Risk Factors — Risks Related to Our Business — If we are unable to obtain packaging and testing equipment in a timely manner or on reasonably favorable terms and prices, we may be unable to meet customer demand and our revenue may decline.”

Packaging Equipment

      The primary equipment used in packaging includes die saw, die attach, wire bonders, mold systems and package saw equipment. Certain of our wire bonders allow for interchangeability between lead-frame and array packages. We purchase die attach and wire bonders from major international manufacturers, including Kulicke & Soffa Industries, Inc., Shinkawa Ltd, ASM Technology and Unaxis (formerly known as ESEC S.A.). We purchase mold systems from major international manufacturers, including Apic Yamada Corporation, Asahi Engineering Co Ltd and Dai-Ichi Seiko Co Ltd.

Testing Equipment

      Testing equipment is one of the most critical components of the wafer probing and device testing process. We generally seek to maintain testers from different vendors with similar functionality and the ability to test a variety of different semiconductors. In general, certain semiconductors can only be tested on a limited number of specially configured testers. Our major suppliers of testing equipment are Teradyne Inc., Agilent Technologies, LTX Corporation and Eagle Test System, Inc.

      As of August 5, 2004, we had 801 testers, comprising 528 mixed-signal testers, 57 analog testers, 121 digital testers and 95 memory testers. In certain cases where a customer has specified testing equipment that is not widely applicable to other products that we test, we have required that the customer provide the equipment on a consignment basis. Of the 801 testers, 117 are on consignment from customers. In addition to testing equipment, we maintain a variety of other types of equipment, such as automated handlers and probers (with special handlers for wafer probing), scanners, reformers and PC workstations for use in software development.

Quality Control

      We maintain a team of quality control staff comprising engineers, technicians, inspection specialists and other employees whose responsibilities are to monitor our packaging and test processes to ensure high quality. Our quality assurance systems impose strict process controls, statistical in-line monitors, supplier control, data review and management, quality controls and corrective action systems. Our in-house laboratory is equipped with advanced analytical tools and provides the necessary equipment and resources for our research and development and engineering staff to continuously enhance product quality and process improvement.

      Our packaging and test operations are undertaken in clean rooms where air purity, temperature and humidity are controlled. To ensure the stability and integrity of our operations, we maintain clean rooms at our facilities that meet U.S. Federal 209E class 1,000, 10,000 and 100,000 standards.

      Our packaging and test operations in Singapore are ISO 9000, SAC level 1, ISO 14001, TS16949 and OHSAS 18001 certified. Our facilities located in Icheon, South Korea (founded in 1985), Shanghai, China (founded in 1994) and Kuala Lumpur, Malaysia are ISO-14001, ISO 9001 and TS 16949 certified. In addition, our Kuala Lumpur, Malaysia facility is OHSAS 18001 certified. ISO 9000 is an international standard on the requirements for production of quality products and services. It also sets forth quality management systems for product design, product development, installation and servicing. TS 16949 is a quality management system that addresses the specific production needs of automotive customers. Semiconductor Assembly Council (“SAC”) certification is one of the most prestigious certifications in the semiconductor manufacturing industry. ISO 14001 is an international standard on environmental management systems to ensure environmental protection and prevention of pollution in balance with socio-economic needs while OHSAS 18001 is the standard for implementation of an occupational health and safety management system (“OHSMS”).

Competition

      The independent SATS industry is very competitive and highly fragmented. In order to compete, we must offer state-of-the-art testing services and bring the most technologically advanced packages to market as quickly as our competitors and at comparable prices. Packaging and test services are provided by both large multi-national companies and small niche market competitors. We face substantial competition from a number of competitors, whose facilities are primarily located in Asia.

      Our primary competitors and their primary locations are as follows:

•	Advanced Semiconductor Engineering, Inc. — South Korea, Taiwan, Malaysia, Hong Kong and the United States

•	Amkor Technology, Inc. — South Korea, Japan, Taiwan, Philippines and the United States

•	ASE Test Limited — South Korea, Taiwan, Malaysia, Hong Kong and the United States

•	ASAT Holdings Limited — Hong Kong and China

•	Siliconware Precision Industries Co., Ltd. — Taiwan

      Each of these companies has significant packaging capacity, financial resources, research and development operations, marketing and other capabilities, as well as some degree of operating experience. These companies also have established relationships with many large semiconductor companies, which are current or potential customers of ours.

      We also compete with the internal capabilities and capacity of many of our current and potential IDM customers. Many IDMs have greater financial and other resources than we do and may rely on internal sources for packaging and test services for reasons including:

•	their desire to realize higher utilization of their existing packaging or test capacity;

•	their unwillingness to disclose proprietary technology;

•	their possession of more advanced packaging or testing technologies; and

•	the guaranteed availability of their own packaging or test capacity.

      The principal elements of competition in the independent semiconductor packaging industry include variety of packages offered, price, location, available capacity, cycle time, engineering capability, technical competence, customer service and flexibility. In the area of test services, we compete on the basis of quality, cycle time, pricing, location, available capacity, software development, engineering capability, technical competence, customer service and flexibility. We believe that we compete favorably in these areas.

      In addition, we also compete in the independent testing market with smaller niche companies, which offer limited services and compete principally on the basis of engineering capability, location and available capacity.

Employees

      As of August 5, 2004, we employed 11,570 full-time employees and 199 temporary employees or contract employees.

      As of August 5, 2004, approximately 1,280 of our employees at the Icheon, South Korea facility are represented by the ChipPAC Korea Labor Union and are covered by collective bargaining and wage agreements. The collective bargaining agreement, which, among other things, covers basic union activities, working conditions and welfare programs, and the wage agreement are each effective through April 30, 2005. We believe that we have good relationships with our employees and the union.

      The following table sets forth numbers of our employees by function and location for the dates indicated:

					STATS	As of
	STATS Historical				Historical	August 5, 2004
	As of December 31,				As of	Following
					June 30,	Consummation
	2001	2002	2003		2004	of Merger

Function
Direct and Indirect Labor (Manufacturing)	2,161	2,346	3,596	(1	) 3,973	10,265
Indirect Labor (Administration)	244	257	279		291	1,058
Research and Development	154	164	129		128	247

Total	2,559	2,767	4,004		4,392	11,570

Location
Singapore	2,370	2,419	3,461		3,816	3,859
China	—	—	16		23	2,631
Malaysia						2,315
South Korea						2,100
Taiwan	94	224	376		411	424
United States	83	112	145		136	227
Others	12	12	6		6	14

Total	2,559	2,767	4,004		4,392	11,570

(1)	The approximately 53% increase in headcount was the result of additional hires in 2003 to support the increase in the volume of our operations.

Intellectual Property

      Our ability to develop and provide advanced packaging technologies and designs for our customers depends in part on our proprietary know-how, trade secrets and other patented and non-patented technologies, which we either own or license from third parties. We have licenses to use numerous third party patents, patent applications and other technology rights, as well as trademark and other intellectual property rights, in the operation of our business. We believe that the material licenses should be renewable under normal or reasonable commercial terms once they expire.

      Following the merger, the combined company holds a total of over 65 issued patents. We have also filed over 240 patent applications in various countries as appropriate. If the patents are granted, we may seek to cross-license or share our intellectual property portfolio at a future time if it is advantageous for us to do so.

      When we are aware of intellectual property of others that may pertain to or affect our business, we attempt to either avoid processes protected by existing patents, or cross-license or otherwise obtain certain process or package technologies. In addition, we execute confidentiality and non-disclosure agreements with our customers and consultants and limit access to and distribution of our proprietary information.

      Our ability to compete successfully and achieve future growth will rely in part on the technological skills and innovation of our personnel and our ability to develop, maintain and protect proprietary technologies. The departure of any of our key management or technical personnel or the breach of their confidentiality and non-disclosure obligations or our failure to achieve our intellectual property objectives or avoid infringement could have a material adverse effect on our business, financial condition and results of operations.

      Our primary registered trademarks and trade names are “ChipPAC” and “STATS.” We also own or are licensed to use other trademarks.

Insurance

      We maintain insurance policies covering losses, including losses due to business interruption and losses due to fire, which we consider to be adequate. Our insurance policies cover our buildings, machinery and equipment. Significant damage to our production facilities, whether as a result of fire or other causes, would have a material adverse effect on our business, financial condition and results of operations. We are not insured against the loss of any of our key personnel.

Facilities

      Our packaging and test network is comprised of eleven facilities throughout Asia and the United States. The following chart provides information regarding our facilities:

	Area
Property/Location(1)	(Sq. Feet)	Functions/Services	Services Provided

Yishun, Singapore(2)	594,036	Turnkey packaging and testing services, research and development, warehousing services, and drop shipment services	Test services, including mixed-signal and high performance testing, wafer sort and probe, traditional and advanced leaded and array packaging, including BGA, flip-chip packaging, wafer level packaging and CSP, and drop shipment services
Icheon, South Korea	504,086	Turnkey packaging and test services, research and development, warehousing services, and drop shipment services	Advanced array packaging such as stacked die, SiP and flip-chip, standard array packaging such as BGA and CSP and test services
Kuala Lumpur, Malaysia(3)	488,448	Turnkey packaging and test services, research and development, warehousing services, and drop shipment services	Packaging of discrete power, integrated circuits, leased packages, test and distribution services
Qing Pu, Shanghai, China(4)	421,748	Turnkey packaging and test services, research and development, warehousing services, and drop shipment services	Packaging of leaded packages, test and distribution services
Hsin-Chu Hsien, Taiwan(5)	220,000	Test services, research and development, warehousing and drop shipment services	Test development, final test, wafer probe and distribution services

	Area
Property/Location(1)	(Sq. Feet)	Functions/Services	Services Provided

Fremont, California, United States	56,320	Sales, marketing, administration and research and development	Sales, marketing, administration and design review services
Milpitas, California, United States	34,000	Package design, test facility and sales office	Sales, marketing, administration, design and test engineering services
Ang Mo Kio, Singapore	31,261	Corporate executive, administrative, sales and marketing and finance office	Corporate administration and finance, sales and marketing
Pu Dong, Shanghai, China	20,736	Test facility	Wafer probe and distribution services
San Diego, California(6), United States	20,000	Test facility	Test engineering services
Tempe, Arizona, United States	9,300	Package design, research and development and sales office	Sales, marketing, administration, design and characterization services

(1)	We lease all of our facilities except where otherwise noted.

(2)	We own the production assets but lease the land from the statutory housing development board of the Government of Singapore under a long-term lease with an initial term expiring in March 2026 with an option to renew.

(3)	We own the building and improvements and lease the land from the State Government of Malaysia, but the land and all buildings on the land will revert to the lessor upon the expiration of the long-term lease in 2086.

(4)	We own the building and improvements and lease the land, but the land and all buildings on the land will revert to the lessor upon the expiration of the long-term lease in 2044.

(5)	Winstek owns the land and building, which is subject to mortgages and certain other security interests.

(6)	Situated within the campus of Conexant Systems Inc.

Environmental Matters and Compliance

      Our operations are subject to regulatory requirements and potential liabilities arising under laws and regulations governing, among other things, air emissions, waste water discharges, waste storage, treatment and disposal of wastes, and remediation of releases of hazardous materials. We have implemented an environmental monitoring system. We send samples of our air emissions, treated water and sludge to third party accredited laboratories for testing to ensure our compliance with the environmental laws and regulations that apply to us. We believe that we are in substantial compliance with all applicable environmental laws and regulations. Expenditures on environmental compliance currently represent an insignificant portion of our operating expenses. We are certified ISO 14001 by Spring Singapore (Standards, Productivity and Innovation Board) (formerly know as Productivity and Standards Board (Singapore)) and the Japan Audit Compliance Organization.

Legal Proceedings

      On July 31, 2002, Seagate Technology L.L.C. filed suit against Atmel Corporation and Atmel SARL in Santa Clara County Superior Court. Seagate alleges that Atmel supplied defective semiconductor chips, and that Atmel had its chips outsourced and packaged by ChipPAC and Amkor Technology, Inc. On November 19, 2003, Atmel filed a First Amended Cross-Complaint against ChipPAC, Amkor and Sumitomo Bakelite, Ltd., the Japanese manufacturer of the allegedly defective epoxy mold compound. ChipPAC is currently being defended by insurance counsel, subject to the complete reservation of rights by the insurance company. ChipPAC has filed a cross-complaint against Sumitomo. We believe the claims against ChipPAC for indemnification are without merit and will vigorously defend the litigation. However, the litigation process is inherently uncertain and there can be no assurance that the outcome of these claims will be favorable for ChipPAC.

      We are not involved in any other legal proceedings, the outcome of which we believe would have a material adverse effect on our business, financial condition or results of operations. From time to time, however, we are involved in claims that arise in the ordinary course of business, and we maintain insurance that we believe to be adequate to cover these claims.

Corporate Structure

      The diagram below summarizes our corporate structure. We may from time to time make acquisitions of, or investments in, other companies or businesses.

MANAGEMENT

Management of STATS ChipPAC

      The following table sets forth the name, age and position of each of STATS ChipPAC’s directors and members of senior management as of September 24, 2004:

Name	Age	Position

Board of Directors
Charles R. Wofford	71	Chairman of the Board of Directors
Lim Ming Seong	57	Deputy Chairman of the Board of Directors
Dennis P. McKenna	55	Vice Chairman of the Board of Directors
Tan Lay Koon	45	Director, President and Chief Executive Officer
Peter Seah Lim Huat	58	Director
Tay Siew Choon	57	Director
Steven H. Hamblin	55	Director
Richard J. Agnich	61	Director
Robert W. Conn	61	Director
R. Douglas Norby	69	Director
Chong Sup Park	56	Director
Senior Management
Wan Choong Hoe	50	Chief Operating Officer
Michael G. Potter	38	Chief Financial Officer
Han Byung Joon	45	Chief Technology Officer
Jeffrey R. Osmun	41	Vice President, Worldwide Sales and Marketing
Ng Tiong Gee	42	Chief Information Officer
Scott J. Jewler	39	Chief Strategy Officer
Dennis W. Daniels	49	Vice President, Corporate Human Resources

      The STATS ChipPAC Board of Directors held three meetings in person and one meeting by videoconference/ teleconference in 2003. The average attendance by directors at Board meetings they were scheduled to attend was 95%.

      Pursuant to the terms of the merger agreement, Mr. McKenna, Dr. Conn, Mr. Norby and Dr. Park were nominated for election as our directors and Mr. McKenna was nominated to serve as Vice Chairman of our Board of Directors until December 31, 2004. At our extraordinary shareholders’ meeting on August 4, 2004, Mr. McKenna, Dr. Conn, Mr. Norby and Dr. Park were elected as our directors with Mr. McKenna appointed to serve as Vice Chairman of our Board of Directors until December 31, 2004. Other than with respect to these four directors, there are no arrangements or understandings with any person pursuant to which any of our directors or members of senior management were selected. There are no family relationships among any of our directors, senior management or substantial shareholders. The following directors hold or held positions in 2003 in Singapore Technologies Pte Ltd: Mr. Lim was Corporate Advisor until January 31, 2004, Mr. Seah is President & Chief Executive Officer and Mr. Tay was Managing Director/ Chief Operating Officer until March 31, 2004. Mr. Tay was appointed Corporate Advisor of Singapore Technologies Pte Ltd with effect from April 1, 2004. The following directors hold positions in 2003 in Singapore Technologies Semiconductors Pte Ltd: Mr. Seah is Chairman, and Mr. Lim and Mr. Tay are directors.

      Charles R. Wofford has been a member of our Board of Directors since February 1998. He was appointed Chairman of the Board of Directors in August 2002 and re-elected to the Board of Directors in 2003. He is presently a director of FSI International. Mr. Wofford was with Texas Instruments, Inc. for 33 years before leaving as Senior Vice-President to join Farr Company in 1991. He was the Chairman, CEO and President of Farr Company from 1992 to 1995. He received his Bachelor of Arts degree from Texas Western College.

      Lim Ming Seong became our Deputy Chairman in June 1998 and was re-elected to our Board of Directors in 2001. Mr. Lim was the Corporate Advisor of Singapore Technologies Pte Ltd until January 31, 2004. He is the Deputy Chairman of the Board of Directors of Chartered Semiconductor Manufacturing Ltd and Chairman of CSE Global Ltd, formerly known as CSE Systems & Engineering Ltd. Since joining Singapore Technologies Pte Ltd in December 1986, he has held various senior positions in the Singapore Technologies Group. Mr. Lim is presently a director of Singapore Technologies Semiconductors Pte Ltd. Prior to joining Singapore Technologies Pte Ltd, he was with the Ministry of Defence of Singapore. Mr. Lim received his Bachelor of Applied Science (Honors) in Mechanical Engineering from the University of Toronto and his Diploma in Business Administration from the University of Singapore. He also participated in the Advanced Management Programs at INSEAD and Harvard University.

      Dennis P. McKenna was appointed Vice Chairman of the Board of Directors in August 2004 to serve until December 31, 2004. Prior to that time, he served as Chairman of the Board of Directors of ChipPAC from April 2001 through August 2004, and as President and Chief Executive Officer of ChipPAC from October 1997, when ChipPAC was initially incorporated, through August 2004. From October 1995 to October 1997, he served as Senior Vice President of the Components group for Hyundai Electronics America Inc., and from January 1993 to October 1995 was Vice President and General Manager of Hyundai’s Semiconductor Group. He received his Bachelor of Science in Business Administration degree from Wayne State University.

      Tan Lay Koon was appointed our President and Chief Executive Officer on June 26, 2002. He was appointed to the Board of Directors on the same date. Mr. Tan joined us in May 2000 as our Chief Financial Officer. Prior to joining us, he was an investment banker with Salomon Smith Barney, the global investment banking unit of Citigroup Inc. Before that, he held various positions with the Government of Singapore, Times Publishing Limited and United Overseas Bank Limited in Singapore. Mr. Tan graduated with a Bachelor of Engineering (First Class Honors) from the University of Adelaide, Australia as a Colombo Plan Scholar. He also has a Master of Business Administration (Distinction) from the Wharton School, University of Pennsylvania where he was elected a Palmer scholar.

      Peter Seah Lim Huat was appointed to our Board of Directors in July 2002. Mr. Seah was appointed as a Director of Singapore Technologies Pte Ltd in May 1997 and is currently the President and Chief Executive Officer of Singapore Technologies Pte Ltd, a position he has held since December 1, 2001. He was with the former Overseas Union Bank Limited from 1977 to 2001. He held several senior positions during that time, becoming its President and Chief Executive Officer in 1991. He retired as Vice Chairman and Chief Executive Officer of the former Overseas Union Bank Limited on September 30, 2001. Mr. Seah is a director or chairman of numerous companies including, in particular, Singapore Technologies Pte Ltd, Singapore Technologies Semiconductors Pte Ltd, Chartered, EDBI and Singapore Technologies Holdings. Mr. Seah received his Bachelor of Business Administration (Honors) from the former University of Singapore in 1968.

      Tay Siew Choon was appointed to our Board of Directors in July 2002. He is currently the Corporate Advisor of Singapore Technologies Pte Ltd and Deputy Chairman of Green Dot Capital Pte Ltd, a wholly-owned subsidiary of Singapore Technologies Pte Ltd. He is also the Chairman of Singapore Computer Systems Ltd, SNP Corporation Ltd and Co-Chairman of NexGen Financial Holdings Ltd. He is also a board member of Singapore Technologies Pte Ltd, Singapore Technologies Semiconductors Pte Ltd, Chartered Semiconductor Manufacturing, ST Telemedia Pte Ltd and SNP-Leefung Holdings Ltd. Mr. Tay graduated from Auckland University in 1970 with a Bachelor of Engineering in Electrical Engineering under the Colombo Plan Scholarship and a Master of Science in System Engineering from the former University of Singapore in 1974.

      Steven H. Hamblin was appointed to our Board of Directors in June 1998 and was re-elected to our Board of Directors in 2002. Mr. Hamblin was with Compaq Computer Corporation from 1984 to 1996 and held various positions including, Managing Director of Compaq Asia Manufacturing, Vice President Asia/ Pacific Division, Vice President and Financial Controller for Corporate Operations and Vice President of Systems Division Operations. He was with Texas Instruments for ten years before leaving as its Division Controller, Semiconductor Group, to join General Instrument, Microelectronics Division, New York in 1983 as its Group Financial Executive. Mr. Hamblin received his Bachelor of Science in Civil Engineering from the University of Missouri, Columbia and his Master of Science in Industrial Administration from Carnegie-Mellon University.

      Richard J. Agnich was appointed to our Board of Directors in October 2001 and was re-elected to our Board of Directors in 2002. He has 27 years of experience in the semiconductor industry. Mr. Agnich joined Texas Instruments in 1973 and held various positions, including that of Senior Vice President, Secretary and General Counsel. He is a past president of the Association of General Counsel, and has written on corporate governance. He is also a co-founder and is currently the Chair of Entrepreneurs Foundation of North Texas, and serves on the Board of Trustees of Austin College. Mr. Agnich received his B.A. in Economics from Stanford University and a Juris Doctor from the University of Texas School of Law.

      Robert W. Conn was appointed to our Board of Directors in August 2004. Dr. Conn was a member of the Board of Directors of ChipPAC prior to the merger. Dr. Conn has been the Managing Director of Enterprise Partners Venture Capital since July 2002. Dr. Conn served as Dean of the Jacobs School of Engineering, University of California, San Diego, from 1994 to 2002. From 1980 to 1994, Dr. Conn served as Professor of Engineering and Applied Science at the University of California, Los Angeles, where he was founding director of the Institute of Plasma and Fusion Research. Dr. Conn co-founded a semiconductor equipment company in 1986, Plasma & Materials Technologies, now Trikon Technologies, and was Chairman of the Board through 1993. Dr. Conn is a member of the National Academy of Engineering, and served in 1997 and 1998 as a member of the President’s Committee of Advisors on Science and Technology Panel on Energy R&D Policy for the 21st Century. Dr. Conn is a director of Intersil Corporation, and serves on Intersil’s nominating and compensation committees. Dr. Conn received his Bachelor of Science in Chemical Engineering and Physics from the Pratt Institute. He received a Masters of Science in Mechanical Engineering and a Ph.D in Engineering Science from the California Institute of Technology.

      R. Douglas Norby was appointed to our Board of Directors in August 2004. Mr. Norby was a member of the Board of Directors of ChipPAC prior to the merger. He has been Senior Vice President and Chief Financial Officer of Tessera Technologies, Inc. since July 2003. Mr. Norby worked as a consultant for Tessera Technologies, Inc. from May to July 2003. Mr. Norby was Senior Vice President and Chief Financial Officer of Zambeel, Inc. from March 2002 to February 2003. From December 2000 to March 2002, Mr. Norby was Senior Vice President and Chief Financial Officer of Novalux, Inc., and from 1996 to 2000, he was Executive Vice President and Chief Financial Officer of LSI Logic Corporation. Mr. Norby is a director of LSI Logic Corporation and Alexion Pharmaceuticals, Inc., and serves as the Chairman of Alexion’s audit committee. He received his B.A. in Economics from Harvard University and M.B.A. from Harvard Business School.

      Chong Sup Park was appointed to our Board of Directors in August 2004. Dr. Park was a member of the Board of Directors of ChipPAC prior to the merger. Dr. Park has served as a Managing Director at H&Q Asia Pacific since November 2002. Dr. Park served as the Chairman and Chief Executive Officer of Hynix Semiconductor Inc. (formerly Hyundai Electronics Industries Co. Ltd.) from April 2000 to May 2002. He served as President and Chief Executive Officer of Hyundai Electronics America, Inc. from September 1996 to October 1999 and Chairman from November 1999 to May 2002. Dr. Park is Chairman of the Board and serves on the audit committee of Maxtor Corporation and is a director of Dot Hill Systems Corporation. Dr. Park holds a B.A. in Management from Yonsei University, an M.A. in Management from Seoul National University, an M.B.A. from the University of Chicago and a Doctorate in Management from Nova Southeastern University.

      Wan Choong Hoe was appointed Chief Operating Officer in September 2004. Mr. Wan was previously Vice President and Managing Director responsible for Singapore and China operations for National Semiconductor Manufacturer Singapore Pte. Ltd. (“National Semiconductor”), a position he held since 2000. From 1998 to 2000, Mr. Wan served as National Semiconductor’s Vice President and Managing Director responsible for Singapore and previously held positions as Director of Operations and Director of QRA/ Logistics. Prior to joining National Semiconductor in 1986, Mr. Wan held various positions at Texas Instruments Singapore Pte. Ltd. and from 1997 to 2001 served as Chairman of the Gintic Research Institute Management Board. Mr. Wan holds a Bachelor of Electrical and Electronics Engineering from the University of Singapore.

      Michael G. Potter was appointed Chief Financial Officer in August 2004. Mr. Potter was Acting Chief Financial Officer of ChipPAC prior to the merger, a position he had held since April 2004. Prior to that time, he served as Corporate Controller of ChipPAC from October 2000 through April 2004. Prior to joining ChipPAC, Mr. Potter held several executive positions at Honeywell Inc., including serving as Controller for a Strategic Business Unit of Honeywell. Mr. Potter started his career at KPMG Peat Marwick. Mr. Potter holds a Bachelor of Commerce degree, Accounting, from Concordia University and a Graduate Diploma of Public Accountancy from McGill University. He is also a chartered accountant.

      Han Byung Joon joined us as our Chief Technology Officer in December 1999. Prior to joining our company, Dr. Han was Director of Product Development at Anam Semiconductor, Inc. and, before that, held various engineering positions with IBM and AT&T Bell Labs in Murray Hill, New Jersey. He is credited with the invention of several wafer and chip scale semiconductor packaging technologies patented today. Dr. Han received his Doctorate in Chemical Engineering from Columbia University, New York, in 1988.

      Jeffrey R. Osmun was appointed Corporate Vice President, Worldwide Sales and Marketing and President, U.S. Operations in September 2002. Mr. Osmun joined us in September 1999 as Director of Sales, U.S. Central Region and was later appointed Vice President, North American Sales. Prior to that, he served as National Sales Manager of Kyocera America Inc. and, before that, held the post of Director of Development — College of Engineering and Applied Sciences for Lehigh University. Mr. Osmun received his Bachelor of Science in Mechanical Engineering from Lehigh University in 1985.

      Ng Tiong Gee was appointed Chief Information Officer in May 2001. Mr. Ng was previously the Chief Information Officer of Gateway Singapore, heading the technology multinational’s IT activities in Asia Pacific. Prior to that, he spent over six years with Siemens Components (now known as Infineon Technologies Asia Pacific) where he last served as Director of Information Systems and Services. Between 1988 and 1992, he held various key engineering positions at Digital Equipment Singapore, now part of Compaq. Mr. Ng graduated with a Bachelor of Mechanical Engineering with honors from the National University of Singapore in 1987. He also holds a Master’s Degree in Science (computer integrated manufacturing) and Business Administration from the Nanyang Technological University in Singapore.

      Scott J. Jewler joined us as our Chief Strategy Officer in August 2004. Prior to joining us, Mr. Jewler held various executive positions at Amkor Technology, Inc., including President of Amkor Technology Taiwan and Senior Vice President, Assembly Business Unit. Before that, he held various manufacturing operations positions at Mitsubishi Semiconductor America, Inc. Mr. Jewler holds 5 U.S. patents in the area of integrated circuit packaging. Mr. Jewler graduated from Clemson University with a Bachelor of Science degree in Mechanical Engineering.

      Dennis W. Daniels was appointed Corporate Vice President, Human Resources in August 2004. Mr. Daniels was Vice President, Corporate Administration and Human Resources at ChipPAC prior to the merger, a position he had held since November 2003. Prior to joining ChipPAC, he held several executive human resources positions at Solectron Corp, Chase Manhattan Mortgage Corp, PepsiCo and Tenneco Oil Corp. Before that, Mr. Daniels was an officer in the United States Marine Corps. Mr. Daniels holds a Bachelor of Science degree in Journalism from the University of Kansas and a Master’s degree in Public Administration from the University of Missouri.

Compensation of Directors and Senior Management

      In 2003, the aggregate amount of compensation and bonus paid and accrued for all of STATS ChipPAC’s directors and senior management was approximately $2.2 million broken down as follows:

	Executive	Non Executive
	Directors	Directors	Total(1)

Charles R. Wofford		$102,420	$102,420
Lim Ming Seong		50,000	50,000
Tan Lay Koon	$397,602 (4)		397,602
Peter Seah Lim Huat		30,000	30,000
Tay Siew Choon		30,000	30,000
Quek Swee Kuan(2)		2,393	2,393
Tan Choon Shian(3)		3,346	3,346
Koh Beng Seng		29,000	29,000
Steven H. Hamblin		67,410	67,410
Teng Cheong Kwee		33,590	33,590
William J. Meder		49,000	49,000
Richard J. Agnich		41,000	41,000
Senior management (excluding Executive Directors) as a group			1,338,443

	$397,602	$438,159	$2,174,204

(1)	No compensation was given in the form of stock options.

(2)	Appointed on July 29, 2003.

(3)	Resigned on July 29, 2003.

(4)	Includes bonus payment of $22,958 for the financial year ended December 31, 2003.

      As of September 24, 2004, we had eleven directors on the Board. Our executive director does not receive any directors’ fees. Our non-executive directors are paid directors’ fees, except that for the directors employed by Singapore Technologies Pte Ltd, their directors’ fees are paid to Singapore Technologies Pte Ltd. Our non-executive directors are also reimbursed for reasonable expenses they incur in attending meetings of the Board and its committees and company-sponsored training from time to time. They may receive compensation for performing additional or special duties at the request of the Board.

      We have provided to our directors and officers customary director or officer insurance, as appropriate.

      We have an established incentive plan to reward our senior executives for their performance and contributions. The incentive pool is derived from the annual wage increments of the participants and a sharing of the positive Economic Value Added (“EVA”) and the change in EVA over the preceding year (which can result in a negative incentive pool if the change in EVA is significantly negative). The amount allocated to the individuals from this pool would be based on the collective achievement of the corporate goals, achievement of individual performance targets as well as his or her scoring on corporate values. Each senior executive will have his or her own notional EVA bank account. The bonus earned each year will be added to his or her notional EVA bank account, and only one third of the aggregate EVA bank amount will be paid for the year. Payment is made only when there is a positive EVA bank balance in the notional EVA bank account.

      In the case of Mr. Tan, his incentive plan comprises a Performance Target Bonus component as well as an EVA-based incentive plan. The Performance Target Bonus is paid in relation to the extent to which he achieves his yearly individual targets which are set to focus on what needs to be achieved for the year in support of long term strategic business goals subject to a maximum payout of 2.5 months’ base salary. His EVA-based incentive plan is also based on a sharing of the positive EVA and the change in EVA over the preceding year. Each year, the EVA bonus earned will be added to (or subtracted from, in the case of negative EVA change) his notional EVA bank account, and only one third of the aggregate EVA bank amount will be the payout for the year. The balance is accrued to the following year as a provision for future years’ payout and the payout is subject to the future performance of the company.

      We do not provide any post-retirement benefits, other than pursuant to the plans required or permitted by local regulations and described below.

      Under Singapore law, we make monthly contributions based on the statutory funding requirement into a Central Provident Fund for substantially all of our Singapore employees who are Singapore citizens and Singapore permanent residents. STATS’ total expenses under this plan were $2.7 million for 2001, $3.0 million for 2002 and $4.0 million for 2003.

      Winstek operates a defined benefit retirement plan for a substantial portion of its employees in Taiwan in accordance with the Labor Standards Law in Taiwan. Pension benefits are generally based on years of service and average salary for the six months prior to the approved retirement date. Winstek contributes its pension obligations to Central Trust of China, as required by the Labor Standards Law. The funding of the pension plan is determined in accordance with statutory funding requirements. Winstek is obligated to make up any shortfall in the plan’s assets in meeting the benefits accrued to the participating staff. Our total pension plan expenses for the period from August 21, 2001 (the date we acquired Winstek) to December 31, 2001 were approximately $39,000, for the year ended December 31, 2002 were approximately $24,000 and for the year ended December 31, 2003 were approximately $46,000.

      STATS ChipPAC, Inc. and STATS FastRamp have a 401(k) savings plan covering substantially all of the U.S. employees of these subsidiaries. We contribute up to 6% of eligible employee compensation at the rate of 50% of employee contributions deferred to the STATS 401(k) plan. Our company’s matching contributions under the STATS 401(k) plan were $131,000 in 2001, $186,000 in 2002 and $258,000 in 2003.

      ChipPAC maintains a retirement and deferred savings plan for its employees (the “ChipPAC 401(k) Plan”). The ChipPAC 401(k) Plan is intended to qualify as a tax qualified plan under the Internal Revenue Code. The ChipPAC 401(k) Plan provides that each participant may contribute up to 15.0% of tax gross compensation (up to a statutory limit). Under the ChipPAC 401(k) Plan, we are required to make contributions based on the level of contributions made by the participants. Our contributions to the ChipPAC 401(k) Plan for the years ended December 31, 2001, 2002 and 2003 were approximately $0.2 million in each year. All amounts contributed by participants and related earnings are fully vested at all times.

      Employees and directors with more than one year of service are entitled to receive a lump-sum payment upon termination of their employment with STATS ChipPAC Korea Ltd. (formerly ChipPAC Korea Company Ltd), based on their length of service and rate of pay at the time of termination. Accrued severance benefits are adjusted annually for all eligible employees based on their employment as of the balance sheet date.

      In accordance with the National Pension Act of South Korea, a certain portion of severance benefits has been deposited with the Korean National Pension Fund and deducted from accrued severance benefits. The amounts contributed will be refunded to employees from the National Pension Fund upon retirement. The expense for severance benefits for the years ended December 31, 2001, 2002 and 2003 amounted to approximately $2.6 million, $3.8 million and $3.6 million, respectively.

Share Ownership for Directors and Senior Management

      Based on an aggregate of 1,942,205,930 ordinary shares outstanding as of September 24, 2004, each of our directors and senior management officers has a beneficial ownership of less than 1% of our outstanding ordinary shares, including ordinary shares held directly or in the form of ADSs and share options granted as of such date.

      Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power or receives the economic benefit of ownership of such securities. Ordinary shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

      All our ordinary shares have identical rights in all respects and rank equally with one another.

Share Options for Directors

      The following table contains information pertaining to share options held by our directors as of September 24, 2004.

	Number of Ordinary	Per Share
	Shares Issuable on	Exercise Price
	Exercise of Option	S$	Exercisable Period

Charles R. Wofford	20,000	3.554	02/09/2000 to 11/21/2004
	40,000	6.93	04/20/2001 to 04/19/2005
	50,000	1.592	04/24/2002 to 04/23/2006
	70,000	2.885	04/29/2003 to 04/28/2007
	100,000	1.99	08/06/2004 to 08/05/2008
	50,000	1.91	02/17/2005 to 02/16/2009
	50,000	1.06	08/11/2005 to 08/10/2009
Lim Ming Seong	200,000	1.592	04/24/2002 to 04/23/2011
	70,000	2.885	04/29/2003 to 04/28/2007
	70,000	1.99	08/06/2004 to 08/05/2008
	35,000	1.91	02/17/2005 to 02/16/2009
	35,000	1.06	08/11/2005 to 08/10/2009
Dennis P. McKenna	2,253,926	1.08	08/05/2000 to 08/28/2005
	2,314,200	0.57	12/20/2001 to 08/28/2005
	1,740,000	0.74	03/22/2002 to 08/28/2005
	2,175,000	0.38	09/27/2002 to 08/28/2005
	2,610,000	0.50	03/17/2004 to 08/28/2005
	2,610,000	1.36	02/05/2005 to 08/28/2005
Tan Lay Koon	500,000	6.93	04/20/2001 to 04/19/2010
	700,000	2.826	10/19/2001 to 10/18/2010
	449,000	1.592	04/24/2002 to 04/23/2011
	325,000	2.885	04/29/2003 to 04/28/2012
	2,000,000	2.2	06/26/2003 to 06/25/2012
	700,000	1.99	08/06/2004 to 08/05/2013
	500,000	1.91	02/17/2005 to 02/16/2014
	500,000	1.06	08/11/2005 to 08/10/2014
Peter Seah Lim Huat	70,000	1.99	08/06/2004 to 08/05/2013
	35,000	1.91	02/17/2005 to 02/16/2014
	35,000	1.06	08/11/2005 to 08/10/2014
Tay Siew Choon	70,000	1.99	08/06/2004 to 08/05/2013
	35,000	1.91	02/17/2005 to 02/16/2014
	35,000	1.06	08/11/2005 to 08/10/2009
Steven H. Hamblin	30,000	3.554	02/09/2000 to 11/21/2004
	40,000	6.93	04/20/2001 to 04/19/2005
	50,000	1.592	04/24/2002 to 04/23/2006
	70,000	2.885	04/29/2003 to 04/28/2007
	70,000	1.99	08/06/2004 to 08/05/2008
	35,000	1.91	02/17/2005 to 02/16/2009
	35,000	1.06	08/11/2005 to 08/10/2009

	Number of Ordinary	Per Share
	Shares Issuable on	Exercise Price
	Exercise of Option	S$	Exercisable Period

Richard J. Agnich	20,000	1.298	10/23/2002 to 10/22/2006
	50,000	2.885	04/29/2003 to 04/28/2007
	50,000	1.99	08/06/2004 to 08/05/2008
	25,000	1.91	02/17/2005 to 02/16/2009
	25,000	1.06	08/11/2005 to 08/10/2009
Robert W. Conn(1)	174,000	1.88	04/15/2003 to 08/04/2009
	130,500	0.50	03/17/2004 to 08/04/2009
	130,500	1.36	02/05/2005 to 08/04/2009
R. Douglas Norby(1)	174,000	1.88	04/15/2003 to 08/04/2009
	130,500	0.50	03/17/2004 to 08/04/2009
	130,500	1.36	02/05/2005 to 08/04/2009
Chong Sup Park(1)	130,500	1.57	10/20/2001 to 08/04/2009
	43,500	0.38	09/27/2002 to 08/04/2009
	130,500	0.50	03/17/2004 to 08/04/2009
	130,500	1.36	02/05/2005 to 08/04/2009

(1)	The exercise prices for Mr. McKenna’s, Dr. Conn’s, Mr. Norby’s and Dr. Park’s options are denominated in U.S. dollars and presented here in Singapore dollars for comparability purposes using the exchange rate based on Bloomberg Close Quote on August 5, 2004 of S$1.7214 per $1.00.

Employee Benefit Plans

      As of September 24, 2004, options to purchase an aggregate of 142,873,466 ordinary shares were outstanding, out of which 32,424,926 were held by all our directors and executive officers as a group. The exercise prices of these options range from S$0.25 to S$6.93. The expiration dates of these options range from November 2004 to September 2014.

STATS ChipPAC Ltd Share Option Plan, as amended

      Effective as of May 28, 1999, we adopted the ST Assembly Test Services Ltd Share Option Plan 1999 (the “STATS 1999 option plan”). In connection with the consummation of the merger, in light of the significant increase in the number of our employees, our shareholders approved an amendment to the STATS 1999 option plan, the STATS ChipPAC Ltd Share Option Plan, as amended (the “STATS ChipPAC option plan”), effective as of August 5, 2004, to increase the maximum number of ordinary shares issuable under the plan and the issuance of new ordinary shares upon the exercise of options granted under the plan.

      The purpose of the STATS ChipPAC option plan is to offer selected individuals an opportunity to acquire or increase an ownership interest in our company through the grant of options to purchase ordinary shares of our company. Options granted under the STATS ChipPAC option plan may be either nonqualified options or incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code.

      The aggregate number of ordinary shares that may be issued under the STATS ChipPAC option plan may not exceed 245 million shares (subject to anti-dilution adjustment pursuant to the STATS ChipPAC option plan).

     STATS ChipPAC Ltd Employee Share Purchase Plan 2004

      In connection with the merger, effective as of August 5, 2004, our shareholders approved the adoption of the STATS ChipPAC Ltd Employee Share Purchase Plan 2004 (the “ESPP”). The purpose of the ESPP is to provide our employees with the opportunity to purchase our ordinary shares in order to encourage broad employee ownership in our company, encourage employees to remain in the employ of our company, enhance the ability to attract new employees by providing an opportunity to acquire a vested interest in our success and provide a performance incentive to our employees. The ESPP is intended to qualify under Sections 421 and 423 of the United States Internal Revenue Code.

      Participants in the ESPP may elect through payroll deductions or a lump sum contribution to purchase our ordinary shares or ADSs at a discount.

      A maximum aggregate of 130 million ordinary shares whether issued in the form of ordinary shares or ADSs have been reserved for issuance under the ESPP.

Management of ChipPAC

      Mr. Tan Lay Koon and Mr. Michael G. Potter were appointed to the board of directors of ChipPAC after the closing of the merger and serve as the directors of ChipPAC. In addition, Mr. Tan serves as the chief executive officer of ChipPAC, a position he has held since the closing of merger, and Mr. Potter continues to serve as the chief financial officer of ChipPAC.

PRINCIPAL SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Principal Shareholders

      The following table sets forth certain information regarding the ownership of our ordinary shares as of September 24, 2004 by each person who is known by us to own beneficially more than 5% of our outstanding ordinary shares. Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power or receives the economic benefit of ownership of such securities. Ordinary shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned(2)

Singapore Technologies Semiconductors Pte Ltd(1)	712,228,050	36.67%
All directors and senior management as a group	25,144,375	1.32%

(1)	Includes 3.86% of shares lent to Deutsche Bank AG, Singapore Branch, and Morgan Stanley & Co. International Limited pursuant to a Global Master Securities Lending Agreement in connection with the issue of convertible notes due 2008 by STATS dated October 29, 2003 executed by each of Deutsche Bank AG, Singapore Branch, and Morgan Stanley & Co. International Limited. Temasek Holdings, the principal holding company through which the corporate investments of the Government of Singapore are held, owns 100% of the ordinary shares of Singapore Technologies Pte Ltd and all of the 50,000 issued preference shares of Singapore Technologies Pte Ltd which, in turn, owns 100% of Singapore Technologies Semiconductors Pte Ltd. Temasek Holdings may therefore be deemed to beneficially own the shares directly owned by Singapore Technologies Semiconductors Pte Ltd.

(2)	Based on an aggregate 1,942,205,930 ordinary shares outstanding as of September 24, 2004.

      All our ordinary shares have identical rights in all respects and rank equally with one another.

      Our ordinary shares have been traded on the SGX-ST since January 31, 2000 and our ADSs have been traded on the Nasdaq National Market since January 28, 2000.

Related Party Transactions

      Singapore Technologies Pte Ltd is a holding company for a group of companies (the “Singapore Technologies Group”). We engage in transactions with companies in the Singapore Technologies Group in the ordinary course of business. Such transactions are generally entered into on normal commercial terms. We entered into a turnkey contract with Chartered in March 2000 pursuant to which we agreed to provide wafer sort, packaging and test services to Chartered. The term of this agreement, which was due to expire in March 2003, was extended to March 2005 by an amendment agreement dated October 30, 2002. This agreement governs the conduct of business between the parties, relating, among other things, to our provision of sort, packaging and test services to Chartered which were previously governed solely by purchase orders executed by Chartered. The agreement does not contain any firm commitment from Chartered to purchase or from us to supply services covered thereunder. In April 2004, we entered into another test services agreement with Chartered pursuant to which we agreed to give Chartered priority to use six of our testers, and access to six additional testers, for which Chartered guarantees minimum loading and issuance of purchase orders of $450,000 per month. This test services agreement is due to expire in March 2005.

      In October 2001, we gave a guarantee on behalf of our subsidiary, STATS ChipPAC, Inc., for the lease by STATS ChipPAC, Inc. of its office in California in the United States. The guarantee covers the full performance of each term, covenant and condition of the lease, including payment of all rent and other sums that may be required to be paid under the lease. The largest amount that we guaranteed in 2002 under this agreement was $4.6 million. As of December 31, 2003, the amount outstanding under this guarantee was approximately $3.2 million.

      We entered into a long-term loan agreement with EDB on June 5, 1998 for a sum of $52.9 million (S$90.0 million). The loan was denominated in Singapore dollars and bore interest at 1% over the prevailing annual interest rate declared by the Central Provident Fund Board, a statutory board of the Government of Singapore. The principal amount was repayable over seven equal semi-annual installments commencing from September 2000 and ending on September 1, 2003. The loan was guaranteed by Singapore Technologies Pte Ltd. The loan agreement restricted us, without prior consent from EDB, from paying dividends, from incurring further indebtedness and from undertaking any form of reconstruction, including amalgamation with another company, which would result in a change in the control of our company, in each case without prior lender consent. We fully repaid this loan on September 1, 2003.

      We lease the land on which our Singapore facility is situated pursuant to a long-term operating lease from the Housing and Development Board, a statutory board of the Government of Singapore. The lease is for a 30-year period commencing March 1, 1996, and is renewable for a further 30 years subject to the fulfillment of certain conditions. The rent is $41,806 (S$71,070) per month, after deducting a rebate offered by the landlord, subject to revision to market rate in March of each year, with the increase capped at 4% per annum. In August 2004, the rate of rental increase has been changed from a cap of 4% per annum to a cap of the lower of 5.5% per annum of the preceding annual rental rate or to the prevailing rental rate posted by the Housing and Development Board. The new rates will become effective upon the landlord’s withdrawal of the rental rebate or in March 2005.

      In the years ended December 31, 2001, 2002 and 2003, we paid management fees of $1.0 million, $1.1 million and $1.1 million, respectively, to Singapore Technologies Pte Ltd for various management and corporate services provided pursuant to the Singapore Technologies Management and Support Services Agreement entered into in December 1999. Prior to this agreement, these services were subject to a management fee computed based on certain percentages of capital employed, revenue, manpower and payroll. We believe that our arrangement with Singapore Technologies Pte Ltd approximates the cost of providing these services.

      Mr. Tan Bock Seng served as our Chief Executive Officer from May 18, 1998 to January 7, 2002. Effective January 8, 2002, we appointed Mr. Tan Bock Seng as advisor to our Board of Directors. In August 2002, Mr. Tan Bock Seng terminated the advisory agreement between him and us. In recognition of his past services, Singapore Technologies Pte Ltd made a payment of $1.0 million to Mr. Tan Bock Seng. We accounted for the payment as compensation expenses in the income statement and as additional paid-in capital within shareholders’ equity as the payment did not involve any cash outlay by us.

      In November 2002, we executed a letter of charge and set-off in favor of UOB Taipei in connection with a working capital loan facility of $19.0 million granted by UOB Taipei to our subsidiary, Winstek, of which $3.5 million had been drawn down as of February 15, 2004. The loan facility provides for interest at the rate of 7.93% per annum payable every quarter. Under the terms of the letter of charge and set-off, we are required to make deposits as cash collateral for the loan to Winstek in an amount equal to the amount drawn down with UOB Taipei and its branches. We may not withdraw or otherwise transfer or encumber these deposits without the consent of UOB Taipei as long as the loan is outstanding. As at December 31, 2002, the amount deposited was US$3.5 million under this agreement. This loan was fully repaid in November 2003.

      We participate in a cash management program managed by a bank for the Singapore Technologies Group. Under this program, cash balances are pooled with other companies in the Singapore Technologies Group. The daily cash surpluses or shortfalls of the companies within the pool earn or bear interest at prevailing interest rates. From time to time, we deposit excess funds with ST Treasury Services Ltd, a wholly-owned subsidiary of Singapore Technologies. Our insurance coverage is held under various insurance policies which are negotiated by Singapore Technologies along with those of other companies in the Singapore Technologies Group. While this enables us to benefit from the group rates negotiated by Singapore Technologies, these policies are issued and billed directly to us and may be further negotiated by us to tailor to our specific insurance needs.

      In accordance with the requirements of the Nasdaq Marketplace Rules, all new related party transactions (as defined in Item 404 of Regulation S-K under the Securities Act) require approval by the Audit

Committee of our Board of Directors. In addition, more significant related party transactions must be separately approved by a majority of the Board of Directors. We also engage in transactions with other companies directly or indirectly controlled by Temasek Holdings, the parent company of Singapore Technologies Pte Ltd, in the ordinary course of business. These transactions are at their prevailing market rates/prices (including where appropriate, preferential rates and discounts) and on customary terms and conditions and are generally not subject to review by the Audit Committee.

SELLING SECURITYHOLDERS

      The term “selling securityholders” includes the parties listed in the table below and their transferees, pledgees, donees or other successors. The information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

      The selling securityholders may offer all, some or none of the notes, the associated guarantee and the underlying STATS ChipPAC ADS and as a result, no estimate can be given as to the amount of the notes, the associated guarantee and the underlying STATS ChipPAC ADS that will be held by the selling securityholders upon termination of any offering. Because none of the selling securityholders have converted their notes into STATS ChipPAC ADS, the table below only lists the notes held by the selling securityholders.

	Aggregate Principal
	Amount of		Aggregate Principal
	Notes Beneficially	Number of	Amount of Notes
	Owned Prior to	Notes Being	Beneficially Owned
Selling Securityholders	Offering ($)	Offered ($)	After Offering ($)

AFTRA Health Fund	$140,000	$140,000	$0
Arbitex Master Fund, L.P.	3,000,000	3,000,000	0
Bay County PERS	60,000	60,000	0
CNH CA Master Account, L.P.	5,000,000	5,000,000	0
Credit Suisse First Boston Europe Limited	30,500,000	30,500,000	0
Daimler Chrysler Corp. EMP #1 Pension Plans, DTD 4/1/89	1,865,000	1,865,000	0
Deephaven Domestic Convertible Trading Ltd.	4,930,000	4,930,000	0
Deutsche Bank Securities Inc.	5,000,000	5,000,000
Franklin and Marshall College	145,000	145,000	0
Guggenheim Portfolio Co. XV, LLC	1,050,000	1,050,000	0
Lehman Brothers Inc.	22,765,000	22,765,000	0
LLT Limited	243,000	243,000	0
Mainstay Convertible Fund	2,555,000	2,555,000	0
Mainstay VP Convertible Fund	2,210,000	2,210,000	0
Morgan Stanley Convertible Securities Trust	1,500,000	1,500,000	0
New York Life Insurance Company (Post 82)	2,725,000	2,725,000	0
New York Life Insurance Company (Pre 82)	1,255,000	1,255,000	0
New York Life Separate A/C #7	60,000	60,000	0
Quattro Fund Ltd.	6,000,000	6,000,000	0
Ramius, LP	100,000	100,000	0
Ramius Capital Group	550,000	550,000	0
Ramius Master Fund, Ltd.	3,650,000	3,650,000	0
Ramius Partners II, LP	250,000	250,000	0
RCG Baldwin, LP	500,000	500,000	0
RCG Hulifax Master Fund, Ltd.	500,000	500,000	0
RCG Latitude Master Fund, Ltd.	5,850,000	5,850,000	0
RCG Multi Strategy Master Fund, Ltd.	1,500,000	1,500,000	0
Sphinx Convertible Arbitrage Fund SPC	70,000	70,000	0
Standard Global Equity Partners, L.P.	1,000,000	1,000,000	0
State Street Bank Custodian for GE Pension Trust	1,290,000	1,290,000	0
Wachovia Securities International Ltd.	5,000,000	5,000,000	0

	Aggregate Principal
	Amount of		Aggregate Principal
	Notes Beneficially	Number of	Amount of Notes
	Owned Prior to	Notes Being	Beneficially Owned
Selling Securityholders	Offering ($)	Offered ($)	After Offering ($)

Xavex Convertible Arbitrage #5	1,050,000	1,050,000	0
Zurich Institutional Benchmark Management c/o Quattro Fund Ltd.	1,500,000	1,500,000	0
All other holders of notes or future transferees from such holders(l)	36,187,000	36,187,000	0

Total	$150,000,000	$150,000,000	$0

(1)	Information concerning other selling securityholders, if any, will be set forth in amendments or prospectus supplements hereto from time to time, if required.

      We have prepared the table above based on information given to us by the selling securityholders who have supplied us with this information and we have not sought to verify such information. Information about the selling securityholders may change over time. The selling securityholders identified above may have sold, transferred or otherwise disposed of, pursuant to this registration statement or pursuant to transactions exempt from registration requirements of the Securities Act, all or a portion of their registrable securities since the date on which they provided the information set forth in the table above.

DESCRIPTION OF NOTES

      ChipPAC, Inc. (which is referred to in this section as the “Company”) originally issued the 2.50% Convertible Subordinated Notes due 2008 under an Indenture dated as of May 28, 2003 between the Company and U.S. Bank National Association, as trustee (such indenture, as amended from time to time, is referred to herein as the “Indenture”). The Indenture was subsequently amended by the first supplemental indenture dated as of August 4, 2004, among the Company, STATS ChipPAC Ltd. and the trustee and a second supplemental indenture dated as of October 11, 2004, among the Company, STATS ChipPAC Ltd. and the trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

      Certain terms used in this description are defined under the subheading “— Certain Definitions.” In this description, (1) the words “we” or “our” refer only to the Company and not to any of its subsidiaries; (2) the word “STATS ChipPAC” refers only to STATS ChipPAC Ltd. and not to any of its subsidiaries; (3) the word “STATS ChipPAC ADSs” refers to the American Depositary Shares of STATS, each representing ten ordinary shares, par value S$0.25 per share, of STATS ChipPAC; and the word “STATS ChipPAC Ordinary Shares” refers to the ordinary shares, par value S$0.25 per share, of STATS ChipPAC.

      The following description is only a summary of the material provisions of the Indenture and the registration rights agreement dated May 28, 2003 among the Company and the initial purchasers (the “Registration Rights Agreement”). We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find Additional Information.”

Brief Description of the Notes

      The notes:

•	are unsecured subordinated obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company; and

•	are convertible into STATS ChipPAC ADSs.

      The Company, STATS ChipPAC and our subsidiaries are not restricted from paying dividends, incurring debt, or issuing or repurchasing its securities under the Indenture. In addition, there are no financial covenants in the Indenture. You are not protected under the Indenture in the event of a highly leveraged transaction or a change of control of the STATS ChipPAC or the Company except to the extent described under “— Change of Control.”

Principal, Maturity and Interest

      The Company has issued an aggregate principal amount of $150.0 million of the notes. The notes have been issued in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 1, 2008.

      Interest on the notes accrues at the rate of 2.50% per annum and is payable semi-annually in arrears on June 1 and December 1. The Company makes each interest payment to the holders of record of the notes on the immediately preceding May 15 and November 15. The Company will pay interest on overdue principal at 1.0% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

      Interest on the notes began accruing on the date of original issuance. Interest is computed on the basis of a 360 day year comprised of twelve 30 day months.

      Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement, see “— Registration Rights Agreement.”

STATS ChipPAC Guarantee

      STATS ChipPAC has guaranteed, on a subordinated basis, the due and punctual payment of principal of (and premium, if any) and interest on the notes, when and as the same become due and payable, whether at maturity date, by declaration of acceleration, call for redemption or otherwise.

      The guarantee of the notes by STATS ChipPAC is:

•	a general unsecured subordinated obligation of STATS ChipPAC;

•	subordinated in right of payment to all existing and future Senior Indebtedness of STATS ChipPAC, including its $200.0 million aggregate principal amount 1.75% convertible notes due 2007 and its $115.0 million aggregate principal amount zero coupon convertible notes due 2008; and

•	pari passu in right of payment with any future subordinated Indebtedness of STATS ChipPAC.

      STATS ChipPAC and its subsidiaries will not be restricted from paying dividends, incurring debt, or issuing or repurchasing its securities under the new indenture or its guarantee. In addition, there are no financial covenants in the new indenture or the guarantee.

      Payments to be made by STATS ChipPAC under the STATS ChipPAC guarantee can be suspended to the same extent as payment by ChipPAC on the notes may be suspended as described under “— Subordination”, if (1) any obligation with respect to the Senior Indebtedness of STATS ChipPAC is not paid in full when due; or (2) any other default on the Senior Indebtedness of STATS ChipPAC occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms. By reason of these provisions, in the event of insolvency, holders of the notes and the related subordinated STATS ChipPAC guarantee may recover less, ratably, than other creditors of ChipPAC and STATS ChipPAC.

      The STATS ChipPAC guarantee will remain in effect until the entire principal of, premium, if any, and interest on the notes shall have been paid in full or otherwise discharged in accordance with the provisions of the new indenture. In addition, STATS ChipPAC shall be released from its obligations under the STATS ChipPAC guarantee upon:

•	any sale, exchange or transfer (including by way of merger or consolidation) to any person not an affiliate of STATS ChipPAC of all of ChipPAC’s capital stock, or substantially all the assets of ChipPAC, where such sale, exchange or transfer is not prohibited by the Indenture;

•	any sale, exchange of all or substantially all of the assets of STATS ChipPAC, where such sale, exchange or transfer is not prohibited by the Indenture; or

•	any consolidation, combination or merger of STATS ChipPAC with or into any other person in a transaction that is not prohibited by the Indenture and in which STATS ChipPAC is not the surviving corporation.

Conversion of Notes

      You will have the right, at your option, at any time prior to the close of business on the business day immediately preceding the maturity date, June 1, 2008, to convert a note or any portion of a note into STATS ChipPAC ADSs at a conversion price of $9.267 per ADS (the “Conversion Price”), subject to adjustment as described below, unless the note or portion of a note has been previously purchased by the Company.

      Except as described below, the Company will not make any payment or other adjustment for accrued interest on the notes or dividends on any shares issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes subject to purchase following a change of control on a date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the converted principal amount. We will not issue fractional shares upon conversion of the notes. Instead, we will pay a cash adjustment based upon the closing market price of the STATS ChipPAC ADSs on the last Trading Day prior to the date of conversion. If the notes are subject to purchase following a change of control, your conversion rights on the notes so subject to purchase will expire at the close of business on the last business day before the purchase date, unless we default in the payment of the purchase price. If you have submitted your notes for purchase upon a change of control, you may only convert your notes if you withdraw your election in accordance with the Indenture.

      The Conversion Price will be adjusted according to formulae set forth in the Indenture upon the occurrence of:

(a) the payment of a dividend or the making of a distribution on the STATS ChipPAC Ordinary Shares in the form of STATS ChipPAC Ordinary Shares;

(b) the subdivision or combination of STATS ChipPAC Ordinary Shares;

(c) the issuance to all or substantially all holders of STATS ChipPAC Ordinary Shares of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase STATS ChipPAC Ordinary Shares, or securities convertible into the STATS ChipPAC Ordinary Shares, at a price per share or a conversion price per share less than the then current market price per STATS ChipPAC Ordinary Share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

(d) the distribution to all or substantially all holders of STATS ChipPAC Ordinary Shares any shares of the capital stock of STATS ChipPAC, evidences of indebtedness or other non cash assets, excluding:

•	dividends, distributions and rights or warrants referred to in clause (a) or (c) above; and

•	dividends or distributions paid in cash;

(e) the distribution to all or substantially all holders of STATS ChipPAC Ordinary Shares of all cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any purchase by STATS ChipPAC of STATS ChipPAC Ordinary Shares consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all cash distributions to all or substantially all holders of STATS ChipPAC Ordinary Shares made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of the STATS ChipPAC’s market capitalization on the business day immediately preceding the day on which such distribution is declared; and

(f) the purchase of STATS ChipPAC Ordinary Shares to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any purchase by STATS ChipPAC of STATS ChipPAC Ordinary Shares consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all cash distributions to all or substantially all holders of STATS ChipPAC Ordinary Shares made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of STATS ChipPAC’s market capitalization on the trading day next succeeding the most recent purchase date.

      In the event of:

•	any reclassification or change of STATS ChipPAC Ordinary Shares represented by STATS ChipPAC ADSs, or

•	a consolidation, merger or combination involving STATS ChipPAC, or

•	a sale or conveyance to another person of the property and assets of STATS ChipPAC as an entirety or substantially as an entirety,

in which the holders of the outstanding STATS ChipPAC ADSs would be entitled to receive stock, other securities, other property, assets or cash for their STATS ChipPAC ADSs, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by holders of STATS ChipPAC ADSs immediately prior to one of these types of events.

      No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph are not required to be made will be carried forward and taken into account in any subsequent adjustment.

      The holders of the notes may, in some circumstances, be deemed to have received a dividend or other distribution subject to tax as a result of an adjustment (or absence of an adjustment) to the Conversion Price.

      In addition, STATS ChipPAC may decrease the Conversion Price by any amount for any period of at least 20 days, in which case it will give at least 15 days’ notice of that decrease, if the Board of Directors of STATS ChipPAC determines that such decrease would be in its best interests. No decrease will be taken into account for purposes of determining whether the Closing Price of STATS ChipPAC ADSs exceeds the Conversion Price by 105% in connection with an event that otherwise would be a Change of Control. See “— Change of Control.”

      In addition, STATS ChipPAC may make any reduction in the Conversion Price that the Board of Directors of STATS ChipPAC deems advisable to avoid or diminish any income tax to holders of STATS ChipPAC Ordinary Shares resulting from any dividend or distribution of STATS ChipPAC Ordinary Shares, or rights to acquire STATS ChipPAC Ordinary Shares, or from any event treated as a dividend or distribution for income tax purposes.

Redemption; Offers to Purchase; Open Market Purchases

      The notes are not redeemable at the Company’s option. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under the caption “— Change of Control.” The Company may at any time and from time to time purchase notes in the open market or otherwise.

Subordination

      The payment of the principal of, premium, if any, and interest on the notes will, to the extent described in the Indenture, be subordinate in right of payment to the prior payment in full when due of all the Company’s obligations with respect to existing and future Senior Indebtedness.

      Virtually all of the Company’s operations are conducted through its subsidiaries. As a result, the Company’s cash flow and its ability to service its debt, including the notes, is dependent upon the earnings of its subsidiaries. In addition, the Company is dependent on the distribution of earnings, loans or other payments by its subsidiaries.

      The Company’s subsidiaries are separate and distinct legal entities. None of the Company’s subsidiaries guarantee the notes. As a result, these subsidiaries have no obligation to pay any amounts due on the notes or to provide the Company with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by subsidiaries to the Company could be subject to statutory or contractual restriction. Payments to the Company by its subsidiaries will also be contingent upon its subsidiaries’ earnings and business considerations.

      The Company’s right to receive any assets of its subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if the Company were a creditor of any of its subsidiaries, the Company’s rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by the Company.

      STATS ChipPAC, the Company and all of their subsidiaries are not prohibited from incurring Senior Indebtedness or any other indebtedness or liabilities under the Indenture.

      The Company is not permitted to pay the principal of, premium, if any, or interest on, the notes and may not repurchase, redeem or otherwise retire any notes (collectively, “pay the notes”) if either of the following (each, a “Payment Default”) occurs:

•	any obligation with respect to the Senior Indebtedness of the Company is not paid in full when due; or

•	any other default on the Senior Indebtedness of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or such Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Company is permitted to pay the notes without regard to the foregoing if the Company and the trustee receive written notice approving such payment from the representative of the Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

      During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

•	by written notice to the trustee and the Company from the person or persons who gave such Blockage Notice;

•	because no defaults continue in existence that would permit the acceleration of the maturity of any Designated Senior Indebtedness at such time; or

•	because such Designated Senior Indebtedness has been repaid in full in cash.

      Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists, the Company is permitted to resume payments on the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360 day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice is delivered to the trustee by or on behalf of holders of Designated Senior Indebtedness (other than holders of the Bank Indebtedness), a representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360 day period, and there must be 181 days during any consecutive 360 day period during which no Payment Blockage Period is in effect.

      Upon any payment or distribution by the Company upon any liquidation, dissolution, winding up, assignment for the benefit of creditors or marshaling of its assets or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

•	the holders of the Company’s Senior Indebtedness will be entitled to receive payment in full in cash of all obligations with respect to such Senior Indebtedness before the holders of notes are entitled to receive any payment or distribution; and

•	until all Obligations with respect to the Company’s Senior Indebtedness are paid in full in cash, any payment or distribution to which holders of notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive certain Capital Stock and subordinated debt obligations.

      If a distribution is made to holders of notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

      If payment of the notes is accelerated because of an event of default, the Company or the trustee shall promptly notify the holders of Senior Indebtedness or the representative of such holders of the acceleration. If any Designated Senior Indebtedness is outstanding at the time of such acceleration, the Company may not pay the notes until five business days after the representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the indenture otherwise permits payment at that time.

      By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the noteholders.

Certain Definitions

      “ADS Closing Price” means the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices in either case on the New York Stock Exchange (the “NYSE”) or the Nasdaq National Market (the “NNM”), or, if the STATS ChipPAC ADS is not listed or admitted to trading on the NYSE or the NNM, the principal national securities exchange or quotation system on which the STATS ChipPAC ADS is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by STATS ChipPAC for that purpose.

      “Board of Directors” means the Board of Directors of the Company except where the context specifies “Board of Directors of STATS ChipPAC”, in which case, it means the Board of Directors of STATS ChipPAC, and in both cases, include any committee thereof duly authorized to act on behalf of such Board.

      “Capital Stock” of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

      “Closing Price” on any Trading Day shall be the ADS Closing Price for such day as adjusted by the then effective Ordinary Shares to ADS ratio.

      “Currency Agreement” means in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Senior Indebtedness” means (1) the 12.75% Senior Subordinated Notes due 2009 of ChipPAC International Company Limited (including the Company’s Guarantee thereof); and (2) any other Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

      “Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any person and any obligation, direct or indirect, contingent or otherwise, of such person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any person Guaranteeing any obligation.

      “Hedging Obligations” of any person means the obligations of such person pursuant to any Interest Rate Agreement or Currency Agreement.

      “Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such person at the time it becomes a subsidiary. The term “Incurrence”, when used as a noun shall have a correlative meaning.

      “Indebtedness” means, with respect to any person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations (as defined in the Indenture) of such person and all Attributable Debt (as defined in the Indenture) in respect of Sale/ Leaseback Transactions (as defined in the Indenture) entered into by such person;

(3) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit);

(5) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Capital Stock of such person or any subsidiary of such person or that are determined by the value of such Capital Stock, the principal amount of such Capital Stock to be determined in accordance with the Indenture;

(6) all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such person.

      The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

      “Interest Rate Agreement” means in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.

      “Issue Date” means May 28, 2003.

      “Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

      “Preferred Stock”, as applied to the Capital Stock of any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

      “principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

      “Registration Rights Agreement” means the registration rights agreement, dated May 28, 2003, among the Company and Lehman Brothers Inc., as initial purchaser.

      “Senior Indebtedness” of any person means all Indebtedness of such person, whether outstanding on the Issue Date or thereafter Incurred, including interest thereon, in respect of (A) Indebtedness for money borrowed, (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable and (C) Hedging Obligations, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the obligations under the notes; provided, however, that Senior Indebtedness shall not include (i) any obligation of such person to any subsidiary of such Person, (ii) any liability for federal, state, local or other taxes owed or owing by such person, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), or (iv) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture,

      “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

Change of Control

      Upon the occurrence of any of the following events (each a “Change of Control”), each holder of notes shall have the right to require that the Company repurchase such holder’s notes at a purchase price in cash equal to 100% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than STATS ChipPAC, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the voting stock of the Company or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors of the Company (for the purposes of this clause (1), such person shall be deemed to (A) beneficially own any Voting Stock of a person (the “specified person”) held by any other person (the “parent entity”) so long as such person beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity and (B) have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time);

(2) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner”, directly or indirectly, of a majority in the aggregate of the total voting power of the voting stock of STATS ChipPAC or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors of STATS ChipPAC (for the purposes of this clause (2), such person shall be deemed to (A) beneficially own any Voting Stock of a person (the “specified person”) held by any other person (the “parent entity”) so long as such person beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity and (B) have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time);

(3) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company and its Subsidiaries (determined on a consolidated basis) to another person other than a transaction following which Holders of securities that represented 100% of the voting stock of the Company or STATS ChipPAC, as the case may be, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving person;

(4) the merger or consolidation of STATS ChipPAC with or into another Person or the merger of another Person with or into STATS ChipPAC, or the sale of all or substantially all the assets of STATS ChipPAC (determined on a consolidated basis) to another Person other than a transaction following which Holders of securities that represented 100% of the Voting Stock of STATS ChipPAC, as the case may be, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company or STATS ChipPAC.

      A Change of Control will not be deemed to have occurred if either:

•	the ADS Closing Price for any five Trading Days during the ten Trading Days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect immediately preceding the Change of Control; or

•	100% of the consideration (excluding cash payments for fractional shares) received or to be received by the holders of shares of the Company’s common stock or STATS ChipPAC Ordinary Shares in the transaction or transactions constituting a Change of Control consists of shares of common stock, or American depositary shares representing shares of common stock, that are, or upon issuance will be, traded on a national securities exchange in the United States or though the Nasdaq National Market and as a result of such transaction or transactions the notes become convertible solely into such common stock or American depositary shares.

      Within 10 business days following any Change of Control, the Company will mail a notice to each holder with a copy to the trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 100% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.

      To exercise the purchase right, the holder of a note must deliver, on or before the close of business on the business day prior to the Change of Control purchase date, a written notice to the Company and the trustee of the holder’s exercise of the right. This notice must specify the note or notes with respect to which the right is being exercised. In addition, if the purchase date falls between the relevant record date and the succeeding interest payment date, the holder will also be required to deliver with the notes to be purchased a payment in cash equal to the interest that the holder is to receive on the interest payment date. On or prior to the purchase date, the Company will deposit with a paying agent funds sufficient to pay the aggregate purchase price of the notes which is to be paid on the purchase date.

      We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

      The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or STATS ChipPAC and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness, including Senior Indebtedness, outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction. The incurrence of significant amounts of additional Indebtedness could adversely affect our ability to service our debt, including the notes.

      We may not repurchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

      If a Change of Control were to occur, we may not have sufficient funds to pay the Change of Control purchase price for the notes tendered by holders. We cannot assure you that sufficient funds will be available when necessary to make any required purchases. See “Risk Factors — Risks Relating to the Notes — We may not have the ability to raise the funds to purchase the notes upon a change of control as required by the indenture governing the notes.”

      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company or STATS ChipPAC to any person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company or STATS ChipPAC. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require us to make an offer to repurchase the notes as described above.

      The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Merger and Consolidation

      The Company may not consolidate with or merge into any other person, in a transaction in which the Company is not the surviving corporation, or convey, sell, transfer or lease its properties and assets substantially as an entirety to, any successor person, unless:

•	the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes the Company’s obligations on the notes and under the Indenture,

•	immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and

•	certain other conditions are met.

Defaults

      Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for 30 days, whether or not prohibited by the subordination provisions of the Indenture;

(2) a default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity (as defined in the Indenture), upon required purchase, upon declaration of acceleration or otherwise, whether or not prohibited by the subordination provisions of the Indenture;

(3) the failure by the Company to comply with its obligations under “— Merger and Consolidation” above;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “— Change of Control” (other than its obligation to purchase notes that have been submitted for purchase);

(5) the failure by the Company or STATS ChipPAC to comply for 60 days after notice with its other agreements contained in the Indenture or the notes;

(6) Indebtedness of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million (the “cross acceleration provision”); or

(7) certain events of bankruptcy, insolvency or reorganization of the Company or STATS ChipPAC (the “bankruptcy provisions”).

      However, a default under clauses (4) and (5) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

      If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest, shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Any payment by the Company on the notes following any such acceleration will be subject to the subordination provisions described above. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

      Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, or the right to convert the notes, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60 day period.

      Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

      If a Default occurs, is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof,

Amendments and Waivers

      Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of, or any premium on, or extend the Stated Maturity of, any note;

(4) make any note payable in money other than that stated in the note;

(5) impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(6) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(7) make any change in the ranking or priority of any note that would adversely affect the holders of the notes;

(8) make any change in the right of the holders to convert the notes as provided in the Indenture that would adversely affect the holders of the notes; or

(9) make any change to the adjustment of the Conversion Price that would adversely affect the holders of notes, except as provided in the Indenture.

      Notwithstanding the preceding paragraph, without the consent of any holder of the notes, the Company, STATS ChipPAC and trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

(3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) to add guarantees with respect to the notes or to secure the notes;

(5) to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company;

(6) to make any change that does not adversely affect the rights of any holder of the notes; or

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

      However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights under any Senior Indebtedness of the Company then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change in the manner provided under the terms of such Senior Indebtedness.

      The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the Indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

      The Company may discharge its obligations under the Indenture (except as to any surviving rights of conversion, registration of transfer or exchange) while notes remain outstanding if all outstanding notes will become due and payable at their scheduled maturity within 90 days and it has deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity. Notwithstanding the satisfaction and discharge of the Indenture, certain other obligations of the Company shall survive until the notes have been paid in full.

Purchase and Cancellation

      All notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be canceled promptly by the trustee. No notes shall be authenticated in exchange for any notes canceled as provided in the Indenture.

      The Company may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by agreement. Any notes purchased may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly canceled.

Replacement of Notes

      The Company will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of mutilated notes or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and the Company may be required at the expense of the holder of such note before a replacement will be issued.

Concerning the Trustee

      U.S. Bank National Association is to be the trustee under the Indenture. The Company has appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the notes.

      The Indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

      The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of the Company or STATS ChipPAC will have any liability for any obligations of the Company under the notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

      The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book Entry, Delivery and Form

      The Company issued the notes in the form of one or more global notes (the “Global Note”). The Global Note has been deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Holders may hold their beneficial interests in the Global

Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository. The Depository has advised the Company as follows:

•	the Depository is a limited purpose trust company organized under the laws of the State of New York,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      The Depository was created to hold securities of institutions that have accounts with the Depository (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the Depository’s book entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant whether directly or indirectly.

      The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Note with the Depository, the Depository will credit, on its book entry registration and transfer system, the principal amount of notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

      So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related note evidenced by the Global Note for all purposes of such note and the Indenture. The Depository has no knowledge of the actual beneficial owners of the notes; the Depository’s records reflect only the identity of the participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Conveyance of notices and other communications by the Depository to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults and proposed amendments to any security documents. Beneficial owners of notes may wish to determine whether the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

      The Company will make payments of principal of, premium, if any, and interest on notes represented by the Global Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

      The Company expects that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

      Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered as described below under “— Certificated Notes.” Neither the trustee nor the Company will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      The information in this section concerning the Depository and the Depository’s book entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor the initial purchaser take any responsibility for the accuracy thereof.

Certificated Notes

      Subject to certain conditions, the notes represented by the Global Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if

(1) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Note or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

(2) we, in our discretion, at any time determine not to have all the notes represented by the Global Note; or

(3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

      Any note that is exchangeable as described above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

Same Day Payment

      The Indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Registration Rights Agreement

      The following summary of the registration rights provided in the Registration Rights Agreement entered into in connection with the original issuance of the notes is not complete. You should refer to the Registration Rights Agreement for a full description of the terms related to such agreement that continue to apply to the notes.

      We also agreed to use commercially reasonable efforts to have a shelf registration statement to register resales of the notes and the STATS ChipPAC ADSs into which the notes are convertible, which we refer to as registrable securities, declared effective within 180 days after the first date of original issuance of the notes, and to keep it effective until the earliest of:

(1) two years from the first date of original issuance of the notes;

(2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

(3) the date on which all registrable securities (other than those held by our affiliates) are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor rule thereof, without limitations under clauses (c), (e), (f) and (h) of Rule 144 under the Securities Act, or any successor provisions thereof.

      The shelf registration statement that we filed with the SEC on August 26, 2003, as amended on October 3, 2003 and November 20, 2003, was declared effective under the Securities Act on November 24, 2003. Use of this shelf registration statement was suspended as of May 20, 2004, pursuant to a notice sent to holders of the notes on May 20, 2004. A second shelf registration statement that we filed with the SEC on January 1, 2004, as amended on July 28, 2004 and July 30, 2004, was declared effective under the Securities Act on July 30, 2004. Use of this second shelf registration statement was suspended as of August 5, 2004, pursuant to a notice sent to holders of the notes on July 30, 2004. Each of these shelf registration statements was terminated pursuant to post-effective amendments filed on September 22, 2003.

      We are permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We began to incur penalty interest beginning on September 23, 2004 for exceeding this aggregate 120 day limit as a result of the suspensions described above.

      A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally is required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the Registration Rights Agreement which are applicable to such holder.

      If:

(1) we fail with respect to a holder that supplies the questionnaire described below to amend or supplement the shelf registration statement in a timely manner in order to name additional selling securities holders; or

(2) the effective shelf registration statement ceases to be effective or fails to be usable in connection with resales of notes and the STATS ChipPAC ADSs issuable upon the conversion of the notes in accordance with and during the periods specified in the Registration Rights Agreement and (A) we do not cure the shelf registration statement within five business days by a post effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 90th or 120th day, as the case may be,

(we refer to each such event described above in clauses (1) and (2) as a registration default), additional interest will accrue on the notes and the underlying shares of common stock that are registrable securities in addition to the rate set forth in the title of the notes, from and including the date on which any such registration default occurs to, but excluding, the date on which all registration defaults have been cured, at the rate of 0.5% per year for the notes. We have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the STATS ChipPAC ADSs issuable upon the conversion of the notes held by the holder are “transfer restricted securities” within the meaning of the Registration Rights Agreement.

      Any beneficial owner of notes wishing to include its registrable securities in any amendment or supplement to the shelf registration statement must deliver to us a properly completed and signed selling securityholder notice and questionnaire, the form of which is attached to the Registration Rights Agreement as Annex A. No holder shall be entitled to have the registrable securities held by it covered by such shelf registration statement unless such holder agrees in writing to be bound by all the provisions of the Registration Rights Agreement applicable to such holder.

      Upon receipt of your completed questionnaire we will, as promptly as practicable but in any event within fifteen business days of receipt, file any amendments or supplements to the shelf registration statement so that you may use the prospectus, subject to our right to suspend under certain circumstances. We will pay additional interest to you if we fail to make this filing in the required time as described above. We will pay additional interest if any amendment is not declared effective within 30 business days of the filing of the post effective amendment. Under the Registration Rights Agreement you will be required to deliver a prospectus to purchasers and will be bound by the provisions of the agreement.

      We will pay all expenses of the shelf registration statement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, registered resales of the registrable securities.

DESCRIPTION OF CERTAIN INDEBTEDNESS

1.75% Convertible Notes due 2007

      In March 2002, we issued $200.0 million of 1.75% convertible notes due 2007. These convertible notes are our senior, unsecured and unsubordinated convertible obligations. These convertible notes will mature on March 18, 2007, with interest at the rate of 1.75% per annum payable semi-annually on March 18 and September of each year. On the maturity date of these convertible notes, we will pay to the note holders of these convertible notes 117.665% of the principal amount. These convertible notes have a yield to maturity of 4.91%.

      These convertible notes can be converted into our ordinary shares or, subject to certain limitations, ADSs, each of which currently represents ten ordinary shares, at a conversion price of S$3.408 per ordinary share (at a fixed exchange rate of US$1.00 = S$1.8215). The conversion price may be subject to adjustments for certain events. We may elect to satisfy our obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of these convertible notes.

      We may redeem all or a portion of these convertible notes at any time on or after March 18, 2004 at a price to yield of 4.91% per year to the redemption date if our ordinary shares or ADSs trade at or above 125% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. Holders of these convertible notes may require us to repurchase all or a portion of their convertible notes on March 18, 2005 at a price equal to 110.081% of the principal amount of the convertible notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to March 18, 2007, each holder of these convertible notes may require us to repurchase all or a portion of such holder’s convertible notes at a price to yield of 4.91% per year to the redemption date.

Convertible Notes due 2008

      In November 2003, we issued $115.0 million of convertible notes due 2008. These convertible notes are our senior, unsecured and unsubordinated obligations. These convertible notes will mature on November 7, 2008. On the maturity date, we will pay to the holders of these convertible notes principal plus interest of 23.4% of the principal amount. These convertible notes have a yield to maturity of 4.25%.

      These convertible notes can be converted into our ordinary shares or, subject to certain limitations, ADSs, each of which currently represents ten ordinary shares, at an initial conversion price of S$3.05 per ordinary share (equivalent to an initial number of 570.5902 ordinary shares per $1,000 principal amount of convertible notes, based on a fixed exchange rate of US$1.00 = S$1.7403). The conversion price may be subject to adjustments for certain events. We may elect to satisfy our obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of the notes.

      We may redeem all or a portion of these convertible notes at any time on or after November 7, 2006 at a price to yield of 4.25% per annum to the redemption date if our ordinary shares or ADSs trade at or above 130% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. Holders of these convertible notes may require us to repurchase all or a portion of their convertible notes on November 7, 2007 at a price equal to 118.32% of the principal amount of the convertible notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to November 7, 2008, each holder of these convertible notes may require us to repurchase all or a portion of such holder’s convertible notes at a price to yield of 4.25% per year to the redemption date.

Line of Credit

      We have an existing agreement with Citibank, N.A. for a line of credit facility of $20.0 million. STATS had utilized $1.1 million and $1.9 million in the form of bank guarantees under this facility as of December 31,

2003 and June 30, 2004, respectively. Interest on any future borrowings under the unutilized facilities will be charged at the bank’s prevailing rate.

      We also have an agreement with Oversea-Chinese Banking Corporation Limited for a multi-currency line of credit facility of up to $50.0 million. On October 7, 2004, we drew down the entire amount of $50.0 million at an interest rate of 3.04% per annum to be repaid on January 6, 2005. We may rollover the loan by providing two days’ notice to Oversea-Chinese Banking Corporation Limited. Oversea-Chinese Banking Corporation Limited may require us to repay the loan on demand upon providing 30 days’ written notice.

ChipPAC’s 8% Convertible Subordinated Notes due 2011

      In June 2001, ChipPAC issued $50.0 million of 8% convertible subordinated notes due 2011. These convertible notes are ChipPAC’s unsecured and subordinated obligations. These convertible notes will mature on June 15, 2011, with interest at the rate of 8% per annum payable semi-annually on June 15 and December 15 of each year. On the maturity date of these convertible notes, ChipPAC will pay to the note holders of these convertible notes 100% of the principal amount.

      These convertible notes were originally convertible into ChipPAC Class A common stock. However, as a condition precedent to the merger, we, ChipPAC and the trustee for these convertible notes entered into a supplemental indenture to modify the conversion rights of these convertible notes such that these convertible notes would be convertible into our ADSs. Pursuant to the supplemental indenture, these convertible notes can be converted into our ADSs at a conversion price of $11.448 per ADS. The conversion price may be subject to adjustments for certain events.

      ChipPAC may redeem all or a portion of these convertible notes at any time on or after June 15, 2004 at the following redemption prices, expressed as a percentage of principal amount of the notes, if redeemed during the twelve-month period commencing on June 15 of the years set forth below, plus, in each case, accrued interest to the date of redemption:

Year	Percentage

2004	104.00%
2005	103.33%
2006	102.67%
2007	102.00%
2008	101.33%
2009	100.67%
2010 and thereafter	100.00%

      Upon the occurrence of specified change in control events, each holder of these convertible notes may require ChipPAC to repurchase all or a portion of such holder’s notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the purchase date.

ChipPAC’s 12.75% Senior Subordinated Notes due 2009

      In July 1999, ChipPAC International, a wholly-owned subsidiary of ChipPAC, issued $150.0 million of 12.75% senior subordinated notes due 2009 and in June 2001, ChipPAC International issued an additional $15.0 million of the 12.75% senior subordinated notes due 2009. These notes are ChipPAC International’s unsecured, senior subordinated obligations and rank junior to its senior indebtedness. These notes are fully and unconditionally guaranteed on a senior subordinated basis by ChipPAC and certain of its subsidiaries. The guarantees rank junior to the guarantors’ senior indebtedness. These notes will mature on August 1, 2009, with interest at the rate of 12.75% per annum payable semi-annually on August 1 and February 1 of each year. On the maturity date of these notes, ChipPAC International will pay to the note holders of these notes 100% of the principal amount.

      ChipPAC International may redeem all or a portion of these notes at any time on or after August 1, 2004 at the following redemption prices, expressed as a percentage of the principal amount of the notes, if redeemed during the twelve-month period commencing on August 1 of the years set forth below, plus, in each case, accrued interest to the date of redemption:

Year	Percentage

2004	106.375%
2005	104.250%
2006	102.125%
2007 and thereafter	100.000%

      Upon the occurrence of specified change in control events, including the merger, each holder of these notes may require ChipPAC International to repurchase all or a portion of such holder’s notes at a purchase price equal to 101% of the principal amount plus accrued interest on these notes to the date of purchase.

      On October 7, 2004, following the expiration of a tender offer and consent solicitation by ChipPAC International for any and all its 12.75% senior subordinated notes due 2009, ChipPAC International repurchased approximately $102.5 million aggregate principal amount of the 12.75% senior subordinated notes due 2009. In connection with the tender offer and consent solicitation, ChipPAC International received the requisite consents authorizing the adoption of amendments to the indenture governing these notes that would eliminate substantially all of the restrictive covenants and certain events of default in the indenture. The amendments to the indenture became effective on October 7, 2004.

ChipPAC Lines of Credit

      STATS ChipPAC Korea Ltd. has a line of credit with Cho Hung Bank, with a credit limit of $25.0 million. This agreement is subject to an annual review by Cho Hung Bank for the continued use of the credit line facility. As of June 30, 2004, $8.7 million was outstanding under this line of credit.

      STATS ChipPAC Malaysia Sdn. Bhd. (formerly ChipPAC Malaysia Sdn Bhd) also has a line of credit with a limit of $0.5 million per borrowing available with Southern Bank Bhd. for general corporate purposes at the interest rate of 6.9% per annum. As of June 30, 2004, ChipPAC was not using this line of credit and there was no outstanding balance on this loan.

Winstek’s Floating Rate Loans

      In 2002, Winstek entered into three floating rate New Taiwan dollar loans of $1.8 million, $2.6 million and $7.4 million with Chiaotung Bank. The interest rates on the loans are revised from time to time by Chiaotung Bank. As of June 30, 2004, the interest rates on the loans were 3.967%, 3.967% and 3.0% per annum, respectively. Interest on all three loans is payable on a monthly basis in New Taiwan dollars. The principal on the $1.8 million loan and the $2.6 million loan are each repayable in 21 equal quarterly installments commencing March 29, 2004 and May 15, 2004, respectively. The principal on the $7.4 million loan is repayable in 10 equal quarterly installments commencing June 27, 2003. As of June 30, 2004, the $1.8 million loan is secured by land pledged to the bank of $2.8 million, the $2.6 million loan is secured by a fixed deposit of amounting to $0.6 million and building pledged to the bank of $4.1 million and the $7.4 million loan is secured by a fixed deposit and plant and machinery pledged to the bank amount to $8.2 million.

      In 2003, Winstek entered into five floating rate New Taiwan dollar loans of $2.9 million, $17.7 million, $1.7 million, $4.4 million and $2.9 million with China Development Industrial Bank, Taishin International Bank, First Commercial Bank, Chiaotung Bank and Hsinchu International Bank, respectively. The interest rates on the loans are revised from time to time by the Banks. As of June 30, 2004, the interest rates on the loans were 3.8%, 3.4%, 2.6%, 3.0% and 3.2% per annum, respectively. Interest on all five loans is payable on a monthly basis in New Taiwan dollars. The principal on the $2.9 million loan is repayable in 15 equal quarterly installments commencing June 24, 2005, and the principal on the $17.7 million loan is repayable in 16 equal installments every two months commencing September 26, 2004. The principal on the $1.7 million loan is repayable in 16 equal quarterly installments commencing July 25, 2004, the principal on the $4.4 million loan is repayable in 13 equal quarterly installments commencing November 10, 2004, and the principal on the $2.9 million loan is repayable in 48 unequal monthly installments commencing January 10, 2004. The loans are secured by property pledged to the bank, comprising land and building and plant and machinery, of $40.6 million, as of June 30, 2004.

      In 2003, Winstek also obtained a multi-currency credit facility of NT$340.0 million with Chiaotung Bank. The interest rate on a U.S. dollar loan is the inter-bank rate for U.S. dollars plus 1.0% per annum. As of October 8, 2004, the interest rate on a U.S. dollar loan was 3.03% per annum. Interest on the loan is payable on a monthly basis. As of October 8, 2004, Winstek had drawn down $1.8 million under the loan, of which $1.6 million is repayable on April 7, 2005 and $0.2 million is repayable on April 24, 2005.

      In 2004, Winstek entered into a floating rate New Taiwan dollar term loan of NT$1.8 billion with a syndicate of lenders, with Chiaotung Bank as the agent bank. The purpose of the term loan is for the expansion of Winstek’s testing capacity. The loan may be accessed through letters of credit. The interest rate on the term loan is the rate set by Chunghwa Post Co. Ltd. plus 1.0% per annum. As of October 8, 2003, the interest rate on the loan was 2.85% per annum. Interest on the loan is payable on a monthly basis. As of October 8, 2004, Winstek has drawn down NT$180.0 million under the loan, which is repayable in eight equal installments commencing February 27, 2006 and ending on August 27, 2009. The loan is secured by certain machinery purchased with the loan proceeds and will be secured by future assets purchased with the loan proceeds. The loan agreement restricts Winstek’s ability to, among others: (1) merge or consolidate with others, or sell all or substantially all of its assets; (2) guarantee or assume the debt obligations of others; (3) lend money to third parties; and (4) enter into transactions that are not on arms’-length terms. In addition, under the loan agreement, Winstek is required to maintain certain financial ratios, failure of which will result in additional penalty interest being payable. The loan agreement also contains certain events of defaults including (1) failure to pay principal and interest when due or a breach of the other provision of the loan agreement; (2) a material adverse change in Winstek’s business, or bankruptcy or liquidation events; (3) failure to pledge assets to secure the term loan in accordance with the provisions of the loan agreement; (4) Winstek’s other debt becoming due and unpaid or accelerated or a material breach of contract with third parties affecting Winstek’s ability to pay principal and interest under the term loan; and (5) a significant delay in the expansion of Winstek’s testing capacity as contemplated by the loan agreement, including work stoppage for a continuous period of 30 days or an aggregate of over 90 days within a year, to the extent such delay affects Winstek’s ability to pay principal and interest under the term loan.

Winstek’s Fixed Rate New Taiwan Dollar Loan

      In 2003, Winstek entered into one fixed rate New Taiwan dollar loan of $2.9 million with Taiwan Life Insurance Co., Ltd. As of June 30, 2004, the interest rate on the loan was 3.94% per annum. Interest is payable on a quarterly basis in New Taiwan dollars and the principal is repayable in 12 unequal monthly installments commencing December 26, 2003. The loan is secured by plant and machinery pledged to the bank amounting to $4.1 million.

DESCRIPTION OF STATS CHIPPAC AMERICAN DEPOSITARY SHARES

General

      American Depositary Shares (“ADSs”), represent ownership interests in securities that are on deposit with a depositary bank. Citibank, N.A., located at 338 Greenwich Street, New York, New York 10013, acts as the depositary for STATS ChipPAC ADSs. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, (“ADRs”). The STATS ChipPAC depositary typically appoints a custodian to safekeep the securities on deposit. STATS ChipPAC’s custodian is Citibank Nominees Singapore Pte Ltd (the “custodian”), located at 300 Tampines Avenue #07-00, Tampines Junction, Singapore 529653.

      STATS ChipPAC has appointed Citibank, N.A., as depositary pursuant to the deposit agreement.

      The following is a summary description of the STATS ChipPAC ADSs and the rights of an owner of the STATS ChipPAC ADSs, assuming the STATS ChipPAC ADS holder has opted to own the STATS ChipPAC ADS directly by means of a STATS ChipPAC ADR registered in the holder’s name. Please note that the rights and obligations of an owner of the STATS ChipPAC ADSs will be determined by the deposit agreement and a side letter between the depositary and STATS ChipPAC establishing the procedures for the issuance of the STATS ChipPAC ADSs upon conversion of the notes (the “side letter”), and not this summary. We urge you to review the deposit agreement and the side letter in their entirety as well as the form of ADR attached to the deposit agreement. A copy of the deposit agreement and the side letter are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. See “Where You Can Find More Information”.

      Each STATS ChipPAC ADS represents ten STATS ChipPAC Ordinary Shares on deposit with the custodian. A STATS ChipPAC ADS also represents any other property received by the STATS ChipPAC depositary or the custodian on behalf of the STATS ChipPAC ADS holders that has not been distributed to the STATS ChipPAC ADS holders because of legal restrictions or practical considerations.

      A holder of STATS ChipPAC ADSs and each beneficial owner, upon acceptance of any ADS or any interest therein, is deemed to be a party to the deposit agreement and is bound to its terms and to the terms of the American Depositary Receipt (the “STATS ChipPAC ADR”) that represents the holder’s STATS ChipPAC ADSs. The deposit agreement and the STATS ChipPAC ADR specify the rights and obligations of STATS ChipPAC, as well as the rights and obligations of holders of STATS ChipPAC ADSs and those of the STATS ChipPAC depositary.

      Each STATS ChipPAC ADS holder is deemed to have appointed the STATS ChipPAC depositary as its attorney-in-fact with full power to act on such holder’s behalf in certain circumstances. Although the deposit agreement is governed by New York law, STATS ChipPAC’s obligations to the holders of STATS ChipPAC Ordinary Shares are governed by the laws of Singapore, which may be different from the laws in the United States.

      A holder of STATS ChipPAC ADSs may hold STATS ChipPAC ADSs either by means of a STATS ChipPAC ADR registered in the holder’s name or through a brokerage or safekeeping account. If a holder holds STATS ChipPAC ADSs through a brokerage or safekeeping account, such holder must rely on the procedures of the broker or bank to assert the holder’s rights as a STATS ChipPAC ADS holder. STATS ChipPAC ADSs have been quoted on the Nasdaq National Market since January 28, 2000.

Issuance of STATS ChipPAC ADSs upon Deposit of STATS ChipPAC Ordinary Shares

      The STATS ChipPAC depositary may create STATS ChipPAC ADSs on a holder’s behalf if the holder or the holder’s broker deposits STATS ChipPAC Ordinary Shares with the custodian. The STATS ChipPAC depositary will deliver the STATS ChipPAC ADSs to the person indicated only upon satisfaction of the terms provided in the deposit agreement and only after receiving any applicable issuance fees and any charges and taxes payable for the transfer of the STATS ChipPAC Ordinary Shares to the custodian and issuance of STATS ChipPAC ADSs.

      The issuance of STATS ChipPAC ADSs may be delayed until the STATS ChipPAC depositary or the custodian receives confirmation that all required approvals have been given and that the STATS ChipPAC Ordinary Shares have been duly transferred to the custodian. The STATS ChipPAC depositary will only issue STATS ChipPAC ADSs in whole numbers.

      When a person makes a deposit of STATS ChipPAC Ordinary Shares, such person is responsible for transferring good and valid title to the STATS ChipPAC depositary. Such person is deemed to represent and warrant that:

•	the STATS ChipPAC Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to the STATS ChipPAC Ordinary Shares have been validly waived or exercised;

•	such person is duly authorized to deposit the STATS ChipPAC Ordinary Shares;

•	the STATS ChipPAC Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the STATS ChipPAC ADSs issuable upon such deposit will not be, except as provided in the deposit agreement, “restricted securities” (as defined in the deposit agreement); and

•	the STATS ChipPAC Ordinary Shares presented for deposit have not been stripped of any rights or entitlements.

      If any of the representations or warranties is incorrect in any way, STATS ChipPAC and the STATS ChipPAC depositary may, at the cost and expense of the person depositing the STATS ChipPAC Ordinary Shares, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of STATS ChipPAC Ordinary Shares upon Cancellation of STATS ChipPAC ADSs

      Subject to the terms of the deposit agreement, a holder of STATS ChipPAC ADSs is entitled to present the STATS ChipPAC ADSs owned by such holder to the STATS ChipPAC depositary for cancellation and then receive the underlying STATS ChipPAC Ordinary Shares at the custodian’s offices. In order to withdraw the STATS ChipPAC Ordinary Shares represented by STATS ChipPAC ADSs, a holder is required to pay to the STATS ChipPAC depositary the fees for cancellation of STATS ChipPAC ADSs and any charges and taxes payable upon the transfer of the STATS ChipPAC Ordinary Shares being withdrawn. The holder assumes the risk for delivery of all funds and securities upon withdrawal. Once canceled, the STATS ChipPAC ADSs no longer have any of the rights they may previously have had under the deposit agreement.

      The STATS ChipPAC depositary may ask a holder of a STATS ChipPAC ADR in whose name the STATS ChipPAC ADR is registered to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel any STATS ChipPAC ADSs. The withdrawal of the STATS ChipPAC Ordinary Shares represented by STATS ChipPAC ADSs may be delayed until the STATS ChipPAC depositary receives satisfactory evidence of compliance with all applicable laws and regulations. As noted above, the STATS ChipPAC depositary will only accept STATS ChipPAC ADSs for cancellation that represent a whole number of securities on deposit.

      A holder has the right to withdraw the STATS ChipPAC Ordinary Shares represented by such holder’s STATS ChipPAC ADSs at any time subject to:

•	temporary delays that may arise because the transfer books for the STATS ChipPAC Ordinary Shares or the STATS ChipPAC ADSs are closed or when STATS ChipPAC Ordinary Shares are immobilized as a result of a shareholders’ meeting or a payment of dividends, if any;

•	the holder’s obligation to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to STATS ChipPAC ADRs or the withdrawal of securities on deposit; and

•	circumstances specifically contemplated by section I.A(1) of General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

      The deposit agreement may not be modified to impair a STATS ChipPAC ADS holder’s right to withdraw the securities represented by such holder’s STATS ChipPAC ADSs except to comply with mandatory provisions of law.

Dividends and Distributions

      A holder of STATS ChipPAC ADSs generally has the right to receive distributions made by STATS ChipPAC on the securities deposited with the custodian. A STATS ChipPAC ADS holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions subject to the terms of the deposit agreement and Singapore law in proportion to the number of STATS ChipPAC ADSs held as of a specified record date.

Distributions of Cash

      Whenever STATS ChipPAC makes a cash distribution for the securities on deposit with the custodian, the custodian confirms receipt of such cash distribution with the depositary. Upon receipt of such confirmation, the depositary arranges for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to holders.

      The conversion into U.S. dollars takes place only if practicable in the reasonable judgment of the depositary and if the U.S. dollars are transferable to the United States. The amounts distributed to holders is net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary applies the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of STATS ChipPAC Ordinary Shares

      Whenever STATS ChipPAC makes a dividend in, or a free distribution of, STATS ChipPAC ordinary shares for the securities on deposit with the custodian, the custodian confirms such deposit with the depositary. Upon receipt of such confirmation, the depositary either distributes to holders new STATS ChipPAC ADSs representing the STATS ChipPAC ordinary shares deposited or modifies the ADS-to-ordinary share ratio, in which case each STATS ChipPAC ADS held represents rights and interests in the additional STATS ChipPAC ordinary shares so deposited. Only whole new STATS ChipPAC ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

      The distribution of new STATS ChipPAC ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of STATS ChipPAC ordinary shares is made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new STATS ChipPAC ordinary shares so distributed.

      New STATS ChipPAC ADSs are not distributed if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new STATS ChipPAC ADSs as described above, it will use its best efforts to sell the STATS ChipPAC ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Elective Distributions

      Whenever STATS ChipPAC intends to distribute a dividend payable at the election of STATS ChipPAC ordinary shareholders either in cash or in additional shares, STATS ChipPAC will give prior notice thereof to the depositary and will indicate whether it wishes the distribution to be made available to STATS ChipPAC ADS holders. In such case, STATS ChipPAC will assist the depositary in determining whether such distribution is lawful and reasonably practical.

      The depositary will make the election available to STATS ChipPAC ADS holders only if it is reasonably practical and if STATS ChipPAC has provided to the depositary all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable STATS ChipPAC ADS holders to elect to receive either cash or additional STATS ChipPAC ADSs, in each case as described in the deposit agreement.

      If the election is not made available to a STATS ChipPAC ADS holder, such holder will receive either cash or additional STATS ChipPAC ADSs, depending on what a STATS ChipPAC ordinary shareholder in Singapore would receive for failing to make an election, as more fully described in the deposit agreement.

Distribution of Rights

      Whenever STATS ChipPAC intends to distribute rights to purchase additional STATS ChipPAC ordinary shares, STATS ChipPAC will give prior notice to the depositary and will assist the depositary in determining whether it is lawful and reasonably practicable to distribute to holders of STATS ChipPAC ADS rights to purchase additional STATS ChipPAC ADSs.

      The depositary will establish procedures to distribute rights to purchase additional STATS ChipPAC ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of STATS ChipPAC ADSs. Upon the exercise of any such rights, a holder of STATS ChipPAC ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new STATS ChipPAC ADSs. The depositary is not obligated to establish procedures to facilitate the distribution and exercise of such rights.

      The depositary will not distribute the rights to a holder of STATS ChipPAC ADSs if:

•	STATS ChipPAC does not request that the rights be distributed to such holders or STATS ChipPAC requests that the rights not be distributed to such holders; or

•	STATS ChipPAC fails to deliver satisfactory documents to the depositary, such as opinions addressing the lawfulness of the transaction; or

•	it is not reasonably practicable to distribute the rights.

      The depositary will sell any rights that are not exercised or distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders of STATS ChipPAC ADSs as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse, in which case a holder of STATS ChipPAC ADSs will receive no value for such rights.

Other Distributions

      Whenever STATS ChipPAC intends to distribute property other than cash, shares or rights to purchase additional STATS ChipPAC ordinary shares, STATS ChipPAC will notify the depositary in advance and will indicate whether it wishes such distribution to be made to holders of STATS ChipPAC ADSs. If so, STATS ChipPAC will assist the depositary in determining whether such distribution to holders of STATS ChipPAC ADSs is lawful and reasonably practicable.

      If it is reasonably practicable to distribute such property to a holder of STATS ChipPAC ADSs and if STATS ChipPAC provides the depositary with all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holder of STATS ChipPAC ADSs in a manner it deems reasonably practicable.

      The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

      The depositary will not distribute the property to a holder of STATS ChipPAC ADSs and will sell the property if:

•	STATS ChipPAC does not request that the property be distributed to such holder or if STATS ChipPAC asks that the property not be distributed to such holder;

•	STATS ChipPAC does not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to such holder is not reasonably practicable.

      The proceeds of such a sale will be distributed to holders of STATS ChipPAC ADSs as in the case of a cash distribution.

Redemption

      Whenever STATS ChipPAC decides to redeem any of the securities on deposit with the custodian, STATS ChipPAC will notify the depositary. If it is reasonably practicable and if STATS ChipPAC provides the depositary with all of the documentation contemplated in the deposit agreement, the depositary will mail notice of the redemption to the holders of STATS ChipPAC ADSs.

      The custodian will be instructed to surrender the STATS ChipPAC ordinary shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders of STATS ChipPAC ADSs to receive the net proceeds from the redemption upon surrender of their STATS ChipPAC ADSs to the depositary. Holders of STATS ChipPAC ADSs may have to pay fees, expenses, taxes and other governmental charges upon the redemption of their STATS ChipPAC ADSs. If less than all STATS ChipPAC ADSs are being redeemed, the STATS ChipPAC ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting STATS ChipPAC Ordinary Shares

      The STATS ChipPAC ordinary shares held on deposit for a holder’s STATS ChipPAC ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, stock split (either forward or reverse), cancellation, consolidation or reclassification of such STATS ChipPAC ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

      If any such change were to occur, a holder’s STATS ChipPAC ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the STATS ChipPAC ordinary shares held on deposit. The depositary may in such circumstances deliver new STATS ChipPAC ADSs to such holder or call for the exchange of such holder’s existing STATS ChipPAC ADSs for new STATS ChipPAC ADSs. If the depositary may not lawfully distribute such property to a holder of STATS ChipPAC ADSs, the depositary may sell such property and distribute the net proceeds to the holder as in the case of a cash distribution.

Voting Rights

      Holders of STATS ChipPAC ADSs generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the STATS ChipPAC ordinary shares represented by the STATS ChipPAC ADSs. The depositary must mail to holders of STATS ChipPAC ADSs any notice of a shareholders’ meeting received from STATS ChipPAC 21 days prior to such meeting, together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by STATS ChipPAC ADSs. If the depositary timely receives voting instructions from a holder of STATS ChipPAC ADSs, it will endeavor to vote the securities represented by the holder’s STATS ChipPAC ADSs in accordance with such voting instructions.

      Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. STATS ChipPAC cannot assure holders of

STATS ChipPAC ADSs that they will receive voting materials in time to enable such holders of STATS ChipPAC ADSs to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

      A STATS ChipPAC ADS holder is required to pay the following service fees to the depositary:

Service	Fees

Issuance of STATS ChipPAC ADSs	Up to 5 cents per ADS issued
Delivery of STATS ChipPAC ordinary shares, property and cash against surrender of STATS ChipPAC ADSs	Up to 5 cents per ADS canceled
Exercise of rights to purchase additional STATS ChipPAC ADSs	Up to 5 cents per ADS issued
Distribution of cash dividend or STATS ChipPAC ADSs pursuant to stock dividends or other free distributions	Up to 2 cents per ADS held
Distribution of cash upon sale of rights and other entitlements	Up to 2 cents per ADS held

      STATS ChipPAC ADS holders are responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	fees for the transfer and registration of STATS ChipPAC ordinary shares (i.e., upon deposit and withdrawal of ordinary shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when STATS ChipPAC ordinary shares are deposited or withdrawn from deposit).

      STATS ChipPAC, however, has agreed to pay the service fees of the depositary with respect to the issuance of STATS ChipPAC ADSs upon the conversion of the notes. In addition, STATS ChipPAC has agreed to pay certain other charges and expenses of the depositary. Please note that the fees and charges holders may be required to pay may vary over time and may be changed by STATS ChipPAC and by the depositary. Holders will receive prior notice of such changes.

Amendments and Termination

      STATS ChipPAC may agree with the depositary to modify the deposit agreement at any time without the consent of holders of STATS ChipPAC ADSs. Any modifications of the deposit agreement that would materially prejudice any of the substantial existing rights of holders under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement) will not become effective as to outstanding STATS ChipPAC ADS holders for 30 days after notice of such modification is given to holders of STATS ChipPAC ADSs.

      A holder of STATS ChipPAC ADSs will be bound by the modifications to the deposit agreement if such holder of STATS ChipPAC ADSs continues to hold STATS ChipPAC ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent a holder of STATS ChipPAC ADSs from withdrawing the STATS ChipPAC ordinary shares represented by such holder’s STATS ChipPAC ADSs, except as permitted by law.

      STATS ChipPAC has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may, in certain circumstances, on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders of STATS ChipPAC ADSs at least 30 days before termination.

      Upon termination of the deposit agreement, the following will occur:

•	for a period of six months after termination, a holder of STATS ChipPAC ADSs will be able to request the cancellation of such holder’s STATS ChipPAC ADSs and the withdrawal of the STATS ChipPAC ordinary shares represented by the STATS ChipPAC ADSs held and the delivery of all other property held by the depositary in respect of those STATS ChipPAC ordinary shares on the same terms as prior to the termination. During such six month period the depositary will continue to collect all distributions received on the STATS ChipPAC ordinary shares on deposit (i.e., dividends), but will not distribute any such property to a holder of STATS ChipPAC ADSs until such holder requests the cancellation of such holder’s STATS ChipPAC ADSs; and

•	after the expiration of such six month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of STATS ChipPAC ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders of STATS ChipPAC ADSs other than to account for the funds then held for the holders of STATS ChipPAC ADSs still outstanding.

Books of Depositary

      The depositary maintains STATS ChipPAC ADS holder records at its depositary office. Holders of STATS ChipPAC ADSs may inspect these records at such office during regular business hours but solely for the purpose of communicating with other holders of STATS ChipPAC ADSs in the interest of business matters relating to the STATS ChipPAC ADSs and the deposit agreement.

      The depositary maintains facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of STATS ADRs. These facilities may be closed from time to time, subject to applicable law.

Limitations on Obligations and Liabilities

      The deposit agreement limits STATS ChipPAC’s obligations and the depositary’s obligations to holders of STATS ChipPAC ADSs. STATS ChipPAC and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. Such actions include the following:

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on the behalf of STATS ChipPAC or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the STATS ChipPAC ordinary shares, for any tax consequences that result from the ownership of STATS ChipPAC ADSs, STATS ChipPAC ordinary shares or securities on deposit for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of STATS ChipPAC’s notices or for the failure of STATS ChipPAC to give notice.

•	STATS ChipPAC and the depositary are not obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	STATS ChipPAC and the depositary disclaim any liability if STATS ChipPAC is prevented or forbidden from acting on account of any law or regulation, any provision of the STATS ChipPAC memorandum of association and the STATS ChipPAC articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond the control of STATS ChipPAC.

•	STATS ChipPAC and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in the STATS ChipPAC memorandum of association and STATS ChipPAC articles of association or in any provisions of securities on deposit.

•	STATS ChipPAC and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting STATS ChipPAC ordinary shares for deposit, any holder of STATS ChipPAC ADSs or authorized representative thereof, or any other person believed by either STATS ChipPAC or the depositary in good faith to be competent to give such advice or information.

•	STATS ChipPAC and the depositary also disclaim liability for the inability of a holder of STATS ChipPAC ADSs to benefit from any distribution, offering, right or other benefit that is made available to holders of STATS ChipPAC ordinary shares but is not, under the terms of the deposit agreement, made available to holders of STATS ChipPAC ADSs.

•	STATS ChipPAC and the depositary disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	STATS ChipPAC and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

      The depositary may, in certain circumstances, issue STATS ChipPAC ADSs before receiving a deposit of STATS ChipPAC ordinary shares or release STATS ChipPAC ordinary shares before receiving STATS ChipPAC ADSs. These transactions are commonly referred to as “pre-release transactions”. The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The deposit agreement requires the STATS ChipPAC ADSs to be fully collateralized before any STATS ChipPAC ADSs are pre-released. The depositary may retain the compensation received from the pre-release transactions.

Taxes

      STATS ChipPAC ADS holders are responsible for the taxes and other governmental charges payable on the STATS ChipPAC ADSs and the securities represented by the STATS ChipPAC ADSs. STATS ChipPAC, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders of STATS ChipPAC ADSs and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders of STATS ChipPAC ADSs. Holders of STATS ChipPAC ADSs are liable for any deficiency if the sale proceeds do not cover the taxes that are due.

      The depositary may refuse to issue STATS ChipPAC ADSs, to deliver, transfer, split and combine STATS ChipPAC ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder of STATS ChipPAC ADSs. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on a holder’s behalf. However, holders of STATS ChipPAC ADSs may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. A holder of STATS ChipPAC ADSs is required to indemnify STATS ChipPAC, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holder.

Foreign Currency Conversion

      The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. A holder of STATS ChipPAC ADSs may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

      If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders of STATS ChipPAC ADSs for whom the distribution is lawful and practical; and

•	hold the foreign currency, without liability for interest, for the applicable holders of STATS ChipPAC ADSs.

DESCRIPTION OF STATS CHIPPAC ORDINARY SHARES

General

      The following statements are summaries of STATS ChipPAC’s share capital structure and of the more important rights and privileges of shareholders conferred by the laws of Singapore and the STATS ChipPAC memorandum of association and the STATS ChipPAC articles of association, but are qualified by reference to the STATS ChipPAC memorandum of association and the STATS ChipPAC articles of association. The STATS ChipPAC memorandum of association and the STATS ChipPAC articles of association are available for examination at STATS ChipPAC’s registered office and are on file with the SEC.

      STATS ChipPAC ADSs issuable upon conversion of the notes will each represent ten STATS ChipPAC Ordinary Shares. The rights of holders of STATS ChipPAC ADSs are different in some important respects from the rights of the holders of STATS ChipPAC Ordinary Shares. For a description of STATS ChipPAC ADSs, see “Description of STATS ChipPAC American Depositary Shares”.

Ordinary Shares and Preferred Shares

      STATS ChipPAC’s authorized capital is S$800,000,000, consisting of 3,200,000,000 STATS ChipPAC Ordinary Shares, par value S$0.25 per share. STATS ChipPAC has only one class of shares, namely, STATS ChipPAC Ordinary Shares, which have identical rights in all respects and rank equally with one another. The STATS ChipPAC articles of association provide that STATS ChipPAC may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as the STATS ChipPAC board of directors may determine and may issue preference shares which are, or at the option of STATS ChipPAC are, redeemable, subject to certain limitations. In addition, the STATS ChipPAC board of directors may issue shares at a premium. If shares are issued at a premium, a sum equal to the aggregate amount or value of the premium on the shares will, subject to certain exceptions, be transferred to a share premium account. All STATS ChipPAC Ordinary Shares are in registered form and all issued STATS ChipPAC Ordinary Shares are entitled to voting rights. STATS ChipPAC may, subject to and in accordance with the Singapore Companies Act, purchase STATS ChipPAC Ordinary Shares, but it may not, except as provided in the Singapore Companies Act, grant any financial assistance for the acquisition, or proposed acquisition, of STATS ChipPAC Ordinary Shares.

New STATS ChipPAC Ordinary Shares

      New STATS ChipPAC Ordinary Shares may only be issued with the prior approval of the STATS ChipPAC shareholders in a general meeting of the STATS ChipPAC shareholders. The approval, if granted, will lapse at the conclusion of the next annual general meeting held after the meeting during which the approval was granted or the date by which such annual general meeting is required to be held, whichever is earlier. STATS ChipPAC shareholders have given the STATS ChipPAC board of directors general authority to allot and issue any remaining approved but unissued ordinary shares in the capital of STATS ChipPAC prior to the next annual general meeting. Subject to the foregoing, the provisions of the Singapore Companies Act and any special rights attached to any class of shares currently issued, all new STATS ChipPAC Ordinary Shares are under the control of the STATS ChipPAC board of directors, who may allot and issue the same with such rights and restrictions as it may think fit, provided that, among other things, new STATS ChipPAC Ordinary Shares may not be issued to transfer a controlling interest in STATS ChipPAC without the prior approval at a general meeting of the STATS ChipPAC shareholders. STATS ChipPAC shareholders are not entitled to pre-emptive rights under the STATS ChipPAC articles of association or Singapore law.

Shareholders

      Only persons who are registered in the register of members and, in cases in which the person so registered is The Central Depository (Pte) Limited (the “CDP”), the persons named as depositors in the depository register maintained by the CDP, for STATS ChipPAC Ordinary Shares are recognized as STATS ChipPAC shareholders. STATS ChipPAC will not, except as required by law, recognize any equitable, contingent, future or partial interest in any STATS ChipPAC Ordinary Share or other rights in respect of any STATS ChipPAC Ordinary Share other than an absolute right to the entirety thereof of the registered holder of the STATS ChipPAC Ordinary Share or of the person whose name is entered in the depositary register for that STATS ChipPAC Ordinary Share. STATS ChipPAC may close the register of members for one or more periods not exceeding 30 days in the aggregate in any calendar year.

General Meetings of Shareholders

      STATS ChipPAC is required to hold an annual general meeting every year. In addition, the STATS ChipPAC board of directors may convene an extraordinary general meeting whenever it thinks fit and must do so if STATS ChipPAC shareholders representing not less than 10% of the total voting rights of all STATS ChipPAC shareholders request in writing that such a meeting be held. In addition, two or more STATS ChipPAC shareholders holding not less than 10% of STATS ChipPAC issued share capital may call a meeting. Unless otherwise required by Singapore law or by the STATS ChipPAC articles of association, voting at general meetings is by ordinary resolution, requiring an affirmative vote of a simple majority of the votes cast at that meeting. A special resolution, requiring the affirmative vote of not less than three-fourths of the votes cast at the meeting, is necessary for certain matters under Singapore law, including the voluntary winding up of STATS ChipPAC, amendments to the STATS ChipPAC memorandum of association and the STATS ChipPAC articles of association, a change of the corporate name and a reduction in the share capital, share premium account or capital redemption reserve fund. STATS ChipPAC must give at least 21 days notice in writing for every general meeting convened for the purpose of passing a special resolution. Ordinary resolutions generally require at least 14 days notice in writing. The notice must be given to every STATS ChipPAC shareholder who has supplied STATS ChipPAC with an address in Singapore for the giving of notices and must set forth the place, the day and the hour of the meeting and, in the case of special business, the general nature of that business and a statement regarding the effect of any proposed resolution on STATS ChipPAC in respect of such special business.

Voting Rights and Quorum

      A STATS ChipPAC shareholder is entitled to attend, speak and vote at any general meeting, in person or by proxy. A proxy need not be a STATS ChipPAC shareholder. A person who holds STATS ChipPAC Ordinary Shares through the CDP book-entry clearance system will only be entitled to vote at a general meeting if such shareholder’s name appears on the depositary register maintained by CDP 48 hours before the time of the general meeting. Except as otherwise provided in the STATS ChipPAC articles of association, two or more STATS ChipPAC shareholders holding at least 33?% of the total issued and fully-paid STATS ChipPAC Ordinary Shares must be present in person or by proxy to constitute a quorum at any general meeting. Under the STATS ChipPAC articles of association, on a show of hands, every STATS ChipPAC shareholder present in person and each proxy shall have one vote. A poll may be demanded in certain circumstances, including by (i) the chairman of the meeting, (ii) not less than five STATS ChipPAC shareholders present in person or by proxy and entitled to vote and (iii) a STATS ChipPAC shareholder present in person or by proxy and representing not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting provided always that no poll shall be demanded on the choice of a chairman or on a question of adjournment. If a poll is called, then every STATS ChipPAC shareholder present in person or by proxy shall have one vote for each STATS ChipPAC ordinary share held or represented.

Dividends

      STATS ChipPAC may, by ordinary resolution of the STATS ChipPAC shareholders, declare dividends at a general meeting, but it may not pay dividends in excess of the amount recommended by the STATS ChipPAC board of directors. STATS ChipPAC must pay all dividends out of its distributable profits. However, STATS ChipPAC may capitalize its share premium account and apply it to pay dividends, if such dividends are satisfied by the issue of shares to the STATS ChipPAC shareholders. The STATS ChipPAC board of directors may also declare an interim dividend without the approval of the STATS ChipPAC shareholders. All dividends are paid pro rata among the STATS ChipPAC shareholders in proportion to the amount paid up on each STATS ChipPAC shareholder’s ordinary shares, unless the rights attaching to an issue of any STATS ChipPAC Ordinary Share provide otherwise. Unless otherwise directed, dividends are paid by check or warrant sent through the post to each STATS ChipPAC shareholder’s registered address. Notwithstanding the foregoing, the payment to CDP of any dividend payable to a STATS ChipPAC shareholder who holds STATS ChipPAC Ordinary Shares through the CDP book-entry clearance system shall, to the extent of payment made to CDP, discharge STATS ChipPAC from any liability to that STATS ChipPAC shareholder in respect of that payment.

Bonus and Rights Issue

      The STATS ChipPAC board of directors may, with the approval of the STATS ChipPAC shareholders at a general meeting, capitalize any reserves or profits (including profit or monies carried and standing to any reserve or to the share premium account) and distribute the same as bonus shares credited as paid-up to the STATS ChipPAC shareholders in proportion to their shareholdings. The STATS ChipPAC board of directors may also issue rights to take up additional STATS ChipPAC Ordinary Shares to STATS ChipPAC shareholders in proportion to their shareholdings. Such rights are subject to any conditions attached to such issue.

Takeovers

      The Securities and Futures Act (Chapter 289) of Singapore (the Securities and Futures Act) and the Singapore Take-Over Code regulate the acquisition of, among other things, ordinary shares of public companies and contain certain provisions that may delay, deter or prevent a future takeover or change in control of STATS ChipPAC. Any person acquiring an interest, either on such person’s own or together with parties acting in concert with such person, in 30% or more of STATS ChipPAC voting shares, or if such person holds, either on such person’s own or together with parties acting in concert with such person, between 30% and 50% (both inclusive) of STATS ChipPAC voting shares, and acquires additional voting shares representing more than 1% of STATS ChipPAC voting shares in any six-month period, must extend a takeover offer for the remaining STATS ChipPAC voting shares in accordance with the provisions of the Singapore Take-Over Code. An offer for consideration other than cash must, subject to certain exceptions, be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert within the preceding six months.

      “Parties acting in concert” comprise individuals or companies who, pursuant to an arrangement or understanding (whether formal or informal), co-operate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows: a company and its related and associated companies and companies whose associated companies include any of these companies; a company and any of its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts); a company and any of its pension funds and employee share schemes; a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis; a financial or other professional adviser and its client in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser and all the funds managed by the adviser on a discretionary basis, where the shareholding of the adviser and any of those funds in the client total 10% or more of the client’s equity share capital; directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) that is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent; partners; an individual and such individual’s close relatives, related trusts, any person who is accustomed to act in accordance with such individual’s instructions; and companies controlled by the individual, such individual’s close relatives, related trusts or any person who is accustomed to act in accordance with such individual’s instructions.

Liquidation or Other Return of Capital

      If STATS ChipPAC liquidates or in the event of any other return of capital, holders of STATS ChipPAC Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings, subject to any special rights attaching to any other class of shares.

Indemnity

      As permitted by Singapore law, the STATS ChipPAC articles of association provide that, subject to the Singapore Companies Act, STATS ChipPAC will indemnify the STATS ChipPAC board of directors and officers of STATS ChipPAC against any liability incurred in defending any proceedings, whether civil or criminal, which relate to acts or omissions or alleged acts or alleged omissions resulting from such person’s position as an officer, director or employee of STATS ChipPAC. However, STATS ChipPAC may not indemnify directors and officers of STATS ChipPAC against any liability resulting from negligence, default, breach of duty or breach of trust of which they may be guilty in relation to STATS ChipPAC.

Limitations on Rights to Hold or Vote Shares

      Except as described herein, there are no limitations imposed by Singapore law or by the STATS ChipPAC articles of association on the rights of nonresident shareholders to hold or vote STATS ChipPAC Ordinary Shares.

Substantial Shareholdings

      Under the Singapore Companies Act, a person has a substantial shareholding in a company if such person has an interest (or interests) in one or more voting shares in the company and the nominal amount of the shares (or the aggregate of the nominal amounts of the shares) is not less than five percent of the aggregate of the nominal amount of all voting shares in the company. A person having a substantial shareholding in STATS ChipPAC is required to make certain disclosures under the Singapore Companies Act and the Securities and Futures Act to STATS ChipPAC and to the Singapore Exchange, including the particulars of such person’s interests in STATS ChipPAC and the circumstances by which such person has such interests, within two business days of such person becoming a substantial shareholder of STATS ChipPAC and of any change in the percentage level of such person’s interest.

Minority Rights

      The rights of minority shareholders of Singapore-incorporated companies are protected under Section 216 of the Singapore Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of the company, as they think fit to remedy situations where (i) the affairs of the company are being conducted or the powers of the board of directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of the shareholders or (ii) the company takes an action, or threatens to take an action, or the shareholders pass a resolution, or propose to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of the shareholders, including the applicant.

      Singapore courts have wide discretion as to the relief that they may grant and are in no way limited to the types of relief listed in the Singapore Companies Act itself. Without prejudice to the foregoing, Singapore courts may (i) direct or prohibit any act or cancel or vary any transaction or resolution, (ii) regulate the conduct of STATS ChipPAC’s affairs in the future, (iii) authorize civil proceedings to be brought in the name of, or on behalf of, STATS ChipPAC by a person or persons, (iv) on such terms as the court may direct, provide for the purchase of a minority shareholder’s shares by other STATS ChipPAC shareholders or by STATS ChipPAC, (v) in the case of a purchase of shares by STATS ChipPAC, a corresponding reduction of the share capital, (vi) provide that the STATS ChipPAC memorandum of association or STATS ChipPAC articles of association be amended or (vii) provide that STATS ChipPAC be wound up.

Transfer Agent and Registrar

      The transfer agent and registrar for the STATS ChipPAC Ordinary Shares is M&C Services Pte Ltd.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences

      The following discussion constitutes the opinion of Shearman & Sterling LLP regarding the material U.S. federal income tax consequences of the ownership and disposition of the notes and the ownership and disposition of STATS ChipPAC ADSs into which the notes may be converted. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations under the Code, administrative rulings and judicial decisions, all as in effect as of the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any change in the foregoing could affect the continuing validity of the U.S. federal income tax consequences described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

      For purposes of this discussion, the term “U.S. Holder” means:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or an entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources; or

•	a trust (i) where a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      A “Non-U.S. Holder” is a holder of the notes that is not a U.S. Holder.

      If a partnership holds the notes or STATS ChipPAC ADSs, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership that holds the notes or STATS ChipPAC ADSs should consult their tax advisors regarding the U.S. federal income tax consequences to them of the partnership’s ownership and disposition of the notes or STATS ChipPAC ADSs.

      This discussion is not a comprehensive description of all the tax consequences that may be relevant to holders of the notes. It applies only to holders of the notes that hold their notes, and will hold the STATS ChipPAC ADSs that they receive upon conversion of their notes, as capital assets within the meaning of Section 1221 of the Code. No attempt has been made to address all aspects of U.S. federal income taxation that may be relevant to a particular holder of the notes in light of its particular circumstances or to holders of the notes subject to special treatment under the U.S. federal income tax laws, including:

•	banks, insurance companies, trusts and financial institutions;

•	tax-exempt organizations;

•	mutual funds;

•	persons that have a functional currency other than the U.S. dollar;

•	pass-through entities and investors in pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	dealers in securities or foreign currency;

•	holders of the notes who hold their notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment; and

•	holders who will hold 10% or more of STATS ChipPAC’s equity, either directly, as represented by STATS ChipPAC ADSs, indirectly through one or more entities, or as a result of certain constructive ownership rules contained in the Code.

      In addition, this discussion does not address any alternative minimum tax, U.S. federal estate and gift tax, or any state, local or foreign tax consequences of the ownership and disposition of the notes or the ownership and disposition of the STATS ChipPAC ADSs into which the notes may be converted.

EACH HOLDER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND THE OWNERSHIP AND DISPOSITION OF THE STATS CHIPPAC ADSS INTO WHICH THE NOTES MAY BE CONVERTED.

STATS ChipPAC ADSs or STATS ChipPAC Ordinary Shares

      In general, for U.S. federal income tax purposes, ownership of STATS ChipPAC ADSs will be treated as ownership of the underlying STATS ChipPAC Ordinary Shares. Deposits and withdrawals of STATS ChipPAC Ordinary Shares in exchange for STATS ChipPAC ADSs will not be subject to U.S. federal income taxation.

U.S. Holders

     The Notes

      Payments of Interest. Interest on the notes generally will be includible in the income of a U.S. Holder as ordinary interest income at the time it is accrued or received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

      We believe that ChipPAC currently is an “80/20 company” for U.S. federal income tax purposes, and, therefore interest on the notes generally should be treated as income from sources without the United States for U.S. federal income tax purposes. Such interest should constitute “passive income”, or, in the case of certain U.S. Holders, “financial services income” for U.S. foreign tax credit limitation purposes. Market discount on the notes should constitute “passive income”, or, in the case of certain U.S. Holders, “financial services income”, and should be treated as interest income from sources without the United States for U.S. foreign tax credit limitation purposes. A U.S. Holder’s election to amortize bond premium as an offset to interest income with respect to a note accordingly should offset such U.S. Holder’s interest income from sources without the United States.

      A U.S. corporation generally is an 80/20 company if at least 80% of its gross income during an applicable testing period is, directly or through subsidiaries, “active foreign business income.” However, the 80-percent test for active foreign business income is applied on a periodic basis, and ChipPAC’s operations and business plans may change in future years. Therefore, while it appears currently that interest on the notes should be treated as income from sources without the United States (subject to special rules applicable in case of certain holders related to ChipPAC), no assurance can be given regarding ChipPAC’s classification as an 80/20 company for U.S. federal income tax purposes in the future. If ChipPAC is not an 80/20 company, interest on the notes generally will be treated as income from sources within the United States for U.S. federal income tax purposes. Notwithstanding the foregoing, any gain or loss with respect to the sale, exchange, repurchase or conversion into STATS ChipPAC ADSs of the notes will be treated as gain or loss from sources within the United States for U.S. federal income tax purposes.

      Market Discount. A U.S. Holder who purchases a note at a market discount that exceeds a statutorily defined de minimis amount will be subject to the market discount rules. In general, market discount is the excess of a debt instrument’s principal amount over the holder’s basis in such debt instrument immediately after its acquisition.

      Any gain on the sale of a note attributable to a U.S. Holder’s unrecognized accrued market discount generally is treated as ordinary income to the U.S. Holder. The amount of accrued market discount is calculated on a ratable basis or, at the election of the holder, on a constant yield to maturity basis. In addition, a U.S. Holder who acquires a note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the note until the U.S. Holder disposes of the note in a taxable transaction.

      Instead of recognizing any market discount upon a disposition of a note (and being required to defer any applicable interest expense), a U.S. Holder may elect to include market discount in income currently as the discount accrues. Any current accruals of market discount with respect to the notes pursuant to such election should be treated as interest on the notes (as discussed above). The current income inclusion election, once made, applies to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year in which the election applies, and may not be revoked without the consent of the IRS.

      Bond Premium. In the event that a note is purchased at a premium, i.e. for an amount in excess of the amount payable at maturity, a U.S. Holder generally may elect to offset payments of qualified stated interest on such note by an allocable portion of the premium (which will result in a corresponding reduction in such U.S. Holder’s tax basis in the note). The portion of the premium allocable to each interest payment generally is calculated based on the U.S. Holder’s yield to maturity for the note. If a U.S. Holder elects to amortize bond premium with respect to the note, such election will also apply to all other debt instruments held by such U.S. Holder during the year in which the election is made and to all debt instruments acquired after that year. The election may not be revoked without the consent of the IRS.

      Sale, Exchange, Repurchase or Conversion into STATS ChipPAC ADSs. Upon the sale, exchange, repurchase, or conversion into STATS ChipPAC ADSs of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received (excluding accrued but unpaid interest, which generally will be taxable as interest as described above) and (ii) such holder’s adjusted tax basis in the note sold, repurchased, exchanged, or converted. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to the U.S. Holder, increased by any market discount previously included in income in respect thereof, and decreased (but not below zero) by any bond premium that the U.S. Holder has elected to amortize. Except as discussed above under “Market Discount”, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of the sale, exchange, repurchase, or conversion into STATS ChipPAC ADSs. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a maximum rate of tax of 15%. The deductibility of capital losses is subject to limitations.

      Conversion Rate Adjustment. The conversion price of the notes is subject to adjustment under circumstances as described under “Description of Notes — Conversion of Notes.” An adjustment to the conversion rate made pursuant to the appropriate adjustment formula which has the effect of preventing the dilution of the interests of the U.S. Holders of the notes generally will not be considered to result in a constructive distribution of stock where the adjustment does not compensate U.S. Holders of notes for taxable distributions to holders of STATS ChipPAC Ordinary Shares. However, certain adjustments to (or the failure to make such adjustments to) the conversion price of the notes that increase the proportionate interest of a U.S. Holder in the assets or earnings and profits of STATS ChipPAC may result in a constructive distribution taxable as a dividend to the U.S. Holders of the notes, whether or not the U.S. Holders ever convert the notes.

     STATS ChipPAC ADSs

      Distributions. Subject to the passive foreign investment company (the “PFIC”) rules discussed below, distributions, if any, made with respect to the STATS ChipPAC ADSs will be included in the gross income of a U.S. Holder as dividend income to the extent of STATS ChipPAC’s current and accumulated earnings and profits, calculated pursuant to U.S. federal income tax principles. U.S. Holders must include such distributions in income on the date that distributions with respect to the underlying STATS ChipPAC Ordinary Shares are actually or constructively received by the STATS ChipPAC depositary. Subject to certain limitations, dividends paid to noncorporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if STATS ChipPAC is a “qualified foreign corporation” for U.S. federal income tax purposes. A qualified foreign corporation includes (i) a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program, and (ii) a foreign corporation if both (a) its stock with respect to which a dividend is paid or its ADSs backed by such stock are readily tradable on an established securities market within the United States and (b) the otherwise qualified corporation is not a PFIC. STATS ChipPAC believes that the STATS ChipPAC Ordinary Shares or the STATS ChipPAC ADSs are considered to be readily tradable on an established securities market within the United States and that it is not a PFIC. No assurances can be made that distributions made with respect to the STATS ChipPAC ADSs are or will continue to be eligible for a reduced rate of taxation.

      A corporate U.S. Holder will not be entitled to a dividends received deduction generally available upon the receipt of dividends distributed by U.S. corporations. Distributions in excess of STATS ChipPAC’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s basis in the STATS ChipPAC ADSs and thereafter as capital gain. Such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the STATS ChipPAC ADSs is more than one year at the time of the sale or exchange.

      Dividends received with respect to the STATS ChipPAC ADSs will constitute “passive income”, or, in the case of certain U.S. Holders, “financial services income”, and generally will be treated as income from sources without the United States for U.S. foreign tax credit limitation purposes. Under Section 904(g) of the Code, dividends paid by a foreign corporation 50% or more of which is owned by U.S. persons may be treated as income from sources within the United States to the extent that the foreign corporation has more than a small amount of income from sources within the United States. STATS ChipPAC does not believe that it is currently more than 50% owned by U.S. persons. Singapore taxes are paid by STATS ChipPAC and deemed to have been distributed to and paid by its shareholders. A U.S. Holder will not be subject to U.S. federal income tax on such amounts, and the U.S. Holder will not be eligible for foreign tax credits for such amounts for U.S. federal income tax purposes.

      If a taxable dividend is paid in a currency other than the U.S. dollar, the amount includible in gross income will be the U.S. dollar value of such dividend, calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the dividend on the underlying ordinary shares by the STATS ChipPAC depositary, regardless of whether the payment is actually converted into U.S. dollars. Gain or loss, if any, realized as a result of the currency exchange fluctuations during the period from the date of distribution of the dividend to the date of conversion of the payment into U.S. dollars will be treated as ordinary income or loss. This gain or loss generally will be from sources within the United States for U.S. foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors concerning the possibility of foreign currency gain or loss if any such currency is not converted into U.S. dollars on the date of receipt.

      Sale or Exchange. Subject to the PFIC rules discussed below, upon the sale or exchange of STATS ChipPAC ADSs, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale or exchange and (ii) such holder’s adjusted tax basis in the STATS ChipPAC ADSs sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the STATS ChipPAC ADSs is more than one year at the time of sale or exchange. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a maximum rate of tax of 15%. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be treated as income or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

      PFIC. Special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is “passive income”, or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income.

Non-U.S. Holders

     The Notes

      Payments of Interest. Subject to the discussion below concerning 80/20 company treatment, payments of principal and interest on the notes by ChipPAC or any of its agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax if such payments qualify as portfolio interest. The exemption applicable to such portfolio interest (the “Portfolio Interest Exemption”) applies when:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of ChipPAC stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to ChipPAC through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code;

•	the income is not effectively connected to the conduct of a U.S. trade or business by the Non-U.S. Holder; and

•	either (i) the beneficial owner of the notes certifies to ChipPAC or its agent on IRS Form W-8BEN (or other applicable form) under penalty of perjury that it is not a “U.S. person” (as defined in the Code) and provides its name and address and the certificate is renewed periodically as required by Treasury regulations, or (ii) the notes are held directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that the beneficial owner is not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S. branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

      If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption, payments of interest made to such Non-U.S. Holder will be subject to 30% withholding tax unless the beneficial owner of the note provides ChipPAC or its agent with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption or reduction from withholding under the benefit of an applicable tax treaty (a “Treaty Exemption”); or

•	IRS Form W-8ECI (or successor form) stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of the Non-U.S. Holder’s U.S. trade or business, each form to be renewed periodically as required by Treasury regulations.

      However, if ChipPAC is an 80/20 company for U.S. federal income tax purposes (as discussed above under “U.S. Holders — The Notes — Payments of Interest”), a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on a note unless the interest is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder. Special rules apply to payments of interest to Non-U.S. Holders related to ChipPAC. In the event that ChipPAC fails to qualify as an 80/20 company for U.S. federal income tax purposes, the payments of interest on a note to a Non-U.S. Holder will be subject to U.S. federal withholding tax unless certain certification requirements are met, as described in the preceding paragraphs.

      If interest or market discount on a note is U.S. trade or business income to the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to U.S. federal income tax on such interest or market discount on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest and market discount will be included in such foreign corporation’s earnings and profits.

      Sale, Exchange, Repurchase or Conversion into STATS ChipPAC ADSs. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale, exchange, repurchase, or conversion into STATS ChipPAC ADSs of a note unless:

•	the gain is effectively connected with the conduct of the Non-U.S. Holder’s U.S. trade or business, or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale, exchange, repurchase or conversion into STATS ChipPAC ADSs and certain other conditions are met.

      Conversion Rate Adjustment. The conversion price of the notes is subject to adjustment in certain circumstances. Certain such adjustments could give rise to a deemed distribution to Non-U.S. Holders of the notes, as discussed in “U.S. Holders — The Notes — Conversion Rate Adjustment” above. In such case, the deemed distribution would be subject to the rules regarding U.S. federal tax on dividends in respect of STATS ChipPAC ADSs, as described below under “STATS ChipPAC ADSs — Distributions.”

     STATS ChipPAC ADSs

      Distributions. Dividends paid to Non-U.S. Holders generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the conduct of the Non-U.S. Holder’s U.S. trade or business. In such case, the Non-U.S. Holder will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, dividends will be included in such foreign corporation’s earnings and profits.

      Sale or Exchange. A Non-U.S. Holder generally will not be subject to U.S. federal income tax recognized upon the sale or exchange of STATS ChipPAC ADSs unless:

•	the gain is effectively connected with the conduct of the Non-U.S. Holder’s U.S. trade or business, or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale or exchange and certain other conditions are met.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to payments of principal and interest on a note, payments of dividends on STATS ChipPAC ADSs, and payments of the proceeds of a sale of a note or STATS ChipPAC ADS to certain non-corporate U.S. Holders. A 28% backup withholding tax may apply to such payment if the U.S. Holder fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, is notified by the IRS that it has failed to report payments of interest or dividends properly, or, under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

      Information reporting requirements may apply to payments of interest or dividends to Non-U.S. Holders where such interest or dividends are subject to withholding or are exempt from U.S. withholding tax or eligible for reduced rate pursuant to a tax treaty, or where such interest is exempt under the Portfolio Interest Exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides.

      Treasury regulations provide that backup withholding and information reporting will not apply to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

PLAN OF DISTRIBUTION

      The notes, the associated guarantee and the underlying STATS ChipPAC ADSs covered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities.

      The selling securityholders and any underwriter, broker-dealer or agent that participate in the distribution of the securities may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the sale of securities by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      We will not receive any of the proceeds from the offering of securities by the selling securityholders.

      The securities covered by this prospectus may be sold from time to time in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      Such prices will be determined by the selling securityholders or by agreement between the selling securityholders and underwriters and dealers who may receive fees of commissions in connection therewith.

      The sale of the securities covered by this prospectus may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes or the STATS ChipPAC ADSs may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or in the over-the-counter market;

•	through the writing of options; or

•	in any other lawful manner.

      These transactions may include block transaction or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      To comply with the securities laws of certain jurisdictions, if applicable, the notes, the associated guarantee and the underlying STATS ChipPAC ADSs will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

      In connection with the sale of the notes, the associated guarantee and the underlying STATS ChipPAC ADSs, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the securities in the course of hedging their positions. The selling securityholders may also sell the securities and deliver the securities to close out short positions, or loan or pledge the securities to broker-dealers that, in turn, may sell the securities.

      Selling securityholders may decide not to sell all or a portion of the notes, the associated guarantee and the underlying STATS ChipPAC ADSs offered by them pursuant to this prospectus. In addition, any selling securityholder may transfer, devise or give the securities by other means not described in this prospectus. Any notes, the associated guarantee and the underlying STATS ChipPAC ADSs covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

      STATS ChipPAC ADS is listed on the Nasdaq National Market under the symbol “STTS.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private placement are eligible for trading on The Portal Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on The Portal Market. Accordingly, we cannot assure you as to the development of liquidity or any trading market for the notes.

      The selling securityholders and any other persons participating in the distribution of the notes or underlying STATS ChipPAC ADSs will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes, the associated guarantee and the underlying STATS ChipPAC ADSs by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes, the associated guarantee and the underlying STATS ChipPAC ADS to engage in market-making activities with respect to the particular notes, the associated guarantee and the underlying STATS ChipPAC ADS being distributed. This may affect the marketability of the notes, the associated guarantee and the underlying STATS ChipPAC ADSs and the ability to engage in market-making activities with respect to the notes the associated guarantee and the underlying STATS ChipPAC ADSs.

      Pursuant to the registration rights agreements with the initial purchaser of the notes, we and the selling securityholders will indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters in connection with the validity of the notes and the guarantee offered under this prospectus have been passed upon on behalf of ChipPAC and STATS ChipPAC Ltd. by Kirkland & Ellis LLP. The validity under Singapore law of the issuance of the guarantee by STATS ChipPAC and the STATS ChipPAC Ordinary Shares offered under this prospectus are being passed upon on behalf of STATS ChipPAC by Allen & Gledhill.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

      STATS’ consolidated financial statements as of December 31, 2002 and 2003 and for the three years ended December 31, 2003, included herein, have been audited by KPMG, independent registered public accounting firm as stated in their report appearing herein.

      ChipPAC’s consolidated financial statements as of December 31, 2002 and 2003 and for the three years ended December 31, 2003, incorporated by reference herein, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein.

CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

      Prior to the merger, the STATS Audit Committee reviewed the appointment of STATS’ auditors in order to rationalize the audit services required by STATS and ChipPAC upon the consummation of the merger. The decision to review the appointment of STATS’ auditors was not related to the quality of the services provided by KPMG or any concerns raised by KPMG, nor was it motivated by a desire to realize overall cost savings. Based on this review and on conversations with KPMG, the then auditors of STATS, and PricewaterhouseCoopers, Singapore (an affiliate firm of PricewaterhouseCoopers LLP, the then auditors of ChipPAC), the STATS Audit Committee decided to engage PricewaterhouseCoopers, Singapore to replace KPMG as STATS’ auditors to perform the audit of its financial statements for the fiscal year 2004. PricewaterhouseCoopers, Singapore has consented to be appointed as auditors of STATS and KPMG resigned with effect from the appointment of PricewaterhouseCoopers, Singapore at the STATS extraordinary general meeting held on August 4, 2004. Prior to the decision of the STATS Audit Committee to recommend the engagement of PricewaterhouseCoopers, Singapore as auditors to STATS, the STATS Audit Committee did not discuss with PricewaterhouseCoopers, Singapore the application of accounting principles to particular transactions or the type of audit report PricewaterhouseCoopers, Singapore may give on STATS’ financial statements.

      KPMG’s reports on STATS’ consolidated financial statements did not contain an adverse opinion, a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles. In addition, there have been no disagreements between STATS and KPMG regarding accounting principles or practices, financial statement disclosure or auditing scope or procedures that were not resolved to the satisfaction of KPMG and would require KPMG to make reference to such disagreement in its report. KPMG has not advised STATS that information has come to KPMG’s attention that has made KPMG unwilling to be associated with the STATS historical financial statements. KPMG, however has notified STATS’ audit committee of certain reportable conditions, including its concern that resource constrains in STATS’ accounting department constitute a material weakness of STATS’ internal controls. See “Risk Factors — Risks Related to Our Business — STATS’ former independent auditors have notified STATS’ audit committee that it considers resource constraints in STATS’ accounting department to be a material weakness in STATS’ internal controls. STATS’ audit committee requested management to take all action necessary to address this concern promptly and STATS’ management started taking action and our management is continuing to take action to address this concern. If we do not successfully address this concern, our ability to comply with applicable financial reporting requirements on a timely basis could be impaired” for a more detailed description of the reportable conditions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
ST Assembly Test Services Ltd:

      We have audited the accompanying consolidated balance sheets of ST Assembly Test Services Ltd and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ST Assembly Test Services Ltd and subsidiaries as of December 31, 2002 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

KPMG

Singapore

February 6, 2004

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31

	Note	2002	2003

		In thousands of
		U.S. Dollars
		(except per share data)
ASSETS
Current assets:
Cash and cash equivalents	3	$167,661	$313,163
Marketable securities	4	11,960	11,144
Accounts receivable, net	5	49,461	79,899
Amounts due from ST and ST affiliates	2	3,727	7,050
Other receivables	6	8,913	2,773
Inventories	7	9,744	19,839
Prepaid expenses and other assets	8	15,631	14,863

Total current assets		267,097	448,731
Marketable securities	4	57,883	23,313
Prepaid expenses	8	4,351	6,283
Property, plant and equipment, net	9	357,456	476,073
Goodwill and other assets	10	35,181	39,452

Total assets		$721,968	$993,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		$15,336	$8,042
Payables related to property, plant and equipment purchases		32,065	54,089
Accrued operating expenses	11	22,578	40,661
Income taxes payable	12	1,263	3,383
Amounts due to ST and ST affiliates	2	1,858	1,836
Short term borrowings	13	5,174	—
Current obligations under capital leases	14	6,558	5,296
Current installments of long-term debt	15	16,414	6,841

Total current liabilities		101,246	120,148
Obligations under capital leases, excluding current installments	14	5,520	812
Long-term debt, excluding current installments	15	218,370	358,789
Other non-current liabilities	17	4,494	4,463

Total liabilities		329,630	484,212
Minority interest		25,826	33,684
Share capital:
Ordinary shares — par value S$0.25, Authorized 3,200,000,000 shares
Issued ordinary shares — 992,115,275 in 2002 and 1,076,620,120 in 2003	18	160,295	172,434
Additional paid-in capital	19	389,679	489,355
Accumulated other comprehensive loss	21	(9,266)	(9,921)
Accumulated deficit	20	(174,196)	(175,912)

Total shareholders’ equity		366,512	475,956

Commitments and contingencies	23

Total liabilities and shareholders’ equity		$721,968	$993,852

See accompanying notes to consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31

	Note	2001	2002	2003

		In thousands of U.S. Dollars
Net revenues		$145,866	$225,738	$380,691
Cost of revenues		(217,789)	(247,943)	(328,014)

Gross profit (loss)		(71,923)	(22,205)	52,677

Operating expenses:
Selling, general and administrative		36,041	36,633	36,378
Research and development		15,160	18,856	15,295
Asset impairments	9	23,735	14,666	—
Prepaid leases written off		3,145	764	—
Stock-based compensation		1,024	60	97
Other general expenses, net		101	548	374

Total operating expenses		79,206	71,527	52,144

Operating income (loss)		(151,129)	(93,732)	533

Other income (expense), net:
Interest income		6,497	5,271	4,785
Interest expense		(1,275)	(10,414)	(13,994)
Foreign currency exchange gain (loss)		775	(512)	1,634
Other non-operating income, net	24	1,990	3,419	7,570

Total other income (expense), net		7,987	(2,236)	(5)

Income (loss) before income taxes		(143,142)	(95,968)	528
Income tax benefit (expense)	12	8,810	7,163	(705)

Loss before minority interest		(134,332)	(88,805)	(177)
Minority interest		313	(514)	(1,539)

Net loss		$(134,019)	$(89,319)	$(1,716)

Basic and diluted net loss per ordinary share		$(0.14)	$(0.09)	$(0.00)
Basic and diluted net loss per ADS		$(1.36)	$(0.90)	$(0.02)
Ordinary shares (in thousands) used in per ordinary share calculation:
— basic and diluted		989,083	991,549	1,005,374
ADS (in thousands) used in per ADS calculation:
— basic and diluted		98,908	99,155	100,537

See accompanying notes to consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the Years Ended December 31

	Note	2001	2002	2003

		In thousands of U.S. Dollars
Net loss		$(134,019)	$(89,319)	$(1,716)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale marketable securities		(303)	1,012	3,687
Realized gain on available-for-sale marketable securities included in net loss		—	(125)	(5,040)
Foreign currency translation adjustment		93	(212)	698

Comprehensive loss		$(134,229)	$(88,644)	$(2,371)

See accompanying notes to consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

In thousands of U.S. Dollars

				Accumulated
			Additional	Other	Accumulated	Total
			Paid-In	Comprehensive	Earnings	Shareholders’
	Ordinary Shares		Capital	Loss	(Deficit)	Equity

	No.
	(In thousands)	$	$	$	$	$
Balances at January 1, 2001	986,172	159,461	386,325	(9,731)	49,142	585,197
Share issuances	3,511	500	303	—	—	803
Stock compensation	—	—	1,024	—	—	1,024
Net loss	—	—	—	—	(134,019)	(134,019)
Other comprehensive loss	—	—	—	(210)	—	(210)

Balances at December 31, 2001	989,683	159,961	387,652	(9,941)	(84,877)	452,795
Share issuances	2,432	334	944	—	—	1,278
Non-cash compensation	—	—	1,023	—	—	1,023
Stock compensation	—	—	60	—	—	60
Net loss	—	—	—	—	(89,319)	(89,319)
Other comprehensive income	—	—	—	675	—	675

Balances at December 31, 2002	992,115	160,295	389,679	(9,266)	(174,196)	366,512
Share issuances	84,505	12,139	99,579	—	—	111,718
Stock compensation	—	—	97	—	—	97
Net loss	—	—	—	—	(1,716)	(1,716)
Other comprehensive loss	—	—	—	(655)	—	(655)

Balances at December 31, 2003	1,076,620	172,434	489,355	(9,921)	(175,912)	475,956

See accompanying notes to consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31

	2001	2002	2003

	In thousands of U.S. Dollars
Cash Flows From Operating Activities
Net loss	$(134,019)	$(89,319)	$(1,716)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	100,342	106,348	121,765
Asset impairments and prepaid leases written off	26,880	15,430	—
Amortization of leasing prepayments	24,618	19,222	11,732
Loss on sale of property, plant and equipment	120	702	100
Accretion of discount on convertible notes	—	5,013	7,366
Foreign currency exchange loss (gain)	(775)	367	(3,367)
Deferred income taxes	(10,161)	(8,189)	(1,246)
Non-cash compensation	—	1,023	—
Minority interest in income (loss) of subsidiary	(313)	514	1,539
Gain on sale and maturity of marketable securities	—	(125)	(5,040)
Others	78	(3)	(54)
Changes in operating working capital:
Accounts receivable	27,222	(23,633)	(30,277)
Amounts due from ST and ST affiliates	6,935	(2,030)	(2,932)
Inventories	7,530	(2,482)	(10,095)
Other receivables, prepaid expenses and other assets	13,693	(893)	(16,783)
Accounts payable, accrued operating expenses and other payables	(21,225)	7,163	11,769
Amounts due to ST and ST affiliates	407	(611)	(213)

Net cash provided by operating activities	41,332	28,497	82,548

Cash Flows From Investing Activities
Proceeds from sales of marketable securities	8,281	110,962	77,566
Proceeds from maturity of marketable securities	11,900	2,844	5,753
Proceeds from maturity of short-term deposits	10,000	—	—
Purchases of marketable securities	(22,499)	(157,976)	(43,850)
Acquisition of subsidiary, net of cash acquired	1,835	—	(467)
Purchases of property, plant and equipment	(55,980)	(113,234)	(209,326)
Others, net	2,195	751	(3,946)

Net cash used in investing activities	(44,268)	(156,653)	(174,270)

Cash Flows From Financing Activities
Repayment of short-term debt	$(8,824)	$—	$(27,419)
Repayment of long-term debt	(14,711)	(14,321)	(19,713)
Proceeds from issuance of shares, net of expenses	803	1,278	117,477
Proceeds from issuance of convertible notes, net of expenses	—	195,032	112,345
Proceeds from bank borrowings	—	20,592	49,839
Decrease (increase) in restricted cash	—	(13,026)	8,223
Grants received	—	1,150	6,784
Capital lease payments	—	(10,082)	(12,862)

Net cash provided by (used in) financing activities	(22,732)	180,623	234,674

Net increase (decrease) in cash and cash equivalents	(25,668)	52,467	142,952

Effect of exchange rate changes on cash and cash equivalents	(851)	(20)	2,550
Cash and cash equivalents at beginning of the year	141,733	115,214	167,661

Cash and cash equivalents at end of the year	$115,214	$167,661	$313,163

Supplementary Cash Flow Information
Interest paid (net of amount capitalized)	$1,472	$3,312	$5,580
Income taxes paid	$2,995	$1,333	$669
Non-cash items
Equipment acquired under capital leases	$10,253	$11,576	$2,663
Compensation paid by Singapore Technologies Pte Ltd.	$—	$1,023	$—

See accompanying notes to consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In thousands of U.S. Dollars (except per share data)

1.	Background and Summary of Significant Accounting Policies

(a)	Business and Organization

      ST Assembly Test Services Ltd (“STATS”) and subsidiaries (collectively the “Company”) is an independent provider of a full range of semiconductor test and assembly services. The Company has operations in Singapore, Taiwan, China, the United Kingdom, Japan and in the United States of America, its principal market.

      The Company is a majority-owned subsidiary of Singapore Technologies Pte Ltd (“ST”), through its wholly owned subsidiary, Singapore Technologies Semiconductors Pte Ltd (“STS”) (collectively the “Singapore Technologies Group”), which is itself ultimately wholly owned by Temasek Holdings (Private) Limited (“Temasek”). Temasek is a holding company through which corporate investments of the Government of Singapore are held.

      In January 2003, the Company established a wholly owned subsidiary, STATS Holdings Limited, in the British Virgin Islands. In June 2003, STATS Holdings Limited established a wholly owned subsidiary, STATS Shanghai Ltd, incorporated in Shanghai, People’s Republic of China. STATS Shanghai Ltd (“STATS China”), a 25,000 square feet manufacturing facility, started operations in December 2003.

      During the year the Company increased its equity interest in Winstek from 51% to 55% with the purchase of 1,056,000 shares at NT$15 per share from the minority shareholders as well as the purchase of 28,144,000 new shares issued by Winstek Semiconductor Corporation (“Winstek”) at NT$15 per share.

(b)	Accounting Principles

      The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) consistently applied for all periods.

(c)	Principles of Consolidation

      The consolidated financial statements include the consolidated accounts of ST Assembly Test Services Ltd and its majority-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

(d)	Use of Estimates

      The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from these estimates.

(e)	Reclassifications

      Certain reclassifications have been made in prior years’ financial statements to conform to classifications used in the current year.

(f)	Foreign Currency Transactions

      The Company utilizes the U.S. dollar as its functional currency. Assets and liabilities which are denominated in foreign currencies are converted into the functional currency at the rates of exchange prevailing at the balance sheet date. Income and expenses are converted at the average rates of exchange prevailing during the period. Foreign currency transaction gains or losses are included in results of operations.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The financial statements of foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of the subsidiaries are translated from their respective functional currencies into reporting currency of United States dollars at exchange rates prevailing at the balance sheet date. Income and expense items are translated at average exchange rates for the period. The resulting translation adjustments are included in other comprehensive income (loss).

(g)	Concentration of Risk

      The Company’s customers are comprised of companies in the semiconductor industry located primarily in the United States of America, as well as in Europe and Asia. This industry is highly cyclical and experiences significant fluctuations in customer demand, competitive pricing pressure that leads to steady declines in average selling prices, and rapid technological changes.

      The Company’s largest customer accounted for approximately 29%, 30% and 32% of revenues for the years ended December 31, 2001, 2002, and 2003, respectively. The Company’s five largest customers collectively accounted for approximately 67%, 64% and 66% of revenues for the years ended December 31, 2001, 2002 and 2003, respectively. The Company mitigates the concentration of credit risk in trade receivables through the Company’s credit evaluation process, credit policies, credit control and collection procedures.

      Cash and cash equivalents are deposited with banks primarily in Singapore, Taiwan, and the United States of America. Deposits in these banks may exceed the amount of insurance provided on such deposits, if any. The Company also participates in a pooled cash management arrangement and places short-term advances with affiliates of ST.

(h)	Cash and Cash Equivalents

      Cash equivalents consist of highly liquid investments that are readily convertible into cash and have original maturities of three months or less.

(i)	Derivative Instruments and Hedging Activities

      The Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. Changes in the fair value of those instruments will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of derivatives and the effect on the consolidated financial statements will depend on the derivatives’ hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair values of cash flows of the asset or liability hedged.

(j)	Marketable Securities

      Foreign currency contracts are used to protect the Company from fluctuations in exchange rates. The Company enters into foreign currency contracts, which are not designated as hedges, and the change in fair value is included in income currently. Other contracts entered into to date by the Company also do not qualify as hedges under generally accepted accounting principles in the United States.

      Marketable securities at December 31, 2002 and 2003 consist of corporate debt securities denominated principally in U.S. dollars and classified as available-for-sale. The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive loss until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

      A decline in the market value of individual available-for-sale or held-to-maturity securities below cost that is deemed to be other than temporary results in a reduction in its carrying amount to fair value, with the impairment charged to earnings and a new cost basis for the security being established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

(k)	Inventories

      Inventories are stated at the lower of standard cost, which approximates actual cost determined on the weighted average basis, or market (net realizable value). The Company does not take ownership of customer supplied semiconductors, and accordingly does not include them as part of the Company’s inventories.

(l)	Goodwill

      The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002. Under SFAS No. 142, goodwill is not amortized, but is tested for impairment. The Company tests goodwill for impairment on at least an annual basis by first comparing the fair value of the applicable reporting unit to its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step of the impairment test is performed to determine the amount of impairment loss, if any. The second step of the test involves the comparison of the implied fair value of the goodwill to its carrying value. If the carrying value of reporting unit goodwill exceeds its implied fair value, an impairment loss is recognized for an amount equal to the excess. The implied fair value of reporting unit goodwill is determined in the same manner as the amount of goodwill recognized in a purchase business combination is determined. The Company has four reporting units.

(m)	Patent Rights and Technology Licenses

      The Company acquires patent rights and technology licenses from other companies for use in its processes. Cost of the technology licenses is amortized over the shorter of the useful life or license period. At December 31, 2003, unamortized costs for technology licenses amounted to $1,548.

(n)	Property, Plant and Equipment

      Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the following periods:

Building, mechanical and electrical installation	3 to 20 years
Plant and machinery	5 to 7 years
Toolings	5 years
Office furniture and equipment	5 years
Computer equipment	2 to 3 years
Motor vehicles	5 years

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      No depreciation is provided on property, plant and equipment under installation or construction and freehold land. Repairs and replacements of a routine nature are expensed, while those that extend the life of an asset are capitalized.

      Plant and equipment under capital leases are stated at the present value of minimum lease payments and are amortized straight-line over the estimated useful life of the assets.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. The adoption of SFAS No. 143 on January 1, 2003 did not have a material effect on our financial position or results of operations.

(o)	Impairment of Long-Lived Assets

      The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. A review for impairment is conducted when the utilization rate of machinery or equipment falls below 35% for four consecutive quarters and the actual or projected utilization has deteriorated more than 50% from last impairment review. Recoverability of a long-lived asset is measured by a comparison of the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If such asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

      For long-lived assets held for sale, the carrying value is measured at the lower of its carrying amount or fair value less cost to sell and depreciation is ceased. Long-lived assets to be abandoned will be considered held and used until it is disposed of.

(p)	Comprehensive Loss

      The Company applies SFAS No. 130, “Reporting Comprehensive Income” with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss consists of net loss, foreign currency translation adjustments and unrealized gain (loss) on available-for-sale marketable securities, and is presented in the consolidated statements of comprehensive loss.

(q)	Revenue Recognition

      Revenue is derived primarily from wafer probe, assembly and testing of semiconductor integrated circuits. Net revenues represent the invoiced value of services rendered net of returns, trade discounts and allowances, and excluding goods and services tax.

      Sales arrangements include probe, assembly or test services sold on a standalone basis where no other services are provided and customers arrange for remaining services to be provided by themselves or others as well as multiple-element arrangements where probe, assembly and test, and, in some cases, pre-production and post-production services, are provided together. A typical multiple-element arrangement includes wafer probe, assembly and testing of the individual integrated circuits.

      Where arrangements provide for multiple elements, elements are either combined into one single unit of accounting or treated as separate units of accounting depending on whether they meet certain specified criteria. Effective July 1, 2003, the criteria applied follows the methodology set out in FASB Emerging Issues Task Force (EITF) Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Under this methodology a delivered item is considered a separate unit of accounting if the delivered item has value to

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the customer on a standalone basis, there is objective and reliable evidence of the fair value of the undelivered item, and performance of the undelivered services is considered probable and substantially under the Company’s control.

      The total arrangement consideration is allocated to each unit of accounting based on fair value which is determined using the price of the service when sold on a standalone basis. Revenue for each unit of accounting is recognized when there is evidence of an arrangement, fees are fixed or determinable, collectibility is reasonably assured, the service has been rendered, the revenue to be recognized is billable under the terms of the arrangement and not contingent upon completion of undelivered services, and, where applicable, delivery has occurred and risk of loss has passed to the customer. Package development, test software and hardware development services are provided in advance of test and assembly services, and are not treated as separate units of accounting.

      Material type of products and services as a percentage of net revenues are as follows

	For the Year Ended
	December 31,

	2001	2002	2003

	%	%	%
Revenue
— assembly — array	12.1	14.8	20.6
— assembly — leaded	41.7	34.0	26.9
— test	46.2	51.2	52.5

Total	100.0	100.0	100.0

      Provisions are made for estimates of potential sales returns and discounts based upon historical experience as a deduction from gross revenue. Specific items are provided for at the time their existence is known and the amounts are estimable.

      Provisions are made for collectibility of accounts receivable when there is doubt as to the collectibility of individual accounts. Collectibility is assessed based on the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends.

(r)	Grants

      Asset-related government grants consist of grants for the purchase of equipment used for research and development activities. Asset-related grants are presented in the consolidated balance sheet as deferred grants and are credited to other income on the straight-line basis over the estimated useful lives of the relevant assets.

      Income-related government grants are subsidies of training and research and development expenses. Income-related grants are credited to other income when it becomes probable that expenditures already incurred will constitute qualifying expenditures for purposes of reimbursement under the grants, which is typically substantially concurrent with the expenditures.

(s)	Stock-Based Employee Compensation

      The Company measures stock-based employee compensation cost for financial statement purposes in accordance with the intrinsic method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and its related interpretations and includes pro forma information in Note 23 in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Compensation

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost is measured as the excess of fair market value of the stock subject to the option at measurement date over the exercise price of the option.

      Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net loss would have been increased to the pro forma amounts indicated below:

	For the Year Ended December 31,

	2001	2002	2003

Stock-based compensation cost:
As reported (intrinsic method)	$1,024	$60	$97
Pro forma (fair value method)	$18,591	$9,390	$10,496
Net loss:
As reported	$(134,019)	$(89,319)	$(1,716)
Pro forma	$(151,586)	$(98,649)	$(12,115)
Basic and diluted net loss per share:
As reported	$(0.14)	$(0.09)	$(0.00)
Pro forma	$(0.15)	$(0.10)	$(0.01)
Basic and diluted net loss per ADS:
As reported	$(1.36)	$(0.90)	$(0.02)
Pro forma	$(1.53)	$(0.99)	$(0.12)

      The fair value of options granted under the Share Option Plan for the years ended December 31, 2001, 2002 and 2003 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	For the Year Ended December 31,

	2001	2002	2003

Expected lives	5-10 years	5 years	5-10 years
Dividend yield	0.0%	0.0%	0.0%
Risk free interest rate	2.7% - 3.9%	1.8% - 3.0%	2.5% - 3.6%
Expected volatility	57.6% - 64.2%	52.1% - 59.1%	59.7% - 67.4%

(t)	Pension Plans

      Winstek operates a defined benefit retirement plan for a substantial portion of its employees in Taiwan in accordance with the Labor Standards Law in Taiwan. Pension benefits are generally based on years of service and average salary for the six months prior to the approved retirement date. Winstek contributes 2% of eligible wages and salaries, on a monthly basis, to a pension fund maintained with the Central Trust of China, as required by the Labor Standards Law. At each year end, Winstek actuarially determines pension benefit costs and obligations using the projected unit credit method, and the amounts calculated depend on a variety of assumptions. These assumptions include discount rates, rates for expected returns on plan assets, mortality rates and retirement rates. The funding of the pension plan is determined in accordance with statutory funding requirements. Winstek is obligated to make up any shortfall in the plan’s assets in meeting the benefits accrued to the participating staff. As at December 31, 2003, shortfall in the plan’s assets amounts to $72. Total pension plan expenses for the period from August 21, 2001 (acquisition date) to December 31, 2001 and for the year ended December 31, 2002 and 2003 were approximately $39, $24 and $46, respectively. Additional disclosures regarding this pension plan pursuant to SFAS No. 132, “Employers’ Disclosures about Pensions

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and Other Postretirement Benefits” are not considered necessary due to the insignificance of the amounts involved.

      STATS Inc and STATS FastRamp have a 401(k) savings plan covering substantially all US employees. The Company contributes up to 6% of eligible employee compensation at the rate of 50% of employee contributions deferred to the 401(k) plan. The Company’s matching contributions under the 401(k) plan were $131, $186, and $258 for the year ended December 31, 2001, 2002 and 2003, respectively. The matching contributions are accrued monthly and adjusted when the actuals are calculated. The expenses relating to the plan are $15 per person per quarter and are accrued on a monthly basis. Returns of the 401(k) plan from investments in mutual funds are calculated daily by an external administrator who administers the plan.

(u)	Operating Leases

      Rental payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

(v)	Product Warranties

      The Company guarantees that work performed will be free from any defects in workmanship, materials and manufacture for a period ranging from three to twelve months to meet the stated functionality as agreed to in each sales arrangement. Products are tested against specified functionality requirements prior to delivery, but the Company nevertheless from time to time experiences claims under its warranty guarantees. The Company accrues for estimated warranty costs under those guarantees based upon historical experience, and for specific items at the time their existence is known and the amounts are determinable. Warranty costs incurred in 2001, 2002 and 2003 were insignificant.

(w)	Research and Development

      Research and development expenses are expensed as incurred.

(x)	Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

(y)	Net Loss Per Share

      Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common shares outstanding and dilutive potential common shares from the assumed exercise of options outstanding during the period, if any, using the treasury stock method plus other potentially dilutive securities outstanding, such as convertible notes.

      The Company excluded potentially dilutive securities for each period presented from its diluted net loss per share computation because either the exercise price of the securities exceeded the average fair value of the Company’s common stock or the Company had net losses, and therefore these securities were anti-dilutive.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the excluded potentially dilutive securities and the range of related exercise prices follows:

	Year Ended December 31,

	2001	2002	2003

Convertible debt	—	106,895	172,513
Stock options	51,770	54,275	61,022

      The conversion price of convertible debt outstanding was S$3.050 to S$3.408 per share (equivalent to approximately US$15.33 to US$18.71 per ADS) as of December 31, 2003. The weighted average exercise prices of options outstanding were $1.70, $1.65, and $1.58 (equivalent to $17.00, $16.50, and $15.80 per ADS) as of December 31, 2001, 2002 and 2003, respectively. The excluded stock options have per share exercise prices ranging from $0.14 to $3.99 (equivalent to $1.40 and $39.90 per ADS) for the years ended December 31, 2001, 2002 and 2003.

(z)	New Accounting Pronouncements

      In November 2002, a consensus was reached on Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) 00-21 “Revenue Arrangements with Multiple Deliverables.” The EITF addresses certain aspects of accounting by a vendor for arrangements relating to performance of multiple revenue-generating activities. EITF 00-21 requires revenue arrangements with multiple deliverables to be divided into separate units of accounting if the deliverables in the arrangement meet certain specified criteria, allocation of the arrangement consideration among the separate units of accounting based on their relative fair values, and separate revenue recognition for separate units of accounting. The guidance in EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on the Company’s financial condition and results of operations on the date of adoption.

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“VIE”) — an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (“FIN No. 46”). The effective date of FIN No. 46 was subsequently deferred by FASB staff Position 46-6. A VIE is an entity in which equity investors do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from investors. Among other things, FIN No. 46 requires the consolidation of the assets, liabilities and results of operations of VIEs by the primary beneficiary. FIN No. 46 also requires the disclosure of information concerning VIEs by entities that hold significant variable interest but may not be the primary beneficiary. FIN No. 46 applied immediately to VIEs created after January 31, 2003 and is effective for interim periods beginning after December 15, 2003 for interests in VIEs that were acquired before February 1, 2003. FIN No. 46 also requires the disclosure of the nature, purpose, size and activities of VIEs, as well as the maximum exposure to loss in connection with VIEs for any financial statements issued after January 31, 2003, if it is reasonably possible that an entity will consolidate or disclose information about a VIE. The adoption of FIN No. 46 did not have any impact on the Company’s financial condition and results of operations.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Among other things, SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively. The adoption of SFAS No. 149 did not have a material impact the Company’s financial condition and results of operations.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments With Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 also revises the definition of a liability to encompass obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 did not have any impact on the Company’s financial condition and results of operations on the date of adoption.

2.	Related Party Transactions

      The Singapore Technologies Group (“ST Group”) is a leading technology-based multi-national conglomerate based in Singapore. The ST Group provides a full array of multi-disciplinary capabilities, ranging from research and development, design and engineering, precision and high value-added manufacturing, major infrastructure development to management services in the following five core business groups: Engineering, Technology, Infrastructure and Logistics, Property and Financial Services.

      As of December 31, 2003, Temasek Holdings (Private) Limited (“Temasek”) directly owns 81.3% of the ST Group. The remaining 18.7% is owned by Singapore Technologies Holdings Pte Ltd, which is in turn 100% owned by Temasek.

      Temasek is a holding company through which corporate investments of the Government of Singapore are held. The Company is in the semiconductor division of the ST Group which specializes in design, manufacture, assembly and testing of semiconductors. Companies within the ST Group, including Chartered, engage in transactions with the Company in the normal course of their respective businesses.

      The Company’s primary operations are conducted in a building constructed on land held on a long-term operating lease from a statutory board of the Government of Singapore. The lease is for a 30-year period commencing March 1, 1996 and renewable for a further 30 years subject to the fulfillment of certain conditions. The rent is subject to annual revision, with the increase capped at 4% per annum.

      The Company had the following significant transactions with the ST Group:

	For the Year Ended December 31,

	2001	2002	2003

ST —
Management fees expense	$1,019	$1,084	$1,086
ST affiliates —
Net revenues	8,188	10,982	13,940
Interest income	4,596	2,170	1,286
General and administrative expenses	$513	$124	$—

      ST provides management and corporate services to the Company. Under a service agreement effective January 1, 2000, annual management fees are payable for the provision of specified services on mutually agreed terms which the Company believes approximates the cost of providing those services. The fees are subject to review by the parties every three years.

      Mr. Tan Bock Seng served as Chief Executive Officer of the Company from May 18, 1998 to January 7, 2002. Effective January 8, 2002, the Company appointed Mr. Tan Bock Seng as advisor to their Board of Directors. In August 2002, Mr. Tan Bock Seng terminated the advisory agreement between him and the Company. In recognition of his past services, ST made a payment of $1,023 to Mr. Tan Bock Seng. The

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company accounted for the payment as compensation expense in the income statement and as additional paid-in capital within shareholders’ equity as the payment did not involve any cash outlay by the Company.

      The Company participates in a ST cash management program managed by a bank. Under the program, cash balances are pooled and daily cash surpluses or shortfalls of the Company within the pool earn or bear interest at prevailing interest rates. The Company also places surplus cash as short-term deposits with ST Treasury unit.

      Certain general and administrative expenses of ST Assembly Test Services, Inc., a subsidiary, are borne by and recharged to the Company by Chartered Semiconductor Manufacturing Inc., a United States incorporated affiliate of ST. These expenses amounted to $513 and $124 for 2001 and 2002 respectively. There were no such expenses in 2003.

      As of December 31, 2002 and 2003, there were the following amounts owing by (to) affiliates:

	December 31,

	2002	2003

Amounts due from ST and ST affiliates
Accounts receivable, net of allowance for sales returns	$3,727	$7,050

Amounts due to ST
Other payables	$(1,320)	$(1,122)
Amounts due to ST affiliates
Accounts payable	(538)	(714)

	$(1,858)	$(1,836)

3.	Cash and Cash Equivalents

      Cash and cash equivalents consist of the following:

	December 31,

	2002	2003

Cash at banks and on hand	$1,896	$2,140
Cash equivalents
Bank fixed deposits	39,125	176,737
ST pooled cash	2,141	3,201
ST treasury deposits	124,499	80,202
Premium deposit	—	5,858
Investment fund	—	45,025

	$167,661	$313,163

      The Company participates in a ST cash management program managed by a bank. Under the program, cash balances are pooled and daily cash surpluses or shortfalls of the Company within the pool earn or bear interest at prevailing interest rates. The Company also places surplus cash as short-term deposits with the ST treasury unit.

      The premium deposit is a bank fixed deposit which gives enhanced yield. Upon its maturity, the Company redeems the principal and interest either in S$ or US$ depending on the position of the US$ to S$ rate against a pre-determined strike price on a future calculation time and date.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Marketable Securities

      Marketable securities consist of the following:

	December 31,

	2002				2003

		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Available-for-sale corporate debt securities	$69,566	$597	$(320)	$69,843	$35,389	$69	$(1,001)	$34,457

      Maturities of available-for-sale debt securities are as follows (at fair value):

	December 31,

	2002	2003

Corporate debt securities:
Due in one year or less	$11,960	$11,144
Due after one year through five years	57,883	23,313

	$69,843	$34,457

      Gross realized gains and losses were insignificant in 2001. Gross realized gains and losses in 2002 were $149 and $24, respectively. Gross realized gains and losses in 2003 were $5,062 and $22, respectively. Proceeds from the sales or maturities of available-for-sale marketable securities during 2001, 2002 and 2003 were $20,181, $113,806 and $83,319, respectively.

5.	Accounts Receivable

      Accounts receivable consists of the following:

	December 31,

	2002	2003

Accounts receivable — third parties	$51,086	$81,261
Allowance for sales returns	(1,625)	(1,362)

	$49,461	$79,899

      Movements in the allowance for sales returns are as follows:

	2001	2002	2003

Beginning	$1,093	$784	$1,625
Utilized during the year	(682)	(36)	(1,102)
Charged during the year	373	877	839

Ending	$784	$1,625	$1,362

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Other Receivables

      Other receivables consist of the following:

	December 31,

	2002	2003

Deposits and staff advances	$386	$405
Grants receivable	5,896	722
Other receivables	2,631	1,646

	$8,913	$2,773

7.	Inventories

      Inventories consist of the following:

	December 31,

	2002	2003

Factory supplies	$1,071	$1,595
Raw materials	6,135	13,109
Work-in-progress and finished goods	2,538	5,135

	$9,744	$19,839

8.	Prepaid Expenses and Other Assets

      Prepaid expenses and other assets consist of the following:

	December 31,

	2002	2003

Leasing prepayments	$14,103	$17,233
Other prepayments	813	1,053
Deferred income tax assets (note 12)	21	1,203
Fixed deposits pledged for bank loans	5,028	780
Others	17	877

	$19,982	$21,146

      Leasing prepayments represent prepayments of lease rental obligations for certain plant and machinery leased under sale and lease-back arrangements.

      In the years ended December 31, 2001 and 2002, the Company recorded impairment charges of $3,145 and $764, respectively. The impairment charge resulted from the related testers no longer being used. As the tester platforms had no expected future use, the prepaid leases for these testers were written-off.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Property, Plant and Equipment

      Property, plant and equipment consist of the following:

	December 31,

	2002	2003

Cost:
Freehold land	$5,631	$5,760
Buildings, mechanical and electrical installation	68,044	70,661
Plant and machinery	461,580	641,103
Toolings	32,512	45,587
Office furniture and equipment and motor vehicles	35,247	40,235
Assets under installation and construction in progress	10,280	24,153

Total cost	$613,294	$827,499

Accumulated depreciation:
Buildings, mechanical and electrical installation	$21,672	$27,561
Plant and machinery	195,245	271,457
Toolings	19,797	25,700
Office furniture and equipment and motor vehicles	19,124	26,708

Total accumulated depreciation	$255,838	$351,426

Property, plant and equipment, net	$357,456	$476,073

      Depreciation includes assets under capital leases and was charged to results of operations amounting to $99,318 (excluding asset impairment charges of $23,735), $105,712 (excluding asset impairment charges of $14,666) and $119,938 for the years ended December 31, 2001, 2002 and 2003, respectively.

      In the third quarter of 2003 the Company completed a review of the estimated useful lives of its assembly equipment. As a result, effective from July 1, 2003, the lives used to depreciate certain assembly equipment were changed prospectively from 5 years to 7 years. The change reflects longer actual service periods being achieved and expected to be achieved from similar new equipment. There is no change to test equipment and machinery lives which continue to be depreciated over their estimated useful lives of 3 to 5 years. The impact of this change is a reduction to depreciation expense by $6,800 for the year ended December 31, 2003.

      Due to the continuing softness in the demand for test services, the company recorded asset impairment charges in operating expenses totaling $14,666 in 2002. These charges included a write down of machinery and equipment held for sale of $3,568 and a write down of machinery and equipment held for use of $11,098 to reflect their estimated fair value. In determining the fair value of machinery and equipment held for sale and held for use, the Company considered recent offers and expected future cash flows. The carrying amount of the machinery and equipment held for sale was $nil. The machinery and equipment held for sale were not used in operations and the Company has disposed of them in 2003.

      The Company routinely reviews the remaining estimated useful lives of their equipment and machinery to determine if such lives should be adjusted due to the likelihood of technological obsolescence arising from changes in production techniques or in market demand for the use of its equipment and machinery. However, due to the nature of the testing operations, which may include sudden changes in demand in the end markets, and due to the fact that certain equipment is dedicated to specific customers, the Company may not be able to accurately anticipate declines in the utility of its machinery and equipment.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s primary operations are conducted in a building constructed on land held on a 30-year operating lease renewable for a further 30-year period subject to the fulfillment of certain conditions. The other significant building is on freehold land.

      Included in property, plant and equipment are assets acquired under capital lease as follows:

	December 31,

	2002	2003

Plant and machinery	$14,852	$16,718
Computer equipment	333	333

	15,185	17,051
Accumulated depreciation	(2,545)	(6,408)

	$12,640	$10,643

10.	Goodwill and Other Assets

      Goodwill and other assets consist of the following:

	December 31,

	2002	2003

Goodwill	$1,321	$2,209
Deferred income tax assets (note 12)	21,733	22,471
Fixed deposits pledged for bank loans	7,549	3,732
Others	4,578	11,040

	$35,181	$39,452

      Goodwill of $1,321 in 2002 was due to the Company’s initial acquisition of a 51% equity interest in Winstek made in 2001. The additional goodwill of $888 in 2003 was due to the Company’s additional investment of $3,268 in Winstek in October 2003. This investment increased our equity interest in Winstek from 51% to 55%. The fair value of the identifiable net assets acquired in this step acquisition is based on the percentage of the additional 4% ownership interest acquired. In accordance with SFAS No. 142, goodwill is not amortized but will be reviewed annually for impairment. The Company has chosen every August to perform an annual impairment test for goodwill and concluded that an impairment charge from the adoption of SFAS No. 142 was not required.

11.	Accrued Operating Expenses

      Accrued operating expenses consist of the following:

	December 31,

	2002	2003

Staff costs	$3,736	$5,384
Purchase of raw materials	6,032	18,293
Maintenance fees, license fees and royalties	2,407	1,237
Interest expense	1,173	1,001
Provision for vacation liability	1,559	2,610
Others	7,671	12,136

	$22,578	$40,661

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Income Taxes

      Income (loss) before income taxes consists of the following:

	For the Year Ended December 31,

	2001	2002	2003

Singapore	$(142,493)	$(91,852)	$(122)
Foreign	(649)	(4,116)	650

	$(143,142)	$(95,968)	$528

      Income tax benefit (expense) consists of the following:

	For the Year Ended December 31,

	2001	2002	2003

Current:
Singapore	$(1,107)	$(850)	$(1,706)
Foreign	(244)	(176)	(225)

	$(1,351)	$(1,026)	$(1,931)

Deferred:
Singapore	$9,661	$8,661	$741
Foreign	500	(472)	485

	$10,161	$8,189	$1,226

	$8,810	$7,163	$(705)

      The Company has been granted pioneer status under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Chapter 86 (the “Act”), for “Subcontract Assembly And Testing Of Integrated Circuits Including Wafer Probing Services” from January 1, 1996 to December 31, 2003, subject to compliance with certain conditions. During the pioneer status period, Singapore-resident income from pioneer trade is exempt from income tax, subject to compliance with the conditions stated in the pioneer certificate and the Act. Income derived from non-pioneer activities during the pioneer period, however, is subject to income tax at the prevailing enacted rate of tax.

      The tax-exempt profits arising from the pioneer trade can be distributed as tax-exempt dividends that are not subject to Singapore income tax in the hands of the shareholders. Losses and unutilized capital allowances arising in the pioneer status period are available for carryforward to be offset against profits arising in subsequent periods, including profits arising after the pioneer status period. Pioneer loss and unutilized capital allowance carryforwards are available indefinitely, subject to more than 50% of the Company’s equity staying with the same shareholders from the incurrence of the tax loss or allowance to its utilization. As of December 31, 2003, the Company had pioneer loss and unutilized capital allowance carryforwards of $23,908 and $240,612 respectively.

      In December 2003, an application was submitted to the Economic Development Board (EDB) to revoke the Company’s pioneer status granted from January 1, 1996 to December 31, 2003. STATS’ pioneer trade is in a tax loss position due to the substantial amount of capital allowances claimed arising from capital expenditure on its plant and machinery and trade losses in certain years. As a result, STATS has not enjoyed any tax exemption in respect of its income arising from the pioneer activities. On the other hand, STATS has paid taxes in respect of its interest and rental income as losses arising from the pioneer trade cannot be set-off against the non-qualifying income during the pioneer incentive period due to the application of the law in respect of the pioneer incentive. If the revocation is approved, the company will receive a refund of taxes paid

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

previously on interest and rental income as the unutilized tax losses and capital allowances arising from the trading activities would then be allowed to set-off against this income derived in the previous years. STATS is also in the process of working with the EDB to apply for a new tax incentive in the future.

      Current tax expense for the years ended December 31, 2001, 2002 and 2003 in relation to the Singapore operation represents income tax payable on non-pioneer trade income, principally interest and rental income.

      A reconciliation of the expected tax expense (benefit) at the statutory rate of tax to actual tax expense (benefit) is as follows:

	For the Year Ended December 31,

	2001	2002	2003

Income tax expense (benefit) computed at Singapore statutory rate of 22.0% (2002: 22.0%, 2001: 24.5%)	$(35,069)	$(21,113)	$116
Non-deductible expenses	243	318	175
Non-taxable income (grant income)	(235)	(308)	(253)
Effect of pioneer status	6,972	—	—
Effect of recognizing deferred tax assets at post-pioneer concessionary tax rate	19,433	10,393	(5,781)
Change in valuation allowance	—	2,292	6,383
All other items, net	(154)	1,255	65

Income tax expense (benefit)	$(8,810)	$(7,163)	$705

      The pioneer status relief had the effect of increasing diluted net loss per ordinary share by $0.03 and $0.01 and diluted net loss per ADS by $0.27 and $0.10 for the years ended December 31, 2001 and 2002, but decreasing diluted net loss per ordinary share by $0.01 and diluted net loss per ADS by $0.06 for the year ended December 31, 2003.

      The Company also has foreign investment tax credit carryforwards of approximately $531, $2,044, $3,631 and $2,927, which expire on December 31, 2004, 2005, 2006 and 2007, respectively. The foreign investment tax credit carryforwards can be used to offset income tax payable in future years. The offsetting amount is limited to 50% of the offsetting year’s income tax payable. The last year of expiry for the tax credit carryforwards is, however, not subject to the 50% limitation.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss, unutilized capital allowance and investment tax credit carryforwards. The tax effect of significant items comprising the Company’s deferred income tax assets at December 31, 2002 and 2003 are as follows:

	December 31,

	2002	2003

Deferred income tax assets:
Operating loss carryforwards	$4,100	$4,574
Investment tax credits	3,510	9,133
Property, plant and equipment	18,632	25,708
Other	—	592

	26,242	40,007
Valuation allowance	(2,292)	(8,675)

	$23,950	$31,332

Deferred income tax liabilities:
Unrealized tax credits	$2,605	$3,250
Property, plant and equipment	2,120	7,658
Other	78	—

	4,803	10,908

Net deferred income tax assets	$19,147	$20,424

      The deferred tax assets as of December 31, 2003 arose principally as a result of the deferred tax benefit associated with tax losses and unutilized capital allowances. The company recorded a valuation allowance of $2,292 and $8,675 as of December 31, 2002 and 2003, respectively, which represents an increase of $2,292 and $6,383 in 2002 and 2003, respectively, relating to a subsidiary’s operating loss carryforwards and temporary differences arising from property, plant and equipment where it is more likely than not that the deferred tax asset will not be realized.

      The deferred tax effects of the remaining operating loss and unutilized capital allowance carryforwards are recognized because they are expected to be carried forward to offset taxable income arising during the post-pioneer period at the expected post-pioneer period tax rate of 10%. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

13.	Short Term Borrowings

      The loan facility was for an amount of $7,616 of which $5,174 was outstanding as of December 31, 2002. The United States and Taiwan dollar short-term bank loans bore fixed interest at rates ranging from 3.9% to 4.1% during the year 2002. The loans were secured by a fixed deposit pledged to the bank amounting to $2,997

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as of December 31, 2002 and were repaid between January and March 2003. The Company has $nil short term borrowings as of December 31, 2003.

14.	Capital Leases

      Future minimum lease payments under capital leases for equipment and machinery are as follows:

2003

Payable in year ending December 31,
2004	$5,425
2005	823
2006	—
2007	—

Total minimum obligations	6,248
Less amounts representing interest at rates ranging from 6.6% to 7.1% per annum	(140)

Present value of minimum obligations	6,108
Current installments of obligations under capital leases	(5,296)

Obligations under capital leases, excluding current installments	$812

      All leasing arrangements are for testers with 1 or 4-year terms. At the end of the lease term, the Company may choose to terminate, renew the lease or purchase the equipment at fair market value.

15.	Long-Term Debt

      Long-term debt consists of the following:

	December 31,

	2002	2003

1.75% coupon senior fixed-rate convertible notes	$200,000	$200,000
0% coupon senior fixed-rate convertible notes	—	115,000
Taiwan dollar loans at floating rates	11,511	35,540
Taiwan dollar loans at fixed rate of 3.94%	—	2,711
Singapore dollar loan at floating rate	14,754	—
United States dollar loan at fixed rate of 7.93%	3,506	—
Accrued yield-to-maturity interest on notes	5,013	12,379

	234,784	365,630
Less current installments	(16,414)	(6,841)

	$218,370	$358,789

      In March, 2002, the Company issued $200,000 of senior unsecured and unsubordinated convertible notes due March 18, 2007 for net proceeds of $195,032. The convertible notes bear interest at the rate of 1.75% per annum and have a yield to maturity of 4.91%. At the maturity date, the Company will pay to the note holders 117.665% of the principal amount. The notes can be converted into the Company’s ordinary shares or, subject to certain limitations, ADSs, each of which currently represents ten ordinary shares, at a conversion price of S$3.408 per ordinary share (at a fixed exchange rate of US$1.00 = S$1.8215). The conversion price may be subject to adjustments for certain events. The Company may elect to satisfy its obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of the notes. The Company may redeem

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

all or a portion of the convertible notes at any time on or after March 18, 2004 at a price to yield of 4.91% per annum to the redemption date if the Company’s shares or ADSs trade at or above 125% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. The note holders may require the Company to repurchase all or a portion of their notes on March 18, 2005 at a price equal to 110.081% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to March 18, 2007, each note holder may require us to repurchase all or a portion of such holder’s notes at a price to yield 4.91% per year to the redemption date.

      On November 7, 2003, the Company issued $115,000 of senior unsecured and unsubordinated convertible notes due November 7, 2008, for net proceeds of $112,345. The convertible notes have a yield to maturity of 4.25%. At the maturity date, the Company will pay to the note holders 123.4% of the principal amount, comprising principal and redemption interest. The notes can be converted into the Company’s ordinary shares or, subject to certain limitations, American Depositary Shares (ADSs), each of which currently represents ten ordinary shares, at an initial conversion price of S$3.05 per ordinary share (equivalent to an initial number of 570.5902 ordinary shares per $1,000 principal amount of convertible notes, based on a fixed exchange rate of US$1.00 = S$1.7403). The conversion price may be subject to adjustments for certain events. The Company may elect to satisfy its obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of the notes. The Company may redeem all or a portion of the convertible notes at any time on or after November 7, 2006 at a price to yield of 4.25% per annum to the redemption date if the Company’s shares or ADSs trade at or above 130% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. The note holders may require the Company to repurchase all or a portion of their notes on November 7, 2007 at a price equal to 118.32% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to November 7, 2008, each note holder may require us to repurchase all or a portion of such holder’s notes at a price to yield of 4.25% per year to the redemption date.

      The floating rate Taiwan dollar loans comprise eight loans from a bank of $1,766, $2,649, $7,359, $1,737, $17,663, $4,416, $2,944 and $2,944. The loans were put in place on March 26, 2002, May 15, 2002, June 27, 2002, June 9, 2003, September 26, 2003, November 10, 2003, December 24, 2003 and December 29, 2003, respectively. As of December 31, 2003, the loans bear an interest at 4.774%, 4.774%, 4%, 3.65%, 3.367%, 4%, 3.8% and 2.178% per annum, respectively. Interest is payable on a monthly basis for these loans.

      For the first loan of $1,766, the principal is repayable in 21 equal quarterly installments commencing March 29, 2004. The loan is secured by a fixed deposit and land pledged to the bank amounting to $442 and $2,792 as of December 31, 2003, respectively.

      For the second loan of $2,649, the principal is repayable in 21 equal quarterly installments commencing May 15, 2004. The loan is secured by a fixed deposit and building pledged to the bank amounting to $662 and $4,198 as of December 31, 2003, respectively.

      For the third loan of $7,359, of which $5,662 was outstanding as of December 31, 2003, and the sixth loan of $4,416, the principal is repayable in 10 and 13 equal quarterly installments commencing June 27, 2003 and November 10, 2004, respectively. Both loans are secured by a fixed deposit and plant and machinery pledged to the bank amounting to $1,840 and $18,456 as of December 31, 2003.

      For the fourth loan of $1,737, the principal is repayable in 16 equal quarterly installments commencing July 25, 2004. The loan is secured by land and plant and machinery pledged to the bank amounting to $2,946 and $1,967 as of December 31, 2003, respectively.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the fifth loan of $17,663, of which $13,540 was outstanding as of December 31, 2003, the principal is repayable in 16 equal installments every 2 months commencing September 26, 2004. The loan is secured by plant and machinery pledged to the bank amounting to $24,925 as of December 31, 2003.

      For the seventh loan of $2,944, of which $2,826 was outstanding as of December 31, 2003, the principal is repayable in 15 equal quarterly installments commencing June 24, 2005. The loan is secured by plant and machinery pledged to the bank amounting to $5,316 as of December 31, 2003.

      For the last loan of $2,944, the principal is repayable in 48 unequal monthly installments commencing January 10, 2004. The loan is secured by a fixed deposit and plant and machinery pledged to the bank amounting to $450 and $3,018 as of December 31, 2003, respectively.

      The Taiwan dollar fixed rate loan was placed with an Insurance Company on December 29, 2003 and bears interest at the rate of 3.94% per annum. Interest is payable on a quarterly basis and the principal is repayable in 12 unequal monthly installments commencing December 26, 2003. The loan is secured by plant and machinery pledged to the insurance company amounting to $4,114 as of December 31, 2003.

      The Singapore dollar loan is from the Singapore Economic Development Board and bears interest at 1% over the prevailing rate declared by the Central Provident Fund (“CPF”) Board, a statutory board of Singapore, for contributions made to the CPF under the CPF Act. Interest is payable semi-annually. Principal is denominated in Singapore dollars and is repayable in 7 equal semi-annual installments commencing September 1, 2000. The loan agreement restricts the Company without prior approval from paying dividends, from incurring further indebtedness and from undertaking any form of reconstruction, including amalgamation with another company, which would result in a change in the control of the Company. The loan is unsecured, but is supported by a corporate guarantee given by ST. The loan at December 31, 2002 bore interest at 3.5% per annum. The loan was fully repaid in 2003.

      The United States dollar loan is from a bank and was put in place on November 6, 2002 and bears interest at the rate of 7.93% per annum. Interest is payable on a quarterly basis. Principal is denominated in United States dollars and is repayable in 13 equal quarterly installments commencing November 6, 2004. The loan is secured by a fixed deposit pledged to the bank amounting to $3,500 as of December 31, 2002. The Company repaid the loan in full during 2003.

      In addition to amounts disclosed above and in note 14, the Company has deposits of $4,512 pledged as security for bank credit and facility lines available to the Company as of December 31, 2003. As of December 31, 2002, $3,202 deposits were pledged as security.

      Annual maturities of long-term debt as of December 31, 2003 are as follows:

Payable in year ending December 31,
2004	$6,841
2005	12,246
2006	11,122
2007	217,528
2008	117,566
Thereafter	327

$365,630

16.	Unutilized Credit Facilities

      In January 2002, the Company established a $294,100 (S$500,000,000) Multicurrency Medium Term Note Program (“MTN Program”). Under the MTN Program, the Company may from time to time issue

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

notes in series or tranches (“Notes”) in Singapore dollars or any other currencies as may be agreed between the dealers of the MTN Program and the Company. Each series or tranche of the Notes may be issued in various amounts and terms, and may bear fixed or floating rates of interest. The Notes will constitute direct, unconditional, unsecured and unsubordinated obligations of the Company, ranking pari passu, without any preference or priority among themselves, and pari passu, with all other unsecured obligations (other than subordinated obligations and priorities created by law) of the Company.

      Proceeds from the MTN Program will be used for general corporate purposes, including capital expenditure and working capital. The Company has not issued any Notes under the MTN Program as of December 31, 2003.

      At December 31, 2003, the Company has undrawn banking and credit facilities consisting of long-term loans and bank guarantees (excluding the MTN Program) of $23,135 with financial institutions.

17.	Other Non-Current Liabilities

      Other non-current liabilities consist of the following:

	December 31,

	2002	2003

Deferred grant	$1,890	$1,211
Others	2,604	3,252

	$4,494	$4,463

      The deferred grant refers to a 5-year grant of $13,878 obtained by the Company from the Economic Development Board (“EDB”) under its Research Incentive Scheme for Companies in 1997 to acquire equipment to be used in certain research and development projects. The grant, which is a reimbursement of specified costs, has no requirement for repayment. Amounts received for asset-related grant are deferred and recognized in other income over the life of the related asset.

18.	Share Capital

      On November 5, 2003, the Company issued 83,389,375 new ordinary shares of par value S$0.25 each with proceeds of $115 million (net proceeds of $111 million). The 83,389,375 new shares were admitted to the Official List of the Singapore Exchange Securities Trading Limited on 6 November 2003.

      As a result of the employees exercising their share options during the years 2001, 2002 and 2003, 3,511,570, 2,431,790 and 1,115,470 ordinary shares were issued, respectively.

      Under Singapore law, all increases in share capital (including rights issues) require prior shareholders’ approval. Singapore law does not provide for the issue of shares of no par value and, except with court approval, prohibits the issue of shares at a discount to par value.

19.	Additional Paid-in Capital

      Additional paid-in capital represents principally the excess of proceeds received from issues of share capital (net of the costs of issue) over the par value of shares issued, which under Singapore law must be credited to the share premium account. The share premium may only be applied in paying up unissued shares to be issued to shareholders, paying up in whole or in part the balance unpaid on shares in issue, in payment of dividends, if such dividends are satisfied by the issue of shares to members of the Company, in writing off preliminary expenses and share and debenture issue expenses and by provision for premiums payable on the redemption of redeemable preferred shares. The Company has not utilized any amounts in the share premium account for the above mentioned purposes.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2002 and 2003, the Company’s share premium account amounted to $361,316 and $460,895, respectively.

20.	Accumulated Deficits

      Under the new one-tier system with effect from January 1, 2003, tax payable by the Company on its non-pioneer chargeable income would constitute a final tax. Companies that have moved to the one-tier system can henceforth pay dividends that are exempt from tax in the hands of its shareholders.

      During the transitional period, the Company has up to December 31, 2007 to utilize any available balance under the old imputation system to pay a franked dividend to its shareholders.

21.	Accumulated Other Comprehensive Loss

      The components of accumulated other comprehensive loss are as follows:

	December 31,

	2002	2003

Currency translation loss	$9,850	$9,152
Unrealized loss (gain) on available-for-sale marketable securities	(584)	769

	$9,266	$9,921

22.	Share Options and Incentive Plans

      Effective May 1999, the Company adopted the Share Option Plan which provides for a maximum of 150 million shares (subject to adjustment under the plan) to be reserved for option plans. Options granted under the plan may include non-statutory options as well as incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code. Option periods may not exceed 10 years from the date of grant. Upon leaving the employment of the Company, outstanding options remain exercisable for a specified period.

      The plan is administered by a committee appointed by the directors. Employees, outside directors and consultants are eligible for the grant of options except for (i) employees of affiliates, and outside directors and consultants, who are not eligible for the grant of incentive stock options; and (ii) employees, outside directors and consultants of affiliates resident in the United States, who are not eligible for the grant of options. The exercise price of an incentive stock option is the fair market value of the shares at the date of the grant. In certain circumstances, the exercise price may be higher than the fair market value but in no event will the exercise price be below the par value of the share.

      Prior to 2000, Share options granted prior to May 1999 under the previous Employees’ Share Ownership Scheme were converted using the higher of par value or net tangible asset value. In April 2002, share options were granted with exercise prices determined by the average of the last 5-day closing prices prior to grant date. These two bases gave rise to exercise prices of the share options being lower than their fair market values at grant date and hence, the related stock compensation charges.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes stock option activity under the Share Option Plan for the years ended December 31, 2001, 2002 and 2003:

		Weighted
		Average
	Options	Exercise Price

	(In thousands)
Options outstanding at January 1, 2001	36,039	2.21
Granted during the year	26,823	0.94
Lapsed during the year	(7,581)	2.13
Exercised during the year	(3,511)	0.21

Options outstanding at December 31, 2001	51,770	1.70
Granted during the year	19,653	1.36
Lapsed during the year	(14,716)	1.64
Exercised during the year	(2,432)	0.53

Options outstanding at December 31, 2002	54,275	1.65
Granted during the year	10,956	1.17
Lapsed during the year	(3,094)	1.69
Exercised during the year	(1,115)	0.62

Options outstanding at December 31, 2003	61,022	$1.58

Exercisable at December 31, 2001	8,122	$1.98

Exercisable at December 31, 2002	13,636	$2.01

Exercisable at December 31, 2003	33,728	$1.66

      Weighted-average grant-date fair value of options granted in 2001, 2002 and 2003 were $0.74, $0.81 and $0.60, respectively.

      The following table summarizes information about fixed stock options outstanding at December 31, 2003:

	Options Outstanding

		Weighted		Options Exercisable
		Average	Weighted
	Number	Remaining	Average	Number	Weighted
	Outstanding at	Contractual	Exercise	Exercisable at	Average
Range of Exercise Prices	12/31/2003	Life	Price	12/31/2003	Exercise Price

	(In thousands)			(In thousands)
$0.14	283	5.7 years	$0.14	283	$0.14
$0.24	80	5.9 years	$0.24	80	$0.24
$0.63 to $0.89	16,722	7.7 years	$0.83	5,594	$0.84
$1.17 to $1.64	32,820	8.3 years	$1.40	19,550	$1.33
$2.00 to $2.61	4,086	6.0 years	$2.05	3,955	$2.05
$3.99	7,031	6.3 years	$3.99	4,266	$3.99

	61,022			33,728

      Total compensation expense recognized for stock-based compensation under the Share Option Plan for the years ended December 31, 2001, 2002 and 2003 were $1,024, $60 and $97, respectively.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23.	Commitments and Contingencies

(a)	Commitments

      As of December 31, 2002 and 2003, capital commitments consist of the following:

	December 31,

	2002	2003

Capital commitments
Building, mechanical and electrical installation	$20	$6,341
Plant and machinery	42,458	42,969

Other commitments
Inventories	$10,800	$8,413

(b)	Operating Leases

      The Company has leased land for a 30-year period commencing March 1, 1996 and renewable for a further 30 years subject to the fulfillment of certain conditions. The annual rent (excluding rebates) is currently fixed at $779. The rent is subject to annual revision with the increase capped at 4% per annum. Operating lease rental expense for the years ended December 31, 2001, 2002 and 2003 was $544, $474 and $489, respectively.

      The Company has leased certain plant and equipment under operating leases and under sale and lease-back arrangements. These leases extend through 2004. Operating lease rental expenses in respect of these leases for the years ended December 31, 2001, 2002 and 2003 were $24,516, $20,965 and $18,118, respectively.

      Future minimum lease payments under non-cancelable operating leases of factory land and plant and equipment as of December 31, 2003 were:

Payable in year ending December 31,
2004	$42,507
2005	4,248
2006	2,980
2007	974
2008	779
Thereafter	13,365

$64,853

(c)	Contingencies

      The Company is a party to claims that arise in the normal course of business. These claims may include allegations of infringement of intellectual property rights of others as well as other claims of liability. In addition, the company is subject to various taxes in the different jurisdictions in which it operates. These include taxes on income, property, goods and services, and other taxes. The Company submits tax returns and claims with the respective government taxing authorities, which are subject to agreement by those taxing authorities. The Company accrues costs associated with these matters when they are probable and reasonably estimable. The Company does not believe that it is probable that losses associated with these matters beyond those already recognized will be incurred in amounts that would be material to its financial position, results of operations, or cash flows.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

24.	Other Non-Operating Income, net

	For the Year Ended
	December 31,

	2001	2002	2003

Government grant income	$1,293	$1,830	$2,347
Gain on sale and maturity of marketable securities	—	125	5,040
Other income, net	697	1,464	183

	$1,990	$3,419	$7,570

25.	Fair Value of Financial Instruments

	December 31,

	2002		2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	$	$	$	$

Financial Assets:
Cash and cash equivalents	167,661	167,661	313,163	313,163
Marketable securities	69,843	69,843	34,457	34,457
Fixed deposits pledged	12,577	12,853	4,512	4,512
Financial Liabilities:
Long-term debt, excluding Senior convertible notes	29,771	30,278	38,251	38,099
Senior convertible notes	205,013	194,250	327,379	339,138

      The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates for fair value. Accordingly, these estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose the Company to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.

      The methods and assumptions used to estimate the fair value of significant classes of financial instruments is set forth below:

Cash and cash equivalents

      Cash and cash equivalents are due on demand or carry a maturity date of less than three months when purchased. The carrying amount of these financial instruments is a reasonable estimate of fair value.

Marketable securities

      The fair value is estimated based upon the quoted market price on the last business day of the fiscal year. For securities where there are no quoted market prices, the carrying amount is assumed to be its fair value. As of December 31, 2002 and 2003, such securities amounted to $22.

Fixed deposits

      The fair value is based on current interest rates available to the Company for fixed deposits of similar terms and remaining maturities.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-term debt

      The fair value is based on current interest rates available to the Company for issuance of debts of similar terms and remaining maturities.

Senior convertible notes

      The fair value is estimated by obtaining quotes from brokers.

Limitations

      Fair value estimates are made at a specific point in time, and are based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

26.	Business Segment, Geographic and Major Customer Data

      Operating segments, as defined under SFAS No. 131 “Disclosures About Segments of an Enterprise and Related Information,” are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in a single reportable segment.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Revenues by major service line and by geographical areas (identified by location of customer headquarters) were:

	For the Year Ended December 31,

	2001	2002	2003

Singapore
— assembly — array	$92	$11	$1
— assembly — leaded	1,998	811	638
— test	6,097	10,160	13,301

	8,187	10,982	13,940

United States
— assembly — array	16,392	32,469	76,485
— assembly — leaded	54,633	71,574	93,841
— test	43,287	78,272	139,388

	114,312	182,315	309,714

Rest of Asia
— assembly — array	241	341	998
— assembly — leaded	2,077	1,647	3,895
— test	2,066	16,569	34,200

	4,384	18,557	39,093

Europe
— assembly — array	988	672	932
— assembly — leaded	2,062	2,740	4,015
— test	15,933	10,472	12,997

	18,983	13,884	17,944

Total
— assembly — array	17,713	33,493	78,416
— assembly — leaded	60,770	76,772	102,389
— test	67,383	115,473	199,886

	$145,866	$225,738	$380,691

      Long-lived assets by geographical area were:

	For the Year Ended
	December 31,

	2002	2003

Singapore	$274,071	$365,794
United States	20,574	12,536
Rest of Asia	62,811	97,743

Total	$357,456	$476,073

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Net assets by geographical area were:

	For the Year Ended
	December 31,

	2002	2003

Singapore	$370,993	$480,451
United States	(4,698)	(6,214)
Rest of Asia	216	1,719

Total	$366,511	$475,956

      Revenues from major customers, as a percentage of net revenues, were as follows:

	For the Year Ended
	December 31,

	2001	2002	2003

	%	%	%
Customer A	29.2	29.8	31.6
Customer B	12.3	13.3	12.0
Customer C	10.4	12.6	13.6
Others	48.1	44.3	42.8

	100.0	100.0	100.0

27.	Subsequent Events

Proposed merger with ChipPAC, Inc.

      On February 10, 2004, the Company signed an Agreement and Plan of Merger and Reorganization with ChipPAC, Inc., or ChipPAC, pursuant to which a newly formed, wholly owned subsidiary of STATS will merge with ChipPAC and ChipPAC will become a wholly owned subsidiary of STATS. Pursuant to the merger, each share of Class A common stock, par value US$0.01 per share, of ChipPAC will be converted into the right to receive 0.87 of STATS’ American Depositary Shares. Consummation of the merger is subject to certain conditions, including approval of STATS’ shareholders and the stockholders of ChipPAC, expiration of the Hart-Scott-Rodino antitrust waiting period in the United States, receipt of a private letter ruling from U.S. tax authorities relating to the tax treatment of the merger for ChipPAC stockholders and other customary conditions. Singapore Technologies Semiconductors Pte Ltd, or STS, has entered into a voting agreement pursuant to which it has agreed to vote approximately 59% of STATS’ outstanding capital stock beneficially owned by STS in favor of the issuance of STATS’ American Depositary Shares in connection with the merger and certain other related matters. In addition, certain of ChipPAC’s stockholders who own approximately 18% of the outstanding ChipPAC Class A common stock have entered into a voting agreement pursuant to which they have agreed to vote in favor of the merger. The transaction is expected to close by the end of the second quarter of 2004.

      ChipPAC is a full portfolio provider of semiconductor packaging, design, assembly, test and distribution services in Korea, China, Malaysia and the United States.

      The total number of our ordinary shares to be issued pursuant to the merger is approximately 85 million. Under our convertible notes due 2007 and 2008 and our MTN Program, our noteholders may require us to redeem the notes if any person other than Singapore Technologies Pte Ltd holds, directly or indirectly, more than 50% of our issued share capital. The proposed merger does not result in any person holding, directly or indirectly, more than 50% of our issued share capital.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The aggregate acquisition costs will be determined by factors such as the market prices of STATS’s ADSs, number of ADSs to be issued, fair value of the options to purchase ChipPAC’s Class A common stock that are substituted with options to purchase shares of STATS’s ordinary shares or ADSs and the amount of direct transaction costs.

28.	Condensed Consolidating Financial Information

      Presented below is the condensed consolidating financial information for the Company and its subsidiaries as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2001

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Net revenues	$144,122	$2,115	$(371)	$145,866
Cost of revenues	(215,377)	(2,412)	—	(217,789)

Gross profit (loss)	(71,255)	(297)	(371)	(71,923)

Operating expenses:
Selling, general and administrative	36,010	402	(371)	36,041
Research and development	15,001	159	—	15,160
Asset impairments	23,735	—	—	23,735
Prepaid leases written off	3,145	—	—	3,145
Stock-based compensation	1,024	—	—	1,024
Other general expenses, net	101	—	—	101

Total operating expenses	79,016	561	(371)	79,206

Operating income (loss)	(150,271)	(858)	—	(151,129)

Other income (expense), net:
Interest income	6,319	178	—	6,497
Interest expense	(1,218)	(57)	—	(1,275)
Foreign currency exchange gain	676	99	—	775
Other non-operating income, net	2,001	(11)	—	1,990

Total other income, net	7,778	209	—	7,987

Income (loss) before income taxes	(142,493)	(649)	—	(143,142)
Income tax benefit (expense)	8,554	256	—	8,810

Loss before minority interest	(133,939)	(393)	—	(134,332)
Minority interest	—	—	313	313

Net income (loss)	$(133,939)	$(393)	$313	$(134,019)

Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale marketable securities	(417)	114	—	(303)
Foreign currency translation adjustment	—	93	—	93

Comprehensive gain (loss)	$(134,356)	$(186)	$313	$(134,229)

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2001

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Cash Flows From Operating Activities
Net income (loss)	$(133,939)	$(393)	$313	$(134,019)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	98,065	2,277	—	100,342
Asset impairments and prepaid expenses written off	26,880	—	—	26,880
Amortization of leasing prepayments	24,618	—	—	24,618
Loss (gain) on sale of property, plant and equipment	101	19		120
Deferred income taxes	(9,661)	(500)	—	(10,161)
Foreign currency exchange loss (gain)	(775)	—	—	(775)
Minority interest in loss of subsidiary	—	—	(313)	(313)
Others	—	78	—	78
Changes in operating working capital:
Accounts receivable	27,851	(629)	—	27,222
Amounts due from ST and ST affiliates	5,898	—	1,037	6,935
Inventories	7,530	—	—	7,530
Other receivables, prepaid expenses and other assets	13,724	(31)	—	13,693
Accounts payable, accrued operating expenses and other payables	(19,307)	(1,918)	—	(21,225)
Amounts due to ST and ST affiliates	(374)	1,818	(1,037)	407

Net cash provided by operating activities	$40,611	$721	$—	$41,332

Cash Flows From Investing Activities
Proceeds from sales or maturity of marketable securities	$20,181	$—	$—	$20,181
Purchases of marketable securities	(21,937)	(562)	—	(22,499)
Acquisition of subsidiary, net of cash acquired	(27,986)	—	29,821	1,835
Purchases of property, plant and equipment	(49,908)	(6,072)	—	(55,980)
Proceeds from maturity of short-term deposits	10,000	—	—	10,000
Others, net	2,195	—	—	2,195

Net cash used in investing activities	$(67,455)	$(6,634)	$29,821	$(44,268)

Cash Flows From Financing Activities
Repayment of short-term debt	$—	$(8,824)	$—	$(8,824)
Repayment of long-term debt	(14,711)	—	—	(14,711)
Cash proceeds from parent company	—	27,986	(27,986)	—
Proceeds from issuance of shares, net of expenses	803	—	—	803

Net cash provided by financing activities	$(13,908)	$19,162	$(27,986)	$(22,732)

Net increase (decrease) in cash and cash equivalents	$(40,752)	$13,249	1,835	$(25,668)
Effect of exchange rate changes on cash and cash equivalents	(1,033)	182	—	(851)
Cash and cash equivalents at beginning of the year	141,695	1,873	(1,835)	141,733

Cash and cash equivalents at end of the year	$99,910	$15,304	$—	$115,214

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2002

		All
	STATS	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$163,646	$4,015	$—	$167,661
Marketable securities	9,822	2,138	—	11,960
Accounts receivable, net	43,348	6,113	—	49,461
Amounts due from ST and ST affiliates	4,042	407	(722)	3,727
Other receivables	8,150	763	—	8,913
Inventories	9,744	—	—	9,744
Prepaid expenses and other assets	10,186	5,445	—	15,631

Total current assets	248,938	18,881	(722)	267,097
Marketable securities	57,743	140	—	57,883
Prepaid expenses	4,351	—	—	4,351
Property, plant and equipment, net	274,071	84,591	(1,206)	357,456
Investment in subsidiaries	49,181	—	(49,181)	—
Goodwill and other assets	26,230	7,630	1,321	35,181

Total assets	$660,514	$111,242	$(49,788)	$721,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,054	$1,282	$—	$15,336
Payables related to property, plant and equipment purchases	24,481	7,584	—	32,065
Accrued operating expenses	19,937	2,641	—	22,578
Income taxes payable	1,033	230	—	1,263
Amounts due to ST and ST affiliates	2,197	383	(722)	1,858
Short term borrowings	—	5,174	—	5,174
Current obligations under capital leases	3,462	3,096	—	6,558
Current installments of long-term debt	14,754	1,660	—	16,414

Total current liabilities	79,918	22,050	(722)	101,246
Obligations under capital leases, excluding current installments	2,699	2,821	—	5,520
Long-term debt, excluding current installments	205,014	13,356	—	218,370
Other non-current liabilities	1,890	2,604	—	4,494

Total liabilities	289,521	40,831	(722)	329,630

Minority interest	—	—	25,826	25,826
Share capital:
Ordinary shares — par value S$0.25, Authorized 3,200,000,000 shares Issued ordinary shares — 989,683,485 in 2001 and 992,115,275 in 2002	160,295	56,266	(56,266)	160,295
Additional paid-in capital	389,679	22,434	(22,434)	389,679
Accumulated other comprehensive loss	(9,273)	(3,447)	3,454	(9,266)
Accumulated deficit	(169,708)	(4,842)	354	(174,196)

Total shareholders’ equity	370,993	70,411	(74,892)	366,512

Total liabilities and shareholder’s equity	$660,514	$111,242	$(49,788)	$721,968

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2002

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Net revenues	$204,788	$21,618	$(668)	$225,738
Cost of revenues	(227,811)	(20,530)	398	(247,943)

Gross profit (loss)	(23,023)	1,088	(270)	(22,205)

Operating expenses:
Selling, general and administrative	34,002	3,087	(456)	36,633
Research and development	18,507	585	(236)	18,856
Asset impairments	14,666	—	—	14,666
Prepaid leases written off	764	—	—	764
Stock-based compensation	60	—	—	60
Other general expenses, net	(681)	—	1,229	548

Total operating expenses	67,318	3,672	537	71,527

Operating income (loss)	(90,341)	(2,584)	(807)	(93,732)

Other income (expense), net:
Interest income	5,075	196	—	5,271
Interest expense	(9,595)	(819)	—	(10,414)
Foreign currency exchange gain (loss)	(366)	(146)	—	(512)
Other non-operating income, net	3,375	44	—	3,419

Total other income (expense), net	(1,511)	(725)	—	(2,236)

Income (loss) before income taxes	(91,852)	(3,309)	(807)	(95,968)
Income tax benefit (expense)	7,810	(647)	—	7,163

Loss before minority interest	(84,042)	(3,956)	(807)	(88,805)
Minority interest	—	—	(514)	(514)

Net income (loss)	$(84,042)	$(3,956)	$(1,321)	$(89,319)

Other comprehensive gain (loss):
Unrealized gain on available-for-sale marketable securities	1,000	12	—	1,012
Realized gain on available-for-sale marketable securities included in net loss	(125)	—	—	(125)
Foreign currency translation adjustment	—	(212)	—	(212)

Comprehensive loss	$(83,167)	$(4,156)	$(1,321)	$(88,644)

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2002

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Cash Flows From Operating Activities
Net income (loss)	$(84,042)	$(3,956)	$(1,321)	$(89,319)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	93,567	13,182	(401)	106,348
Asset impairments and prepaid expenses written off	15,430	—	—	15,430
Amortization of leasing prepayments	18,755	467	—	19,222
Loss (gain) on sale of property, plant and equipment	(667)	161	1,208	702
Accretion of discount on convertible notes	5,013	—	—	5,013
Loss (gain) on sale and maturity of marketable securities	(134)	9	—	(125)
Deferred income taxes	(8,660)	471	—	(8,189)
Non-cash compensation	1,023	—	—	1,023
Foreign currency exchange loss (gain)	367	—	—	367
Minority interest in loss of subsidiary	—	—	514	514
Others	(3)	—	—	(3)
Changes in operating working capital:
Accounts receivable	(19,270)	(4,363)	—	(23,633)
Amounts due from ST and ST affiliates	(2,345)	(406)	721	(2,030)
Inventories	(2,482)	—	—	(2,482)
Other receivables, prepaid expenses and other assets	(867)	(26)	—	(893)
Accounts payable, accrued operating expenses and other payables	4,610	2,553	—	7,163
Amounts due to ST and ST affiliates	(104)	214	(721)	(611)

Net cash provided by operating activities	$20,191	$8,306	$—	$28,497

Cash Flows From Investing Activities
Proceeds from sales or maturity of marketable securities	$108,673	$5,133	$—	$113,806
Purchases of marketable securities	(151,748)	(6,228)	—	(157,976)
Acquisition of subsidiary, net of cash acquired	(13,831)	—	13,831	—
Purchases of property, plant and equipment	(73,196)	(41,698)	1,660	(113,234)
Others, net	2,342	69	(1,660)	751

Net cash provided by (used in) investing activities	$(127,760)	$(42,724)	$13,831	$(156,653)

Cash Flows From Financing Activities
Repayment of long-term debt	$(14,321)	$—	$—	$(14,321)
Proceeds from bank borrowings	21	20,571	—	20,592
Increase in restricted cash	(3,500)	(9,526)	—	(13,026)
Proceeds from issuance of convertible notes, net of expenses	195,032	—	—	195,032
Grants received	1,150	—	—	1,150
Capital lease payments	(7,993)	(2,089)	—	(10,082)
Cash proceeds from parent company	—	13,831	(13,831)	—
Proceeds from issuance of shares	1,256	22	—	1,278

Net cash provided by financing activities	$171,645	$22,809	$(13,831)	$180,623

Net increase (decrease) in cash and cash equivalents	$64,076	$(11,609)	—	$52,467
Effect of exchange rate changes on cash and cash equivalents	(340)	320	—	(20)
Cash and cash equivalents at beginning of the year	99,910	15,304	—	115,214

Cash and cash equivalents at end of the year	$163,646	$4,015	$—	$167,661

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31 2003

		All
	STATS	Subsidiaries	Elimination	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$297,165	$15,998	$—	$313,163
Marketable securities	5,272	5,872	—	11,144
Accounts receivable, net	70,545	9,354	—	79,899
Amounts due from ST and ST affiliates	8,362	5,905	(7,217)	7,050
Other receivables	2,459	314	—	2,773
Inventories	19,839	—	—	19,839
Prepaid expenses and other assets	12,200	2,663	—	14,863

Total current assets	415,842	40,106	(7,217)	448,731
Marketable securities	23,162	151	—	23,313
Prepaid expenses	6,283	—	—	6,283
Property, plant and equipment, net	365,794	110,533	(254)	476,073
Investment in subsidiaries	65,491	—	(65,491)	—
Goodwill and other assets	29,316	7,927	2,209	39,452

Total assets	$905,888	$158,717	$(70,753)	$993,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,649	$1,393	$—	$8,042
Payables related to property, plant and equipment purchases	40,825	13,264	—	54,089
Accrued operating expenses	36,623	4,038	—	40,661
Income taxes payable	2,195	1,188	—	3,383
Amounts due to ST and ST affiliates	7,862	1,191	(7,217)	1,836
Current obligations under capital leases	1,880	3,416	—	5,296
Current installments of long-term debt	—	6,841	—	6,841

Total current liabilities	96,034	31,331	(7,217)	120,148
Obligations under capital leases, excluding current installments	812	—	—	812
Long-term debt, excluding current installments	327,379	31,410	—	358,789
Other non-current liabilities	1,212	3,251	—	4,463

Total liabilities	425,437	65,992	(7,217)	484,212

Minority interest	—	—	33,684	33,684
Share capital:
Ordinary shares — par value S$0.25,
Authorized 3,200,000,000 shares
Issued ordinary shares — 992,115,275 in 2002 and 1,076,620,120 in 2003	172,434	71,140	(71,140)	172,434
Additional paid-in capital	489,337	28,668	(28,650)	489,355
Accumulated other comprehensive loss	(10,525)	(2,189)	2,793	(9,921)
Accumulated earnings (deficit)	(170,795)	(4,894)	(223)	(175,912)

Total shareholders’ equity	480,451	92,725	(97,220)	475,956

Total liabilities and shareholder’s equity	$905,888	$158,717	$(70,753)	$993,852

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2003

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Net revenues	$337,934	$43,178	$(421)	$380,691
Cost of revenues	(291,769)	(36,454)	209	(328,014)

Gross profit (loss)	46,165	6,724	(212)	52,677

Operating expenses:
Selling, general and administrative	32,164	4,538	(324)	36,378
Research and development	14,808	672	(185)	15,295
Stock-based compensation	64	33	—	97
Other general expenses, net	502	536	(664)	374

Total operating expenses	47,538	5,779	(1,173)	52,144

Operating income (loss)	(1,373)	945	961	533

Other income (expense), net:
Interest income	4,618	167	—	4,785
Interest expense	(12,474)	(1,520)	—	(13,994)
Foreign currency exchange gain (loss)	1,496	138	—	1,634
Other non-operating income, net	7,611	(41)	—	7,570

Total other income (expense), net	1,251	(1,256)	—	(5)

Income (loss) before income taxes	(122)	(311)	961	528
Income tax benefit (expense)	(965)	260	—	(705)

Loss before minority interest	(1,087)	(51)	961	(177)
Minority interest	—	—	(1,539)	(1,539)

Net income (loss)	$(1,087)	$(51)	$(578)	$(1,716)

Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale marketable securities	1,252	2,435	—	3,687
Realized gain on available-for-sale marketable securities included in net loss	(5,025)	(15)	—	(5,040)
Foreign currency translation adjustment	—	698	—	698

Comprehensive gain (loss)	$(4,860)	$3,067	$(578)	$(2,371)

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2003

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Cash Flows From Operating Activities
Net income (loss)	$(1,087)	$(51)	$(578)	$(1,716)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	99,978	21,996	(209)	121,765
Amortization of leasing prepayments	11,732	—	—	11,732
Loss (gain) on sale of property, plant and equipment	503	349	(752)	100
Accretion of discount on convertible notes	7,366	—	—	7,366
Loss (gain) on sale and maturity of marketable securities	(5,025)	(15)	—	(5,040)
Deferred income taxes	(741)	(505)	—	(1,246)
Foreign currency exchange loss (gain)	(2,875)	(492)	—	(3,367)
Minority interest in loss of subsidiary	—	—	1,539	1,539
Others	—	(54)	—	(54)
Changes in operating working capital:
Accounts receivable	(27,196)	(3,081)	—	(30,277)
Amounts due from ST and ST affiliates	(2,827)	(642)	537	(2,932)
Inventories	(10,095)	—	—	(10,095)
Other receivables, prepaid expenses and other assets	(15,854)	(929)	—	(16,783)
Accounts payable, accrued operating expenses and other payables	9,640	2,129	—	11,769
Amounts due to ST and ST affiliates	1,010	(686)	(537)	(213)

Net cash provided by operating activities	$64,529	$18,019	$—	$82,548

Cash Flows From Investing Activities
Proceeds from sales or maturity of marketable securities	$75,991	$7,328	$—	$83,319
Purchases of marketable securities	(32,924)	(10,926)	—	(43,850)
Acquisition of subsidiary, net of cash acquired	(15,533)	3,092	12,441	—
Purchase of additional shares in subsidiary	(467)	—	—	(467)
Purchases of property, plant and equipment	(168,968)	(40,358)	—	(209,326)
Others, net	(4,136)	190	—	(3,946)

Net cash used in investing activities	$(146,037)	$(40,674)	$12,441	$(174,270)

Cash Flows From Financing Activities
Repayment of short-term debt	$—	$(27,419)	$—	$(27,419)
Repayment of long-term debt	(14,768)	(4,945)	—	(19,713)
Proceeds from bank borrowings	—	49,839	—	49,839
Decrease in restricted cash	3,500	4,723	—	8,223
Proceeds from issuance of convertible notes, net of expenses	112,345	—	—	112,345
Grants received	6,784	—	—	6,784
Capital lease payments	(7,405)	(5,457)	—	(12,862)
Proceeds from issuance of shares	112,245	17,673	(12,441)	117,477

Net cash provided by (used in) financing activities	$212,701	$34,414	$(12,441)	$234,674

Net increase (decrease) in cash and cash equivalents	$131,193	$11,759	$—	$142,952
Effect of exchange rate changes on cash and cash equivalents	2,326	224	—	2,550
Cash and cash equivalents at beginning of the year	163,646	4,015	—	167,661

Cash and cash equivalents at end of the year	$297,165	$15,998	$—	$313,163

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and June 30, 2004
In thousands of U.S. Dollars

	December 31,	June 30,
	2003	2004

ASSETS
Current assets:
Cash and cash equivalents	$313,163	$121,531
Marketable securities	11,144	116,682
Accounts receivable, less allowances for doubtful accounts of $1,362 and $1,128	79,899	101,202
Amounts due from ST and ST affiliates	7,050	5,632
Other receivables	2,773	4,197
Inventories	19,839	29,156
Prepaid expenses and other assets	14,863	39,654

Total current assets	448,731	418,054
Marketable securities	23,313	21,083
Prepaid expenses	6,283	18,904
Property, plant and equipment, net	476,073	534,658
Goodwill and other assets	39,452	48,334

Total Assets	$993,852	$1,041,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,042	$24,922
Payables related to property, plant and equipment purchases	54,089	62,017
Accrued operating expenses	40,661	39,501
Income taxes payable	3,383	2,429
Amounts due to ST and ST affiliates	1,836	310
Current obligations under capital leases	5,296	1,983
Current installments of long-term debt	6,841	14,354

Total current liabilities	120,148	145,516
Obligations under capital leases, excluding current installments	812	40
Long-term debt, excluding current installments	358,789	367,745
Other non-current liabilities	4,463	7,958

Total liabilities	484,212	521,259
Minority interest	33,684	35,620
Shareholders’ equity:
Share capital	172,434	172,467
Additional paid-in capital	489,355	489,250
Accumulated other comprehensive loss	(9,921)	(10,374)
Accumulated deficit	(175,912)	(167,189)

Total shareholders’ equity	475,956	484,154

Total Liabilities and Shareholders’ Equity	$993,852	$1,041,033

See accompanying notes to unaudited condensed consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended June 30, 2003 and 2004
In thousands of U.S. Dollars, except per share and per ADS amounts

	For the Three Months
	Ended June 30,

	2003	2004

Net revenues	$87,602	$138,995
Cost of revenues	(77,680)	(114,358)

Gross profit	9,922	24,637

Operating expenses:
Selling, general and administrative	8,273	11,648
Research and development	4,033	2,903
Other general expenses (income), net	281	(511)

Total operating expenses	12,587	14,040

Operating income (loss)	(2,665)	10,597
Other income (expense), net:
Interest expense, net	(1,911)	(3,620)
Foreign currency exchange gain (loss)	389	(1,299)
Other non-operating income (expense), net	5,176	(435)

Total other income (expense), net	3,654	(5,354)

Income before income taxes	989	5,243
Income tax expense	(1,273)	(123)

Income (loss) before minority interest	(284)	5,120
Minority interest	(418)	(463)

Net income (loss)	$(702)	$4,657

Basic net income (loss) per ordinary share	$(0.00)	$0.00
Diluted net income (loss) per ordinary share	$(0.00)	$0.00
Basic net income (loss) per ADS	$(0.01)	$0.04
Diluted net income (loss) per ADS	$(0.01)	$0.04
Ordinary shares (in thousands) used in per ordinary share calculation:
— basic	992,301	1,076,823
— diluted	992,301	1,077,776
ADS (in thousands) used in per ADS calculation:
— basic	99,230	107,682
— diluted	99,230	107,778

See accompanying notes to unaudited condensed consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME (LOSS)
For the Three Months Ended June 30, 2003 and 2004
In thousands of U.S. Dollars

	For the Three Months
	Ended June 30,

	2003	2004

Net income (loss)	$(702)	$4,657
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale marketable securities	4,186	(1,332)
Realized loss (gain) on available-for-sale marketable securities included in net income (loss)	(4,854)	72
Foreign currency translation adjustment	113	(930)

Comprehensive income (loss)	$(1,257)	$2,467

See accompanying notes to unaudited condensed consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Six Months Ended June 30, 2003 and 2004
In thousands of U.S. Dollars, except per share and per ADS amounts

	For the Six Months
	Ended June 30,

	2003	2004

Net revenues	$163,133	$271,323
Cost of revenues	(149,695)	(226,306)

Gross profit	13,438	45,017

Operating expenses:
Selling, general and administrative	16,977	21,901
Research and development	8,525	5,989
Other general income, net	(106)	(548)

Total operating expenses	25,396	27,342

Operating income (loss)	(11,958)	17,675
Other income (expense), net:
Interest expense, net	(3,577)	(6,948)
Foreign currency exchange gain (loss)	153	(273)
Other non-operating income (expense), net	6,166	(354)

Total other income (expense), net	2,742	(7,575)

Income (loss) before income taxes	(9,216)	10,100
Income tax expense	(162)	(632)

Income (loss) before minority interest	(9,378)	9,468
Minority interest	(951)	(745)

Net income (loss)	$(10,329)	$8,723

Basic net income (loss) per ordinary share	$(0.01)	$0.01
Diluted net income (loss) per ordinary share	$(0.01)	$0.01
Basic net income (loss) per ADS	$(0.10)	$0.08
Diluted net income (loss) per ADS	$(0.10)	$0.08
Ordinary shares (in thousands) used in per ordinary share calculation:
— basic	992,273	1,076,768
— diluted	992,273	1,079,371
ADS (in thousands) used in per ADS calculation:
— basic	99,227	107,677
— diluted	99,227	107,937

See accompanying notes to unaudited condensed consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME (LOSS)
For the Six Months Ended June 30, 2003 and 2004
In thousands of U.S. Dollars

	For the Six Months
	Ended June 30,

	2003	2004

Net income (loss)	$(10,329)	$8,723
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale marketable securities	4,500	(779)
Realized (gain) loss on available-for-sale marketable securities included in net income (loss)	(4,837)	73
Foreign currency translation adjustment	116	252

Comprehensive income (loss)	$(10,550)	$8,269

See accompanying notes to unaudited condensed consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2003 and 2004
In thousands of U.S. Dollars

	For the Six Months
	Ended June 30,

	2003	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(10,329)	$8,723
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	59,010	73,431
Amortization of leasing prepayments	6,136	10,803
Gain on sale of property, plant and equipment	(56)	(547)
Accretion of discount on convertible notes	3,283	5,905
(Gain) loss on sale or maturity of marketable securities	(4,835)	(72)
Exchange loss (gain)	(413)	(366)
Deferred income taxes	(1,793)	276
Minority interest in income of subsidiary	951	745
Others	—	533
Changes in operating working capital:
Accounts receivable	(11,745)	(21,337)
Amounts due from ST and ST affiliates	(748)	1,566
Inventories	(3,312)	(9,317)
Other receivables, prepaid expenses and other assets	1,086	(47,746)
Accounts payable, accrued operating expenses and other payables	393	14,910
Amounts due to ST and ST affiliates	243	(1,711)

Net cash provided by operating activities	37,871	35,796

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale or maturity of marketable securities	64,714	50,304
Purchases of marketable securities	(11,819)	(150,007)
Purchases of property, plant and equipment	(73,665)	(122,669)
Others, net	(4,417)	(13,942)

Net cash used in investing activities	(25,187)	(236,314)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of short-term debt	(144)	(12,895)
Repayment of long-term debt	(7,397)	(2,439)
Proceeds from issuance of shares	99	123
Proceeds from bank borrowings	8,950	25,778
Decrease in restricted cash	1,486	2,770
Capital lease payments	(4,263)	(4,146)

Net cash provided by (used in) financing activities	(1,269)	9,191

Net increase (decrease) in cash and cash equivalents	11,415	(191,327)
Effect of exchange rate changes on cash and cash equivalents	417	(304)
Cash and cash equivalents at beginning of the period	167,661	313,162

Cash and cash equivalents at end of the period	$179,493	$121,531

SUPPLEMENTARY CASH FLOW INFORMATION
Cash paid for:
Interest	$3,606	$2,568
Income taxes	$343	$992
Non-cash item:
Share issue by retained earnings	$—	$5,716

See accompanying notes to unaudited condensed consolidated financial statements.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Business and Organization

      ST Assembly Test Services Ltd is a leading semiconductor test and assembly service provider to fabless companies, integrated device manufacturers and wafer foundries. The Company, with its principal operations in Singapore and global operations in the United States of America, the United Kingdom, Japan, China and Taiwan, offers full back-end turnkey solutions to customers worldwide. The Company also offers advanced assembly services and has developed a wide array of traditional and advanced leadframe and laminate based products, including various ball grid array packages, to serve some of the world’s technological leaders.

      The Company was incorporated in Singapore in October 1994. As of June 30, 2004, it was 59.2% owned by Singapore Technologies Semiconductor Pte Ltd.

      In October 2003, the Company increased its equity interest in its subsidiary Winstek from 51.0% to 55.0% with the purchase of 1,056,000 shares at NT$15 per share from certain minority shareholders as well as the purchase of 28,144,000 new shares issued by Winstek at NT$15 per share. The Company’s equity interest in Winstek was decreased to 54.5% in June 2004 with Winstek’s declaration of stock bonus issue to its employees.

      The Company utilizes the U.S. dollar as its functional currency, and the local currency of its foreign subsidiaries as the functional currency of that subsidiary. Where the functional currencies are other than the Company’s U.S. dollar reporting currency, they are translated into U.S. dollars using exchange rates prevailing at the period end for assets and liabilities and average exchange rates for the reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiary financial statements are reported within accumulated other comprehensive income (loss), which is reflected as a separate component of shareholders’ equity.

2.	Principles of Consolidation

      The accompanying interim condensed consolidated financial statements include the consolidated financial statements of ST Assembly Test Services Ltd and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

3.	Basis of Presentation

      The interim condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and reflect normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation of the results for such interim periods. The results reported in these condensed consolidated financial statements should not be regarded as necessarily indicative of the results that may be expected for the entire year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2003.

4.	Use of Estimates in the Financial Statements

      The preparation of the interim condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from these estimates.

5.	Significant Customers and Concentration of Credit Risks

      The Company has a number of major customers in North America, Europe and Asia. During the three-month periods ended June 30, 2003 and June 30, 2004, the five largest customers collectively accounted for

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately 67.0% and 69.2% of revenues, respectively. During the six-month periods ended June 30, 2003 and June 30, 2004, the five largest customers collectively accounted for approximately 67.4% and 69.7% of revenues, respectively. The Company anticipates that, as a result of its merger with ChipPAC (see item 14), it will have a more diversified and broader customer base and that its customer concentration will decrease. The Company believes that the concentration of its credit risk in trade receivables is mitigated substantially by its credit evaluation process, credit policies and credit control and collection procedures.

6.	Net Income (Loss) Per Share

      A reconciliation of the ordinary shares used in the computation of basic and diluted net income (loss) per ordinary share follows (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2003	2004	2003	2004

Net income (loss)	$(702)	$4,657	$(10,329)	$8,723

Weighted-average ordinary shares used for basic net income (loss) per ordinary share calculation	992,301	1,076,823	992,273	1,076,768
Effect of dilutive securities:
Stock options	—	953	—	2,603

Weighted-average ordinary and potential ordinary shares used for diluted net income (loss) per ordinary share calculation	992,301	1,077,776	992,273	1,079,371

      The Company excluded certain potentially dilutive securities for each period presented from its diluted net income (loss) per share computation because either the exercise price of the securities exceeded the average fair value of the Company’s common stock or the Company had net losses for the period, and therefore these securities were anti-dilutive. A summary of the excluded potentially dilutive securities follows (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2003	2004	2003	2004

Convertible debt	106,895	172,513	106,895	172,513
Stock options	52,468	59,633	52,468	47,360

7.	Change in Accounting Estimates

      In the third quarter of 2003, the Company completed a review of the estimated useful lives of its assembly equipment. As a result, effective from July 1, 2003, the lives used to depreciate certain assembly equipment changed prospectively from 5 years to 7 years. The impact of this change are depreciation savings of $4.6 million for the three months ended June 30, 2004 and $9.2 million for the six months ended June 30, 2004.

8.	Stock Option Plan

      The Company measures stock-based employee compensation cost for financial statement purposes in accordance with the intrinsic method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related interpretations. Had the Company determined compensation cost based

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation”, the Company’s net income (loss) would have been decreased (increased) to the pro forma amounts indicated below (in thousands, except per share data):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2003	2004	2003	2004

Net income (loss), as reported	$(702)	$4,657	$(10,329)	$8,723
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	(15)	157	37	195
Deduct: Total stock-based employee compensation expense determined under fair value based method of all awards, net of related tax effects	1,978	2,811	5,255	5,328
Pro forma net income (loss)	$(2,695)	$2,003	$(15,547)	$3,590
Basic and diluted net income (loss) per ordinary share:
As reported	$(0.00)	$0.00	$(0.01)	$0.01
Pro forma	$(0.00)	$0.00	$(0.02)	$0.00
Basic and diluted net income (loss) per ADS:
As reported	$(0.01)	$0.04	$(0.10)	$0.08
Pro forma	$(0.03)	$0.02	$(0.16)	$0.03

9.	Selected Balance Sheet Accounts

      Inventories at December 31, 2003 and June 30, 2004 consisted of (in thousands):

	December 31,	June 30,
	2003	2004

Raw materials	$13,109	$20,988
Factory supplies	1,595	2,211
Work-in-progress and finished goods	5,135	5,957

	$19,839	$29,156

      Prepaid expenses and other assets comprised the following (in thousands):

	December 31,	June 30,
	2003	2004

Leasing prepayments	$10,950	$27,628
Other prepayments	1,053	4,825
Loan to vendor	900	3,115
Others	1,960	4,086

	$14,863	$39,654

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Goodwill and other assets comprised the following (in thousands):

	December 31,	June 30,
	2003	2004

Goodwill	$2,209	$2,209
Deferred income tax assets	22,471	22,162
Loan to vendor	4,100	16,435
Others	10,672	7,528

	$39,452	$48,334

      In January 2004, the Company extended an interest-free loan of $15 million to a vendor to secure a specified minimum quantity of substrates up to December 2008. The loan is collateralized by equipment purchased by the loan monies, mortgage on the factory of the vendor and 2.4 million shares of the vendor. The loan is repayable by installments up to December 2008.

10.	Contingencies

      The Company is a party to claims that arise in the normal course of business. These claims may include allegations of infringement of intellectual property rights of others as well as other claims of liability. In addition, the Company is subject to various taxes in the different jurisdictions in which it operates. These include taxes on income, property, goods and services, and other taxes. The Company submits tax returns and claims with the respective government taxing authorities, which are subject to agreement by those taxing authorities. The Company accrues costs associated with these matters when they become probable and reasonably estimable. The Company does not believe that it is probable that losses associated with these matters beyond those already recognized will be incurred in amounts that would be material to its financial position, results of operations or cash flows.

11.	Risks and Uncertainties

      The Company’s future results of operations include a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, general business and economic conditions and the state of the semiconductor industry; the impact of our merger with ChipPAC, Inc., including our ability to integrate and obtain the anticipated results and synergies from our merger with ChipPAC, Inc.; demand for end-use applications products such as communications equipment and personal computers; reliance on a small group of principal customers; decisions by customers to discontinue outsourcing of test and assembly services; changes in customer order patterns; rescheduling or canceling of customer orders; changes in product mix; capacity utilization; level of competition; pricing pressures including declines in average selling prices; continued success in technological innovations; delays in acquiring or installing new equipment; shortages in supply of key components; availability of financing; exchange rate fluctuations; litigation and other risks.

12.	Recently Issued Accounting Standards

      In May 2003, the FASB issued EITF 03-6 “Participating Securities and the Two — Class Method under SFAS No. 128, Earnings per Share” which provides guidance on the application of the “two-class” method of computing earnings per share. The vested stock options issued by the Company under the stock option plan qualify as participating securities as defined by EITF 03-6. EITF 03-6 is effective for reporting periods beginning after March 31, 2004.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Stock Dividends

      In June 2004, Winstek declared 1,993,500 shares to be issued to employees as employee stock bonus. The issuance of the stock bonus amounting to $0.6 million was charged to the Statement of Operations. The Company’s interest in Winstek was subsequently diluted from 55.0% to 54.5% with the declaration of stock bonus. As per Staff Accounting Bulletin Topic 5H “Accounting for Sales of Stock by a Subsidiary,” gains or losses arising from issuance by a subsidiary of its own stock should be consistently applied either to Statement of Operations or equity as capital transaction. The Company has adopted the capital transaction accounting policy with regards to the issuance of subsidiary stock and recorded the loss of $0.4 million to Additional Paid-In Capital.

14.	Subsequent Events

Merger with ChipPAC

      On February 10, 2004, STATS signed a definitive agreement for the merger of a wholly-owned subsidiary with and into ChipPAC, Inc. in a stock-for-stock transaction. On August 5, 2004, STATS consummated the merger and ChipPAC became a wholly owned subsidiary of STATS. Pursuant to the terms of the merger agreement, former ChipPAC stockholders received 0.87 STATS ADS, and cash in lieu of fractional ADSs that otherwise would have been issued, for each share of ChipPAC Class A common stock. In the merger, STATS issued to former ChipPAC stockholders approximately 86.19 million ADSs, which represents approximately 861.88 million of STATS ordinary shares, par value S$0.25 each. Upon the consummation of the merger, STATS and ChipPAC stockholders owned approximately 56% and 44% of the Company, respectively, on a total share outstanding basis as of August 5, 2004. As a result of the merger, the name of the Company was changed to “STATS ChipPAC Ltd.”

15.	Condensed Consolidating Financial Information

      Presented below is the condensed consolidating financial information for the Company and its subsidiaries as of June 30, 2003 and 2004 and for the six months ended June 30, 2003 and 2004.

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

As of June 30, 2003
In thousands of U.S. Dollars

		All
	STATS	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$174,496	$4,997	$—	$179,493
Marketable securities	4,059	2,342	—	6,401
Accounts receivable, net	51,996	9,236	—	61,232
Amounts due from ST and ST affiliates	5,565	837	(1,435)	4,967
Other receivables	1,384	607	—	1,991
Inventories	13,056	—	—	13,056
Prepaid expenses	10,354	425	—	10,779
Other assets	—	4,203	—	4,203

Total current assets	260,910	22,647	(1,435)	282,122
Marketable securities	14,946	167	—	15,113
Prepaid expenses	3,376	—	—	3,376
Property, plant and equipment, net	302,831	93,856	(289)	396,398
Investment in subsidiaries	46,202	—	(46,202)	—
Goodwill and other assets	32,110	8,497	1,321	41,928

Total assets	$660,375	$125,167	$(46,605)	$738,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,166	$945	$—	$12,111
Payables related to property, plant and equipment purchases	38,115	10,686	—	48,801
Accrued operating expenses	20,452	3,382	—	23,834
Income taxes payable	2,257	1,416	—	3,673
Amounts due to ST and ST affiliates	3,409	618	(1,435)	2,592
Short term borrowings	—	12,878	—	12,878
Current obligations under capital leases	5,503	6,189	—	11,692
Current installments of long-term debt	7,429	3,249	—	10,678

Total current liabilities	88,331	39,363	(1,435)	126,259
Obligations under capital leases, excluding current installments	1,773	1,155	—	2,928
Long-term debt, excluding current installments	208,296	12,959	—	221,255
Other non-current liabilities	1,798	3,700	—	5,498

Total liabilities	300,198	57,177	(1,435)	355,940

Minority interest	—	—	26,900	26,900
Shareholders’ equity:
Share capital	160,336	56,266	(56,266)	160,336
Additional paid-in capital	389,773	19,455	(19,455)	389,773
Accumulated other comprehensive gain (loss)	(9,621)	(3,196)	3,330	(9,487)
Accumulated earnings (deficit)	(180,311)	(4,535)	321	(184,525)

Total shareholders’ equity	360,177	67,990	(72,070)	356,097

Total liabilities and shareholder’s equity	$660,375	$125,167	$(46,605)	$738,937

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For Six Months Ended June 30, 2003
In thousands of U.S. Dollars

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Net revenues	$143,254	$20,101	$(222)	$163,133
Cost of revenues	(133,187)	(16,673)	165	(149,695)

Gross profit (loss)	10,067	3,428	(57)	13,438

Operating expenses:
Selling, general and administrative	15,224	1,913	(197)	16,940
Research and development	8,284	352	(111)	8,525
Stock-based compensation	37	—	—	37
Other general expenses (income), net	355	205	(666)	(106)

Total operating expenses	23,900	2,470	(974)	25,396

Operating income (loss)	(13,833)	958	917	(11,958)

Other income (expense), net:
Interest expense, net	(2,933)	(644)	—	(3,577)
Foreign currency exchange gain (loss)	37	116	—	153
Other non-operating income, net	6,179	(13)	—	6,166

Total other income (expense), net	3,283	(541)	—	2,742

Income (loss) before income taxes	(10,550)	417	917	(9,216)
Income tax benefit (expense)	(53)	(109)	—	(162)

Loss before minority interest	(10,603)	308	917	(9,378)
Minority interest	—	—	(951)	(951)

Net income (loss)	$(10,603)	$308	$(34)	$(10,329)

Other comprehensive loss:
Unrealized gain on available-for-sale marketable securities	4,489	11	—	4,500
Realized gain on available-for-sale marketable securities included in net loss	(4,837)	—	—	(4,837)
Foreign currency translation adjustment	—	116	—	116

Comprehensive gain (loss)	$(10,951)	$435	$(34)	$(10,550)

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For Six Months Ended June 30, 2003
In thousands of U.S. Dollars

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Cash Flows From Operating Activities
Net income (loss)	$(10,603)	$308	$(34)	$(10,329)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49,015	10,160	(165)	59,010
Amortization of leasing prepayments	6,136	—	—	6,136
Loss (gain) on sale of property, plant and equipment	355	341	(752)	(56)
Accretion of discount on convertible notes	3,283	—	—	3,283
Loss (gain) on sale or maturity of marketable securities	(4,835)	—	—	(4,835)
Deferred income taxes	(1,410)	(383)	—	(1,793)
Exchange loss (gain)	(353)	(60)	—	(413)
Minority interest in income of subsidiary	—	—	951	951
Changes in operating working capital:
Accounts receivable	(8,648)	(3,097)	—	(11,745)
Amounts due from ST and ST affiliates	(1,031)	(430)	713	(748)
Inventories	(3,312)	—	—	(3,312)
Other receivables, prepaid expenses and other assets	1,454	(368)	—	1,086
Accounts payable, accrued operating expenses and other payables	(1,118)	1,511	—	393
Amounts due to ST and ST affiliates	1,212	(256)	(713)	243

Net cash provided by operating activities	$30,145	$7,726	$—	$37,871

Cash Flows From Investing Activities
Proceeds from sales or maturity of marketable securities	$64,120	$594	$—	$64,714
Purchases of marketable securities	(11,030)	(789)	—	(11,819)
Purchases of property, plant and equipment	(58,339)	(15,326)	—	(73,665)
Others, net	(4,418)	1	—	(4,417)

Net cash used by investing activities	$(9,667)	$(15,520)	$—	$(25,187)

Cash Flows From Financing Activities
Repayment of short-term debt	$—	$(144)	$—	$(144)
Repayment of long-term debt	(7,397)	—	—	(7,397)
Proceeds from bank borrowings	—	8,950	—	8,950
Decrease in restricted cash	—	1,486	—	1,486
Capital lease payments	(2,718)	(1,545)	—	(4,263)
Proceeds from issuance of shares	99	—	—	99

Net cash provided by (used in) financing activities	$(10,016)	$8,747	$—	$(1,269)

Net increase (decrease) in cash and cash equivalents	$10,462	$953	$—	$11,415
Effect of exchange rate changes on cash and cash equivalents	388	29	—	417
Cash and cash equivalents at beginning of the period	163,646	4,015	—	167,661

Cash and cash equivalents at end of the period	$174,496	$4,997	$—	$179,493

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

As of June 30, 2004
In thousands of U.S. Dollars

		All
	STATS	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$109,662	$11,869	$—	$121,531
Marketable securities	114,609	2,073	—	116,682
Accounts receivable, net	88,641	12,561	—	101,202
Amounts due from ST and ST affiliates	6,865	4,046	(5,279)	5,632
Other receivables	3,762	435	—	4,197
Inventories	29,156	—	—	29,156
Prepaid expenses	31,586	867	—	32,453
Other assets	6,425	776	—	7,201

Total current assets	390,706	32,627	(5,279)	418,054
Marketable securities	20,891	192	—	21,083
Prepaid expenses	18,904	—	—	18,904
Property, plant and equipment, net	410,641	124,232	(215)	534,658
Investment in subsidiaries	68,171	—	(68,171)	—
Goodwill	—	—	2,209	2,209
Other assets	39,840	6,285	—	46,125

Total assets	$949,153	$163,336	$(71,456)	$1,041,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,397	$1,525	$—	$24,922
Payables related to property, plant and equipment purchases	53,414	8,603	—	62,017
Accrued operating expenses	35,899	3,883	(281)	39,501
Income taxes payable	2,187	242	—	2,429
Amounts due to ST and ST affiliates	4,074	1,234	(4,998)	310
Current obligations under capital leases	1,724	259	—	1,983
Current installments of long-term debt	—	14,354	—	14,354

Total current liabilities	120,695	30,100	(5,279)	145,516
Obligations under capital leases, excluding current installments	40	—	—	40
Long-term debt, excluding current installments	333,284	34,461	—	367,745
Other non-current liabilities	5,219	2,739	—	7,958

Total liabilities	459,238	67,300	(5,279)	521,259

Minority interest	—	—	35,620	35,620
Share capital:
Ordinary shares — par value S$0.25, Authorized 3,200,000,000 shares Issued ordinary shares — 1,076,841,260	172,467	79,535	(79,535)	172,467
Additional paid-in capital	489,571	28,719	(29,040)	489,250
Accumulated other comprehensive gain (loss)	(11,253)	(1,690)	2,569	(10,374)
Accumulated earnings (deficit)	(160,870)	(10,528)	4,209	(167,189)

Total shareholders’ equity	489,915	96,036	(101,797)	484,154

Total liabilities and shareholder’s equity	$949,153	$163,336	$(71,456)	$1,041,033

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For Six Months Ended June 30, 2004
In thousands of U.S. Dollars

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Net revenues	$246,262	$25,838	$(777)	$271,323
Cost of revenues	(203,617)	(23,301)	612	(226,306)

Gross profit (loss)	42,645	2,537	(165)	45,017

Operating expenses:
Selling, general and administrative	19,206	2,647	(147)	21,706
Research and development	5,789	258	(58)	5,989
Stock-based compensation	142	53	—	195
Other general expenses, net	(548)	—	—	(548)

Total operating expenses	24,589	2,958	(205)	27,342

Operating income (loss)	18,056	(421)	40	17,675

Other income (expense), net:
Interest income	2,271	63	—	2,334
Interest expense	(8,547)	(735)	—	(9,282)
Foreign currency exchange gain (loss)	(328)	55	—	(273)
Other non-operating income, net	(534)	180	—	(354)

Total other income (expense), net	(7,138)	(437)	—	(7,575)

Income (loss) before income taxes	10,918	(858)	40	10,100
Income tax benefit (expense)	(993)	361	—	(632)

Loss before minority interest	9,925	(497)	40	9,468
Minority interest	—	—	(745)	(745)

Net income (loss)	9,925	(497)	(705)	8,723

Other comprehensive gain (loss):
Unrealized loss on available-for-sale marketable securities	(750)	(29)	—	(779)
Realized gain on available-for-sale marketable securities included in net loss	22	51	—	73
Foreign currency translation adjustment	—	252	—	252

Comprehensive gain (loss)	9,197	(223)	(705)	8,269

ST ASSEMBLY TEST SERVICES LTD AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

For Six Months Ended June 30, 2004
In thousands of U.S. Dollars

		All
	STATS	Subsidiaries	Eliminations	Consolidated

Cash Flows From Operating Activities
Net income (loss)	$9,925	$(497)	$(705)	$8,723
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	59,378	14,093	(40)	73,431
Amortization of leasing prepayments	10,803	—	—	10,803
Loss (gain) on sale of property, plant and equipment	(547)	—	—	(547)
Accretion of the discount on convertible notes	5,905	—	—	5,905
Gain on sale or maturity of marketable securities	(24)	(48)	—	(72)
Deferred income taxes	29	(395)	—	(366)
Exchange loss	270	6	—	276
Minority interest	—	—	745	745
Others	581	(48)	—	533
Change in operating working capital:
Accounts receivable	(18,096)	(3,241)	—	(21,337)
Amounts due from ST and ST affiliates	1,496	2,159	(2,089)	1,566
Inventories	(9,317)	—	—	(9,317)
Other receivables, prepaid expenses and other assets	(47,359)	(387)	—	(47,746)
Accounts payable, accrued operating expenses and other payables	15,577	(308)	(359)	14,910
Amounts due to ST and ST affiliates	(3,973)	(186)	2,448	(1,711)

Net cash provided by operating activities	$24,648	$11,148	$—	$35,796

Cash Flows From Investing Activities
Proceeds from sales or maturity of marketable securities	$33,446	$16,858	$—	$50,304
Purchase of marketable securities	(137,124)	(12,883)	—	(150,007)
Cash injection in subsidiary	(2,680)	2,680	—	—
Purchases of property, plant and equipment	(90,550)	(32,119)	—	(122,669)
Others, net	(13,942)	—	—	(13,942)

Net cash used by investing activities	$(210,850)	$(25,464)	—	$(236,314)

Cash Flows From Financing Activities
Repayment of short-term debt	$—	$(12,895)	$—	$(12,895)
Repayment of long-term debt	—	(2,439)	—	(2,439)
Proceeds from bank borrowings	—	25,778	—	25,778
Decrease in restricted cash	—	2,770	—	2,770
Capital lease payments	(1,000)	(3,146)	—	(4,146)
Proceeds from issuance of shares	123	—	—	123

Net cash provided by financing activities	$(877)	$10,068	$—	$9,191

Net decrease in cash and cash equivalents for the period	$(187,079)	$(4,248)	$—	$(191,327)
Effect of exchange rate changes on cash and cash equivalents	(424)	120	—	(304)
Cash and cash equivalents at beginning of the period	297,165	15,997	—	313,162

Cash and cash equivalents at end of the period	$109,662	$11,869	$—	$121,531

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the estimated fees and expenses to be incurred in connection with the registration and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by STATS ChipPAC and ChipPAC. For information concerning certain additional expenses that STATS ChipPAC and/or the selling securityholders may be required to pay in the event that there is an underwritten offering of the securities being registered hereunder, see “Plan of Distribution”.

Commission Registration Fee	$19,005
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	50,000
Trustee Fees and Expenses	15,000
Printing Expenses	30,000

Total	$214,005

Item 15.	Indemnification of Directors and Officers

STATS ChipPAC Ltd.

      STATS ChipPAC’s Articles of Association provide that, subject to Singapore Companies Act (“Chapter 50”) of Singapore, all of its directors, secretaries and other officers shall be indemnified by STATS ChipPAC against all costs, charges, losses, expenses and liabilities incurred by them in the execution and discharge of their duties or in relation thereto, including any liabilities incurred by them in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by them as a director, secretary or other officer. STATS ChipPAC’s Articles of Association further provide that none of its directors, secretaries or other officers shall be liable:

•	for the acts, receipts, neglects or defaults of any other director or officer;

•	for joining in any receipt or other act for conformity;

•	for any loss or expense happening to STATS ChipPAC through the insufficiency or deficiency of title to any property acquired by order of STATS ChipPAC’s directors for or on behalf of STATS ChipPAC;

•	for the insufficiency or deficiency of any security in or upon which any of the moneys of STATS ChipPAC shall be invested;

•	for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left; or

•	for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of their offices or in relation thereto unless the same shall happen through their own negligence, willful default, breach of duty or breach of trust.

      The indemnification provisions in STATS ChipPAC’s Articles of Association provide for indemnification of STATS ChipPAC’s officers and directors to the extent permitted under Chapter 50.

      STATS ChipPAC maintains directors and officers insurance providing indemnification for certain of STATS ChipPAC’s directors, officers, affiliates or employees for certain liabilities.

ChipPAC, Inc.

      ChipPAC is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), among other things, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was illegal. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 102(b)(7) of the General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      ChipPAC’s certificate of incorporation and by-laws provide that, to the fullest extent permitted by the General Corporation Law, ChipPAC’s directors shall not be liable to ChipPAC or its stockholders for monetary damages for breach of fiduciary duty as a director. ChipPAC’s by-laws further provide that ChipPAC shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law. ChipPAC maintains directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

Item 16.	Exhibits

Exhibit
Number	Description

2.1	Amended and Restated Agreement and Plan of Merger of ChipPAC, Inc., a California corporation, and ChipPAC, Inc., a Delaware corporation (Incorporated by reference to Exhibit 2.1 of ChipPAC, Inc.’s Form S-1 (No. 333-39428))
2.2	Agreement and Plan of Recapitalization and Merger, dated as of March 13, 1999, by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC, Inc. and ChipPAC Merger Corp (Incorporated by reference to Exhibit 2.1 of ChipPAC, Inc.’s Form S-4 (No. 333-91641))
2.3	First Amendment to Agreement and Plan of Recapitalization and Merger, dated as of June 16, 1999 by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC, Inc. and ChipPAC Merger Corp (Incorporated by reference to Exhibit 2.2 of ChipPAC, Inc.’s Form S-4 (No. 333-91641))
2.4	Second Amendment to Agreement and Plan of Recapitalization and Merger, dated as of August 5, 1999, by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC, Inc. and ChipPAC Merger Corp (Incorporated by reference to Exhibit 2.3 of ChipPAC, Inc.’s Form S-4 (No. 333-91641))
2.5	Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004, and among ST Assembly Test Services Ltd, ChipPAC, Inc. and Camelot Merger, Inc. (Incorporated by reference to Annex A to the registration statement on Form F-4 of STATS ChipPAC Ltd. (No. 333-114232))
3.1	Memorandum of Association and Articles of Association of STATS ChipPAC Ltd. (Incorporated by reference to Exhibit 3.2 of STATS ChipPAC Ltd.’s Form F-4 (No. 333-114232))
4.1	Indenture, dated as of May 28, 2003, by and between ChipPAC, Inc. and U.S. Bank National Association (Incorporated by reference to Exhibit 10.40 to the quarterly report on Form 10-Q of ChipPAC, Inc. for the three months ended June 30, 2003)
4.2	First Supplemental Indenture dated as of August 4, 2004 by and among STATS ChipPAC Ltd., ChipPAC, Inc. and U.S. Bank National Association
4.3	Second Supplemental Indenture dated as of October 11, 2004 by and among STATS ChipPAC Ltd., ChipPAC, Inc. and U.S. Bank National Association
4.4	Deposit Agreement, dated as of February 8, 2000 among ST Assembly Test Services Ltd, Citibank, N.A. as depositary, and the Holders and Beneficial Owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (including the form of the American Depositary Receipt) (Incorporated by Reference to STATS ChipPAC Ltd.’s registration statement on Form F-6 filed on June 25, 2004)
4.5	Form of Amended and Restated Side Letter Agreement between STATS ChipPAC Ltd. and Citibank, N.A. as depositary relating to the STATS ChipPAC ADSs issuable upon the conversion of ChipPAC, Inc.’s 2.50% Convertible Subordinated Notes due 2008
4.6	Registration Rights Agreement, dated March 28, 2003, by and between ChipPAC, Inc. and Lehman Brothers Inc. (Incorporated by reference to ChipPAC, Inc.’s quarterly report on Form 10-Q for the period ended June 30, 2003)
5.1	Opinion of Kirkland & Ellis LLP
5.2	Opinion of Allen & Gledhill
8.1	Tax Opinion of Shearman & Sterling LLP, as to certain U.S. tax matters
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges of ST Assembly Test Services Ltd
12.2	Statement Regarding Computation of Ratio of Earnings to Fixed Charges of ChipPAC, Inc.
23.1	Consent of KPMG, Independent Registered Public Accounting Firm
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.3	Consent of Allen & Gledhill (included in opinion filed as Exhibit 5.2)
23.4	Consent of Shearman & Sterling LLP (included in opinion filed as Exhibit 8.1)

Exhibit
Number	Description

23.5	Consent of Kirkland & Ellis LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see pages II-6 and II-7)
25.1	Statement of Eligibility on Form T-1 of the U.S. Bank National Association as trustee, under the Indenture

Item 17.	Undertakings

      The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be involved in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrants includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s respective annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on the 13th day of October, 2004.

CHIPPAC, INC.

By:	/s/ TAN LAY KOON

Name: Tan Lay Koon

Title:	Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tan Lay Koon, Chief Executive Officer, and Michael G. Potter, Chief Financial Officer, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities on the 13th day of October, 2004.

Name	Title

/s/ TAN LAY KOON Name: Tan Lay Koon	Chief Executive Officer, Director

/s/ MICHAEL G. POTTER Name: Michael G. Potter	Director Chief Financial Officer and Principal Accounting Officer, Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on the 13th day of October, 2004.

STATS CHIPPAC LTD.

By:	/s/ TAN LAY KOON

Name: Tan Lay Koon

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tan Lay Koon, President and Chief Executive Officer, and Michael G. Potter, Chief Financial Officer, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities on the 13th day of October, 2004.

Name	Title

/s/ CHARLES R. WOFFORD Name: Charles R. Wofford	Chairman of the Board of Directors

/s/ LIM MING SEONG Name: Lim Ming Seong	Deputy Chairman of the Board of Directors

/s/ DENNIS P. MCKENNA Name: Dennis P. McKenna	Vice Chairman of the Board of Directors

/s/ TAN LAY KOON Name: Tan Lay Koon	President and Chief Executive Officer, Director

/s/ PETER SEAH LIM HUAT Name: Peter Seah Lim Huat	Director

	Name	Title

	/s/ TAY SIEW CHOON Name: Tay Siew Choon	Director

	/s/ STEVEN H. HAMBLIN Name: Steven H. Hamblin	Director

	/s/ ROBERT W. CONN Name: Robert W. Conn	Director

	/s/ R. DOUGLAS NORBY Name: R. Douglas Norby	Director

	/s/ CHONG SUP PARK Name: Chong Sup Park	Director

	/s/ MICHAEL G. POTTER Name: Michael G. Potter	Chief Financial Officer and Principal Accounting Officer

/s/ STATS CHIPPAC, INC.

By:	/s/ TAN LAY KOON Name: Tan Lay Koon Title: Director	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Amended and Restated Agreement and Plan of Merger of ChipPAC, Inc., a California corporation, and ChipPAC, Inc., a Delaware corporation (Incorporated by reference to Exhibit 2.1 of ChipPAC, Inc.’s Form S-1 (No. 333-39428))
2.2	Agreement and Plan of Recapitalization and Merger, dated as of March 13, 1999, by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC, Inc. and ChipPAC Merger Corp (Incorporated by reference to Exhibit 2.1 of ChipPAC, Inc.’s Form S-4 (No. 333-91641))
2.3	First Amendment to Agreement and Plan of Recapitalization and Merger, dated as of June 16, 1999 by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC, Inc. and ChipPAC Merger Corp (Incorporated by reference to Exhibit 2.2 of ChipPAC, Inc.’s Form S-4 (No. 333-91641))
2.4	Second Amendment to Agreement and Plan of Recapitalization and Merger, dated as of August 5, 1999, by and among Hyundai Electronics Industries Co., Ltd., Hyundai Electronics America, ChipPAC, Inc. and ChipPAC Merger Corp (Incorporated by reference to Exhibit 2.3 of ChipPAC, Inc.’s Form S-4 (No. 333-91641))
2.5	Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004, and among ST Assembly Test Services Ltd, ChipPAC, Inc. and Camelot Merger, Inc. (Incorporated by reference to Annex A to the registration statement on Form F-4 of STATS ChipPAC Ltd. (No. 333-114232))
3.1	Memorandum of Association and Articles of Association of STATS ChipPAC Ltd. (Incorporated by reference to Exhibit 3.2 of STATS ChipPAC Ltd.’s Form F-4 (No. 333-114232))
4.1	Indenture, dated as of May 28, 2003, by and between ChipPAC, Inc. and U.S. Bank National Association (Incorporated by reference to Exhibit 10.40 to the quarterly report on Form 10-Q of ChipPAC, Inc. for the three months ended June 30, 2003)
4.2	First Supplemental Indenture dated as of August 4, 2004 by and among STATS ChipPAC Ltd., ChipPAC, Inc. and U.S. Bank National Association
4.3	Second Supplemental Indenture dated as of October 11, 2004 by and among STATS ChipPAC Ltd., ChipPAC, Inc. and U.S. Bank National Association
4.4	Deposit Agreement, dated as of February 8, 2000 among ST Assembly Test Services Ltd, Citibank, N.A. as depositary, and the Holders and Beneficial Owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (including the form of the American Depositary Receipt) (Incorporated by Reference to STATS ChipPAC Ltd.’s registration statement on Form F-6 filed on June 25, 2004).
4.5	Form of Amended and Restated Side Letter Agreement between STATS ChipPAC Ltd. and Citibank, N.A. as depositary relating to the STATS ChipPAC ADSs issuable upon the conversion of ChipPAC, Inc.’s 2.50% Convertible Subordinated Notes due 2008.
4.6	Registration Rights Agreement, dated March 28, 2003, by and between ChipPAC, Inc. and Lehman Brothers Inc. (Incorporated by reference to ChipPAC, Inc.’s quarterly report on Form 10-Q for the period ended June 30, 2003)
5.1	Opinion of Kirkland & Ellis LLP
5.2	Opinion of Allen & Gledhill
8.1	Tax Opinion of Shearman & Sterling LLP, as to certain U.S. tax matters
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges of ST Assembly Test Services Ltd
12.2	Statement Regarding Computation of Ratio of Earnings to Fixed Charges of ChipPAC, Inc.
23.1	Consent of KPMG, Independent Registered Public Accounting Firm
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.3	Consent of Allen & Gledhill (included in opinion filed as Exhibit 5.2)
23.4	Consent of Shearman & Sterling LLP (included in opinion filed as Exhibit 8.1)

Exhibit
Number	Description

23.5	Consent of Kirkland & Ellis LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see pages II-6 and II-7)
25.1	Statement of Eligibility on Form T-1 of the U.S. Bank National Association as trustee, under the Indenture